As filed with the Securities and Exchange Commission on March 22, 2019
Registration No. 333-229626

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERIS BANCORP
(Exact name of registrant as specified in its charter)

Georgia	6022	58-1456434
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Ameris Bancorp 310 First Street, S.E. Moultrie, Georgia 31768 (229) 890-1111 (Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)
Mr. Dennis J. Zember Jr.
President and
Chief Executive Officer
Ameris Bancorp
310 First Street, S.E.
Moultrie, Georgia 31768
(229) 890-1111
(Name, address, including ZIP code,
and telephone number, including area
code, of agent for service)

COPIES TO:
Lori A. Gelchion, Esq. Jody L. Spencer, Esq. Rogers & Hardin LLP 2700 International Tower 229 Peachtree Street NE Atlanta, Georgia 30303 Telephone: (404) 522-4700 Facsimile: (404) 525-2224	Edward D. Herlihy, Esq. Brandon C. Price, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Facsimile: (212) 403-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this registration statement and upon completion of the merger described herein.
If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered(1)(4)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)(4)	Amount of registration fee(3)
Common Stock, $1.00 par value	23,171,811	N/A	$883,958,863.28	$107,135.82(5)

(1)
Based on the maximum number of shares of common stock, par value $1.00 per share (the “Ameris common stock”), of the registrant, Ameris Bancorp (“Ameris”), estimated to be issued in connection with the merger described herein (the “merger”). This number of shares is the product of: (a) the sum of  (i) 27,448,279, the aggregate number of shares of common stock, no par value per share (the “Fidelity common stock”), of Fidelity Southern Corporation (“Fidelity”) outstanding as of January 31, 2019, except for shares of Fidelity common stock held by Fidelity as treasury stock or shares owned by Ameris or by any wholly owned subsidiary of Ameris or Fidelity (other than (x) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (y) shares held, directly or indirectly, by Ameris, Fidelity or any wholly owned subsidiary of Ameris or Fidelity in respect of a debt previously contracted), which outstanding share number includes 94,446 shares granted in respect of Fidelity restricted stock awards outstanding as of January 31, 2019, plus (ii) 868,490, the aggregate number of shares of Fidelity common stock reserved for issuance upon the exercise of Fidelity options outstanding as of January 31, 2019; multiplied by (b) in accordance with the terms of the merger agreement by and between Ameris and Fidelity described herein, an exchange ratio of 0.80 shares of Ameris common stock for each share of Fidelity common stock.

(2)
The proposed maximum aggregate offering price of the Ameris common stock was calculated based upon the market value of shares of Fidelity common stock in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), as follows: the product of  (a) $30.555, the average of the high and low prices per share of Fidelity common stock as reported on the Nasdaq Global Select Market on February 8, 2019, multiplied by (b) 28,316,769, the estimated number of shares of Fidelity common stock that may be exchanged for the merger consideration (calculated as shown in note (1) above).

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act based on a rate of $121.20 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
In connection with the filing of this amendment to the registration statement, the registrant is registering an additional 518,395 shares of Ameris common stock to be issued in connection with the merger (the “Additional Registered Shares”), which number is the product of (a) 147,994, which is the number of shares of Fidelity common stock issued since January 31, 2019 and outstanding as of March 20, 2019 plus 500,000, which is the maximum number of shares of Fidelity common stock expected to be issued prior to the closing of the merger and (b) the exchange ratio discussed above. The proposed maximum aggregate offering price of the Additional Registered Shares was calculated based upon the market value of shares of Fidelity common stock in accordance with Rules 457(a), 457(c) and 457(f) under the Securities Act, as follows: the product of  (x) $28.92, the average of the high and low prices per share of Fidelity common stock as reported on the Nasdaq Global Select Market on March 20, 2019, multiplied by (y) 647,994, the additional shares of Fidelity common stock issued since January 31, 2019.

(5)
Includes a registration fee of  $104,864.53 previously paid in connection with the original filing of this registration statement on February 12, 2019, with respect to the 22,653,416 shares of Ameris common stock listed in the calculation fee table of such filing. An additional registration fee of  $2,271.29 is being paid in connection with the filing of this amendment to the registration statement with respect to the 518,395 Additional Registered Shares being registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
DATED MARCH 22, 2019, SUBJECT TO COMPLETION

MERGER AND SHARE ISSUANCE PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Ameris Bancorp and the Shareholders of Fidelity Southern Corporation:
On December 17, 2018, Ameris Bancorp (which we refer to as “Ameris”) and Fidelity Southern Corporation (which we refer to as “Fidelity”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”). Under the merger agreement, Fidelity will merge with and into Ameris, with Ameris continuing as the surviving corporation (which we refer to as the “merger”). Immediately following the completion of the merger, Fidelity’s wholly owned subsidiary, Fidelity Bank, a Georgia state-chartered bank, will merge with and into Ameris’s wholly owned subsidiary, Ameris Bank, a Georgia state-charted bank (which we refer to as “Ameris Bank”), with Ameris Bank continuing as the surviving bank.
In the merger, each outstanding share of common stock, no par value per share, of Fidelity (which we refer to as the “Fidelity common stock”) held immediately prior to the effective time of the merger, except for shares of Fidelity common stock held by Fidelity as treasury stock or shares owned by Ameris or by any wholly owned subsidiary of Ameris or Fidelity (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Ameris, Fidelity or any wholly owned subsidiary of Ameris or Fidelity in respect of a debt previously contracted), will be converted into the right to receive 0.80 shares (which we refer to as the “exchange ratio”) of common stock, par value $1.00 per share, of Ameris (which we refer to as the “Ameris common stock”). The value of the merger consideration will depend on the market price of the Ameris common stock at the effective time of the merger.
Shares of Ameris common stock and Fidelity common stock are listed on the Nasdaq Global Select Market (which we refer to as the “Nasdaq”) under the symbols “ABCB” and “LION,” respectively. Based on the closing price per share of Ameris common stock on the Nasdaq on December 14, 2018, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $27.22 in value for each share of Fidelity common stock. Based on the closing price per share of Ameris common stock on the Nasdaq on March 20, 2019, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $28.30 in value for each share of Fidelity common stock. We urge you to obtain current market quotations for both Ameris common stock and Fidelity common stock.
Based on the number of shares of Fidelity common stock outstanding as of March 20, 2019 and the exchange ratio of 0.80, the total number of shares of Ameris common stock expected to be issued in connection with the merger is approximately 22,077,018. In addition, based on the number of shares of Ameris common stock and Fidelity common stock outstanding, in each case as of March 20, 2019, and based on the exchange ratio of 0.80, it is expected that holders of Fidelity common stock as of immediately prior to the effective time of the merger will hold, in the aggregate, approximately 31.7% of the outstanding shares of Ameris common stock immediately following the merger.
Ameris will hold a special meeting of holders of Ameris common stock (which we refer to as “Ameris shareholders”) on May 6, 2019, at 11:00 a.m. Eastern Time, at Ameris’s offices located at 1301 Riverplace Boulevard, Suite 2600, Jacksonville, Florida 32207 (which we refer to as the “Ameris special meeting”). At the Ameris special meeting, the Ameris shareholders will be asked consider and vote on a proposal to approve the issuance of shares of Ameris common stock in connection with the transactions contemplated by the merger agreement (which we refer to as the “Ameris share issuance proposal”) and related matters.
Fidelity also will hold a special meeting of holders of Fidelity common stock (which we refer to as “Fidelity shareholders”) on May 6, 2019, at 11:00 a.m. Eastern Time, at Fidelity’s offices located at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305 (which we refer to as the “Fidelity special meeting”). At the Fidelity special meeting, the Fidelity shareholders will be asked to consider and vote on a proposal to approve the merger agreement and the transactions contemplated thereby (which we refer to as the “merger proposal”) and related matters.

The merger cannot be completed unless, among other things, a majority of the votes cast at the Ameris special meeting vote to approve the Ameris share issuance proposal and holders of at least 66 2∕3% of the outstanding shares of Fidelity common stock vote to approve the merger proposal. Ameris and Fidelity are sending you this joint proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this joint proxy statement/prospectus.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF AMERIS COMMON STOCK OR FIDELITY COMMON STOCK YOU OWN. To ensure your representation at the Ameris special meeting or Fidelity special meeting, as applicable, please complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or submit your proxy by telephone or via the Internet by following the instructions in this joint proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend your special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at your special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
The board of directors of Ameris (which we refer to as the “Ameris board of directors”) has unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Ameris and the Ameris shareholders; and (ii) adopted the merger agreement and approved the execution, delivery and performance by Ameris of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the issuance of shares of Ameris common stock in connection with the transactions contemplated by the merger agreement. The Ameris board of directors unanimously recommends that the Ameris shareholders vote “FOR” the Ameris share issuance proposal and “FOR” the other matters to be considered at the Ameris special meeting.
The board of directors of Fidelity (which we refer to as the “Fidelity board of directors”) has unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Fidelity and the Fidelity shareholders; and (ii) adopted the merger agreement and approved the execution, delivery and performance by Fidelity of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The Fidelity board of directors unanimously recommends that the Fidelity shareholders vote “FOR” the merger proposal and “FOR” the other matters to be considered at the Fidelity special meeting.
This joint proxy statement/prospectus provides you with detailed information about the merger agreement, the merger and related matters. It also contains or references information about Ameris and Fidelity. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 30 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Ameris and Fidelity from documents that have been filed with the Securities and Exchange Commission that are incorporated by reference into this joint proxy statement/prospectus.
Sincerely,
Dennis J. Zember Jr. President and Chief Executive Officer Ameris Bancorp	James B. Miller, Jr. Chairman and Chief Executive Officer Fidelity Southern Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the securities to be issued in the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this joint proxy statement/prospectus is [•], and it is first being mailed or otherwise delivered to the Ameris shareholders and the Fidelity shareholders on or about March 28, 2019.

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2019
To the Shareholders of Ameris Bancorp:
Ameris Bancorp (which we refer to as “Ameris”) will hold a special meeting of holders of common stock of Ameris (which we refer to as “Ameris shareholders”) on May 6, 2019, at 11:00 a.m. Eastern Time, at Ameris’s offices located at 1301 Riverplace Boulevard, Suite 2600, Jacksonville, Florida 32207 (which we refer to as the “Ameris special meeting”), to consider and vote upon the following matters:
•
a proposal to approve the issuance of shares of common stock, par value $1.00 per share, of Ameris (which we refer to as the “Ameris common stock”) in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of December 17, 2018, as may be amended from time to time (which we refer to as the “merger agreement”), by and between Ameris and Fidelity Southern Corporation (which we refer to as the “Ameris share issuance proposal”); and

•
a proposal to adjourn the Ameris special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Ameris share issuance proposal (which we refer to as the “Ameris adjournment proposal”).

Assuming a quorum is present, approval of each of the Ameris share issuance proposal and the Ameris adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Ameris special meeting. Ameris will transact no other business at the Ameris special meeting, except for business properly brought before the Ameris special meeting or any adjournment or postponement thereof.
Ameris shareholders must approve the Ameris share issuance proposal in order for the merger to occur. If Ameris shareholders fail to approve the Ameris share issuance proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Ameris special meeting. Please review the joint proxy statement/prospectus carefully.
The board of directors of Ameris (which we refer to as the “Ameris board of directors”) has set March 14, 2019, as the record date for the Ameris special meeting. Only holders of record of Ameris common stock at the close of business on March 14, 2019, will be entitled to notice of and to vote at the Ameris special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the Ameris special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of shares of Ameris common stock.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF AMERIS COMMON STOCK YOU OWN. Whether or not you plan to attend the Ameris special meeting, please complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or submit your proxy by telephone or via the Internet by following the instructions in the joint proxy statement/prospectus accompanying this notice and on your proxy card. Please vote promptly whether or not you expect to attend the Ameris special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at the Ameris special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
The Ameris board of directors has unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Ameris and the Ameris shareholders; and (ii) adopted the merger agreement and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the issuance of shares of Ameris common stock in connection with the transactions contemplated by the merger agreement. The Ameris board of directors unanimously recommends that Ameris shareholders vote “FOR” the Ameris share issuance proposal and “FOR” the Ameris adjournment proposal (if necessary or appropriate).

If you have any questions or need assistance with voting, please contact Ameris’s proxy solicitor, Georgeson LLC, by calling toll-free at (866) 431-2096. If you plan to attend the Ameris special meeting, please bring valid photo identification. Ameris shareholders that hold their shares of Ameris common stock in “street name” are required to bring valid photo identification and proof of stock ownership in order to attend the Ameris special meeting, and a legal proxy, executed in such shareholder’s favor, from the record holder of such shareholder’s shares, such as a broker, bank or other nominee.
BY ORDER OF THE BOARD OF DIRECTORS,
Cindi H. Lewis
Corporate Secretary

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2019
To the Shareholders of Fidelity Southern Corporation:
Fidelity Southern Corporation (which we refer to as “Fidelity”) will hold a special meeting of holders of common stock of Fidelity (which we refer to as “Fidelity shareholders”) on May 6, 2019, at 11:00 a.m. Eastern Time, at Fidelity’s offices located at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305 (which we refer to as the “Fidelity special meeting”), to consider and vote upon the following matters:
•
a proposal to approve the Agreement and Plan of Merger, dated as of December 17, 2018, as may be amended from time to time (which we refer to as the “merger agreement”), by and between Fidelity and Ameris Bancorp and the transactions contemplated thereby (which we refer to as the “merger proposal”);

•
a proposal to approve, on a non-binding, advisory basis, the compensation to be paid to Fidelity’s named executive officers that is based on or otherwise relates to the merger, as discussed under “The Merger — Merger-related Compensation for Fidelity’s Named Executive Officers” beginning on page 94 in the accompanying joint proxy statement/prospectus (which we refer to as the “Fidelity compensation proposal”); and

•
a proposal to adjourn the Fidelity special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “Fidelity adjournment proposal”).

The affirmative vote of at least 66 2∕3% of the outstanding shares of Fidelity common stock entitled to vote thereon is required to approve the merger proposal. Assuming a quorum is present, approval of each of the Fidelity compensation proposal and the Fidelity adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Fidelity special meeting. Fidelity will transact no other business at the special meeting, except for business properly brought before the Fidelity special meeting or any adjournment or postponement thereof.
Fidelity shareholders must approve the merger proposal in order for the merger to occur. The merger is not conditioned on approval of the Fidelity compensation proposal. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Fidelity special meeting. Please review the joint proxy statement/prospectus carefully.
The board of directors of Fidelity (which we refer to as the “Fidelity board of directors”) has set March 14, 2019 as the record date for the Fidelity special meeting. Only holders of record of Fidelity common stock at the close of business on March 14, 2019 will be entitled to notice of and to vote at the Fidelity special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the Fidelity special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of Fidelity common stock.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FIDELITY COMMON STOCK YOU OWN. Whether or not you plan to attend the Fidelity special meeting, please complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or submit your proxy by telephone or via the Internet by following the instructions in the joint proxy statement/prospectus accompanying this notice and on your proxy card. Please vote promptly whether or not you expect to attend the Fidelity special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at the Fidelity special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
The Fidelity board of directors has unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Fidelity and the Fidelity shareholders; and (ii) adopted the merger agreement and approved the execution of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The Fidelity board of directors unanimously recommends that Fidelity shareholders vote “FOR” the merger proposal, “FOR” the Fidelity compensation proposal and “FOR” the Fidelity adjournment proposal (if necessary or appropriate).
If you have any questions or need assistance with voting, please contact Fidelity’s proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (888) 750-5834 or collect at (212) 750-5833.
If you plan to attend the Fidelity special meeting in person, please bring valid photo identification. Fidelity shareholders that hold their shares of Fidelity common stock in “street name” are required to bring valid photo identification and proof of stock ownership in order to attend the Fidelity special meeting, and a legal proxy, executed in such shareholder’s favor, from the record holder of such shareholder’s shares, such as a broker, bank or other nominee.
BY ORDER OF THE BOARD OF DIRECTORS,
Martha C. Fleming
Corporate Secretary

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Ameris and Fidelity from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Ameris and/or Fidelity at no cost from the SEC’s website at http://www.sec.gov. Ameris has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference into this joint proxy statement/prospectus, at no cost by contacting the appropriate company at the following address or telephone number:
Ameris Bancorp 310 First Street, S.E. Moultrie, Georgia 31768 Attention: Corporate Secretary Telephone: (229) 890-1111	Fidelity Southern Corporation 3490 Piedmont Road, Suite 1550 Atlanta, Georgia 30305 Attention: Corporate Secretary Telephone: (404) 248-5466
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your special meeting. This means that Ameris shareholders requesting documents must do so by April 29, 2019, in order to receive them before the Ameris special meeting, and Fidelity shareholders requesting documents must do so by April 29, 2019, in order to receive them before the Fidelity special meeting
You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of the date of such information. Neither the mailing of this joint proxy statement/prospectus to Ameris shareholders or Fidelity shareholders, nor the issuance by Ameris of shares of Ameris common stock in connection with the merger, will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this joint proxy statement/prospectus regarding Ameris has been provided by Ameris and information contained in this joint proxy statement/prospectus regarding Fidelity has been provided by Fidelity.
See “Where You Can Find More Information” for more details.

i

ii

QUESTIONS AND ANSWERS
The following are answers to certain questions that you may have regarding the merger and the Fidelity and Ameris special meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference into, this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Q:
What is the merger?

A:
Ameris Bancorp, a Georgia corporation (which we refer to as “Ameris”), and Fidelity Southern Corporation, a Georgia corporation (which we refer to as “Fidelity”), have entered into an Agreement and Plan of Merger, dated December 17, 2018, as may be amended from time to time (which we refer to as the “merger agreement”). Under the merger agreement, Fidelity will merge with and into Ameris, with Ameris continuing as the surviving corporation (which we refer to as the “merger”). Immediately following the completion of the merger, Fidelity’s wholly owned subsidiary, Fidelity Bank, a Georgia state-chartered bank (which we refer to as “Fidelity Bank”), will merge with and into Ameris’s wholly owned subsidiary, Ameris Bank, a Georgia state-charted bank (which we refer to as “Ameris Bank”), with Ameris Bank continuing as the surviving bank (which we refer to as the “bank merger”). A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to read carefully this joint proxy statement/prospectus and the merger agreement in their entirety.

Fidelity will hold a special meeting of holders of common stock of Fidelity (which we refer to as “Fidelity shareholders”) on May 6, 2019, at 11:00 a.m. Eastern Time, at Fidelity’s offices located at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305 (which we refer to as the “Fidelity special meeting”), and Ameris will hold a special meeting of holders of common stock of Ameris (which we refer to as “Ameris shareholders”) on May 6, 2019, at 11:00 a.m. Eastern Time, at Ameris’s offices located at 1301 Riverplace Boulevard, Suite 2600, Jacksonville, Florida 32207 (which we refer to as the “Ameris special meeting”), to obtain the required shareholders approvals.
Q:
Why am I receiving this document?

A:
In order to complete the merger, among other things:

•
Fidelity shareholders must approve the merger agreement and the transactions contemplated thereby; and

•
Ameris shareholders must approve the issuance of shares of common stock, par value $1.00 per share, of Ameris (which we refer to as the “Ameris common stock”), in connection with transactions contemplated by the merger agreement (which we refer to as the “Ameris share issuance”).

Each of Fidelity and Ameris is sending this joint proxy statement/prospectus to its shareholders to help them decide how to vote their shares of common stock, no par value per share, of Fidelity (which we refer to as the “Fidelity common stock”) or Ameris common stock, as the case may be, with respect to such matters to be considered at the special meetings.
Information about these special meetings, the merger and the other business to be considered by Fidelity or Ameris shareholders at each of the special meetings is contained in this joint proxy statement/prospectus, and you should read it carefully.
This document constitutes both a joint proxy statement of Ameris and Fidelity and a prospectus of Ameris. It is a joint proxy statement because each of the board of directors of Ameris (which we refer to as the “Ameris board of directors”) and the board of directors of Fidelity (which we refer to as the “Fidelity board of directors”) is soliciting proxies using this document from its shareholders. It is a prospectus because Ameris, in connection with the merger, will issue shares of Ameris common stock to Fidelity shareholders, and this prospectus contains information about the Ameris common stock.

Q:
What will Fidelity shareholders receive in the merger?

A:
If the merger is completed, Fidelity shareholders will receive 0.80 shares of Ameris common stock (which ratio we refer to as the “exchange ratio” and which shares, together with cash in lieu of fractional shares as discussed below, we refer to as the “merger consideration”) for each share of Fidelity common stock, except for shares of Fidelity common stock held by Fidelity as treasury stock or shares owned by Ameris or by any wholly owned subsidiary of Ameris or Fidelity (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Ameris, Fidelity or any wholly owned subsidiary of Ameris or Fidelity in respect of a debt previously contracted), they hold immediately prior to the effective time of the merger (which we refer to as the “effective time”).

Ameris will not issue any fractional shares of Ameris common stock in the merger. Fidelity shareholders who would otherwise be entitled to a fraction of a share of Ameris common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest whole cent) based on the average of the closing-sale prices of Ameris common stock for the five full trading days ending on the trading day immediately prior to the closing date of the merger.
Based on the number of shares of Ameris common stock and Fidelity common stock outstanding as of March 20, 2019, the latest practicable trading date before the date of this joint proxy statement/prospectus, and based on the exchange ratio of 0.80, it is expected that Ameris shareholders will hold approximately 68.3%, and Fidelity shareholders will hold approximately 31.7%, of the shares of the combined company outstanding immediately after the effective time.
The merger cannot be completed unless, among other things, Fidelity shareholders approve the merger agreement and the transactions contemplated thereby and Ameris shareholders approve the Ameris share issuance.
Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the merger consideration is fixed, the value of the merger consideration is dependent upon the value of Ameris common stock and therefore will fluctuate with the market price of Ameris common stock. Accordingly, any change in the price of Ameris common stock prior to the merger will affect the market value of the merger consideration that Fidelity shareholders will receive as a result of the merger.

Based on the closing price per share of Ameris common stock on the Nasdaq Global Select Market (which we refer to as the “Nasdaq”), on December 14, 2018, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $27.22 in value for each share of Fidelity common stock. Based on the closing price per share of Ameris common stock on March 20, 2019, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $28.30 in value for each share of Fidelity common stock. We urge you to obtain current market quotations for shares of Ameris common stock (trading symbol “ABCB”) and shares of Fidelity common stock (currently listed on the Nasdaq under the trading symbol “LION”).
Q:
How will the merger affect Fidelity equity awards?

A:
At the effective time, each option granted under either the Fidelity Southern Corporation Incentive Plan or the Fidelity Southern Corporation 2018 Omnibus Incentive Plan (which we refer to as the “Fidelity incentive plans”) to acquire shares of Fidelity common stock (which we refer to as a “Fidelity option”) that is outstanding and unexercised immediately prior to the effective time will fully vest and be converted into an option to acquire, on the same terms and conditions as were applicable to such Fidelity option, the number of shares of Ameris common stock (rounded down to the nearest whole share), determined by multiplying (i) the number of shares of Fidelity common stock subject to such

Fidelity stock option immediately prior to the effective time by (ii) the exchange ratio, at an exercise price per share of Ameris common stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Fidelity common stock subject to such Fidelity stock option divided by (y) the exchange ratio.
In addition, at the effective time, each award of shares of Fidelity common stock subject to vesting, repurchase or other lapse restrictions granted under either of the Fidelity incentive plans (which we refer to as a “Fidelity restricted stock award”) that is outstanding immediately prior to the effective time will fully vest and be cancelled and converted into the right to receive the merger consideration in respect of each share of Fidelity common stock underlying such restricted stock award, including a payment in respect of any fractional shares (together with any accrued but unpaid dividends corresponding to the portion of the restricted stock award that vests).
Q:
What will Ameris shareholders receive in the merger?

A:
If the merger is completed, Ameris shareholders will not receive any merger consideration and will continue to hold the shares of Ameris common stock that they currently hold. As a result of the Ameris share issuance, however, the overall ownership percentage of Ameris shareholders in the combined company following the merger will be diluted. Based on the number of shares of Ameris common stock and Fidelity common stock outstanding as of March 20, 2019, the latest practicable trading date before the date of this joint proxy statement/prospectus, and based on the exchange ratio of 0.80, it is expected that Ameris shareholders will hold approximately 68.3%, and Fidelity shareholders will hold approximately 31.7%, of the shares of the combined company outstanding immediately after the effective time.

Q:
What am I being asked to vote on and why is this approval necessary?

A:
Fidelity Special Meeting:   Fidelity shareholders are being asked to vote on the following matters at the Fidelity special meeting:

•
a proposal to approve the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the transactions contemplated thereby (which we refer to as the “merger proposal”);

•
a proposal to approve, on a non-binding, advisory basis, the compensation to be paid to Fidelity’s named executive officers that is based on or otherwise relates to the merger, as discussed under “The Merger — Merger-related Compensation for Fidelity’s Named Executive Officers” beginning on page 94 (which we refer to as the “Fidelity compensation proposal”); and

•
a proposal to adjourn the Fidelity special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “Fidelity adjournment proposal”).

Ameris Special Meeting:   Ameris shareholders are being asked to vote on the following matters at the Ameris special meeting:
•
a proposal to approve the Ameris share issuance (which we refer to as the “Ameris share issuance proposal”); and

•
a proposal to adjourn the Ameris special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Ameris share issuance proposal (which we refer to as the “Ameris adjournment proposal”).

Q:
When and where are the Fidelity and Ameris special meetings?

A:
Fidelity Special Meeting:   The Fidelity special meeting will be held on May 6, 2019, at 11:00 a.m. Eastern Time, at Fidelity’s offices located at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.

Ameris Special Meeting:   The Ameris special meeting will be held on May 6, 2019, at 11:00 a.m. Eastern Time, at Ameris’s offices located at 1301 Riverplace Boulevard, Suite 2600, Jacksonville, Florida 32207.

Q:
Who is entitled to vote at each special meeting?

Fidelity Special Meeting:   All holders of Fidelity common stock who held shares at the close of business on March 14, 2019 (which we refer to as the “Fidelity record date”) are entitled to receive notice of and to vote at the Fidelity special meeting.
Ameris Special Meeting:   All holders of Ameris common stock who held shares at the close of business on March 14, 2019 (which we refer to as the “Ameris record date”) are entitled to receive notice of and to vote at the Ameris special meeting.
Q:
What constitutes a quorum at each special meeting?

A:
Fidelity Special Meeting:   The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Fidelity common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Fidelity special meeting.

Ameris Special Meeting:   The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Ameris common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Ameris special meeting.
Abstentions will be included in determining the number of shares present at the respective special meetings for the purpose of determining the presence of a quorum; however, broker non-votes will not be included.
Q:
What vote is required to approve each proposal at the Fidelity special meeting?

A:
The merger proposal:   Approval of the merger proposal requires the affirmative vote of at least 66 2∕3% of the outstanding shares of Fidelity common stock entitled to vote thereon. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. Fidelity shareholders must approve the merger proposal in order for the merger to occur. If Fidelity shareholders fail to approve the merger proposal, the merger will not occur.

The Fidelity compensation proposal:   Assuming a quorum is present, approval of the Fidelity compensation proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Fidelity special meeting. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the Fidelity compensation proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. This is an advisory vote, and therefore is not binding on Fidelity or Ameris or the boards of directors or the compensation committees of Fidelity or Ameris. Since compensation and benefits to be paid or provided in connection with the merger are based on contractual arrangements with Fidelity’s named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments. Fidelity is seeking this non-binding advisory shareholder approval pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (which we refer to as “Dodd-Frank Act”) and Rule 14a-21(c) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which requires Fidelity to provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Fidelity’s named executive officers in connection with the merger. The Fidelity compensation proposal gives Fidelity shareholders the opportunity to express their views on the merger-related compensation of Fidelity’s named executive officers. Fidelity shareholders are not required to approve the Fidelity compensation proposal in order for the merger to occur.
The Fidelity adjournment proposal:   Assuming a quorum is present, approval of the Fidelity adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Fidelity special meeting. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the Fidelity adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. Fidelity shareholders are not required to approve the Fidelity adjournment proposal in order for the merger to occur.

Q:
What vote is required to approve each proposal at the Ameris special meeting?

A:
Ameris share issuance proposal:   Assuming a quorum is present, approval of the Ameris share issuance proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Ameris special meeting. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the Ameris share issuance proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. Ameris shareholders must approve the Ameris share issuance proposal in order for the merger to occur. If Ameris shareholders fail to approve the Ameris share issuance proposal, the merger will not occur.

Ameris adjournment proposal:   Assuming a quorum is present, approval of the Ameris adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Ameris special meeting. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the Ameris adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. Ameris shareholders are not required to approve the Ameris adjournment proposal in order for the merger to occur. If Ameris shareholders fail to approve the Ameris adjournment proposal, but approve the Ameris share issuance proposal, the merger may nonetheless occur.
Q:
What are the conditions to complete the merger?

A:
The obligations of Ameris and Fidelity to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions, approval of the merger proposal by Fidelity shareholders and approval of the Ameris share issuance proposal by Ameris shareholders. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 111.

Q:
When will the merger be completed?

A:
We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals, approval of the merger proposal by Fidelity shareholders and approval of the Ameris share issuance proposal by Ameris shareholders. While we expect the merger to be completed during the second quarter of 2019, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you that the merger will be completed within such time period or at all.

Q:
How does the Fidelity board of directors and the Ameris board of directors recommend that I vote?

A:
The Fidelity board of directors unanimously recommends that Fidelity shareholders vote “FOR” the merger proposal, “FOR” the Fidelity compensation proposal and “FOR” the Fidelity adjournment proposal (if necessary or appropriate).

The Ameris board of directors unanimously recommends that Ameris shareholders vote “FOR” the Ameris share issuance proposal and “FOR” the Ameris adjournment proposal (if necessary or appropriate).
Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in or incorporated by reference into this joint proxy statement/prospectus, including its annexes, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth herein or on the enclosed proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:
How do I vote?

A:
If you are a shareholder of record of Fidelity as of March 14, 2019, the Fidelity record date, you may submit your proxy before the Fidelity special meeting in any of the following ways:

•
by mail, by completing, signing, dating and returning the enclosed proxy card to Fidelity using the enclosed postage-paid envelope;

•
by telephone, by calling toll-free (800) 652-8683 and following the recorded instructions; or

•
via the Internet, by accessing the website www.investorvote.com/LION and following the instructions on the website.

If you are a shareholder of record of Ameris as of March 14, 2019, the Ameris record date, you may submit your proxy before the Ameris special meeting in any of the following ways:
•
by mail, by completing, signing, dating and returning the enclosed proxy card to Ameris using the enclosed postage-paid envelope;

•
by telephone, by calling toll-free (800) 652-8683 and following the recorded instructions; or

•
via the Internet, by accessing the website www.investorvote.com/ameris and following the instructions on the website.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m. Eastern Time on the day before your respective company’s special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting.
If you are a shareholder of record of Fidelity as of the Fidelity record date, or a shareholder of record of Ameris as of the Ameris record date, you may also cast your vote in person at your respective company’s special meeting. If you plan to attend your respective company’s special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. Each of Fidelity and Ameris reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present at your special meeting, you are urged to complete, sign, date and return the enclosed proxy card to Fidelity or Ameris, as applicable, in the enclosed postage-paid envelope or submit a proxy by telephone or via the Internet as described on the enclosed instructions as soon as possible. If you are then present and wish to vote your shares in person, your original proxy may be revoked by attending and voting at the relevant company’s special meeting.
If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the relevant company’s special meeting.
Q:
If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
No. Your broker, bank or other nominee cannot vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. If your shares are held in “street name” by a broker, bank or other nominee, you must provide such broker, bank or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Fidelity or Ameris or by voting in person at your respective company’s special meeting unless you provide a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee. In addition to such legal proxy, if you plan to attend your respective company’s special meeting, but are not a shareholder of record because you hold your shares in “street name,” please bring evidence of your beneficial ownership of your shares and valid photo identification with you to such company’s special meeting.
Under the applicable rules of the New York Stock Exchange (which we refer to as the NYSE), brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Fidelity special meeting and the Ameris special meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.
If you are a Fidelity shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares of Fidelity common stock, your broker, bank or other nominee will: (i) not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and (ii) will not vote your shares on the Fidelity compensation proposal or the Fidelity adjournment proposal, which broker non-votes will have no effect on the vote count for these proposals.
If you are an Ameris shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares of Ameris common stock, your broker, bank or other nominee will not vote your shares on the Ameris share issuance proposal or the Ameris adjournment proposal, which broker non-votes will have no effect on the vote count for these proposals.
Q:
What if I attend the meeting and abstain or do not vote?

A:
For purposes of each of the Fidelity special meeting and the Ameris special meeting, an abstention occurs when a shareholder attends the applicable special meeting in person and does not vote or returns a proxy with an “ABSTAIN” vote.

•
For the Fidelity merger proposal, an abstention or failure to vote will have the same effect as a vote cast “AGAINST” such proposal.

•
For the Fidelity compensation proposal and Fidelity adjournment proposal, and the Ameris share issuance proposal and Ameris adjournment proposal, an abstention or failure to vote will have no effect on the outcome of the vote. For each of these proposals, abstentions are not treated as votes cast and will have no effect on the outcome of the vote, though abstentions are counted towards establishing a quorum.

Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Fidelity common stock represented by your proxy will be voted as recommended by the Fidelity board of directors with respect to such proposal, or the shares of Ameris common stock represented by your proxy will be voted as recommended by the Ameris board of directors with respect to such proposal, as the case may be.

Q:
May I change my vote after I have submitted my proxy or voting instruction card?

A:
Yes. If you are a holder of record of Fidelity common stock or Ameris common stock and you have previously submitted your proxy, you may change your vote at any time before your proxy is voted at the Fidelity special meeting or the Ameris special meeting, as applicable, by taking any of the following actions:

•
delivering a written notice bearing a date later than the date of your proxy to the Corporate Secretary of Fidelity or Ameris, as applicable, stating that you revoke your proxy, which notice must be received by Fidelity or Ameris, as applicable, prior to the beginning of your respective company’s special meeting;

•
completing, signing, dating and returning a new proxy card to the Corporate Secretary of Fidelity or Ameris, as applicable, relating to the same shares of Fidelity common stock or Ameris common stock, as applicable, and bearing a later date, which new proxy card must be received by Fidelity or Ameris, as applicable, prior to the beginning of your respective company’s special meeting;

•
casting a new vote by telephone or via the Internet at any time before 11:59 p.m. Eastern Time on the day before your respective company’s special meeting; or

•
attending your respective company’s special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If you are a shareholder of record of Fidelity or Ameris and you choose to send a written notice of revocation or mail a new proxy, you must submit such notice of revocation or such new proxy to, in the case of Fidelity, to Fidelity Southern Corporation, Attention: Corporate Secretary, 3490 Piedmont Road, Suite 1550, Atlanta Georgia 30305, or, in the case of Ameris, to Ameris Bancorp, Attention: Corporate Secretary, 310 First Street, S.E., Moultrie, Georgia 31768. If you have instructed a broker, bank or other nominee to vote your shares of Fidelity common stock or shares of Ameris common stock, as applicable, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Q:
Are Fidelity shareholders entitled to appraisal rights or dissenters’ rights?

A:
No. Fidelity shareholders will not be entitled to appraisal rights or dissenters’ rights. For further information, see “The Merger — Appraisal Rights in the Merger” beginning on page 96.

Q:
What are the U.S. federal income tax consequences of the merger to Fidelity shareholders?

A:
It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). It is a condition to the completion of the merger that Ameris and Fidelity receive written opinions from their respective legal counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 29) of Fidelity common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Fidelity common stock for shares of Ameris common stock pursuant to the merger, except with respect to cash received instead of fractional shares of Ameris common stock. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 29.

All holders of Fidelity common stock should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Q:
What happens if the merger is not completed?

A:
If the merger is not completed, Fidelity shareholders will not receive any consideration for their shares of Fidelity common stock in connection with the merger. Instead, Fidelity will remain an independent public company and Fidelity common stock will continue to be listed on the Nasdaq. In addition, if the merger agreement is terminated in certain circumstances, Fidelity may be required to pay Ameris a fee with respect to such termination. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fee” beginning on pages 112 and 113, respectively.

Q:
What happens if I sell my shares after the applicable record date but before the relevant company’s special meeting?

A:
Each of the Fidelity record date and the Ameris record date is earlier than the date of the Fidelity special meeting or Ameris special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Fidelity common stock or Ameris common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting, but, with respect to Fidelity common stock, you will not have the right to receive the merger consideration to be received by Fidelity shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Fidelity common stock through completion of the merger.
Q:
What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?

A:
Fidelity shareholders and Ameris shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold shares of Fidelity common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you will receive more than one joint proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:
Should Fidelity shareholders send in their stock certificates now?

A:
No. Fidelity shareholders SHOULD NOT send in any stock certificates now. After the merger is complete, you will receive separate written instructions for surrendering your shares of Fidelity common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

Q:
What should I do if I hold my shares of Fidelity common stock in book-entry form?

A:
At this time, you are not required to take any additional actions, in connection with the conversion at the effective time of your shares of Fidelity common stock into shares of Ameris common stock, if your shares of Fidelity common stock are held in book-entry form. After the completion of the merger, you will receive separate instructions for surrendering your shares of Fidelity common stock held in book-entry form in exchange for book-entry shares of Ameris common stock.

Q:
Will a proxy solicitor be used?

A:
Yes. Fidelity has engaged Innisfree M&A Incorporated (which we refer to as “Innisfree”) to assist in the solicitation of proxies for the Fidelity special meeting, and estimates it will pay Innisfree a fee of approximately $12,500 plus certain expenses. Fidelity has also agreed to indemnify Innisfree against certain losses. Ameris has engaged Georgeson LLC (which we refer to as “Georgeson”) to assist in the solicitation of proxies for the Ameris special meeting, and estimates it will pay Georgeson a fee of approximately $10,000 plus certain expenses. Ameris has also agreed to indemnify Georgeson against certain losses. In addition, Fidelity, Ameris and their respective officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Q:
Where can I find more information about the companies?

A:
You can find more information about Fidelity and Ameris from the various sources described under “Where You Can Find More Information” beginning on page 189.

Q:
What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Fidelity common stock or Ameris common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Fidelity common stock or Ameris common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Q:
Whom should I contact if I have any questions about the proxy materials or voting?

A:
You may contact Fidelity or Ameris at the telephone numbers listed under “References to Additional Information” in the forefront of this joint proxy statement/prospectus. If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares. If you are a Fidelity shareholder, you should contact Innisfree, the proxy solicitation agent for Fidelity, toll-free at (888) 750-5834 or collect at (212) 750-5833. If you are an Ameris shareholder, you should contact Georgeson, the proxy solicitation agent for Ameris, toll-free at (866) 431-2096.

SUMMARY
This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote. In addition, we incorporate by reference important business and financial information about Ameris and Fidelity into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 189. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger (page 51)
Ameris and Fidelity have entered into the merger agreement pursuant to which Fidelity will merge with and into Ameris, with Ameris continuing as the surviving corporation. Immediately following the completion of the merger, Fidelity Bank will merge with and into Ameris Bank, with Ameris Bank continuing as the surviving bank.
The merger agreement governs the merger. The merger agreement is attached to this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
The terms and conditions of the bank merger are set forth in a separate merger agreement (which we refer to as the “bank merger agreement”), which was executed by Ameris Bank and Fidelity Bank in connection with the execution of the merger agreement. The form of the bank merger agreement is attached to the merger agreement as Exhibit A.
The Merger Consideration (page 99)
If the merger is completed, each share of Fidelity common stock outstanding immediately prior to the effective time of the merger, except shares of Fidelity common stock held by Fidelity as treasury stock or shares owned by Ameris or by any wholly owned subsidiary of Ameris or Fidelity (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Ameris, Fidelity or any wholly owned subsidiary of Ameris or Fidelity in respect of a debt previously contracted), will be converted into the right to receive 0.80 shares of Ameris common stock. Fidelity shareholders who would otherwise be entitled to a fraction of a share of Ameris common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest whole cent) based on the average of the closing-sale prices of Ameris common stock for the five full trading days ending on the trading day preceding the closing date of the merger.
As a result of the foregoing, based on the number of shares of Ameris common stock and Fidelity common stock outstanding as of March 20, 2019, the latest practicable trading date before the date of this joint proxy statement/prospectus, and based on the exchange ratio of 0.80, it is expected that Ameris shareholders will hold approximately 68.3%, and Fidelity shareholders will hold approximately 31.7%, of the shares of the combined company outstanding immediately after the effective time. Ameris common stock is listed on the Nasdaq under the symbol “ABCB,” and Fidelity common stock is listed on the Nasdaq under the symbol “LION.” The following table shows the closing sale prices of Ameris common stock and Fidelity common stock as reported on the Nasdaq, on December 14, 2018, the last trading day before the public announcement of the merger, and on March 20, 2019, the latest practicable trading day before the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Fidelity common stock, which we calculated by multiplying the closing price per share of Ameris common stock on those dates by the exchange ratio of 0.80.

	Ameris Common Stock	Fidelity Common Stock	Implied Value of One Share of Fidelity Common Stock
December 14, 2018	$34.02	$21.42	$27.22
March 20, 2019	$35.37	$28.07	$28.30
Treatment of Fidelity Equity Awards (page 100)
At the effective time: (i) each outstanding Fidelity option will fully vest and be converted into an option to acquire, on the same terms and conditions as were applicable to such Fidelity option, the number of shares of Ameris common stock (rounded down to the nearest whole share), determined by multiplying (x) the number of shares of Fidelity common stock subject to such Fidelity stock option immediately prior to the effective time by (y) the exchange ratio, at an exercise price per share of Ameris common stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Fidelity common stock subject to such Fidelity stock option divided by (B) the exchange ratio; and (ii) each outstanding Fidelity restricted stock award will fully vest and be cancelled and converted into the right to receive the merger consideration in respect of each share of Fidelity common stock underlying such restricted stock award,including a payment in respect of any fractional shares (together with any accrued but unpaid dividends corresponding to the portion of the restricted stock award that vests).
Recommendation of the Fidelity Board of Directors (page 55)
The Fidelity board of directors has unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Fidelity and the Fidelity shareholders; and (ii) adopted the merger agreement and approved the execution, delivery and performance by Fidelity of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The Fidelity board of directors unanimously recommends that the Fidelity shareholders vote “FOR” the merger proposal, “FOR” the Fidelity compensation proposal and “FOR” the Fidelity adjournment proposal. See “The Merger — Fidelity’s Reasons for the Merger; Recommendation of the Fidelity Board of Directors” beginning on page 55.
Opinion of Fidelity’s Financial Advisors (pages 60 and 73 and Annexes C and D)
Opinion of Sandler O’Neill & Partners, L.P.
On December 16, 2018, Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”) rendered its oral opinion, which was later confirmed in writing, to the Fidelity board of directors to the effect that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations set forth in the opinion, the exchange ratio was fair to the holders of Fidelity common stock, from a financial point of view. The full text of the Sandler O’Neill written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C. Fidelity shareholders are urged to read the opinion in its entirety. Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Sandler O’Neill as of, the date of Sandler O’Neill’s opinion. The Sandler O’Neill written opinion is addressed to the Fidelity board of directors, is directed only to the fairness of the exchange ratio to the holders of Fidelity common stock, from a financial point of view, and does not constitute a recommendation as to how any Fidelity shareholder should vote with respect to the merger proposal, the Fidelity compensation proposal, or any other proposals presented at the Fidelity special meeting.
For further information, see “The Merger — Opinion of Sandler O’Neill & Partners, L.P.,” beginning on page 60.

Opinion of FIG Partners, LLC
On December 16, 2018, FIG Partners, LLC (which we refer to as “FIG Partners”) rendered its oral opinion, which was later confirmed in writing, to the Fidelity board of directors that, based upon and subject to the various considerations set forth in its opinion, the merger consideration to be paid to the Fidelity shareholders is fair to the Fidelity shareholders from a financial point of view. The full text of the FIG Partners written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex D. Fidelity shareholders are urged to read the opinion in its entirety. FIG Partners’ opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to FIG Partners as of, the date of its opinion. The FIG Partners written opinion is addressed to the Fidelity board of directors, is directed only to the fairness of the merger consideration to the holders of Fidelity common stock, from a financial point of view, and does not constitute a recommendation as to how any Fidelity shareholder should vote with respect to the merger proposal, the Fidelity compensation proposal or any other proposals presented at the Fidelity special meeting.
For further information, see “The Merger — Opinion of FIG Partners, LLC,” beginning on page 73.
Recommendation of the Ameris Board of Directors (page 81)
The Ameris board of directors has unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Ameris and the Ameris shareholders; and (ii) adopted the merger agreement and approved the execution, delivery and performance by Ameris of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the Ameris share issuance. The Ameris board of directors unanimously recommends that Ameris shareholders vote “FOR” the Ameris share issuance proposal and “FOR” the Ameris adjournment. See “The Merger — Ameris’s Reasons for the Merger; Recommendation of the Ameris Board of Directors” beginning on page 81.
Opinion of Ameris’s Financial Advisor (page 83 and Annex E)
On December 16, 2018, Stephens Inc. (which we refer to as “Stephens”) rendered its oral opinion, which was later confirmed in writing, to the Ameris board of directors that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations set forth in the opinion, the consideration to be given by Ameris in the merger is fair to Ameris from a financial point of view. The full text of the Stephens written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex E. Ameris shareholders are urged to read the opinion in its entirety. Stephens’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Stephens as of, the date of Stephens’s opinion. The Stephens written opinion is addressed to the Ameris board of directors, is directed only to the fairness to Ameris of the consideration to be given by Ameris in the merger, from a financial point of view, and does not constitute a recommendation as to how any Ameris shareholder should vote with respect to the Ameris share issuance proposal or any other proposal presented at the Ameris special meeting.
For further information, see “The Merger — Opinion of Stephens Inc.,” beginning on page 83.
Fidelity Special Meeting (page 109)
The Fidelity special meeting will be held on May 6, 2019, at 11:00 a.m. Eastern Time, at Fidelity’s offices located at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. At the Fidelity special meeting, Fidelity shareholders will be asked to approve the merger proposal, the Fidelity compensation proposal and the Fidelity adjournment proposal (if necessary or appropriate).
The Fidelity board of directors has fixed the close of business on March 14, 2019 as the record date for determining the holders of Fidelity common stock entitled to receive notice of, and to vote at, the Fidelity special meeting. As of the Fidelity record date, there were 27,595,825 shares of Fidelity common stock outstanding and entitled to vote at the Fidelity special meeting held by 1,333 holders of record.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Fidelity common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Fidelity special meeting.
Each share of Fidelity common stock entitles the holder thereof to one vote at the Fidelity special meeting on each proposal to be considered at the Fidelity special meeting. As of the Fidelity record date, directors and executive officers of Fidelity and their affiliates owned and were entitled to vote 5,049,943 shares of Fidelity common stock, representing approximately 18.3% of the shares of Fidelity common stock issued and outstanding on that date.
Each director of Fidelity who beneficially owns 1% or more of the outstanding Fidelity common stock, solely in such director’s capacity as a Fidelity shareholder, has entered into a voting and support agreement with Ameris and Fidelity, the form of which is attached as Annex B to this joint proxy statement/prospectus (which we refer to as the “voting agreement”), pursuant to which such director has agreed to vote in favor of the merger proposal and against any alternative acquisition proposal. As of the Fidelity record date, the directors of Fidelity who are parties to the voting agreement were entitled to vote 4,386,188 shares of Fidelity common stock representing approximately 15.9% of the shares of Fidelity common stock outstanding on that date.
Fidelity currently expects that its directors who are not party to the voting agreement and its executive officers will vote their shares in favor of the merger proposal, the Fidelity compensation proposal and the Fidelity adjournment proposal (if necessary or appropriate), although none of them has entered into any agreements obligating them to do so. As of the record date, Ameris did not beneficially hold any shares of Fidelity common stock.
Approval of the merger proposal requires the affirmative vote of at least 66 2∕3% of the outstanding shares of Fidelity common stock entitled to vote thereon. Assuming a quorum is present, approval of the Fidelity compensation proposal and Fidelity adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the Fidelity special meeting. Fidelity shareholders must approve the merger proposal in order for the merger to occur. Fidelity shareholders are not, however, required to approve the Fidelity compensation proposal or the Fidelity adjournment proposal in order for the merger to occur.
Ameris Special Meeting (page 43)
The Ameris special meeting will be held on May 6, 2019, at 11:00 a.m. Eastern Time, at Ameris’s offices located at 1301 Riverplace Boulevard, Suite 2600, Jacksonville, Florida 32207. At the Ameris special meeting, Ameris shareholders will be asked to approve the Ameris share issuance proposal and the Ameris adjournment proposal (if necessary or appropriate).
The Ameris board of directors has fixed the close of business on March 14, 2019 as the record date for determining the holders of Ameris common stock entitled to receive notice of, and to vote at, the Ameris special meeting. As of the Ameris record date, there were 47,585,309 shares of Ameris common stock outstanding and entitled to vote at the Ameris special meeting held by 2,669 holders of record.
The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Ameris common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Ameris special meeting.
Each share of Ameris common stock entitles the holder thereof to one vote at the Ameris special meeting on each proposal to be considered at the Ameris special meeting. As of the Ameris record date, directors and executive officers of Ameris and their affiliates owned and were entitled to vote 939,892 shares of Ameris common stock, representing approximately 2.0% of the shares of Ameris common stock issued and outstanding on that date.
Ameris currently expects that its directors and executive officers will vote their shares in favor of the Ameris share issuance proposal and the Ameris adjournment proposal (if necessary or appropriate), although none of them has entered into any agreements obligating them to do so. As of the record date, Fidelity did not beneficially hold any shares of Ameris common stock.

Assuming a quorum is present, approval of each of the Ameris share issuance proposal and Ameris adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the Ameris special meeting. Ameris shareholders must approve the Ameris share issuance proposal in order for the merger to occur. If Ameris shareholders fail to approve the Ameris share issuance proposal, the merger will not occur. Ameris shareholders are not, however, required to approve the Ameris adjournment proposal in order for the merger to occur. If Ameris shareholders fail to approve the Ameris adjournment proposal, but approve the Ameris share issuance proposal, the merger may nonetheless occur.
Interests of Fidelity’s Directors and Executive Officers in the Merger (page 90)
In considering the recommendation of the Fidelity board of directors with respect to the merger, Fidelity shareholders should be aware that Fidelity’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of Fidelity shareholders generally. The Fidelity board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Fidelity shareholders vote to approve the merger proposal.
These interests include, among others:
•
at the effective time, each Fidelity option will fully vest and convert into a stock option of equivalent value to purchase shares of Ameris common stock, and each Fidelity restricted stock award will fully vest and convert into the right to receive the merger consideration in respect of each share of Fidelity common stock subject to such award;

•
James B. Miller, Jr., H. Palmer Proctor, Jr., Gloria A. O’Neal, Rodney D. Bullard and Wm. Millard Choate, each a member of the Fidelity board of directors, will be appointed to serve on the Ameris and Ameris Bank boards of directors at the effective time;

•
Mr. Miller, Chairman and Chief Executive Officer of Fidelity, will become Executive Chairman of Ameris and Ameris Bank at the effective time, pursuant to the terms of an employment agreement he entered into with Ameris and Ameris Bank, which agreement provides for certain payments in connection with the effective time or a qualifying termination of employment thereafter;

•
Mr. Proctor, President of Fidelity and Chief Executive Officer of Fidelity Bank, will become President of Ameris and Chief Executive Officer of Ameris Bank at the effective time, pursuant to the terms of an employment agreement he entered into with Ameris and Ameris Bank, which agreement provides for certain payments in connection with the effective time or a qualifying termination of employment thereafter;

•
Charles D. Christy, Chief Financial Officer of Fidelity, and David Buchanan, Vice President of Fidelity, are party to executive continuity agreements with Fidelity that provide for severance benefits upon a qualifying termination of employment;

•
the salary continuation agreements between Fidelity and its executive officers (other than Mr. Christy) will be paid out in connection with the merger; and

•
Fidelity’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For a more complete description of these interests, see the section entitled “The Merger — Interests of Fidelity’s Directors and Executive Officers in the Merger” and “The Merger — Merger-related Compensation for Fidelity’s Named Executive Officers” beginning on pages 90 and 94, respectively.
Appraisal Rights in the Merger (page 96)
Under the Georgia Business Corporations Code (which we refer to as the “GBCC”), which is the law under which Fidelity is incorporated, Fidelity shareholders will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger.
For more information, see “The Merger — Appraisal Rights in the Merger,” beginning on page 96.

Agreement Not to Solicit Other Offers (page 109)
Under the terms of the merger agreement, Fidelity has agreed not to take any action to initiate, solicit, seek, knowingly facilitate or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, or participate in any discussions or negotiations regarding, or furnish, or otherwise afford access, to any person or entity any nonpublic information or data relating to, or approve, endorse or recommend, or enter into any agreement in principle, arrangement, understanding, contract or agreement (other than a confidentiality agreement described in this paragraph) relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, Fidelity may take any of the actions described in the preceding sentence in response to an unsolicited, bona fide written acquisition proposal received by Fidelity prior to the Fidelity special meeting if, but only if, (i) the Fidelity board of directors determines in good faith (in accordance with the merger agreement and after consultation with its outside legal counsel and independent financial advisor) that such acquisition proposal constitutes, or is reasonably likely to result in, a proposal which is superior to the merger with Ameris and a failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to Fidelity and its shareholders under applicable law, (ii) Fidelity provides Ameris with prompt (and in any event within twenty-four (24) hours) notice of such determination and (iii) prior to furnishing or affording access to any information or data with respect to Fidleity or otherwise relating to such acquisition proposal, Fidelity receives from such person or entity a confidentiality agreement with terms no less favorable to Fidelity than those contained in the confidentiality agreement between Fidelity and Ameris.
Conditions to Complete the Merger (page 111)
The obligations of Ameris and Fidelity to complete the merger are each subject to the satisfaction or waiver of certain conditions, including:
•
the approval of the Ameris share issuance by the requisite vote of Ameris shareholders (which we refer to as the “Ameris shareholder approval”);

•
the approval of the merger agreement and the transactions contemplated thereby, including the merger, by the requisite vote of Fidelity shareholders (which we refer to as the “Fidelity shareholder approval”);

•
the receipt and effectiveness of the requisite regulatory approvals contemplated by the merger agreement, without the imposition of any materially burdensome regulatory condition (as defined in the merger agreement and discussed under “The Merger Agreement — Regulatory Matters” beginning on page 107), and the expiration or termination of all statutory waiting periods in respect thereof;

•
the approval for listing on the Nasdaq of the shares of Ameris common stock to be issued in the merger;

•
the parties’ standing ready to complete the bank merger immediately after the merger;

•
effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•
the absence of any law or order enacted or issued by any governmental authority which has the effect of making illegal or preventing or prohibiting the completion of the transactions contemplated by the merger agreement;

•
subject to certain exceptions, the accuracy of the representations and warranties of the other party, generally subject to a material adverse effect qualification;

•
performance and compliance in all material respects by the other party of its covenants and obligations required by the merger agreement to be performed or complied with prior to or at the closing date of the merger;

•
receipt by such party of an opinion from its legal counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
the absence of any event, change, occurrence, circumstance, condition, effect or development that has had, or may reasonably be expected to have, a material adverse effect on the other party since December 17, 2018.

Neither Ameris nor Fidelity can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information, see “The Merger Agreement — Conditions to Complete the Merger,” beginning on page 111.
Termination of the Merger Agreement; Termination Fee (pages 112 and 113)
The merger agreement may be terminated at any time by Ameris or Fidelity prior to the closing date of the merger:
•
by mutual written consent;

•
by either party if the merger does not close by December 31, 2019, except that a party may not terminate the merger agreement for this reason if the failure of the closing to occur by such date was caused by or resulted from such party’s failure to fulfill any obligation under the merger agreement;

•
by either party in the event of a breach by the other party of any representation, warranty or obligation contained in the merger agreement, which breach has not been or cannot be cured within 30 days after the giving of written notice to the non-terminating party of such breach and which breach would be reasonably likely to result in a failure to satisfy any applicable closing condition, provided that the terminating party is not then in material breach of the merger agreement;

•
by either party if final action has been taken by a regulatory agency whose approval is required in connection with the merger agreement or the bank merger agreement, which final action has become nonappealable and does not approve the merger agreement or the bank merger agreement or the transactions contemplated thereby, or any governmental authority enacts or enters a law or final nonappealable judgment which would make illegal the consummation of the transactions contemplated by the merger agreement or the bank merger agreement;

•
by either party (provided that such party is not in breach of its obligations under the merger agreement with respect to obtaining its shareholders’ approval), if the Ameris shareholder approval is not obtained at the Ameris special meeting or the Fidelity shareholder approval is not obtained at the Fidelity special meeting;

•
by Ameris prior to the time the Fidelity shareholder approval is obtained if the Fidelity board of directors (or any committee thereof) fails to recommend that Fidelity shareholders approve the merger agreement or makes an adverse recommendation change (as defined in the merger agreement and discussed under “The Merger Agreement — Adverse Recommendation Change” beginning on page 110), or Fidelity has materially breached its obligations with respect to obtaining the Fidelity shareholder approval or alternative acquisition proposals; and

•
by Fidelity, prior to obtaining the Fidelity shareholder approval, to enter into an agreement relating to a superior proposal (as defined in the merger agreement and discussed under “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 109), provided that Fidelity has complied in all material respects with its obligations with respect to obtaining the Fidelity shareholder approval and alternative acquisition proposals.

If the merger agreement is terminated under certain circumstances, Fidelity may be required to pay to Ameris a termination fee equal to $29,000,000. This termination fee could discourage other companies from seeking to acquire or merge with Fidelity.
For more information, see “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fee” beginning on pages 112 and 113, respectively.

Regulatory Approvals Required for the Merger (page 23)
Subject to the terms of the merger agreement, both Ameris and Fidelity have agreed to use their reasonable best efforts to obtain all regulatory approvals required or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement and the bank merger agreement. Under applicable law, the merger must be approved by The Board of Governors of the Federal Reserve System (the “Federal Reserve”), and the bank merger must be approved by the Federal Deposit Insurance Corporation (the “FDIC”). In addition, the Georgia Department of Banking and Finance (the “GDBF”) must also approve the merger and the bank merger.
Ameris has filed all notices and applications to obtain the necessary regulatory approvals for the merger and the bank merger. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the merger. We make no assurance that the regulatory approvals received will not contain any condition applicable to Ameris, Fidelity or any of their respective subsidiaries that would result in the imposition of a materially burdensome regulatory condition.
For more information, see “The Merger — Regulatory Approvals Required for the Merger,” beginning on page 23.
Comparison of Shareholders’ Rights (page 173)
The rights of Fidelity shareholders will change as a result of the merger due to differences in Ameris’s and Fidelity’s articles of incorporation and bylaws. Rights of Fidelity shareholders are currently governed by Fidelity’s articles of incorporation and bylaws and Georgia law. Upon the completion of the merger, Fidelity shareholders immediately prior to the effective time will become shareholders of Ameris, as the continuing legal entity in the merger, and the rights of Fidelity shareholders will thereafter be governed by Ameris’s articles of incorporation and bylaws and Georgia law. The differences in shareholder rights are explained more fully in “Comparison of Shareholders’ Rights” beginning on page 173.
Risk Factors (page 30)
You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 30.
Accounting Treatment of the Merger (page 115)
Ameris will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.
Material U.S. Federal Income Tax Consequences of the Merger (page 29)
It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that Ameris and Fidelity receive written opinions from their respective legal counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder of Fidelity common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Fidelity common stock for shares of Ameris common stock pursuant to the merger, except with respect to cash received instead of fractional shares of Ameris common stock. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 29.
All holders of Fidelity common stock should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Litigation Relating to the Merger (page 98)
Certain litigation is pending in connection with the merger. For more information, see “The Merger — Litigation Relating to the Merger,” beginning on page 98.

The Parties (page 49)
Ameris Bancorp
Ameris Bancorp is a bank holding company whose business is conducted primarily through Ameris Bank, a Georgia state-chartered bank and a wholly owned subsidiary of Ameris. Through Ameris Bank, Ameris provides a full range of banking services to its retail and commercial customers through 125 branches primarily concentrated in select markets in Georgia, Alabama, Florida and South Carolina. These branches serve distinct communities in Ameris’s business areas with autonomy but do so as one bank, leveraging its favorable geographic footprint in an effort to acquire more customers. Deposits with Ameris Bank are insured, up to applicable limits, by the FDIC.
Throughout Ameris’s history, Ameris’s strategy has been focused on growing the franchise in Ameris’s historical markets and in select new markets that Ameris has entered through acquisitions. Ameris believes its strategy has resulted in a consistent record of strong growth over an extended period of time, as Ameris has grown from $2.11 billion in total assets at December 31, 2007 to $11.43 billion in total assets at September 30, 2018. At September 30, 2018, Ameris also had total loans (net of allowance for loan losses) of $8.50 billion, total deposits of  $9.18 billion and shareholders’ equity of  $1.40 billion.
Ameris common stock is listed on the Nasdaq under the symbol “ABCB.”
Ameris Bancorp’s principal executive office is located at 310 First Street, S.E., Moultrie, Georgia 31768, and its telephone number at that location is (229) 890-1111. Ameris’s website is http://www.amerisbank.com. The information on Ameris’s website is not part of this joint proxy statement/prospectus, and the reference to Ameris’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus. Additional information about Ameris and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 189.
Fidelity Southern Corporation
Fidelity Southern Corporation is a bank holding company headquartered in Atlanta, Georgia. Fidelity conducts operations primarily through Fidelity Bank, a state chartered wholly-owned subsidiary bank. Fidelity Bank was organized as a national banking corporation in 1973 and converted to a Georgia chartered state bank in 2003. LionMark Insurance Company is a wholly-owned subsidiary of Fidelity and is an insurance agency offering consumer credit related insurance products. Fidelity also owns three subsidiaries established to issue trust preferred securities. Deposits with Fidelity Bank are insured, up to applicable limits, by the FDIC.
Since Fidelity’s inception in 1973, it has pursued managed, profitable growth through providing quality financial services. Fidelity’s mission is to continue growth, improve earnings and increase shareholder value; to treat customers, employees, community and shareholders according to the “Golden Rule”; and to operate within a culture of strong internal controls. Fidelity’s franchise primarily spans the metropolitan Atlanta, Jacksonville, Orlando, Tallahassee and Sarasota-Bradenton, Florida markets. Fidelity also conducts indirect automobile lending in Georgia and Florida and residential mortgage lending throughout the South. Small business administration lending has a nation-wide footprint.
At September 30, 2018, Fidelity had $4.81 billion in total assets, total loans (net of allowance for loan losses) of  $3.68 billion, total deposits of  $4.05 billion and total shareholders’ equity of  $432.10 million.
Fidelity common stock is listed on the Nasdaq under the symbol “LION.”
Fidelity’s principal executive office is located at 3490 Piedmont Road, Suite 1550, Atlanta, Georgia 30305, and its telephone number at that location is (404) 639-6500. Fidelity’s website is http://www.fidelitysouthern.com. The information on Fidelity’s website is not part of this joint proxy statement/prospectus, and the reference to Fidelity’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus. Additional information about Fidelity and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 189.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AMERIS
The following table summarizes certain selected consolidated historical financial data of Ameris for the periods presented. The selected historical financial data as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 has been derived from Ameris’s audited consolidated financial statements, and Ameris’s audited consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 have been incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”
The selected consolidated historical financial data of Ameris presented below is only a summary and not necessarily indicative of the results of future operations of Ameris or the combined company following the completion of the merger, and you should read such information together with the historical consolidated financial information contained in Ameris’s consolidated financial statements and related notes, as well as the information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Ameris’s Annual Report on Form 10-K for the year ended December 31, 2018, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Ameris’s “tangible book value per common share” is determined by methods other than in accordance with generally accepted accounting principles in the United States (which we refer to as “GAAP”). See “— Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of Ameris’s tangible book value per common share, a non-GAAP financial measure, to book value per common share, a financial measure calculated and presented in accordance with GAAP.
	Years Ended December 31,
	2018	2017	2016	2015	2014
	(audited)
	(In thousands, except per share data)
Selected Balance Sheet Data:
Total assets	$11,443,515	$7,856,203	$6,892,031	$5,588,940	$4,037,077
Earning assets	10,348,393	7,288,285	6,293,670	5,084,658	3,574,561
Loans held for sale	111,298	197,442	105,924	111,182	94,759
Loans, net of unearned income	5,660,457	4,856,514	3,626,821	2,406,877	1,889,881
Purchased loans	2,588,832	861,595	1,069,191	909,083	945,518
Purchased loan pools	262,625	328,246	568,314	592,963	—
Investment securities available for sale	1,192,423	810,873	822,735	783,185	541,805
FDIC loss-share receivable, net of clawback	—	—	—	6,301	31,351
Total deposits	9,469,313	6,625,845	5,575,163	4,879,290	3,431,149
FDIC loss-share payable including clawback	19,487	8,803	6,313	—	—
Shareholders’ equity	1,456,347	804,479	646,437	514,759	366,028
Selected Income Statement Data:
Interest income	$413,326	$294,347	$239,065	$190,393	$164,566
Interest expense	69,934	34,222	19,694	14,856	14,680
Net interest income	343,392	260,125	219,371	175,537	149,886
Provision for loan losses	16,667	8,364	4,091	5,264	5,648
Noninterest income	118,412	104,457	105,801	85,586	62,836
Noninterest expense	293,647	231,936	215,835	199,115	150,869
Income before income taxes	151,490	124,282	105,246	56,744	56,205
Income tax expense	30,463	50,734	33,146	15,897	17,482
Net income	$121,027	$73,548	$72,100	$40,847	$38,723
Preferred stock dividends	—	—	—	—	286
Net income available to common shareholders	$121,027	$73,548	$72,100	$40,847	$38,437

	Years Ended December 31,
	2018	2017	2016	2015	2014
	(audited)
	(In thousands, except per share data)
Per Share Data:
Earnings per share available to common shareholders:
Basic	$2.81	$2.00	$2.10	$1.29	$1.48
Diluted	2.80	1.98	2.08	1.27	1.46
Common book value	30.66	21.59	18.51	15.98	13.67
Tangible book value	18.83	17.86	14.42	12.65	10.99
Cash dividends declared	0.40	0.40	0.30	0.20	0.15
Profitability Ratios:
Net income to average total assets	1.24%	1.00%	1.17%	0.85%	1.08%
Net income to average shareholders’ equity	10.27%	9.55%	11.75%	8.37%	12.40%
Net interest margin (fully taxable equivalent basis)	3.92%	3.95%	3.99%	4.12%	4.59%
Efficiency ratio	63.59%	63.62%	66.38%	76.25%	70.92%
Loan Quality Ratios:
Net charge-offs to average loans*	0.27%	0.13%	0.11%	0.22%	0.34%
Allowance for loan losses to total loans*	0.46%	0.44%	0.56%	0.85%	1.12%
Non performing assets to total loans and OREO**	0.72%	0.85%	1.12%	1.60%	3.35%
Liquidity Ratios:
Loans to total deposits	88.21%	91.25%	94.42%	80.11%	82.64%
Average loans to average earning assets	83.81%	83.50%	80.83%	75.96%	80.22%
Noninterest-bearing deposits to total deposits	26.12%	26.82%	28.22%	27.26%	24.46%
Capital Adequacy Ratios:
Shareholders’ equity to total assets	12.73%	10.24%	9.38%	9.21%	9.07%
Common stock dividend payout ratio	14.23%	20.00%	14.29%	15.50%	10.14%

*
Excludes purchased non-covered and covered assets.

**
Excludes covered assets.

Reconciliation of Non-GAAP Financial Measures
This joint proxy statement/prospectus and certain documents filed by Ameris with the SEC and incorporated by reference into this joint proxy statement/prospectus contain financial information determined by methods other than in accordance with GAAP. Ameris’s management uses these non-GAAP measures in its analysis of Ameris’s performance. These measures are useful when evaluating the underlying performance and efficiency of Ameris’s operations and balance sheet. Ameris’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant gains and charges in the current period. Ameris’s management believes that investors may use these non-GAAP financial measures to evaluate Ameris’s financial performance without the impact of unusual items that may obscure trends in Ameris’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Non-GAAP measures include tangible common shareholders’ equity and tangible book value per common share. Ameris calculates the regulatory capital ratios using current regulatory report instructions. Ameris’s management uses these measures to assess the quality of capital and believes that investors may find them useful in their evaluation of Ameris. These capital measures may or may not be necessarily comparable to similar capital measures that may be presented by other companies.
The following information reconciles Ameris’s tangible book value per common share, a non-GAAP financial measure, as of the dates presented to Ameris’s book value per common share, a financial measure calculated and presented in accordance with GAAP, as of the dates presented.
	December 31,
	2018	2017	2016	2015	2014
	(audited)
	(dollars in thousands, except per share data)
Tangible Book Value Per Share Reconciliation:
Common shareholders’ equity	$1,456,347	$804,479	$646,437	$514,759	$366,028
Less: Goodwill	503,434	125,532	125,532	90,082	63,547
Less: Other intangibles, net	58,689	13,496	17,428	17,058	8,221
Total tangible common shareholders’ equity	$894,224	$665,451	$503,477	$407,619	$294,260
Period-end number of shares	47,499,941	37,260,012	34,921,474	32,211,385	26,773,863
Book value per common share	$30.66	$21.59	$18.51	$15.98	$13.67
Tangible book value per share	18.83	17.86	14.42	12.65	10.99

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIDELITY
The following table summarizes certain selected consolidated historical financial data of Fidelity for the periods presented. The selected historical financial data as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 have been derived from Fidelity’s audited consolidated financial statements, and Fidelity’s audited consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 have been incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”
The selected consolidated historical financial data of Fidelity presented below is only a summary and not necessarily indicative of the results of future operations of Fidelity or the combined company following the completion of the merger, and you should read such information together with the historical consolidated financial information contained in Fidelity’s consolidated financial statements and related notes, as well as the information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Fidelity’s Annual Report on Form 10-K for the year ended December 31, 2018, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Fidelity’s “tangible book value per common share” is determined by methods other than in accordance with GAAP. See “— Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of Fidelity’s tangible book value per common share, a non-GAAP financial measure, to book value per common share, a financial measure calculated and presented in accordance with GAAP.
	Years Ended December 31,
	2018	2017	2016	2015	2014
	(audited)
	(In thousands)
Selected Balance Sheet Data:
Total assets	$4,733,796	$4,576,858	$4,389,685	$3,849,063	$3,085,135
Earning assets	4,381,616	4,242,218	4,059,414	3,558,669	2,847,971
Loans held for sale	239,302	357,755	465,328	397,834	368,935
Loans receivable	3,685,478	3,580,966	3,302,264	2,896,948	2,253,306
Investment securities available for sale	251,602	120,121	144,310	172,397	149,590
Investment securities held to maturity	20,126	21,689	16,583	14,398	7,349
Total deposits	3,981,578	3,867,200	3,630,594	3,179,511	2,458,022
Shareholders’ equity	446,241	401,632	362,647	301,459	264,951
Selected Income Statement Data:
Interest income	$181,445	$157,978	$149,283	$116,642	$101,667
Interest expense	31,900	22,730	20,448	15,804	11,226
Net interest income	149,545	135,248	128,835	100,838	90,441
Provision for loan losses	5,521	4,275	8,231	4,351	531
Noninterest income	138,851	134,952	141,325	127,888	95,320
Noninterest expense	225,292	210,870	201,020	162,946	138,754
Income before income taxes	57,583	55,055	60,909	61,429	46,476
Income tax expense	13,760	15,259	22,143	22,294	16,440
Net income	$43,823	$39,796	$38,766	$39,135	$30,036
Preferred stock dividends	—	—	—	—	—
Net income available to common shareholders	$43,823	$39,796	$38,766	$39,135	$30,036

	Years Ended December 31,
	2018	2017	2016	2015	2014
Per Share Data:
Earnings per share available to common shareholders:
Basic	$1.61	$1.50	$1.52	$1.77	$1.41
Diluted	1.61	1.49	1.50	1.64	1.28
Common book value	16.36	14.86	13.78	13.03	12.40
Tangible book value	15.95	14.41	13.26	12.66	12.22
Cash dividends declared	0.48	0.48	0.48	0.39	0.30
Profitability Ratios:
Net income to average total assets	0.92%	0.89%	0.92%	1.16%	1.11%
Net income to average shareholders’ equity	10.43%	10.51%	11.61%	13.85%	12.07%
Net interest margin (fully taxable equivalent basis)	3.38%	3.26%	3.32%	3.24%	3.62%
Efficiency ratio	78.12%	78.04%	74.41%	71.24%	74.69%
Loan Quality Ratios:
Net charge-offs to average loans*	0.12%	0.13%	0.14%	0.13%	0.34%
Allowance for loan losses to total loans*	0.88%	0.88%	0.99%	0.98%	1.15%
Non performing assets to total loans and OREO**	1.93%	1.76%	1.77%	1.76%	2.78%
Liquidity Ratios:
Loans to total deposits	92.56%	92.60%	90.96%	91.11%	91.67%
Average loans to average earning assets	92.02%	90.20%	92.64%	92.84%	91.00%
Noninterest-bearing deposits to total deposits	30.50%	29.11%	26.58%	24.75%	22.70%
Capital Adequacy Ratios:
Shareholders’ equity to total assets	9.43%	8.78%	8.26%	7.83%	8.59%
Common stock dividend payout ratio	29.81%	32.00%	31.58%	22.03%	21.28%

*
Excludes purchased non-covered and covered assets.

**
Excludes covered assets.

Reconciliation of Non-GAAP Financial Measures
This joint proxy statement/prospectus and certain documents filed by Fidelity with the SEC and incorporated by reference into this joint proxy statement/prospectus contain financial information determined by methods other than in accordance with GAAP. Fidelity’s management uses these non-GAAP measures in its analysis of Fidelity’s performance. These measures are useful when evaluating the underlying performance and efficiency of Fidelity’s operations and balance sheet. Fidelity’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant gains and charges in the current period. Fidelity’s management believes that investors may use these non-GAAP financial measures to evaluate Fidelity’s financial performance without the impact of unusual items that may obscure trends in Fidelity’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Non-GAAP measures include tangible common shareholders’ equity and tangible book value per common share. Fidelity calculates the regulatory capital ratios using current regulatory report instructions. Fidelity’s management uses these measures to assess the quality of capital and believes that investors may find them useful in their evaluation of Fidelity. These capital measures may or may not be necessarily comparable to similar capital measures that may be presented by other companies.

The following information reconciles Fidelity’s tangible book value per common share, a non-GAAP financial measure, as of the dates presented to Fidleity’s book value per common share, a financial measure calculated and presented in accordance with GAAP, as of the dates presented.
	December 31,
	2018	2017	2016	2015	2014
	(audited)
	(dollars in thousands, except per share data)
Tangible Book Value Per Share Reconciliation:
Common shareholders’ equity	$446,241	$401,632	$362,647	$301,459	$264,951
Less: Goodwill	5,164	5,164	5,164	—	—
Less: Other intangibles, net	6,033	7,142	8,485	8,382	3,858
Total tangible common shareholders’ equity	$435,044	$389,326	$348,998	$293,077	$261,093
Period-end number of shares	27,279,729	27,019,201	26,318,400	23,140,774	21,365,098
Book value per common share	$16.36	$14.86	$13.78	$13.03	$12.40
Tangible book value per share	15.95	14.41	13.26	12.66	12.22

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of Ameris giving effect to the merger, for the year ended December 31, 2018.
The selected unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from Ameris’s audited financial statements for the year ended December 31, 2018 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The unaudited pro forma condensed combined consolidated balance sheet information as of December 31, 2018 in the tables below are presented as if the merger occurred on December 31, 2018, and the unaudited pro forma condensed combined consolidated statement of income information for the year ended December 31, 2018 is presented as if the merger occurred on January 1, 2018.
The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had Ameris and Fidelity actually been combined as of the dates indicated and at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The selected unaudited pro forma condensed combined financial information does not reflect the benefits of expected synergies or other factors that may result as a consequence of the merger.
The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements, including the notes thereto, included in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements.”
For the year ended December 31, 2018
(In thousands)
Unaudited Pro Forma Condensed Combined Income Statement Information:
Net interest income	$526,525
Provision for loan losses	$22,269
Income before income taxes	$217,345
Net income	$171,185
As of December 31, 2018
(In thousands)
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Net loans	$12,129,316
Total assets	16,623,037
Deposits	13,632,956
Other borrowings	351,089
Subordinated deferrable interest debentures	135,580
Shareholders’ equity	2,356,812

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
Presented below are Ameris’s historical per share data for the year ended December 31, 2018, as derived from the audited financial statements of Ameris. Also presented below are Fidelity’s historical per share data for the year ended December 31, 2018, as derived from the audited financial statements of Fidelity. The Ameris pro forma total combined per share data for the year ended December 31, 2018 and the per equivalent Fidelity share information provided in the table below are unaudited. The unaudited pro forma data and equivalent per share information give effect to the merger as if the merger had been effective on December 31, 2018, in the case of the book value data, and as if the merger had become effective on January 1, 2018, in the case of the earnings per share and dividends declared data. This information should be read together with the historical consolidated financial statements and related notes of Ameris and Fidelity incorporated by reference into this joint proxy statement/prospectus, and with the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements.”
The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.
	Ameris Historical	Fidelity Historical	Ameris Pro Forma Total Combined	Per Equivalent Fidelity Share
For the year ended December 31, 2018:
Earnings per common share (Basic)	$2.81	$1.61	$2.47	$1.98
Earnings per common share (Diluted)	$2.80	$1.61	$2.44	$1.95
Dividends declared per share	$0.40	$0.48	$0.40	$0.32
Book value per common share	$30.66	$16.36	$34.00	$27.20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Ameris’s or Fidelity’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “projections,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger or the bank merger, including future financial and operating results of Ameris, Fidelity or the combined company following the merger, the combined company’s plans, objectives, expectations and intentions, the expected timing of the completion of the merger and other statements that are not historical facts. These statements are only predictions based on Ameris’s and Fidelity’s current expectations and projections about future events. There are important factors that could cause Ameris’s and Fidelity’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in “Risk Factors” beginning on page 30.
These forward-looking statements are subject to numerous assumptions, risks, and uncertainties which change over time. In addition to factors previously disclosed in Ameris’s and Fidelity’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:
•
the uncertainty of the value of the merger consideration that Fidelity shareholders will receive in the merger due to a fixed exchange ratio and a potential fluctuation in the market price of Ameris common stock prior to the effective time, including as a result of the financial performance of Ameris or Fidelity prior to the effective time;

•
inability to close the merger and the bank merger in a timely manner;

•
the failure to complete the merger due to the failure to obtain the Ameris shareholder approval or the Fidelity shareholder approval;

•
failure to obtain applicable regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•
the taking of governmental action (including the passage of legislation) to block the merger or otherwise adversely affecting Ameris and Fidelity;

•
the effect of restrictions placed on Ameris’s, Fidelity’s or their respective subsidiaries’ business activities and the limitations put on Fidelity’s ability to pursue alternatives to the merger pursuant to the merger agreement;

•
Fidelity’s directors and executive officers having interests in the merger that are different from, or in addition to, the interests of Fidelity shareholders generally;

•
the potential impact of announcement or consummation of the merger on relationships with third parties, including customers, employees and competitors;

•
business disruption following the merger;

•
difficulties and delays in integrating the businesses of Ameris and Fidelity;

•
the challenges of integrating, retaining and hiring key personnel;

•
failure to attract new customers and retain existing customers in the manner anticipated;

•
Ameris’s potential exposure to unknown or contingent liabilities of Fidelity;

•
the possibility that the expected cost savings and synergies from the merger will not be realized or will take longer to realize than expected;

•
the possibility of actual results of operations, cash flows and financial position after the merger materially differing from the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus;

•
the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•
changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

•
changes in the monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve;

•
changes in interest rates, which may affect Ameris’s and Fidelity’s net income, prepayment penalty income, mortgage banking income and other future cash flows, or the market value of Ameris’s or Fidelity’s assets, including its investment securities;

•
changes in accounting principles, policies, practices or guidelines;

•
changes in Ameris’s credit ratings or in Ameris’s ability to access the capital markets; and

•
other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting Ameris’s or Fidelity’s operations, pricing and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond Ameris’s or Fidelity’s control.
Additional factors that could cause Ameris’s and Fidelity’s results to differ materially from those described in the forward-looking statements can be found in Ameris’s and Fidelity’s filings with the SEC, including Ameris’s Annual Report on Form 10-K for the year ended December 31, 2018 and Fidelity’s Annual Report on Form 10-K for the year ended December 31, 2018.
For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Ameris and Fidelity claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the applicable document incorporated by reference into this joint proxy statement/prospectus. Except to the extent required by applicable law, Ameris and Fidelity do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions, or events that occur after the date the forward-looking statements are made. All written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Ameris, Fidelity, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” Ameris’s Annual Report on Form 10-K for the year ended December 31, 2018 and Fidelity’s Annual Report on Form 10-K for the year ended December 31, 2018, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Risks Related to the Merger
Because the market price of Ameris common stock will fluctuate, Fidelity shareholders cannot be certain of the market value of the merger consideration they will receive.
Upon completion of the merger, each outstanding share of Fidelity common stock, except for shares of Fidelity common stock held by Fidelity as treasury stock or shares owned by Ameris or by any wholly owned subsidiary of Ameris or Fidelity (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Ameris, Fidelity or any wholly owned subsidiary of Ameris or Fidelity in respect of a debt previously contracted), will be converted into the right to receive 0.80 shares of Ameris common stock. The merger consideration that Fidelity shareholders will receive is a fixed number of shares of Ameris common stock; it is not a number of shares with a particular fixed market value. The market value of the merger consideration will vary from the closing price of Ameris common stock on the date Ameris and Fidelity announced the merger, on the dates that this joint proxy statement/prospectus is mailed to Ameris and Fidelity shareholders, on the dates of the Ameris and Fidelity special meetings and on the date the merger is completed. Any change in the market price of Ameris common stock prior to the completion of the merger will affect the market value of the merger consideration that Fidelity shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of Ameris common stock or shares of Fidelity common stock.
The market price of the Ameris common stock could be subject to significant fluctuations due to a variety of factors, including, without limitation, changes in sentiment in the market regarding Ameris’s operations or business prospects, including market sentiment regarding Ameris’s entry into the merger agreement. These risks may also be affected by:
•
operating results that vary from the expectations of Ameris’s and/or Fidelity’s management or of securities analysts and investors;

•
developments in Ameris’s and/or Fidelity’s business or in the financial services sector generally;

•
regulatory or legislative changes affecting the banking industry generally or Ameris’ and/or Fidelity’s business and operations;

•
operating and securities price performance of companies that investors consider to be comparable to Ameris and/or Fidelity;

•
changes in estimates or recommendations by securities analysts or rating agencies;

•
announcements of strategic developments, acquisitions, dispositions, financings and other material events by Ameris or its competitors; and

•
changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Many of these factors are outside the control of Ameris and Fidelity. Accordingly, at the time of the Ameris special meeting and the time of the Fidelity special meeting, neither Ameris shareholders nor Fidelity shareholders will know or be able to calculate the exact value of the Ameris common stock that will constitute the merger consideration. You should obtain current market quotations for both Ameris common stock and Fidelity common stock.

The market price of Ameris common stock after the merger may be affected by factors different from those currently affecting the prices of Ameris common stock and Fidelity common stock.
The businesses of Ameris and Fidelity differ in certain respects, and accordingly, the results of operations of the combined company and the market price of the shares of Ameris common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Ameris and Fidelity. For a discussion of the businesses of Ameris and Fidelity and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information.”
Combining Ameris and Fidelity may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.
Ameris and Fidelity have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Ameris’s ability to successfully combine and integrate the businesses of Ameris and Fidelity in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Ameris’s ability to successfully conduct its business, which could have an adverse effect on Ameris’s financial results and the value of the Ameris common stock. If Ameris experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Ameris and/or Fidelity to lose customers or cause customers to remove their accounts from Ameris and/or Fidelity and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Ameris and Fidelity during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.
Ameris’s decisions regarding the credit risk associated with Fidelity’s loan portfolio could be incorrect and its credit mark may be inadequate, which may adversely affect the financial condition and results of operations of the combined company after the completion of the merger.
Before signing the merger agreement, Ameris conducted extensive due diligence on a significant portion of Fidelity’s loan portfolio. However, Ameris’s review did not encompass each and every loan in Fidelity’s loan portfolio. In accordance with customary industry practices, Ameris evaluated Fidelity’s loan portfolio based on various factors, including historical loss experience, economic risks associated with each loan category, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions, both local and national. In this process, Ameris’s management made various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness and financial condition of the borrowers, the value of the real estate, other assets serving as collateral for the repayment of the loans, the existence of any guarantees and indemnifications and the economic environment in which the borrowers operate. In addition, the effects of probable decreases in expected principal cash flows on Fidelity’s loans were considered as part of Ameris’s evaluation. If Ameris’s assumptions and judgments turn out to be incorrect, including as a result of the fact that its due diligence review did not cover each individual loan, Ameris’s estimated credit mark against Fidelity’s loan portfolio in total may be insufficient to cover actual loan losses after the merger is completed, and adjustments may be necessary to allow for different economic conditions or adverse developments in Fidelity’s loan portfolio. Additionally, deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside Ameris’s or Fidelity’s control, may require an increase in the provision for loan losses. Material additions to the credit mark and/or allowance for loan losses would materially decrease Ameris’s net income and would result in extra regulatory scrutiny and possibly supervisory action.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, Ameris and Fidelity must obtain all necessary approvals from the Federal Reserve, the FDIC and the GDBF. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay receipt of required approvals. The Federal Reserve has stated that if supervisory issues arise during processing of an application for approval of a merger transaction, a banking organization will be expected to withdraw its application pending resolution of such supervisory concerns. Accordingly, if there is an adverse development in either party’s regulatory standing, Ameris may be required to withdraw its application for approval of the proposed merger and, if possible, resubmit such application after the applicable supervisory concerns have been resolved.
The terms and conditions of the approvals that are granted may impose conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There is no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there is no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of any law or order enacted or issued by any governmental authority which has the effect of making illegal or preventing or prohibiting the completion of the transactions contemplated by the merger agreement.
Ameris and Fidelity believe that the transactions contemplated by the merger agreement should not raise significant regulatory concerns and that Ameris will be able to obtain all requisite regulatory approvals in a timely manner. However, the merger agreement does not require Ameris, or require or permit Fidelity, to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any governmental authority that would reasonably be expected to have a material adverse effect (measured on a scale relative to Fidelity and its subsidiaries taken as a whole) on the combined company and its subsidiaries, after giving effect to the merger. See “The Merger Agreement — Covenants and Agreements — Regulatory Matters.”
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) the receipt of the Ameris shareholder approval; (ii) the receipt of the Fidelity shareholder approval; (iii) the receipt and effectiveness of the requisite regulatory approvals contemplated by the merger agreement, without the imposition of any materially burdensome regulatory condition, and the expiration or termination of all statutory waiting periods in respect thereof; (iv) effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose; (v) the approval for listing on the Nasdaq of the shares of Ameris common stock to be issued in the merger; (vi) the parties’ standing ready to complete the bank merger immediately after the merger; (vii) the absence of any law or order enacted or issued by any governmental authority which has the effect of making illegal or preventing or prohibiting the completion of the transactions contemplated by the merger agreement; (viii) subject to certain exceptions, the accuracy of the representations and warranties of the other party, generally subject to a material adverse effect standard; (ix) performance and compliance in all material respects by the other party of its covenants and obligations required by the merger agreement to be performed or complied with prior to or at the closing date of the merger; (x) receipt by each party of an opinion from its legal counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (xi) the absence of any event, change, occurrence, circumstance, condition, effect or development that has had, or may reasonably be expected to have, a material adverse effect on the other party since December 17, 2018. See “The Merger Agreement — Conditions to Complete the Merger.”

These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or Ameris or Fidelity may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement —  Termination of the Merger Agreement.”
Failure to complete the merger could negatively impact Ameris and Fidelity.
If the merger is not completed, the ongoing businesses of Ameris and Fidelity may be adversely affected, and Ameris and Fidelity will be subject to several risks, including the following:
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Fidelity may be required, under certain circumstances, to pay Ameris a termination fee of $29,000,000 under the merger agreement;

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Ameris and Fidelity will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

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under the merger agreement, Ameris and Fidelity are subject to certain restrictions on the conduct of their business prior to completing the merger, which may adversely affect their ability to execute certain of their business strategies; and

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matters relating to the merger may require substantial commitments of time and resources by the management of Ameris and Fidelity, which could otherwise have been devoted to other opportunities that may have been beneficial to Ameris and Fidelity as independent companies, as the case may be.

In addition, if the merger is not completed, Ameris and/or Fidelity may experience negative reactions from the financial markets and from their respective customers and employees. For example, Ameris and Fidelity businesses may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. The market price of Ameris common stock or Fidelity common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Ameris and/or Fidelity also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against Ameris or Fidelity to perform their respective obligations under the merger agreement. If the merger is not completed, there is no assurance by Ameris or Fidelity that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Ameris and/or Fidelity.
Ameris and Fidelity will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Ameris or Fidelity. These uncertainties may impair Ameris’s or Fidelity’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Ameris or Fidelity to seek to change existing business relationships with Ameris or Fidelity. Retention of certain employees by Ameris or Fidelity may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with Ameris or Fidelity, Ameris’s business or Fidelity’s business could be harmed. In addition, subject to certain exceptions, Ameris and Fidelity have each agreed to operate its business in the ordinary and usual course of business in accordance with applicable law and in a manner consistent with prior practice, in each case, in all material respects, and use commercially reasonable efforts to maintain and preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the rights, franchises, goodwill and relations of its customers, clients, lessors and others with whom business relationships exits. These restrictions may prevent Ameris and/or Fidelity from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements  —  Conduct of Businesses Prior to the Completion of the Merger.”

The combined company may be unable to retain Ameris’s and/or Fidelity’s personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Ameris and Fidelity. It is possible that these employees may decide not to remain with Ameris or Fidelity, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Fidelity to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Ameris and Fidelity may not be able to locate suitable replacements for any key employees who leave either company, or to offer employment to potential replacements on reasonable terms.
Fidelity’s directors and executive officers have interests in the merger that may differ from the interests of Fidelity shareholders.
Fidelity shareholders should be aware that some of Fidelity’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Fidelity shareholders generally. These interests and arrangements may create potential conflicts of interest. The Fidelity board of directors was aware of these interests and considered these interests, among other matters, when making its decision to adopt the merger agreement, and in recommending that Fidelity shareholders vote “FOR” the merger proposal. For a more complete description of these interests, see “The Merger — Interests of Fidelity’s Directors and Executive Officers in the Merger.”
The merger agreement limits Fidelity’s ability to pursue alternative acquisition proposals and requires Fidelity to pay a termination fee of  $29,000,000 under certain circumstances.
The merger agreement prohibits Fidelity from soliciting, initiating, seeking, knowingly facilitating or encouraging any third-party acquisition proposals. See “The Merger Agreement — Agreement Not to Solicit Other Offers.” The merger agreement also provides that Fidelity will be required to pay a termination fee in the amount of  $29,000,000 in the event that the merger agreement is terminated under certain circumstances, including an adverse recommendation change by the Fidelity board of directors as discussed under “The Merger Agreement — Adverse Recommendation Change” and “The Merger Agreement — Termination Fee.” These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Fidelity from considering or proposing such an acquisition.
The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are preliminary, and the actual financial condition and results of operations of Ameris after the merger may differ materially.
The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Ameris’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Ameris and Fidelity currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Fidelity’s net assets. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Fidelity as of the date of the completion of the merger. In addition, following the completion of the merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements.”
Ameris and Fidelity will incur transaction and integration costs in connection with the merger.
Each of Ameris and Fidelity has incurred and expects that it will incur significant, non-recurring costs in connection with negotiating the merger agreement and consummating the merger. In addition, Ameris will incur integration costs following the completion of the merger as Ameris integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There is no assurance that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled “— Combining Ameris and Fidelity may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized” above. Ameris and Fidelity may also incur additional costs to maintain employee morale and to retain key employees. Ameris and Fidelity will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. See “The Merger Agreement — Expenses and Fees.”
The fairness opinions of Ameris’s and Fidelity’s financial advisors delivered to the parties’ respective boards of directors prior to signing the merger agreement will not be updated to reflect any changes in circumstances that may have occurred since the date of such opinions.
The fairness opinion of Stephens was rendered to the Ameris board of directors on December 16, 2018, and the fairness opinions of Sandler O’Neill and FIG Partners were rendered to the Fidelity board of directors on December 16, 2018, and December 17, 2018, respectively. Changes in the operations and prospects of Ameris or Fidelity, general market and economic conditions and other factors which may be beyond the control of Ameris and Fidelity may have altered the value of Ameris or Fidelity or the market prices of the shares of Ameris common stock or Fidelity common stock as of the date of this joint proxy statement/prospectus, or may alter such values and market prices by the time the merger is completed. The respective opinions from Stephens, Sandler O’Neill and FIG Partners do not speak as of any date other than the respective dates of such opinions. See “The Merger — Opinion of Sandler O’Neill & Partners, L.P.,” “The Merger — Opinion of FIG Partners, LLC” and “The Merger — Opinion of Stephens Inc.”
The shares of Ameris common stock to be received by Fidelity shareholders as a result of the merger will have different rights from the shares of Fidelity common stock.
Upon completion of the merger, Fidelity shareholders will become Ameris shareholders and their rights as shareholders will be governed by the GBCC and Ameris’s articles of incorporation and bylaws. The rights associated with Fidelity common stock are different from the rights associated with Ameris common stock. See “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with Ameris common stock.
Ameris shareholders and Fidelity shareholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over its management, as compared to their ownership and voting interests in Ameris and Fidelity, respectively, prior to the merger.
Ameris shareholders and Fidelity shareholders currently have the right to vote in the election of the board of directors and on other matters affecting Ameris and Fidelity, respectively. Upon completion of the merger, each Fidelity shareholder who receives shares of Ameris common stock will become an Ameris shareholder, with a percentage ownership of Ameris that is smaller than such shareholder’s percentage ownership of Fidelity. Based on the number of issued and outstanding shares of Ameris common stock and shares of Fidelity common stock (including Fidelity restricted stock awards), in each case as of March 20, 2019, the latest practicable trading date before the date of this joint proxy statement/prospectus, and based on the exchange ratio of 0.80, it is expected that former Fidelity shareholders, as a group, will receive shares in the merger constituting approximately 31.7% of the shares of Ameris common stock expected to be issued and outstanding immediately after the merger.
As a result, current Ameris shareholders as a group will own approximately 68.3% of the outstanding shares of Ameris common stock immediately after the merger. Because of this, current Fidelity shareholders, as a group, will have less influence on the Ameris board of directors, management and policies (as the combined company following the merger) than they now have on the Fidelity board of directors, management and policies, and the current Ameris shareholders, as a group, will have less influence on the Ameris board of directors, management and policies (as the combined company following the merger) than they now have on the Ameris board of directors, management and policies.

Lawsuits filed against Ameris and Fidelity, and their respective directors, may prevent the merger from becoming effective or from becoming effective within the expected timeframe or result in the payment of damages.
Transactions like the merger are frequently the subject of litigation or other legal proceedings, including actions alleging that the board of directors of either Ameris or Fidelity breached their respective fiduciary duties to their shareholders by entering into the merger agreement, by failing to obtain a greater value in the transaction for their shareholders or otherwise. For information about current litigation that is pending against Fidelity, its directors and Ameris in connection with the merger, see “The Merger — Litigation Relating to the Merger.” Both Ameris and Fidelity believe that such pending litigation is without merit, but the ultimate resolution of the lawsuit cannot be predicted with certainty. Additional litigation or other proceedings may also be brought against either Ameris or Fidelity or against the board of directors of either company, and there is no assurance that such parties would be successful in defending against such litigation or proceedings. An adverse outcome in pending or possible future litigation or proceedings, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operation or financial position of Ameris, Fidelity or the combined company, including through the possible diversion of either company’s resources or distraction of key personnel.
Further, one of the conditions to the completion of the merger is the absence of any law or order enacted or issued by any governmental authority which has the effect of making illegal or preventing or prohibiting the completion of the transactions contemplated by the merger agreement. If any plaintiff were successful in obtaining an injunction prohibiting Fidelity or Ameris from completing the merger on the agreed upon terms, then such injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe and could result in significant costs to Fidelity and/or Ameris, including any cost associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Ameris’s business, financial condition, results of operations and cash flow.
Fidelity shareholders will not have appraisal rights or dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under the GBCC, a shareholder may not dissent from a merger as to shares that are listed on a national securities exchange or held of record by more than 2,000 shareholders at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the agreement of merger or consolidation, and such shareholders accept as consideration for their shares the shares of the surviving corporation or another publicly held corporation which at the effective date of the merger are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for cash paid in lieu of fractional shares.
Because (i) Fidelity common stock is listed on the Nasdaq, a national securities exchange, and is expected to continue to be so listed on the record date for the Fidelity special meeting, (ii) the merger otherwise satisfies the foregoing requirements of the GBCC, and (iii) Fidelity shareholders will receive shares of Ameris common stock as merger consideration, which are currently listed on the Nasdaq, and are expected to continue to be so listed at the effective date of the merger, the Fidelity shareholders will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger.
Other Risk Factors of Ameris and Fidelity
Ameris’s and Fidelity’s businesses are and will be subject to the risks described above. In addition, Ameris and Fidelity are, and will continue to be subject to the risks described in Ameris’s Annual Report on Form 10-K for the year ended December 31, 2018 and Fidelity’s Annual Report on Form 10-K for the year ended December 31, 2018, in each case, as such risks may be updated or supplemented in each company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

THE FIDELITY SPECIAL MEETING
Date, Time and Place
The Fidelity special meeting will be held on May 6, 2019, at 11:00 a.m. Eastern Time at Fidelity’s offices located at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. On or about March 28, 2019, Fidelity will commence mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Fidelity special meeting.
Purpose of the Special Fidelity Meeting
At the Fidelity special meeting, Fidelity shareholders will be asked to consider and vote upon the following matters:
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the merger proposal;

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the Fidelity compensation proposal; and

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the Fidelity adjournment proposal.

Recommendation of the Fidelity Board of Directors
The Fidelity board of directors unanimously recommends that Fidelity shareholders vote “FOR” the merger proposal, “FOR” the Fidelity compensation proposal and “FOR” the Fidelity adjournment proposal. See “The Merger — Fidelity’s Reasons for the Merger; Recommendation of the Fidelity Board of Directors” for a more detailed discussion of the Fidelity board of directors’ recommendation.
Fidelity Record Date and Quorum
The Fidelity board of directors has fixed the close of business on March 14, 2019 as the record date for determining the holders of Fidelity common stock entitled to receive notice of, and to vote at, the Fidelity special meeting. As of the Fidelity record date, there were 27,595,825 shares of Fidelity common stock outstanding and entitled to vote at the Fidelity special meeting held by 1,333 holders of record.
To transact business at the Fidelity special meeting, the presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Fidelity common stock entitled to vote at the Fidelity special meeting is necessary in order to constitute a quorum for purposes of the matters being voted on at the Fidelity special meeting. Abstentions and broker non-votes will be treated as present at the Fidelity special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Fidelity special meeting, the holders of a majority of the voting shares represented at the Fidelity special meeting, in person or by proxy, may adjourn the meeting from time to time to another time and/or place until a quorum is so present or represented.
Fidelity Voting Rights
Each share of Fidelity common stock entitles the holder to one vote at the Fidelity special meeting on each proposal to be considered at the Fidelity special meeting.
Required Vote
Approval of the merger proposal requires the affirmative vote of the holders of at least 66 2∕3% of the outstanding shares of Fidelity common stock entitled to vote on the proposal. Assuming a quorum is present, approval of the Fidelity compensation proposal and the Fidelity adjournment proposal (if necessary or appropriate) requires the affirmative vote of the holders of a majority of the votes cast at the Fidelity special meeting.
Shares Held by Officers and Directors
As of the Fidelity record date, the directors and executive officers of Fidelity and their affiliates beneficially owned and were entitled to vote 5,049,943 shares of Fidelity common stock representing approximately 18.3% of the shares of Fidelity common stock outstanding on that date. As of the Fidelity record date, Ameris, the directors and officers of Ameris and their affiliates beneficially owned no shares of Fidelity common stock outstanding on that date.
Each director of Fidelity who beneficially owns 1% or more of the outstanding Fidelity common stock, solely in such director’s capacity as a Fidelity shareholder, has entered into a voting agreement with Ameris and Fidelity, pursuant to which such director has agreed to vote in favor of the merger proposal and against any alternative acquisition proposal. As of the Fidelity record date, the directors of Fidelity who are parties to the voting agreement were entitled to vote 4,386,188 shares of Fidelity common stock representing approximately 15.9% of the shares of Fidelity common stock outstanding on that date.
Treatment of Abstentions; Failure to Vote
For purposes of the Fidelity special meeting, an abstention occurs when a Fidelity shareholder attends the Fidelity special meeting, either in person or by proxy, but abstains from voting or marks abstain on such shareholder’s proxy card for the merger proposal, an abstention or a failure to vote, either in person or by proxy, at the Fidelity special meeting will have the same effect as a vote cast against the merger proposal.
For the Fidelity compensation proposal and the Fidelity adjournment proposal, an abstention or failure to vote, either in person or by proxy, at the Fidelity special meeting will have no effect on the outcome of the vote. For each of these proposals, abstentions are not treated as votes cast and will have no effect on the outcome of the vote, though abstentions are counted towards establishing a quorum.
Voting of Proxies; Incomplete Proxies
Giving a proxy means that a Fidelity shareholder authorizes the persons named in the enclosed proxy card to vote its shares of Fidelity common stock at the Fidelity special meeting in the manner such shareholder directs. A Fidelity shareholder may vote by proxy or in person at the Fidelity special meeting. If you hold your shares of Fidelity common stock in your name as a shareholder of record, to submit a proxy, you, as a Fidelity shareholder, may use one of the following methods:
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By mail:   Complete, sign, date and return the enclosed proxy card to Fidelity using the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

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By telephone:   Use any touch-tone telephone to vote your proxy by calling toll-free (800) 652-8683 and following the voice recorded instructions. Please have your proxy card available when you call. Voting by telephone is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on the day before the Fidelity special meeting.

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Via the Internet:   Use the Internet to vote your proxy by accessing the website www.investorvote.com/LION and following the instructions on the website to obtain your records and submit an electronic ballot. Please have your proxy card available when you access this voting site. Voting via the Internet is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on the day before the Fidelity special meeting.

When the accompanying proxy is returned properly executed prior to the Fidelity special meeting, the shares of Fidelity common stock represented by it will be voted at the Fidelity special meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of Fidelity common stock represented by the proxy will be voted as recommended by the Fidelity board of directors.
If a Fidelity shareholder’s shares of Fidelity common stock are held in “street name” by a broker, bank or other nominee, the Fidelity shareholder should check the voting form used by that firm to determine whether it may vote by telephone or via the Internet.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FIDELITY COMMON STOCK YOU OWN. Accordingly, each Fidelity shareholder should complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or vote via the Internet or by telephone as soon as possible, whether or not such Fidelity shareholder plans to attend the Fidelity special meeting in person.

Shares Held in “Street Name”; Broker Non-Votes
If you are a Fidelity shareholder and your shares of Fidelity common stock are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee’s ability to vote your shares of Fidelity common stock for you is governed by the rules of the NYSE. Without your specific instruction, a broker, bank or other nominee may only vote your shares of Fidelity common stock on routine proposals. As such, your broker, bank or other nominee will submit a proxy card on your behalf as to routine proposals but leave your shares of Fidelity common stock unvoted on non-routine proposals — this is known as a “broker non-vote.” The merger proposal, the Fidelity compensation proposal and the Fidelity adjournment proposal are regarded as non-routine matters and your broker, bank or other nominee will not vote on these matters without instructions from you. Therefore, if you are a Fidelity shareholder holding your shares of Fidelity common stock in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares of Fidelity common stock:
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your broker, bank or other nominee will not vote your shares of Fidelity common stock on the merger proposal, which broker non-votes will have the same effect as a vote cast “AGAINST” this proposal; and

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your broker, bank or other nominee will not vote your shares of Fidelity common stock on the Fidelity compensation proposal or the Fidelity adjournment proposal, which broker non-votes will have no effect on the vote count for these proposals.

Revocability of Proxies and Changes to a Fidelity Shareholder’s Vote
If you have submitted your proxy and would like to revoke it, you may do so before your shares of Fidelity common stock are voted at the Fidelity special meeting by taking any of the following actions:
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delivering a written notice bearing a date later than the date of your proxy to the Corporate Secretary of Fidelity stating that you revoke your proxy, which notice must be received by Fidelity prior to the beginning the Fidelity special meeting;

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completing, signing, dating and returning to the secretary of Fidelity a new proxy card relating to the same shares of Fidelity common stock and bearing a later date, which new proxy card must be received by Fidelity prior to the beginning of the Fidelity special meeting;

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casting a new vote by telephone or via the Internet at any time before 11:59 p.m. Eastern Time on the day before the Fidelity special meeting; or

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attending the Fidelity special meeting and voting in person, although attendance at the Fidelity special meeting will not, by itself, revoke a proxy.

If you choose to send a written notice of revocation or to mail a new proxy to Fidelity, you must submit your notice of revocation or your new proxy to Fidelity Southern Corporation, Attention: Corporate Secretary, 3490 Piedmont Road, Suite 1550, Atlanta Georgia 30305.
If you have instructed a broker, bank or other nominee to vote your shares of Fidelity common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Fidelity shareholders retain the right to revoke their proxies in the manner described above. Unless so revoked, the shares of Fidelity common stock represented by such proxies will be voted at the Fidelity special meeting and all adjournments or postponements thereof.
Solicitation of Proxies
Fidelity is soliciting your proxy in conjunction with the merger. The cost of solicitation of proxies for the Fidelity special meeting will be borne by Fidelity. Fidelity will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Fidelity has retained Innisfree to assist in the solicitation of proxies for a fee of approximately $12,500 plus related fees for any additional services and reasonable out-of-pocket expenses. In addition, Fidelity’s directors, officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.
Attending the Fidelity Special Meeting
All Fidelity shareholders of record as of the record date, or their duly appointed proxies, may attend the Fidelity special meeting. If you plan to attend the Fidelity special meeting, you must hold your shares of Fidelity common stock in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the Fidelity special meeting. Fidelity reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification.
If your shares of Fidelity common stock are held in “street name” by a bank, broker or other nominee and you wish to attend the Fidelity special meeting, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you to the Fidelity special meeting. If you intend to vote in person at the Fidelity special meeting and you own your shares in “street name,” you also are required to bring to the Fidelity special meeting a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee.
The use of cameras, sound recording equipment, communications devices, or any similar equipment during the Fidelity special meeting is prohibited without Fidelity’s express written consent.
Assistance
If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus, or need help voting your shares of Fidelity common stock, please direct your inquiry to Fidelity Southern Corporation, Attention: Investor Relations, at (404) 240-1504, or Fidelity’s proxy solicitor, Innisfree, toll-free at (888) 750-5834 or collect at (212) 750-5833.

FIDELITY PROPOSALS
Proposal No. 1: Merger Proposal
As discussed elsewhere in this joint proxy statement/prospectus, Fidelity shareholders will consider and vote on the merger proposal at the Fidelity special meeting. Fidelity shareholders must approve the merger proposal in order for the merger to occur. If Fidelity shareholders fail to approve the merger proposal, the merger will not occur.
Accordingly, Fidelity is asking Fidelity shareholders to vote to approve the merger proposal, either by attending the Fidelity special meeting and voting in person or by submitting a proxy. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby. In particular, you are urged to read the merger agreement in its entirety, which is attached as Annex A to this joint proxy statement/prospectus.
Approval of the merger proposal requires the affirmative vote of 66 2∕3% of the outstanding shares of Fidelity common stock entitled to vote thereon. For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain or if your shares of Fidelity common stock are not present at the Fidelity special meeting, either in person or by proxy, it will have the same effect as a vote “AGAINST” the merger proposal. If you hold your shares of Fidelity common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares on the merger proposal, your broker, bank or other nominee will not vote your shares of Fidelity common stock on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal.
The Fidelity board of directors unanimously recommends that Fidelity shareholders vote “FOR” the merger proposal.
Proposal No. 2: Fidelity Compensation Proposal
Pursuant to the Dodd-Frank Act and Rule 14a-21(c) of the Exchange Act, Fidelity is seeking non-binding, advisory shareholder approval of the compensation of Fidelity’s named executive officers that is based on or otherwise relates to the merger as discussed under “The Merger — Merger-related Compensation for Fidelity’s Named Executive Officers.” The proposal gives Fidelity shareholders the opportunity to express their views on the merger-related compensation of Fidelity’s named executive officers. Accordingly, Fidelity is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that may be paid or become payable to Fidelity’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger — Merger-related Compensation for Fidelity’s Named Executive Officers,” is hereby APPROVED on a non-binding, advisory basis.”
The vote on this proposal is a vote separate and apart from the vote of the Fidelity shareholders to approve the merger proposal and approval of the Fidelity compensation proposal is not a condition to completion of the merger. Accordingly, a holder of Fidelity common stock may vote to not approve the Fidelity compensation proposal and vote to approve the merger proposal or vice versa. The vote with respect to the Fidelity compensation proposal is advisory only and will not be binding on Fidelity or Ameris, regardless of whether the other proposals are approved. If the merger is completed, the merger-related compensation may be paid to Fidelity’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Fidelity shareholders fail to approve the Fidelity compensation proposal.
Assuming a quorum is present, approval of the Fidelity compensation proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Fidelity special meeting. For the Fidelity compensation proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If your shares of Fidelity common stock are not present at the Fidelity special meeting, either in person or by proxy, it will have no effect on the Fidelity compensation proposal (assuming a quorum is present). If you abstain, your abstention will have no effect on the Fidelity compensation proposal, although it will be counted toward establishing a quorum. If you hold your shares of Fidelity common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares of Fidelity common stock on the Fidelity compensation proposal, your broker, bank or other nominee will not vote your shares of Fidelity common stock on the Fidelity compensation proposal, which broker non-votes will have no effect on the vote count for such proposal.
The Fidelity board of directors unanimously recommends that Fidelity shareholders vote “FOR” the Fidelity compensation proposal.
Proposal No. 3: Adjournment Proposal
The Fidelity special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal.
If, at the Fidelity special meeting, the number of shares of Fidelity common stock present in person or represented by proxy and voting in favor of the merger proposal is insufficient to approve the merger proposal, Fidelity may move to adjourn the Fidelity special meeting in order to enable the Fidelity board of directors to solicit additional proxies in favor of the merger proposal.
In the Fidelity adjournment proposal, Fidelity is asking its shareholders to authorize the holder of any proxy solicited by the Fidelity board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Fidelity special meeting to another time and/or place for the purpose of soliciting additional proxies. If the Fidelity shareholders approve the Fidelity adjournment proposal, Fidelity could adjourn the Fidelity special meeting and any adjourned session of the Fidelity special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Fidelity shareholders who have previously voted. Fidelity does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the merger proposal is adopted at the Fidelity special meeting.
Assuming a quorum is present, approval of the Fidelity adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the Fidelity special meeting. For the Fidelity adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If your shares of Fidelity common stock are not present at the Fidelity special meeting, either in person or by proxy, it will have no effect on the Fidelity adjournment proposal (assuming a quorum is present). If you abstain, your abstention will have no effect on the Fidelity adjournment proposal, although it will be counted toward establishing a quorum. If you hold your shares of Fidelity common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares of Fidelity common stock on the Fidelity adjournment proposal, your broker, bank or other nominee will not vote your shares of Fidelity common stock on the Fidelity adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.
The Fidelity board of directors unanimously recommends that Fidelity shareholders vote “FOR” the Fidelity adjournment proposal (if necessary or appropriate).

THE AMERIS SPECIAL MEETING
Date, Time and Place
The Ameris special meeting will be held on May 6, 2019, at 11:00 a.m. Eastern Time, at Ameris’s offices located at 1301 Riverplace Boulevard, Suite 2600, Jacksonville, Florida 32207. On or about March 28, 2019, Ameris will commence mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Ameris special meeting
Purpose of the Ameris Special Meeting
At the Ameris special meeting, Ameris shareholders will be asked to consider and vote upon the following matters:
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the Ameris share issuance proposal; and

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the Ameris adjournment proposal.

Recommendation of the Ameris Board of Directors
The Ameris board of directors unanimously recommends that Ameris shareholders vote “FOR” the Ameris share issuance proposal and “FOR” the Ameris adjournment proposal. See “The Merger —  Ameris’s Reasons for the Merger; Recommendation of the Ameris Board of Directors” for a more detailed discussion of the Ameris board of directors’ recommendation.
Ameris Record Date and Quorum
The Ameris board of directors has fixed the close of business on March 14, 2019 as the record date for determining the holders of Ameris common stock entitled to receive notice of, and to vote at, the Ameris special meeting. As of the Ameris record date, there were 47,585,309 shares of Ameris common stock outstanding and entitled to vote at the Ameris special meeting held by 2,669 holders of record.
To transact business at the Ameris special meeting, the presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Ameris common stock entitled to vote at the Ameris special meeting is necessary in order to constitute a quorum for purposes of the matters being voted on at the Ameris special meeting. Abstentions and broker non-votes will be treated as present at the Ameris special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Ameris special meeting, the holders of a majority of the voting shares represented at the Ameris special meeting, in person or by proxy, may adjourn the meeting from time to time to another time and/or place until a quorum is so present or represented.
Ameris Voting Rights
Each share of Ameris common stock entitles the holder to one vote at the Ameris special meeting on each proposal to be considered at the Ameris special meeting.
Required Vote
Assuming a quorum is present, approval of the Ameris share issuance proposal and Ameris adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the Ameris special meeting.
Shares Held by Officers and Directors
As of the Ameris record date, the directors and executive officers of Ameris and their affiliates owned and were entitled to vote approximately 939,892 shares of Ameris common stock, representing approximately 2.0% of the shares of Ameris common stock outstanding on that date. As of the Ameris record date, Fidelity, the directors and officers of Fidelity and their affiliates beneficially owned no shares of Ameris common stock outstanding on that date.

Treatment of Abstentions; Failure to Vote
For purposes of the Ameris special meeting, an abstention occurs when an Ameris shareholder attends the Ameris special meeting, either in person or by proxy, but abstains from voting or marks abstain on such shareholder’s proxy card. For each of the Ameris share issuance proposal and the Ameris adjournment proposal, an abstention or failure to vote, either in person or by proxy, at the Ameris special meeting will have no effect on the outcome of the vote. For these proposals, abstentions are not treated as votes cast and will have no effect on the outcome of the vote on the Ameris share issuance proposal or the Ameris adjournment proposal, though abstentions are counted towards establishing a quorum.
Voting of Proxies; Incomplete Proxies
Giving a proxy means that an Ameris shareholder authorizes the persons named in the enclosed proxy card to vote its shares of Ameris common stock at the Ameris special meeting in the manner such shareholder directs. An Ameris shareholder may vote by proxy or in person at the Ameris special meeting. If you hold your shares of Ameris common stock in your name as a shareholder of record, to submit a proxy, you, as an Ameris shareholder, may use one of the following methods:
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By mail:   Complete, sign, date and return the enclosed proxy card to Ameris using the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

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By telephone:   Use any touch-tone telephone to vote your proxy by calling toll-free (800) 652-8683 and following the voice recorded instructions. Please have your proxy card available when you call. Voting by telephone is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on the day before the Ameris special meeting.

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Via the Internet:   Use the Internet to vote your proxy by accessing the website www.investorvote.com/ameris and following the instructions on the website to obtain your records and submit an electronic ballot. Please have your proxy card available when you access this voting site. Voting via the Internet is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on the day before the Ameris special meeting.

When the accompanying proxy is returned properly executed prior to the Ameris special meeting, the shares of Ameris common stock represented by it will be voted at the Ameris special meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of Ameris common stock represented by the proxy will be voted as recommended by the Ameris board of directors.
If an Ameris shareholder’s shares of Ameris common stock are held in “street name” by a broker, bank or other nominee, the Ameris shareholder should check the voting form used by that firm to determine whether it may vote by telephone or via the Internet.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF AMERIS COMMON STOCK YOU OWN. Accordingly, each Ameris shareholder should complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or vote via the Internet or by telephone as soon as possible, whether or not such Ameris shareholder plans to attend the Ameris special meeting in person.
Shares Held in “Street Name”; Broker Non-Votes
If you are an Ameris shareholder and your shares of Ameris common stock are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee’s ability to vote your shares of Ameris common stock for you is governed by the rules of the NYSE. Without your specific instruction, a broker, bank or other nominee may only vote your shares of Ameris common stock on routine proposals. As such, your broker, bank or other nominee will submit a proxy card on your behalf as to routine proposals but leave your shares of Ameris common stock unvoted on non-routine proposals — this is known as a “broker non-vote.” The Ameris share issuance proposal and the Ameris adjournment proposal are regarded as non-routine matters and your broker, bank or other nominee will not vote on these matters without instructions from you. Therefore, if you are an Ameris shareholder holding your shares of Ameris common stock in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares of Ameris common stock, your broker, bank or other nominee will not vote your shares on the Ameris share issuance proposal or the Ameris adjournment proposal, which broker non-votes will have no effect on the outcome of the vote for these proposals.
Revocability of Proxies and Changes to an Ameris Shareholder’s Vote
If you have submitted your proxy and would like to revoke it, you may do so before your shares of Ameris common stock are voted at the Ameris special meeting by taking any of the following actions:
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delivering a written notice bearing a date later than the date of your proxy to the Corporate Secretary of Ameris stating that you revoke your proxy, which notice must be received by Ameris prior to the beginning the Ameris special meeting;

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completing, signing, dating and returning to the Corporate Secretary of Ameris a new proxy card relating to the same shares of Ameris common stock and bearing a later date, which new proxy card must be received by Ameris prior to the beginning of the Ameris special meeting;

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casting a new vote by telephone or via the Internet at any time before 11:59 p.m. Eastern Time on the day before the Ameris special meeting; or

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attending the Ameris special meeting and voting in person, although attendance at the Ameris special meeting will not, by itself, revoke a proxy.

If you choose to send a written notice of revocation or to mail a new proxy to Ameris, you must submit your notice of revocation or your new proxy to Ameris Bancorp, Attention: Corporate Secretary, 310 First Street, S.E., Moultrie, Georgia 31768.
If you have instructed a broker, bank or other nominee to vote your shares of Ameris common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Ameris shareholders retain the right to revoke their proxies in the manner described above. Unless so revoked, the shares of Ameris common stock represented by such proxies will be voted at the Ameris special meeting and all adjournments or postponements thereof.
Solicitation of Proxies
Ameris is soliciting your proxy in conjunction with the merger. The cost of solicitation of proxies for the Ameris special meeting will be borne by Ameris. Ameris will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Ameris has retained Georgeson to assist in the solicitation of proxies for a fee of approximately $10,000 plus related fees for any additional services and reasonable out-of-pocket expenses. In addition, Ameris’s directors, officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.
Attending the Ameris Special Meeting
All Ameris shareholders of record as of the record date, or their duly appointed proxies, may attend the Ameris special meeting. If you plan to attend the Ameris special meeting, you must hold your shares of Ameris common stock in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the Ameris special meeting. Ameris reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification.
If your shares of Ameris common stock are held in “street name” by a bank, broker or other nominee and you wish to attend the Ameris special meeting, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you to the Ameris special meeting. If you intend to vote in person at the Ameris special meeting and you own your shares in “street name,” you also are required to bring to the Ameris special meeting a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee.
The use of cameras, sound recording equipment, communications devices, or any similar equipment during the Ameris special meeting is prohibited without Ameris’s express written consent.
Assistance
If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus, or need help voting your shares of Ameris common stock, please direct your inquiry to Ameris Bancorp, Attention: Corporate Secretary, at (229) 890-1111, or Ameris’s proxy solicitor, Georgeson, toll-free at (866)  431-2096.

AMERIS PROPOSALS
Proposal No. 1: Ameris Share Issuance Proposal
As discussed elsewhere in this joint proxy statement/prospectus, Ameris shareholders will consider and vote on the Ameris share issuance proposal at the Ameris special meeting. Ameris shareholders must approve the Ameris share issuance proposal in order for the merger to occur. If Ameris shareholders fail to approve the Ameris share issuance proposal, the merger will not occur.
Accordingly, Ameris is asking Ameris shareholders to vote to approve the Ameris share issuance proposal, either by attending the Ameris special meeting and voting in person or by submitting a proxy. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the Ameris share issuance. In particular, you are urged to read the merger agreement in its entirety, which is attached as Annex A to this joint proxy statement/prospectus.
Assuming a quorum is present, approval of the Ameris share issuance proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Ameris special meeting. For the Ameris share issuance proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If your shares of Ameris common stock are not present at the Ameris special meeting, either in person or by proxy, it will have no effect on the Ameris share issuance proposal (assuming a quorum is present). If you abstain, your abstention will have no effect on the Ameris share issuance proposal, although it will be counted toward establishing a quorum. If you hold your shares of Ameris common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares of Ameris common stock on the Ameris share issuance proposal, your broker, bank or other nominee will not vote your shares of Ameris common stock on the Ameris share issuance proposal, which broker non-votes will have no effect on the vote count for such proposal.
The Ameris board of directors unanimously recommends that Ameris shareholders vote “FOR” the Ameris share issuance proposal.
Proposal No. 2: Ameris Adjournment Proposal
The Ameris special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies in favor of the Ameris share issuance proposal.
If, at the Ameris special meeting, the number of shares of Ameris common stock present in person or represented by proxy and voting in favor of the Ameris share issuance proposal is insufficient to approve the Ameris share issuance proposal, Ameris may move to adjourn the Ameris special meeting in order to enable the Ameris board of directors to solicit additional proxies in favor of the Ameris share issuance proposal.
In the Ameris adjournment proposal, Ameris is asking its shareholders to authorize the holder of any proxy solicited by the Ameris board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Ameris special meeting to another time and/or place for the purpose of soliciting additional proxies. If the Ameris shareholders approve the Ameris adjournment proposal, Ameris could adjourn the Ameris special meeting and any adjourned session of the Ameris special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Ameris shareholders who have previously voted. Ameris does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the Ameris share issuance proposal is approved at the Ameris special meeting.
Assuming a quorum is present, approval of the Ameris adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the Ameris special meeting. For the Ameris adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If your shares of Ameris common stock are not present at the Ameris special meeting, either in person or by proxy, it will have no effect on the Ameris adjournment proposal (assuming a quorum is present). If you abstain, your abstention will have no effect on the Ameris adjournment proposal, although it will be counted toward establishing a quorum. If you hold your shares of Ameris common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares of Ameris common stock on the Ameris adjournment proposal, your broker, bank or other nominee will not vote your shares of Ameris common stock on the Ameris adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.
The Ameris board of directors unanimously recommends that Ameris shareholders vote “FOR” the Ameris adjournment proposal.

THE PARTIES
Ameris Bancorp
Ameris Bancorp is a bank holding company that was incorporated under the laws of the State of Georgia in 1980 and is headquartered in Moultrie, Georgia. Ameris’s business is conducted primarily through Ameris Bank, a Georgia state-chartered bank and a wholly owned subsidiary of Ameris. Through Ameris Bank, Ameris provides a full range of banking services to its retail and commercial customers through 125 branches primarily concentrated in select markets in Georgia, Alabama, Florida and South Carolina. These branches serve distinct communities in Ameris’s business areas with autonomy but do so as one bank, leveraging Ameris’s favorable geographic footprint in an effort to acquire more customers. Deposits with Ameris Bank are insured, up to applicable limits, by the FDIC.
Ameris’s business model capitalizes on the efficiencies of a large financial services company while still providing the community with the personalized banking service expected by its customers. As a bank holding company, Ameris performs certain shareholder and investor relations functions and seeks to provide financial support, if necessary, to Ameris Bank. Ameris Bank is managed through a balance of decentralized management responsibilities and efficient centralized operating systems, products and loan underwriting standards. The Ameris board of directors and senior managers establish corporate policy, strategy and administrative policies. Within Ameris’s established guidelines and policies, the banker closest to the customer responds to the differing needs and demands of his or her unique market.
Throughout Ameris’s history, Ameris strategy has been focused on growing its franchise in its historical markets and in select new markets that Ameris has entered through acquisitions. Ameris believes that this strategy has resulted in a consistent record of strong growth over an extended period of time, as Ameris has grown from $2.11 billion in total assets at December 31, 2007 to $11.44 billion in total assets at December 31, 2018. At December 31, 2018, Ameris also had total loans (net of allowance for loan losses) of  $8.48 billion, total deposits of  $9.65 billion and shareholders’ equity of  $1.46 billion.
The Ameris common stock is listed on the Nasdaq under the symbol “ABCB.”
Ameris’s principal executive offices are located at 310 First Street, S.E., Moultrie, Georgia 31768, and its telephone number is (229) 890-1111. Its website is http://www.amerisbank.com. The information on Ameris’s website is not part of this joint proxy statement/prospectus, and the reference to Ameris’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.
Additional information about Ameris and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Fidelity Southern Corporation
Fidelity Southern Corporation is a bank holding company headquartered in Atlanta, Georgia. Fidelity conducts operations primarily through Fidelity Bank, a state chartered wholly-owned subsidiary bank. Fidelity Bank was organized as a national banking corporation in 1973 and converted to a Georgia chartered state bank in 2003. LionMark Insurance Company is a wholly-owned subsidiary of Fidelity and is an insurance agency offering consumer credit related insurance products. Fidelity also owns three subsidiaries established to issue trust preferred securities.
Since Fidelity’s inception in 1973, it has pursued managed, profitable growth through providing quality financial services. Fidelity’s mission is to continue growth, improve earnings and increase shareholder value; to treat customers, employees, community and shareholders according to the “Golden Rule”; and to operate within a culture of strong internal controls. Fidelity’s franchise primarily spans the metropolitan Atlanta, Jacksonville, Orlando, Tallahassee and Sarasota-Bradenton, Florida markets. Fidelity also conducts indirect automobile lending in Georgia and Florida and residential mortgage lending throughout the South. Small business administration lending has a nation-wide footprint.
Fidelity’s customers are primarily individuals and small to medium-sized businesses. Fidelity is primarily engaged in attracting deposits from individuals and businesses and using these deposits and borrowed funds to originate commercial, residential mortgage, construction and installment loans. Fidelity actively sells residential mortgage loans, small business administration loans and indirect automobile loans, retaining servicing on a significant amount of the sales. Internet banking, including online bill pay and mobile deposit, and internet cash management services are available to individuals and businesses. Fidelity also offers cash management services, remote deposit services, and international trade services for businesses. Fidelity’s wealth management business focuses on providing trust administration, investment management, financial and estate planning, specialized lending and banking for affluent and high net worth individuals. Through Fidelity’s marketing partners, Fidelity offers merchant services for businesses and credit cards for both individuals and businesses.
At December 31, 2018, Fidelity had $4.73 billion in total assets, total loans (net of allowance for loan losses) of  $3.65 billion, total deposits of  $3.98 billion and total shareholders’ equity of  $446.2 million.
Fidelity common stock is listed on the Nasdaq under the symbol “LION.”
Fidelity’s principal executive office is located at 3490 Piedmont Road, Suite 1550, Atlanta, Georgia 30305, and its telephone number at that location is (404) 639-6500. Fidelity’s website is http://www.fidelitysouthern.com. The information on Fidelity’s website is not part of this joint proxy statement/prospectus, and the reference to Fidelity’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.
Additional information about Fidelity and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of the Ameris board of directors and the Fidelity board of directors has unanimously adopted the merger agreement and approved the transactions contemplated thereby, including the merger and, in the case of the Ameris board of directors, the Ameris share issuance. The merger agreement provides for the merger of Fidelity with and into Ameris, with Ameris continuing as the surviving corporation. Immediately following the completion of the merger, Fidelity Bank will merge with and into Ameris Bank pursuant to the bank merger agreement, with Ameris Bank continuing as the surviving entity.
Each share of Fidelity common stock issued and outstanding immediately prior to the effective time, except for shares of Fidelity common stock held by Fidelity as treasury stock or shares owned by Ameris or by any wholly owned subsidiary of Ameris or Fidelity (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Ameris, Fidelity or any wholly owned subsidiary of Ameris or Fidelity in respect of a debt previously contracted), will be converted into the right to receive 0.80 shares of validly issued, fully paid and nonassessable shares of Ameris common stock. Ameris will not issue any fractional shares of Ameris common stock in the merger. Instead, a Fidelity shareholder who otherwise would have received a fraction of a share of Ameris common stock will receive an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the average of the closing-sale prices of Ameris common stock for five full trading days ending at the closing of trading on the trading day immediately prior to the closing date by (ii) the fraction of a share (rounded to three decimal places) of Ameris common stock which such holder would otherwise be entitled to receive.
Under the merger agreement, at the effective time: (i) each outstanding Fidelity option will fully vest and be converted into an option to acquire, on the same terms and conditions as were applicable to such Fidelity option, the number of shares of Ameris common stock (rounded down to the nearest whole share), determined by multiplying (x) the number of shares of Fidelity common stock subject to such Fidelity stock option immediately prior to the effective time by (y) the exchange ratio, at an exercise price per share of Ameris common stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Fidelity common stock subject to such Fidelity stock option divided by (B) the exchange ratio; and (ii) each outstanding Fidelity restricted stock award will fully vest and be cancelled and converted into the right to receive the merger consideration in respect of each share of Fidelity common stock underlying such restricted stock award, including a payment in respect of any fractional shares (together with any accrued but unpaid dividends corresponding to the portion of the restricted stock award that vests).
See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement.
Background of the Merger
The Fidelity board of directors and Fidelity’s senior management have regularly reviewed and discussed Fidelity’s business strategy, performance and prospects in the context of developments in the banking industry, the regulatory environment and the competitive landscape. Among other things, these discussions have included an evaluation of the strategic alternatives that may be available to Fidelity.
In connection with the evaluation of these strategic alternatives, members of Fidelity’s senior management have from time to time had informal discussions with representatives of other financial institutions, including Ameris.

In early June 2018, H. Palmer Proctor, Jr., President of Fidelity, and Dennis J. Zember Jr., President and Chief Executive Officer of Ameris, engaged in an informal discussion regarding developments in the banking industry and the Southeastern banking market. Mr. Zember discussed his vision to create a community bank of choice for top bankers and customers in the Southeast that could disrupt the market leading position of the large regional banks and the progress that Ameris had made through its recent acquisitions. Mr. Zember explained that the key to building such a franchise included sufficient size and scale, market presence, reputation, low-cost deposit funding, a strong balance sheet and an exceptional leadership team. Mr. Zember and Mr. Proctor then discussed the complementary nature of the two companies’ businesses, geographic footprints and cultures.
A few days later, Mr. Zember contacted Mr. Proctor to continue these discussions. Mr. Zember stated that he believed that it was the right time for a combination of the two organizations and that such a combination presented a unique opportunity for the shareholders, customers, employees and communities of both companies. Mr. Zember then outlined a preliminary framework that he believed could form the basis for the combination of the two financial institutions if Fidelity were interested: a merger of Fidelity with and into Ameris, with Ameris as the surviving company, all-stock consideration to Fidelity shareholders with an exchange ratio of approximately 0.7000, Fidelity representation on the combined company’s board of directors proportionate with its shareholders’ relative ownership of the combined company, key leadership positions for Fidelity employees and the combined bank having a significant presence and operations in Atlanta, Georgia.
On June 14, 2018, at a regularly scheduled meeting of the Fidelity Bank board of directors (which has the same members as the Fidelity board of directors), Mr. Proctor informed the Fidelity board of directors of the interest from Ameris and the substance of the discussions with Mr. Zember. James B. Miller, Jr., Chairman and Chief Executive Officer of Fidelity, and Mr. Proctor discussed their view that the initial framework for a combination of the two companies as outlined by Mr. Zember, including the illustrative exchange ratio, should be explored further but emphasized that discussions were very preliminary in nature and that no confidential information had been exchanged. Mr. Miller and Mr. Proctor also discussed their positive impressions of the Ameris franchise and senior management team, whom they knew well. The Fidelity board of directors agreed that Mr. Miller and Mr. Proctor should continue exploratory discussions with Ameris to better assess the strategic rationale for combining the two companies.
On June 16, 2018, Mr. Miller met with Mr. Zember and Ameris’s lead director, Daniel B. Jeter, to further explore the merits for the proposed combination between Ameris and Fidelity. They shared information about their respective organizations and management backgrounds, their views on trends in the banking industry and the regulatory environment and their expectations for the markets in which they operate, including continued consolidation and the benefits of size and scale in providing additional customer services and in absorbing the significant operational costs needed for compliance and investments in infrastructure. The Ameris representatives also discussed their successful track record in acquisitions but noted that they viewed this potential transaction more as a strategic combination rather than as an acquisition. They then discussed the potential benefits of combining their organizations and leveraging the combined management talent and complementary branch networks and balance sheets to create a premier banking franchise in the Southeast with attractive economies of scale and a shared commitment to their customers and the communities in which they operate.
On July 19, 2018, Fidelity held a regularly scheduled meeting of its board of directors. Mr. Proctor updated the Fidelity board of directors on the discussions with Ameris since the last meeting of the board of directors. The Fidelity board of directors authorized Mr. Miller and Mr. Proctor to engage in more detailed discussions with Ameris.
On August 22, 2018, Mr. Proctor and Mr. Miller met with Mr. Zember, Mr. Jeter and certain other members of Ameris’s executive management team and the Ameris board of directors. The Ameris representatives discussed their vision for the combined company, potential synergies, preliminary transaction economics and execution risks. The Fidelity representatives asked Ameris to provide a preliminary letter of interest in advance of the September meeting of the Fidelity board of directors.
On September 11, 2018, Mr. Zember provided Mr. Miller with a letter of interest highlighting the strategic benefits to both organizations of a combination and setting forth a preliminary and non-binding proposal. Ameris proposed a targeted exchange ratio between 0.700 and 0.7250 of Ameris common stock for each share of Fidelity common stock. The letter also proposed that the Ameris board of directors would be expanded at closing and that former directors of Fidelity would represent five out of its fourteen members. Ameris proposed that the executive management team be led by Mr. Zember as Chief Executive Officer of Ameris and Mr. Proctor as President of Ameris and Chief Executive Officer of Ameris Bank. Ameris also reaffirmed its intent for Atlanta, Georgia to be the location of its bank headquarters and operations center following the transaction.
On September 20, 2018, the Fidelity board of directors held a regularly scheduled meeting. The meeting was also attended by representatives of Sandler O’Neill who were invited to present on the proposed transaction. Mr. Miller and Mr. Proctor updated the Fidelity board of directors on the discussions with Ameris since the last board meeting, including the terms of the September 11 proposal. Representatives of Sandler O’Neill discussed general consolidation trends in the banking industry, provided an overview of Ameris and presented a preliminary financial analysis of the potential transaction and the Ameris September 11 proposal, including the proposed exchange ratio. Representatives of Sandler O’Neill also discussed certain of Fidelity’s potential strategic alternatives, including the limited number of other potential strategic partners. There was discussion regarding the level of interest that these other potential strategic partners might have in proceeding with a transaction as well as risks associated with actively soliciting other offers. As part of this discussion, it was noted that none of the potential strategic partners represented an attractive alternative to the proposed transaction with Ameris based on these criteria. The Fidelity board of directors and senior management also discussed the competitive market conditions in the banking industry, their impact on Fidelity, and the benefits in the current banking environment of increased scale and efficiencies to offset high fixed costs. The Fidelity board of directors discussed Fidelity’s progress in reducing its indirect auto business and transitioning to a more commercially focused balance sheet as well as the risks and challenges in executing on its strategy going forward, including a lower growth rate during the transitional period. The Fidelity board of directors authorized management to move forward with the discussions with Ameris and due diligence and to seek to negotiate for an increase in the proposed exchange ratio. The Fidelity board of directors also authorized the engagement of Sandler O’Neill as a financial advisor.
Over the next two weeks, representatives of Fidelity and Ameris engaged in negotiations with respect to the exchange ratio, with Fidelity seeking to increase the exchange ratio from the range proposed by Ameris in its September 11 proposal.
On October 4, 2018, Ameris sent a revised letter of interest to Fidelity. This letter revised the proposed exchange ratio, setting forth a range of potential exchange ratios from 0.8261 to 0.9875, with the final exchange ratio to be determined following due diligence.
On October 5, 2018, Mr. Miller informed Mr. Zember that Fidelity was willing to move forward with discussions and due diligence on the basis of the Ameris proposal. The parties entered into a non-disclosure agreement and each commenced their respective due diligence reviews.
On October 18, 2018, the Fidelity board of directors held a regularly scheduled meeting. Mr. Proctor updated the Fidelity board of directors on the status of discussions with Ameris and the revised October 4 proposal. Representatives of Sander O’Neill were also present at the meeting and presented an updated preliminary financial analysis based on the revised Ameris proposal as well as current market information.
On November 8, 2018, Mr. Zember reached out to Mr. Miller and Mr. Proctor and informed them that as a result of the significant decline in bank sector stocks in the weeks since the October 4 proposal, the exchange ratio needed to be revised for Ameris to continue discussions. Mr. Zember then proposed a revised exchange ratio of 0.7700 to 0.8000. Over the next twenty-four hours, representatives of Fidelity and Ameris continued to negotiate, and on November 9, 2018, Ameris revised its proposal to include an exchange ratio of 0.8000 and a commitment to increase its dividend following closing so that Fidelity shareholders would receive the same effective dividend after adjusting for the exchange ratio, subject to applicable law.
From November 13, 2018 through November 15, 2018, members of the Fidelity board of directors attended their annual board retreat for the purpose of conducting an in-depth review of Fidelity’s performance and long-term strategy. Mr. Miller and Mr. Proctor updated the Fidelity board of directors on the status of discussions and negotiations with Ameris. At a board meeting on November 15, 2018, representatives of Sandler O’Neill presented an overview of market conditions for bank sector stocks and the general macroeconomic environment as well as an updated preliminary financial analysis reflecting the revised exchange ratio and current market conditions. At the invitation of Fidelity, Mr. Zember also attended a portion of the meeting and made a presentation regarding Ameris’s vision for the combined company and his view of the anticipated benefits of the transaction. Mr. Zember also agreed to provide an updated letter of interest reflecting the new exchange ratio, which would include a 45-day exclusivity period which Ameris would require to dedicate the significant resources to complete due diligence and finalize the terms of the transaction. After Mr. Zember left the meeting, the Fidelity board of directors continued its discussion from prior meetings regarding the potential benefits of the transaction as compared to the other strategic opportunities available to Fidelity, including remaining independent. The Fidelity board of directors determined that management should continue its due diligence investigation and negotiations with Ameris and authorized the execution of the updated letter of interest when received.
On November 16, 2018, Ameris provided an updated letter of interest that memorialized the revised exchange ratio of 0.8000 as well as the commitment to increase the Ameris dividend and provided for a 45-day exclusivity period. Fidelity executed the letter of interest on November 19, 2018, which was non-binding other than the exclusivity provisions.
On November 26, 2018, Ameris’s outside legal counsel, Rogers & Hardin LLP (which we refer to as “Rogers & Hardin”), sent the first draft of the merger agreement to Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), outside legal counsel to Fidelity. Over the next couple of weeks, Rogers & Hardin and Wachtell Lipton exchanged drafts of the merger agreement and related transaction documents to be entered into in connection with the merger agreement, including a voting agreement with certain directors of Fidelity with significant stock ownership and employment agreements between Ameris and each of Mr. Miller and Mr. Proctor, and engaged in telephonic negotiations of the terms of the agreements. Also during this time, the parties worked to complete their respective due diligence reviews, which included in-person and telephonic meetings as well as document review. Mr. Miller and Mr. Proctor periodically updated members of the Fidelity board of directors regarding the status of the transaction.
On December 12, 2018, the Fidelity board of directors held a meeting to continue their discussion of the proposed transaction with Ameris. Members of Fidelity’s management team and representatives from Sandler O’Neill and Wachtell Lipton were also in attendance. At the meeting, Mr. Miller and Mr. Proctor updated the Fidelity board of directors on the status of the proposed merger, and reviewed the strategic rationale and the anticipated benefits and risks associated with the proposed merger. Representatives of management, Sandler O’Neill and Wachtell Lipton provided input on the results of the due diligence conducted on Ameris. Sandler O’Neill provided an update on the market, including a review of the recent decline in bank sector stocks, and noting that the decline in Ameris stock was likely attributable to market forces and not a change in the underlying fundamentals of Ameris. Sandler O’Neill also reviewed the financial aspects of the proposed merger, including the various financial methodologies used in its analyses. Representatives of Wachtell Lipton advised the Fidelity board of directors on its fiduciary duties and discussed the terms of the draft transaction agreements, including the merger agreement, the voting agreement and the employment agreements to be entered into between Ameris and each of Mr. Miller and Mr. Proctor. After these presentations, the Fidelity board of directors engaged in a detailed discussion regarding the benefits and risks associated with the transaction and its belief that the proposed transaction with Ameris represented the best strategic alternative available to Fidelity and authorized management to finalize the transaction documents and due diligence. The Fidelity board of directors also authorized the engagement of FIG Partners to provide a second fairness opinion in connection with the transaction.
Over the next few days, Rogers & Hardin and Wachtell Lipton worked to finalize the transaction documents, and Fidelity and Ameris completed their respective diligence reviews.
On December 16, 2018, the Fidelity board of directors held a meeting to consider the terms of the proposed transaction with Ameris. Members of Fidelity’s management team and representatives from Sandler O’Neill, FIG Partners and Wachtell Lipton were also in attendance. Representatives of Fidelity’s senior management updated the Fidelity board of directors on the completion of due diligence. Sandler O’Neill reviewed the market developments since the last board meeting and its updated financial analysis, and rendered an oral opinion to the Fidelity board of directors, which was later confirmed in writing, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications set forth in such written opinion, the exchange ratio in the proposed merger was fair to the holders of Fidelity common stock, from a financial point of view. See “—Opinion of Sandler O’Neill & Partners, L.P.,” for more information. Next, FIG Partners presented to the Fidelity board of directors its view on the market and general macroeconomic trends, including a review of the recent sell-off in bank sector stocks, including Ameris, and concurred that the decline in the market price of Ameris common stock was likely attributable to market forces and not a change in the underlying fundamentals of Ameris. FIG Partners then reviewed the financial aspects of the proposed merger, including discussing the various financial methodologies used in its analysis, and rendered an oral opinion to the Fidelity board of directors, which was later confirmed in writing, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications set forth in such written opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Fidelity common stock. See “—Opinion of FIG Partners, LLC,” for more information. Representatives of Wachtell Lipton further advised the Fidelity board of directors on its fiduciary duties and confirmed the final terms of the merger agreement and related transaction documents with the Fidelity board of directors. After considering the proposed terms of the merger agreement and related transaction documents and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the Fidelity board of directors and the factors described under “—Fidelity’s Reasons for the Merger; Recommendation of the Fidelity Board of Directors,” the Fidelity board of directors unanimously determined the merger, the merger agreement and the other transactions contemplated by the proposed merger agreement, to be in the best interests of Fidelity and its shareholders, and the directors unanimously approved and adopted the proposed merger agreement and the transactions contemplated by it and determined to recommend that Fidelity shareholders approve and adopt the merger agreement.
Subsequently, the merger agreement and related agreements were executed and delivered and the transaction announced on the morning of December 17, 2018 in a press release issued jointly by Ameris and Fidelity.
Fidelity’s Reasons for the Merger; Recommendation of the Fidelity Board of Directors
In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Fidelity board of directors evaluated the merger in consultation with the Fidelity’s management, as well as Fidelity’s financial and legal advisors, and considered a number of factors, including the following material factors:
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the Fidelity board of directors’ understanding of the current and prospective environment in which Fidelity and Ameris operate, including national and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally and the likely effect of these factors on Fidelity both with and without the merger;

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the Fidelity board of directors’ familiarity with and understanding of Fidelity’s business, results of operations, asset quality, financial and market position and expectations concerning Fidelity’s future earnings and prospects;

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information and discussion regarding Ameris’s business, results of operations, financial and market position and future earnings and prospects and the results of Fidelity’s due diligence investigation;

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the Fidelity board of directors’ evaluation, with the assistance of management and Fidelity’s financial and legal advisors, of strategic alternatives available to Fidelity for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives, and the Fidelity board of directors’ belief that the proposed merger with Ameris was the best option available to Fidelity and its shareholders;

•
the strategic benefits of the transaction and the synergies and cost savings expected to be achieved by the combined company upon completion of the merger, including the following:

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the complementary nature of the balance sheets, business strategies, customers, geographic markets and cultures of the two companies, including both companies’ client oriented community banking model;

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the belief that the transaction will accelerate Fidelity’s balance sheet restructuring and redeployment of cash flow into higher yielding assets and stimulate loan growth;

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the belief that the combined company will have one of the most recognizable brands and franchises in the Southeast and sufficient size and scale to fuel a diversified credit and treasury offering, which will position the combined bank to become the community bank of choice for top bankers and customers; and

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the fact that the combined company will have a significant presence in both Atlanta and Jacksonville which are two of the most attractive markets in the Southeast and the combined branch network will allow Fidelity to expand its customer service to communities throughout the Southeast;

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the fact that the merger consideration is all stock with a fixed exchange ratio offers Fidelity shareholders the opportunity to fully participate in the future growth and opportunities of the combined company, and the fact that the receipt of the merger consideration (other than any cash in lieu of fractional shares) will generally be tax-free to Fidelity shareholders based on the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, as further described in “Material U.S. Federal Income Tax Consequences of the Merger”;

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the participation of 5 of Fidelity’s directors on the board of directors of the combined company and the significant leadership positions of Fidelity’s senior management in the combined company which, along with Ameris’s acquisition experience, the Fidelity board of directors believes would assist in integrating and operating the combined company post-closing and enhance the likelihood of realizing the strategic benefits that Fidelity expects to result from the merger and lower execution risk;

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the separate financial presentations of each of Fidelity’s financial advisors, Sandler O’Neill and FIG Partners, to the Fidelity board of directors on December 16, 2018 and their separate respective opinions delivered to the Fidelity board of directors, to the effect that as of such date and based on and subject to certain assumptions, procedures, qualifications and limitations, the merger consideration was fair, from a financial point of view, to holders of Fidelity common stock, as further described under “The Merger—Opinion of Sandler O’Neill & Partners, L.P.” and “The Merger—Opinion of FIG Partners, LLC”;

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the historical performance of each of Fidelity common stock and Ameris common stock and the dividend yield of each and the commitment of Ameris to increase its dividend following closing so that Fidelity shareholders receive the same effective dividend after adjusting for the exchange ratio;

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the implied value of the merger consideration of  $27.22 for each share of Fidelity common stock represented approximately a 27.1% premium over the closing price of Fidelity common stock on December 14, 2018 (the last trading day prior to the board meeting to approve the transaction);

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the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluations of those factors (including Ameris’s recent record of successfully receiving regulatory approvals for acquisitions in a timely manner), and the expectation that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions;

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the terms and conditions of the merger agreement, including, among other things, the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, Fidelity’s ability to take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances, including to terminate the merger agreement to enter into a superior proposal, the conditions to closing, the possibility that Fidelity would be required to pay a termination fee under certain circumstances, the fact that Fidelity shareholders will have an opportunity to vote on the merger and that their approval is a condition to completion of the merger, the terms of the merger agreement that restrict Fidelity’s ability to solicit alternative transactions, and the provisions of the merger agreement generally requiring Fidelity to conduct its business in the ordinary course and the other restrictions on the conduct of Fidelity’s business prior to completion of the merger;
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with the merger consideration consisting of Ameris shares at a fixed exchange ratio, the potential risk for the implied value of the merger consideration to be adversely affected by a decrease in the trading price of Ameris common stock;

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the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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the potential risk of diverting management attention and resources from the operation of Fidelity’s business to the merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

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the potential risks and costs associated with successfully integrating Fidelity’s business, operations and workforce with those of Ameris, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe; and

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the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

In considering the recommendation of the Fidelity board of directors, you should be aware that certain directors and executive officers of Fidelity may have interests in the merger that are different from, or in addition to, interests of Fidelity shareholders generally and may create potential conflicts of interest. The Fidelity board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Fidelity shareholders that they vote in favor of the merger proposal. See “The Merger—Interests of Fidelity’s Directors and Executive Officers in the Merger.”
This discussion of the information and factors considered by the Fidelity board of directors includes the material factors considered by the Fidelity board of directors, but it is not intended to be exhaustive and may not include all the factors considered by the Fidelity board of directors. In view of the wide variety of factors considered, and the complexity of these matters, the Fidelity board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Rather, the Fidelity board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Fidelity’s management and its financial and legal advisors. In addition, individual members of the Fidelity board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Fidelity board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the Fidelity board of directors unanimously recommends that Fidelity shareholders vote “FOR” the merger proposal.
Certain Unaudited Prospective Financial Information
Fidelity and Ameris do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.
However, in connection with the merger, Fidelity’s senior management and Ameris’s senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by Sandler O’Neill, FIG Partners and Stephens for the purpose of performing financial analyses in connection with their respective fairness opinions, as described in this joint proxy statement/prospectus under “— Opinion of Sandler O’Neill & Partners, L.P.,” “— Opinion of FIG Partners, LLC” and “— Opinion of Stephens Inc.” We refer to this information collectively as the “prospective financial information.”
The prospective financial information was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing Fidelity shareholders and Ameris shareholders access to certain nonpublic information made available to Fidelity’s and Ameris’s financial advisors for the purpose of performing financial analyses in connection with their respective fairness opinions.
Although presented with numeric specificity, the prospective financial information reflect numerous estimates and assumptions made by Fidelity’s senior management or Ameris’s senior management, as applicable, at the time such prospective financial information was prepared or approved for use by the financial advisors and represent Fidelity senior management’s or Ameris senior management’s respective evaluation of Fidelity’s expected future financial performance on a stand-alone basis, without reference to the merger and Ameris senior management’s evaluation of Ameris’s expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Fidelity and Ameris operate and the risks and uncertainties described under “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and in the reports that Fidelity and Ameris file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Fidelity and Ameris and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Fidelity or Ameris could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that Fidelity, Ameris or their respective boards of directors or financial advisors, considered, or now consider, this prospective financial information to be material information to any Fidelity shareholders or Ameris shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which Ameris would operate the combined company after the merger.
Ernst & Young LLP (Fidelity’s independent registered public accounting firm) and Crowe LLP (Ameris’s independent registered public accounting firm) have not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these prospective financial information and, accordingly, Ernst & Young LLP and Crowe LLP have not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of Fidelity and Ameris, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.
Fidelity Prospective Financial Information
In connection with its financial analyses, Sandler O’Neill used estimates for Fidelity earnings per share for 2018 and 2019 and estimates of Fidelity annual dividends for 2018 and 2019, in each case that reflected consensus Wall Street research estimates. Further, in connection with the evaluation of the merger, Fidelity’s senior management provided an estimated long term earnings per share growth rate of 10% for 2020, 2021 and 2022 and an annual dividend increase of  $0.04 per share for 2020, 2021 and 2022. The following table presents the estimated earnings per share and dividends per share based on these assumptions.
	2018E	2019E	2020E	2021E	2022E
Earnings per share	$1.58	$1.59	$1.75	$1.92	$2.11
Dividends per share	$0.48	$0.52	$0.56	$0.60	$0.64
In connection with the merger, Sandler O’Neill, FIG Partners and Stephens also used adjusted earnings per share estimates for Fidelity that reflected the estimated impact of certain projected balance sheet repositioning, including indirect auto redeployment and proceeds from future MSR sales. These estimates were derived by first using consensus Wall Street research estimates from 2018 through 2020 and the 10% growth rate provided by Fidelity’s senior management for 2021 and 2022, and then making adjustments to reflect the estimated impact of projected balance sheet decisions, including indirect auto redeployment and proceeds from future MSR sales. The Sandler O’Neill and Stephens estimates reflected the views of Ameris’s senior management based on, among other things, its due diligence on Fidelity and the FIG Partners estimates included certain additional adjustments based on discussions with representatives of Fidelity and Ameris. The following table presents the adjusted earnings per share based on the foregoing assumptions.
	2018E	2019E	2020E	2021E	2022E
Adjusted earnings per share	$1.58	$1.54(1)	$1.96	$2.37	$2.80(1)

(1)
Due to differences in rounding and certain assumptions, FIG Partners calculated adjusted earnings per share of  $1.55 in 2019 and $2.85 in 2022.

Ameris Prospective Financial Information
In connection with their financial analyses, Sandler O’Neill and Stephens used estimates for Ameris earnings per share for 2018 and 2019 that reflected consensus Wall Street research estimates. Ameris’s senior management provided the financial advisors with an estimated long term earnings per share growth rate of 10% for 2020, 2021 and 2022 and estimated annual dividends of 0.40 per share for 2018 through 2022 on a stand-alone basis, and estimated annual dividends of  $0.60 per share following the closing of the transaction on a pro forma basis.
The following table presents the estimated earnings per share used by Sandler O’Neill and Stephens in their financial analyses based on these assumptions.
	2018E	2019E	2020E	2021E	2022E
Earnings per share	$2.75	$4.26	$4.68(1)	$5.15	$5.66(1)

(1)
Due to differences in rounding and certain assumptions, Stephens calculated earnings per share of $4.69 in 2020 and $5.67 in 2022.

In connection with its financial analyses, FIG Partners used estimates for Ameris earnings per share for 2018, 2019 and 2020 that reflected consensus Wall Street research estimates and used the 10% long term growth rate provided by Ameris’s senior management for 2021 and 2022. FIG Partners utilized the estimated annual dividends of  $0.40 for 2018 through 2022 provided by Ameris’s senior management. The following table presents the estimated earnings per share used by FIG Partners in its financial analyses based on these assumptions.
	2018E	2019E	2020E	2021E	2022E
Earnings per share	$2.75	$4.30	$4.77	$5.25	$5.77
The consensus mean Wall Street estimates used by the financial advisors differed in some respects due to them being pulled from different databases and on different dates.
In connection with the pro forma financial analysis, Ameris’s senior management also provided the financial advisors with certain assumptions regarding, among other items, purchase accounting adjustments and cost savings, which we refer to as the Ameris pro forma assumptions. These assumptions included, among other items, a gross credit mark to loans and OREO of  ($35.3) million, gross rate mark to indirect auto loans of  ($5.0) million, fair value adjustment to buildings and land of  $30.9 million, core deposit intangible of  $77.5 million, amortized straight-line over 10 years, mark of  $6.7 million to other asset and liabilities, cost savings equal to 40.0% of Fidelity’s estimated noninterest expenses (50% realized in 2019 and 100% thereafter) and Durbin impact to Fidelity’s annual earnings of  $(4.6) million pre-tax following closing, grown 3.0% annually.
General
The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Ameris nor Fidelity nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Fidelity or Ameris compared to the information contained in the prospective financial information. Neither Fidelity, Ameris, nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the prospective financial information or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The prospective financial information summarized in this section are not being included in this joint proxy statement/prospectus in order to induce any Fidelity shareholder to vote in favor of the merger proposal or any of the other proposals to be voted on at the Fidelity special meeting or to induce any Ameris shareholder to vote in favor of the Ameris share issuance proposal or any of the other proposals to be voted on at the Ameris special meeting.
Opinion of Sandler O’Neill & Partners, L.P.
Fidelity retained Sandler O’Neill to act as financial advisor to the Fidelity board of directors in connection with Fidelity’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 16, 2018 meeting at which the Fidelity board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to the Fidelity board of directors its oral opinion, which was subsequently confirmed in writing on December 16, 2018, to the effect that, as of such date, the exchange ratio in the merger was fair to the holders of Fidelity common stock, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Fidelity common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Fidelity board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any Fidelity shareholder as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Fidelity common stock and did not address the underlying business decision of Fidelity to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Fidelity or the effect of any other transaction in which Fidelity might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Fidelity or Ameris, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.
In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:
•
A draft of the merger agreement, dated December 14, 2018;

•
certain publicly available financial statements and other historical financial information of Fidelity that Sandler O’Neill deemed relevant;

•
certain publicly available financial statements and other historical financial information of Ameris that Sandler O’Neill deemed relevant;

•
publicly available consensus mean analyst earnings per share and dividends per share estimates for Fidelity for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Fidelity;

•
publicly available consensus mean analyst earnings per share estimates for Ameris for the years ending December 31, 2018 and December 31, 2019, as confirmed by the senior management of Ameris, as well as an estimated long-term earnings per share growth rate for the years thereafter and estimated dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Ameris;

•
the relative contributions of assets, liabilities, equity and earnings of Fidelity and Ameris to the combined entity;

•
the pro forma financial impact of the proposed transaction on Ameris based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Ameris, as well as the publicly available consensus mean analyst earnings per share estimate for Fidelity for the year ending December 31, 2018 with estimated earnings per share for Fidelity for the years thereafter, as provided by the senior management of Ameris;

•
the publicly reported historical price and trading activity for Fidelity common stock and Ameris common stock, including a comparison of certain stock market information for Fidelity common stock and Ameris common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•
a comparison of certain financial information for Fidelity and Ameris with similar financial institutions for which information was publicly available;

•
the financial terms of certain recent pending and completed business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Fidelity the business, financial condition, results of operations and prospects of Fidelity and held similar discussions with certain members of the senior management of Ameris and its representatives regarding the business, financial condition, results of operations and prospects of Ameris.
In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Fidelity or Ameris or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective senior managements of Fidelity and Ameris that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Fidelity or Ameris or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Fidelity or Ameris. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Fidelity or Ameris, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to Fidelity or Ameris. Sandler O’Neill assumed, with Fidelity’s consent, that the respective allowances for loan losses for both Fidelity and Ameris were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used publicly available consensus mean analyst earnings per share and dividends per share estimates for Fidelity for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Fidelity. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for Ameris for the years ending December 31, 2018 and December 31, 2019, as confirmed by the senior management of Ameris, as well as an estimated long-term earnings per share growth rate for the years thereafter and estimated dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Ameris. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Ameris, as well as the publicly available consensus mean analyst earnings per share estimate for Fidelity for the year ending December 31, 2018 with estimated earnings per share for Fidelity for the years thereafter, as provided by the senior management of Fidelity. With respect to the foregoing information, the respective senior managements of Fidelity and Ameris confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of Fidelity and Ameris, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Fidelity or Ameris since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Fidelity and Ameris would remain as going concerns for all periods relevant to its analysis.
Sandler O’Neill assumed, with Fidelity’s consent, that: (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived; (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Fidelity, Ameris or the merger or any related transactions; and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Fidelity’s consent, Sandler O’Neill relied upon the advice that Fidelity received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.
Sandler O’Neill’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of the opinion. Events occurring after the date of Sandler O’Neill’s opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading value of Fidelity common stock or Ameris common stock at any time or what the value of Ameris common stock would be once it is actually received by the holders of Fidelity common stock.
In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the Fidelity board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Fidelity or Ameris and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Fidelity and Ameris and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Fidelity, Ameris and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Fidelity board of directors at its December 16, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Fidelity common stock or the prices at which Fidelity common stock or Ameris common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the Fidelity board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of the Fidelity board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiations between Fidelity and Ameris.
Summary of Aggregate Merger Consideration and Implied Transaction Metrics
Sandler O’Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, each share of Fidelity common stock outstanding immediately prior to the effective time, except for certain shares of Fidelity common stock as specified in the merger agreement, will be converted into the right to receive 0.80 shares of Ameris common stock. Based on the closing price of Ameris common stock on December 14, 2018 of  $34.02 per share and based upon 27,371,942 shares of Fidelity common stock outstanding and 916,994 options outstanding with a weighted average exercise price of  $20.91, Sandler O’Neill calculated an aggregate implied transaction value of  $750.7 million. Based upon historical financial information for Fidelity as of or for the last twelve months (“LTM”) ended September 30, 2018, historical financial information for the LTM period adjusted to remove the one-time $4.9 million deferred tax asset write-up in Q4 2017 related to tax reform, publicly available consensus mean analyst earnings per share estimates for Fidelity for the years ending December 31, 2018 and December 31, 2019 and the closing price of Fidelity common stock on December 14, 2018 of  $21.42 per share, Sandler O’Neill calculated the following implied transaction metrics:
Transaction Value/Fidelity Last Twelve Months Earnings:	16.2x
Transaction Value/Fidelity Adjusted Last Twelve Months Earnings(1):	18.1x
Transaction Value/Fidelity 2018E Earnings:	19.2x
Transaction Value/Fidelity 2019E Earnings:	17.3x
Transaction Value/Fidelity September 30, 2018 Book Value:	173.7%
Transaction Value/Fidelity September 30, 2018 Tangible Book Value:	178.5%
Tangible Book Premium(2)/Core Deposits(3):	8.5%
Tangible Book Premium(2)/Core Deposits(4):	8.9%
Market Premium(5):	27.1%

(1)
LTM earnings adjusted to exclude the $4.9 million deferred tax asset write-up in Q4 2017 due to corporate tax reform.

(2)
Defined as aggregate merger consideration less Fidelity reported tangible common equity at September 30, 2018.

(3)
Core deposits defined as total deposits less time deposits greater than $250,000.

(4)
Core deposits defined as total deposits less time deposits greater than $100,000.

(5)
Based on Fidelity’s closing stock price of  $21.42 as of December 14, 2018.

Stock Trading History
Sandler O’Neill reviewed the historical stock price performance of Fidelity common stock for the one-year period ended and the three-year period ended December 14, 2018. Sandler O’Neill then compared the relationship between the stock price performance of Fidelity’s shares to movements in the Fidelity Peer Group (as described below) as well as certain stock indices.

Fidelity One-Year Stock Price Performance
	December 14, 2017	December 14, 2018
Fidelity	100%	100.1%
Fidelity Peer Group	100%	92.7%
NASDAQ Bank Index	100%	85.5%
S&P 500 Index	100%	98.0%
Fidelity Three-Year Stock Price Performance
	December 14, 2015	December 14, 2018
Fidelity	100%	98.3%
Fidelity Peer Group	100%	152.7%
NASDAQ Bank Index	100%	119.6%
S&P 500 Index	100%	128.6%
Sandler O’Neill also reviewed the historical stock price performance of Ameris common stock for the one-year period ended and three-year period ended December 14, 2018. Sandler O’Neill then compared the relationship between the stock price performance of Ameris’ shares to movements in the Ameris Peer Group (as described below) as well as certain stock indices.
Ameris One-Year Stock Price Performance
	December 14, 2017	December 14, 2018
Ameris	100%	73.4%
Ameris Peer Group	100%	84.1%
NASDAQ Bank Index	100%	85.5%
S&P 500 Index	100%	98.0%
Ameris Stock Three-Year Stock Price Performance
	December 14, 2015	December 14, 2018
Ameris	100%	101.4%
Ameris Peer Group	100%	109.9%
NASDAQ Bank Index	100%	119.6%
S&P 500 Index	100%	128.6%
Comparable Company Analyses
Sandler O’Neill used publicly available information to compare selected financial information for Fidelity with a group of financial institutions selected by Sandler O’Neill (which we refer to as the “Fidelity Peer Group”). The Fidelity Peer Group consisted of major exchange traded banks and thrifts headquartered in the Southeast region with total assets between $2.0 billion and $10.0 billion and nonperforming assets/total assets less than 2.00%, excluding announced merger targets. The Fidelity Peer Group consisted of the following companies:

ServisFirst Bancshares, Inc.	HomeTrust Bancshares, Inc.
Seacoast Banking Corporation of Florida	Atlantic Capital Bancshares, Inc.
First Bancorp	Capital City Bank Group, Inc.
FB Financial Corporation	Southern National Bancorp of Virginia, Inc.
City Holding Company	First Bancshares, Inc.
Franklin Financial Network, Inc.	First Community Bankshares, Inc.
Carolina Financial Corporation	SmartFinancial, Inc.
The analysis compared publicly available financial information for Fidelity and the Fidelity Peer Group as of or for the twelve months ended September 30, 2018, or for the most recent quarter (“MRQ”), with pricing data as of December 14, 2018. The table below sets forth the data for Fidelity and the high, low, median and mean data for the Fidelity Peer Group.
	Fidelity	Fidelity Peer Group Median	Fidelity Peer Group Mean	Fidelity Peer Group High	Fidelity Peer Group Low
Market Capitalization ($mm)	584	501	729	1,788	251
Price/LTM Earnings per Share (x)	12.6	16.6	19.3	48.1	12.0
Price/Year-to-Date Annualized Earnings per Share (x)	12.9	14.5	16.8	45.8	9.6
Price/2018E Earnings per Share (x)	15.3	14.1	14.7	21.0	10.4
Price/2019E Earnings per Share (x)	14.2	12.2	12.8	15.9	10.6
Price/Tangible Book Value (%)	142	191	185	268	118
Price/52-Week High (%)	79.2	75.9	77.2	92.0	65.0
Dividend Payout (%)	28.2	15.8	24.8	75.0	7.3
Total Assets ($mm)	4,812	3,538	3,937	7,518	2,051
Loans/Deposits (%)	91.5	90.2	91.2	117.4	74.5
Tangible Common Equity/Tangible Assets (%)	8.76	9.55	9.70	11.72	7.80
Total Risk Based Capital Ratio (%)	12.78	14.85	14.82	17.08	12.05
MRQ Return on Average Assets (%)	1.06	1.21	1.29	1.90	0.84
MRQ Return on Average Equity (%)	11.96	10.56	10.92	20.59	6.92
MRQ Net Interest Margin (%)	3.48	3.82	3.84	4.75	2.73
MRQ Cost of Deposits (%)	0.56	0.69	0.70	1.69	0.18
MRQ Efficiency Ratio (%)	79.2	57.0	57.1	76.4	31.5
Non-performing Assets/Total Assets (%)(1)	1.03	0.62	0.72	1.43	0.15
Loan Loss Reserve/Loans (%)	0.76	0.76	0.73	1.05	0.45

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

Note: Excludes AMTB due to recent IPO and LOB due to nontraditional banking model.
Sandler O’Neill used publicly available information to perform a similar analysis for Ameris and a group of financial institutions selected by Sandler O’Neill (which we refer to as the “Ameris Peer Group”). The Ameris Peer Group consisted of major exchange traded banks and thrifts headquartered in the Southeast regions with total assets between $5.0 billion and $20.0 billion, excluding announced merger targets. The Ameris Peer Group consisted of the following companies.
United Bankshares, Inc.	WesBanco, Inc.
BancorpSouth Bank	United Community Banks, Inc.
Simmons First National Corporation	CenterState Bank Corporation
Home BancShares, Inc.	TowneBank
South State Corporation	ServisFirst Bancshares, Inc.
Trustmark Corporation	Seacoast Banking Corporation of Florida
Union Bankshares Corporation	First Bancorp
Renasant Corporation	FB Financial Corporation

The analysis compared publicly available financial information for Ameris and the Ameris Peer Group as of or for the twelve months ended September 30, 2018, or for the MRQ, with pricing data as of December 14, 2018. The table below sets forth the data for Ameris and the high, low, median and mean data for the Ameris Peer Group.
	Ameris	Ameris Peer Group Median	Ameris Peer Group Mean	Ameris Peer Group High	Ameris Peer Group Low
Market Capitalization ($mm)	1,615	1,955	2,002	3,262	1,003
Price/LTM Earnings per Share (x)	16.6	15.4	14.9	19.5	11.6
Price/Year-to-Date Annualized Earnings per Share (x)	13.8	13.0	12.8	18.5	9.6
Price/2018E Earnings per Share (x)	11.0	12.7	12.6	17.5	10.0
Price/2019E Earnings per Share (x)	8.5	12.0	11.7	13.9	9.5
Price/Tangible Book Value (%)	191	187	195	268	163
Price/52-Week High (%)	57.6	74.6	72.6	79.9	62.4
Dividend Payout (%)	19.5	34.0	35.1	67.7	7.3
Total Assets ($mm)	11,429	12,673	12,146	19,188	5,058
Loans/Deposits (%)	92.9	92.9	91.2	101.6	80.4
Tangible Common Equity/Tangible Assets (%)	7.77	9.07	9.18	10.17	8.11
Total Risk Based Capital Ratio (%)	11.78	13.74	13.82	15.73	12.05
MRQ Return on Average Assets (%)	1.48	1.38	1.42	2.16	1.08
MRQ Return on Average Equity (%)	11.88	9.61	10.74	20.59	7.46
MRQ Net Interest Margin (%)	3.95	3.91	3.96	4.75	3.53
MRQ Cost of Deposits (%)	0.70	0.57	0.60	0.96	0.35
MRQ Efficiency Ratio (%)	51.9	55.4	54.4	65.4	31.5
Non-performing Assets/Total Assets (%)(1)	0.86	0.45	0.50	0.79	0.28
Loan Loss Reserve/Loans (%)	0.32	0.62	0.69	1.05	0.44

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

Note: Excludes AMTB due to recent IPO.
Analysis of Selected Merger Transactions
Sandler O’Neill reviewed a group of recent merger and acquisition transactions consisting of bank and thrift transactions where targets were headquartered in the Southeast region, announced between January 1, 2017 and December 14, 2018 with disclosed deal values and target total assets between $2.0 billion and $10.0 billion (which we refer to as the “Regional Precedent Transactions”).
The Regional Precedent Transactions group was composed of the following transactions:
Buyer	Target
CenterState Bank Corporation	National Commerce Corporation
Union Bankshares Corporation	Access National Corporation
Cadence Bancorporation	State Bank Financial Corporation
Renasant Corporation	Brand Group Holdings, Inc.
Banco de Credito e Inversiones SA	TotalBank
Arvest Bank Group, Inc.	Bear State Financial, Inc.
Valley National Bancorp	USAmeriBancorp, Inc.
Union Bankshares Corporation	Xenith Bankshares, Inc.
Sandy Spring Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
South State Corporation	Park Sterling Corporation
Home BancShares, Inc.	Stonegate Bank
IBERIABANK Corporation	Sabadell United Bank, N.A.
Pinnacle Financial Partners, Inc.	BNC Bancorp
Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings, transaction price to forward earnings, transaction price to book value, transaction price to tangible book value, core deposit premium and one-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Regional Precedent Transactions group.
	Fidelity/ Ameris	Regional Precedent Transactions Median	Regional Precedent Transactions Mean	Regional Precedent Transactions High	Regional Precedent Transactions Low
Transaction Price/LTM Earnings (x)	16.2	22.6	23.1	40.0	10.1
Transaction Price/Forward Earnings (x)	19.2	18.8	20.0	27.5	15.7
Transaction Price/Book Value (%)	174	189	181	248	106
Transaction Price/Tangible Book Value (%)	178	245	229	271	156
Core Deposit Premium (%)	8.9(2)/8.5(1)	15.7	15.8	22.1	9.2
1-Day Market Premium (%)	27.1	8.0	14.4	60.9	2.1

(1)
Core deposits defined as total deposits less time deposits greater than $250,000.

(2)
Core deposits defined as total deposits less time deposits greater than $100,000.

Sandler O’Neill also reviewed a nationwide group of recent merger and acquisition transactions consisting of bank and thrift transactions announced between January 1, 2017 and December 14, 2018 with disclosed deal values and target total assets between $2.0 billion and $10.0 billion (which we refer to as the “Nationwide Precedent Transactions”). The Nationwide Precedent Transactions group was composed of the following transactions:
Buyer	Target
People’s United Financial, Inc.	BSB Bancorp, Inc.
CenterState Bank Corporation	National Commerce Corporation
Union Bankshares Corporation	Access National Corporation
Independent Bank Corp.	Blue Hills Bancorp, Inc.
PacWest Bancorp	El Dorado Savings Bank, F.S.B.
WSFS Financial Corporation	Beneficial Bancorp, Inc.
Veritex Holdings, Inc.	Green Bancorp, Inc.
People’s United Financial, Inc.	First Connecticut Bancorp, Inc.
BOK Financial Corporation	CoBiz Financial Inc.
Independent Bank Group, Inc.	Guaranty Bancorp
Cadence Bancorporation	State Bank Financial Corporation
Renasant Corporation	Brand Group Holdings, Inc.
CVB Financial Corp.	Community Bank
Pacific Premier Bancorp, Inc.	Grandpoint Capital, Inc.
Banco de Credito e Inversiones SA	TotalBank
Arvest Bank Group, Inc.	Bear State Financial, Inc.
Old National Bancorp	Anchor Bancorp, Inc.
Valley National Bancorp	USAmeriBancorp, Inc.
First Financial Bancorp.	MainSource Financial Group, Inc.
Associated Banc-Corp	Bank Mutual Corporation
OceanFirst Financial Corp.	Sun Bancorp, Inc.

Buyer	Target
Union Bankshares Corporation	Xenith Bankshares, Inc.
Berkshire Hills Bancorp, Inc.	Commerce Bancshares Corp.
Sandy Spring Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
South State Corporation	Park Sterling Corporation
PacWest Bancorp	CU Bancorp
Home BancShares, Inc.	Stonegate Bank
IBERIABANK Corporation	Sabadell United Bank, N.A.
Simmons First National Corporation	First Texas BHC, Inc.
Pinnacle Financial Partners, Inc.	BNC Bancorp
Columbia Banking System, Inc.	Pacific Continental Corporation
Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings, transaction price to forward earnings, transaction price to book value, transaction price to tangible book value, core deposit premium and one-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.
	Fidelity/ Ameris	Nationwide Precedent Transactions Median	Nationwide Precedent Transactions Mean	Nationwide Precedent Transactions High	Nationwide Precedent Transactions Low
Transaction Price/LTM Earnings (x)	16.2	24.2	24.6	53.0	7.8
Transaction Price/Forward Earnings (x)	19.2	19.4	23.3	63.2	15.2
Transaction Price/Book Value (%)	174	189	189	288	106
Transaction Price/Tangible Book Value (%)	178	241	227	325	138
Core Deposit Premium (%)	8.9(2)/8.5(1)	16.0	15.6	24.1	3.0
1-Day Market Premium/(Discount) (%)	27.1	11.9	15.1	60.9	(7.1)

(1)
Core deposits defined as total deposits less time deposits greater than $250,000.

(2)
Core deposits defined as total deposits less time deposits greater than $100,000.

Sandler O’Neill then reviewed a subset of the Nationwide Precedent Group that were pending as of December 14, 2018 (which we refer to as the “Pending Precedent Transactions”). The Pending Precedent Transactions group was composed of the following transactions:
Buyer	Target
People’s United Financial, Inc.	BSB Bancorp, Inc.
CenterState Bank Corporation	National Commerce Corporation
Union Bankshares Corporation	Access National Corporation
Independent Bank Corp.	Blue Hills Bancorp, Inc.
PacWest Bancorp	El Dorado Savings Bank, F.S.B.
WSFS Financial Corporation	Beneficial Bancorp, Inc.
Veritex Holdings, Inc.	Green Bancorp, Inc.
Independent Bank Group, Inc.	Guaranty Bancorp
Cadence Bancorporation	State Bank Financial Corporation
Using the latest publicly available information prior to the announcement of the relevant transaction, with transaction pricing adjusted to represent public buyer stock prices as of December 14, 2018, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings, transaction price to forward earnings, transaction price to tangible book value and core deposit premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Pending Precedent Transactions group, as adjusted for market pricing as of December 14, 2018.
	Fidelity/ Ameris	Pending Precedent Transactions Median	Pending Precedent Transactions Mean	Pending Precedent Transactions High	Pending Precedent Transactions Low
Transaction Price/LTM Earnings (x)	16.2	16.9	20.8	40.0	14.0
Transaction Price/Forward Earnings (x)	19.2	13.3	15.0	25.1	9.8
Transaction Price/Tangible Book Value (%)	178	157	165	194	134
Core Deposit Premium (%)	8.9(2)/8.5(1)	10.3	8.9	11.4	5.2

(1)
Core deposits defined as total deposits less time deposits greater than $250,000.

(2)
Core deposits defined as total deposits less time deposits greater than $100,000.

Net Present Value Analyses
Sandler O’Neill performed an analysis that estimated the per share net present value of Fidelity common stock assuming Fidelity performed in accordance with publicly available consensus mean analyst earnings per share and dividends per share estimates for Fidelity for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings growth rate and dividends per share for the years thereafter, as provided by the senior management of Fidelity. To approximate the terminal value per share of Fidelity common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 13.0x to 18.0x and price to December 31, 2022 tangible book value per share multiples ranging from 130% to 205%. The terminal values were then discounted to present values using different discount rates ranging from 9.5% to 13.5% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Fidelity common stock. As illustrated in the following tables, the analysis indicated an imputed range of per share values of Fidelity common stock of  $17.79 to $27.79 when applying multiples of earnings and $17.63 to $31.08 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
9.5%	$20.60	$22.03	$23.47	$24.91	$26.35	$27.79
10.5%	$19.84	$21.23	$22.61	$23.99	$25.38	$26.76
11.5%	$19.13	$20.46	$21.79	$23.12	$24.45	$25.78
12.5%	$18.44	$19.72	$21.00	$22.29	$23.57	$24.85
13.5%	$17.79	$19.02	$20.26	$21.49	$22.72	$23.96
Tangible Book Value Per Share Multiples
Discount Rate	130%	145%	160%	175%	190%	205%
9.5%	$20.41	$22.54	$24.68	$26.81	$28.95	$31.08
10.5%	$19.67	$21.72	$23.77	$25.82	$27.88	$29.93
11.5%	$18.95	$20.93	$22.91	$24.88	$26.86	$28.83
12.5%	$18.28	$20.18	$22.08	$23.98	$25.88	$27.79
13.5%	$17.63	$19.46	$21.29	$23.12	$24.96	$26.79
Sandler O’Neill also considered and discussed with the Fidelity board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Fidelity’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of values per Fidelity common share, applying the price to 2022 earnings per share multiples range of 13.0x to 18.0x referred to above and a discount rate of 11.64%.
Earnings Per Share Multiples
Annual Budget Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(20.0%)	$15.59	$16.65	$17.71	$18.77	$19.83	$20.89
(10.0%)	$17.31	$18.50	$19.69	$20.89	$22.08	$23.27
0.0%	$19.03	$20.36	$21.68	$23.01	$24.33	$25.65
10.0%	$20.75	$22.21	$23.67	$25.12	$26.58	$28.04
20.0%	$22.48	$24.07	$25.65	$27.24	$28.83	$30.42
Sandler O’Neill also performed an analysis that estimated the net present value per share of Ameris common stock assuming that Ameris performed in accordance with publicly available consensus mean analyst earnings per share estimates for the years ending December 31, 2018 and December 31, 2019, as confirmed by the senior management of Ameris, as well as an estimated long-term earnings per share growth rate for the years thereafter and estimated dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Ameris. To approximate the per share terminal value of Ameris common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 10.0x to 15.0x and price to December 31, 2022 tangible book value per share multiples ranging from 180% to 230%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Ameris common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Ameris common stock of  $34.94 to $60.26 when applying multiples of earnings per share and $41.24 to $60.92 when applying multiples of tangible book value per share.
Earnings Per Share Multiples
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
9.0%	$40.63	$44.55	$48.48	$52.41	$56.33	$60.26
10.0%	$39.10	$42.88	$46.66	$50.43	$54.21	$57.99
11.0%	$37.65	$41.28	$44.92	$48.55	$52.18	$55.82
12.0%	$36.26	$39.76	$43.26	$46.76	$50.25	$53.75
13.0%	$34.94	$38.30	$41.67	$45.04	$48.41	$51.78
Tangible Book Value Per Share Multiples
Discount Rate	180%	190%	200%	210%	220%	230%
9.0%	$47.97	$50.56	$53.15	$55.74	$58.33	$60.92
10.0%	$46.17	$48.66	$51.15	$53.64	$56.13	$58.62
11.0%	$44.45	$46.84	$49.24	$51.64	$54.03	$56.43
12.0%	$42.81	$45.11	$47.42	$49.73	$52.03	$54.34
13.0%	$41.24	$43.46	$45.68	$47.90	$50.12	$52.35
Sandler O’Neill also considered and discussed with the Fidelity board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Ameris’ net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Ameris shares, applying the price to 2022 earnings per share multiples range of 10.0x to 15.0x referred to above and a discount rate of 10.75%.

Earnings Per Share Multiples
Annual Budget Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(20.0%)	$30.66	$33.60	$36.54	$39.47	$42.41	$45.34
(10.0%)	$34.33	$37.64	$40.94	$44.24	$47.54	$50.85
0.0%	$38.00	$41.67	$45.34	$49.01	$52.68	$56.35
10.0%	$41.67	$45.71	$49.75	$53.78	$57.82	$61.86
20.0%	$45.34	$49.75	$54.15	$58.55	$62.96	$67.36
Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis
Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the second calendar quarter of 2019. In performing this analysis, Sandler O’Neill utilized certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Ameris, as well as the publicly available consensus mean analyst earnings per share estimate for Fidelity for the year ending December 31, 2018 with estimated earnings per share for Fidelity for the years thereafter, as provided by the senior management of Ameris. The analysis indicated that the merger could be dilutive to Ameris’ estimated earnings per share (excluding one-time transaction costs and expenses) in the year ending December 31, 2019 and accretive to Ameris’ estimated earnings per share (excluding one-time transaction costs and expenses) in the year ending December 31, 2020, December 31, 2021 and December 31, 2022; dilutive to Ameris’ estimated tangible book value per share at closing, December 31, 2019 and December 31, 2020 and accretive to Ameris’ estimated tangible book value per share at December 31, 2021 and December 31, 2022.
In connection with this analysis, Sandler O’Neill considered and discussed with the Fidelity board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Sandler O’Neill’s Relationship
Sandler O’Neill acted as financial advisor to Fidelity in connection with the merger. Fidelity has agreed to pay Sandler O’Neill a transaction fee in an amount equal to 0.80% of the aggregate merger consideration, which transaction fee is contingent upon the closing of the merger. At the time of announcement, based on Ameris’ closing price of  $34.02 as of December 14, 2018, Sandler O’Neill’s transaction fee was approximately $6.0 million. Sandler O’Neill also received a $250,000 fee upon rendering its fairness opinion to the Fidelity board of directors, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. Fidelity has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.
Sandler O’Neill did not provide any other investment banking services to Fidelity in the two years preceding the date of its opinion. As the Fidelity board of directors are aware, in the two years preceding the date of its opinion, Sandler O’Neill provided certain investment banking services to Ameris and received fees for such services. Most recently, Sandler O’Neill acted as co-manager in connection with Ameris’ subordinated notes offering, which transaction closed in March 2017. In addition, in the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Fidelity, Ameris and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Fidelity, Ameris and their respective affiliates for its own account and for the accounts of its customers.

Opinion of FIG Partners, LLC
FIG Partners was engaged by the Fidelity board of directors by letter dated December 13, 2018 to act as financial advisor and to render a fairness opinion to the Fidelity board of directors in connection with a potential business combination with Ameris. FIG Partners delivered to the Fidelity board of directors its written opinion dated December 17, 2018 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be paid to the Fidelity shareholders is fair to the Fidelity shareholders from a financial point of view. In requesting FIG Partners’ advice and opinion, no limitations were imposed by Fidelity with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of FIG Partners, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, are attached to this joint proxy statement/prospectus as Annex D. Fidelity shareholders should read the opinion in its entirety. FIG Partners’ opinion speaks only as of December 17, 2018, the date of the opinion.
FIG Partners is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, FIG Partners has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. The Fidelity board of directors selected FIG Partners to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
FIG Partners received a fee of  $265,000 from Fidelity upon delivery of its written opinion to the Fidelity board of directors as to the fairness, from a financial point of view, of the merger to Fidelity shareholders as compensation for its services. Further, Fidelity has agreed to indemnify FIG Partners against any claims or liabilities arising out of FIG Partners’ engagement by Fidelity. As part of its investment banking business, FIG Partners is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, FIG Partners has experience and knowledge of, the valuation of banking institutions. FIG Partners’ opinion has been reviewed by FIG Partners’ compliance officer and fairness committee consistent and with internal policy. FIG Partners has not had a material relationship with or received compensation from Fidelity or Ameris during the prior two years.
The following is a summary of the analyses performed by FIG Partners in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the Fidelity board of directors by FIG Partners on December 16, 2018. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG Partners in rendering its opinion or the presentation delivered by FIG Partners to the Fidelity board of directors, but it does summarize all of the material analyses performed and presented by FIG Partners.
The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG Partners did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG Partners may have given various analyses more or less weight than other analyses. Accordingly, FIG Partners believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the Fidelity board of directors and its fairness opinion.
In performing its analyses, FIG Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Fidelity or Ameris. The analyses performed by FIG Partners are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG Partners’ analysis of the fairness of the merger consideration, from a financial point of view, to Fidelity shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG Partners’ opinion does not address the relative merits of the merger as compared to any other business combination in which Fidelity might engage. In addition, as described above, FIG Partners’ opinion was one of many factors taken into consideration by the Fidelity board of directors in making its determination to approve the merger agreement.
During the course of its engagement and as a basis for arriving at its opinion, FIG Partners reviewed and analyzed material bearing upon financial and operating conditions of Fidelity and Ameris and material prepared in connection with the merger, including, among other things, the following:
(i)
reviewed the merger agreement;

(ii)
reviewed certain historical, publicly available business and financial information concerning Fidelity and Ameris including, among other things, quarterly and annual reports filed by the parties with the SEC;

(iii)
held discussions with members or representatives of the senior management of Fidelity for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings expected to be achieved as a result of the merger;

(iv)
reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(v)
reviewed the current and historical financial results of Fidelity and Ameris;

(vi)
performed a comparison of certain Fidelity and Ameris operating and trading information with other similar publicly traded companies;

(vii)
reviewed publicly-available consensus earnings estimates for Fidelity and Ameris and assumed long term growth rates provided to us by Fidelity and Ameris representatives; and

(viii)
performed such other analyses and considered such other factors as we have deemed appropriate.

FIG Partners also took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its knowledge of the banking industry and its general experience in securities valuation.
In performing its review, FIG Partners has assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations that was contained in the financials and other materials available from public sources, or that was provided to it by Fidelity and Ameris, or their respective representatives. FIG Partners further relied on the assurances of the management of Fidelity and Ameris that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading.
FIG Partners is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Fidelity and Ameris are in the aggregate adequate to cover such losses. FIG Partners was not retained to and did not conduct a physical inspection of any of the properties or facilities of Fidelity and Ameris. In addition, FIG Partners has not reviewed individual credit files nor has it made an independent evaluation or appraisal of the assets and liabilities of Fidelity and Ameris or any of their respective subsidiaries and FIG Partners was not furnished with any such evaluations or appraisals.
In preparing its analyses, FIG Partners used publicly available consensus mean analyst earnings per share estimates for Fidelity for the years ending December 31, 2018, December 31, 2019 and December 31, 2020 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by representatives of the senior management of Fidelity. Fidelity earnings were also adjusted for the impact of projected balance sheet repositioning (including indirect auto redeployment and proceeds from future MSR sales) as provided by representatives of Fidelity and Ameris. Additionally. FIG Partners used publicly available consensus mean analyst earnings per share estimates for Ameris for the years ending December 31, 2018, December 31, 2019 and December 31, 2020 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the representatives of senior management of Ameris.
FIG Partners also received and relied upon in its pro forma analyses assumptions relating to transaction costs, purchase accounting, cost savings, core deposit intangible assets, among other assumptions, as provided by representatives of Fidelity and Ameris. FIG Partners expressed no opinion as to such information or the assumptions on which such information was based.
FIG Partners assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Fidelity or Ameris since the date of the most recent financial data made available to FIG Partners. FIG Partners also assumed in all respects material to its analysis Fidelity and Ameris would remain as going concerns for all periods relevant to its analyses.
Summary of Proposed Merger Consideration and Implied Transaction Metrics
FIG Partners reviewed the financial terms of the proposed transaction. Based upon Ameris’s December 14, 2018 closing stock price of  $34.02, and based upon 27,371,942 shares of Fidelity common stock outstanding, FIG Partners calculated an aggregate implied transaction value of approximately $750.7 million, or a transaction price per share of  $27.22. Based upon financial information for Fidelity as or for the last twelve months (“LTM”) ended September 30, 2018, unless otherwise noted, FIG Partners calculated the following implied transaction metrics:
Transaction Price/2018E Net Income(1):	17.4x
Transaction Price/2019E Net Income (including cost savings)(2):	9.5x
Transaction Price/Tangible Book Value Per Share(3):	178.5%
Tangible Book Premium/Core Deposits(4):	8.5%
Transaction Price/Total Assets(5):	15.6%

(1)
Based upon Fidelity 2018E EPS of  $1.58.

(2)
Based upon Fidelity 2019E EPS of  $1.54, which includes adjustments for projected balance sheet repositioning, plus 40% cost savings phased in 50% in 2019Y.

(3)
Based upon Fidelity tangible common equity of  $420.6 million as of 9/30/2018.

(4)
Based upon Fidelity core deposits of  $3,874.2 million as of 9/30/2018.

(5)
Based upon Fidelity total assets of  $4,812.1 million as of 9/30/2018.

Stock Trading History
FIG Partners reviewed historical publicly reported trading prices of Ameris common stock for the year-to-date period ended December 14, 2018. FIG Partners compared the relationship between the movements in the prices of Ameris common stock to movements in peer indexes (Nasdaq and SNL U.S. Bank > $10B).
Parent Year-to-Date Stock Performance
	Beginning January 1, 2018	Ending December 14, 2018
Ameris	100%	71%
Nasdaq	100%	100%
SNL U.S. Bank > $10B	100%	83%
FIG Partners also reviewed the recent trading activity of Ameris stock over the 30, 60, and 90 trading day periods ended December 14, 2018. In this analysis, FIG Partners analyzed the volume weighted average trading price of Ameris common stock over the defined periods, among other trading metrics.

Comparable Company Analyses
FIG Partners used publicly available information to compare selected financial information for Fidelity with a group of financial institutions selected by FIG Partners for the Fidelity Peer Group. The Fidelity Peer Group consisted of publicly-traded holding companies, as defined by FIG Partners’ Research Group’s published reports on Fidelity. The Fidelity Peer Group consisted of the following companies:
Pinnacle Financial Partners	First Bancorp
South State Corporation	National Commerce Corp.
CenterState Bank Corp.	Carolina Financial Corp.
ServisFirst Bancshares Inc.	Access National Corp.
United Community Banks Inc.	First Bancshares Inc.
Eagle Bancorp Inc.	Atlantic Capital Bancshares Inc.
Ameris Bancorp	Capital City Bank Group Inc.
Cadence Bancorp	Franklin Financial Network Inc
Seacoast Banking Corp. of FL	Home Bancorp Inc.
The analysis compared selected financial information for Fidelity with the corresponding publicly available data for the Fidelity Peer Group as of or for the twelve months ended September 30, 2018 (unless otherwise noted), with pricing data as of December 14, 2018. The table below sets forth the data for Fidelity and the high, low, median and mean data for the Fidelity Peer Group.
Fidelity Comparable Company Analysis
	Fidelity	Fidelity Peer Group Median	Fidelity Peer Group Mean	Fidelity Peer Group High	Fidelity Peer Group Low
Market Capitalization ($M)	$584.1	$1,125.2	$1,261.0	$3,712.2	$333.3
Price/Tangible Book Value	142.2%	182.0%	180.4%	267.8%	117.7%
Price/LTM EPS	12.6x	16.6x	16.2x	23.8x	10.7x
Price/NTM EPS	13.9x	11.9x	11.9x	16.6x	8.9x
Dividend Yield	2.2%	1.3%	1.6%	3.2%	0.0%
Weekly Volume	1.8%	2.0%	2.4%	6.2%	0.6%
Insider Ownership	23.8%	7.5%	9.8%	36.5%	2.2%
Institutional Ownership	72.0%	73.0%	68.5%	89.6%	30.9%
Last Twelve Months Return	2.2%	-15.4%	-13.4%	6.6%	-28.0%
Total Assets ($M)	$4,812.1	$5,821.3	$7,751.8	$24,557.5	$2,140.5
Total Loans ($M)	$4,078.3	$4136.1	$5,681.8	$17,522.8	$1,636.5
Tangible Common Equity/ Tangible Assets	8.6%	9.1%	9.5%	12.0%	7.8%
NPAs/Assets	1.03%	0.45%	0.57%	1.36%	0.14%
Last Twelve Months ROAA	0.98%	1.10%	1.08%	1.72%	0.16%
Last Twelve Months ROAE	11.32%	8.27%	8.78%	19.25%	1.38%

Note:
Financial data for the institutions in the Fidelity Peer Group is not pro forma for any publicly announced and pending transactions.

Note:
Fidelity P/NTM EPS based upon $1.54 2019E EPS, which considers projected balance sheet repositioning.

FIG Partners used publicly available information to perform a similar analysis for Ameris and a group of financial institutions as selected by FIG Partners for the Ameris Peer Group. The Ameris Peer Group consisted of holding companies, banks and thrifts as defined in FIG Partners’ Research Group’s reports published on Ameris. The Ameris Peer Group consisted of the following companies:

Pinnacle Financial Partners	TowneBank
United Bankshares Inc.	First Merchants Corp.
Home BancShares Inc.	United Community Banks Inc.
Bank OZK	Heartland Financial USA Inc.
Simmons First National Corp.	Cadence Bancorp.
South State Corporation	Sandy Spring Bancorp Inc.
CenterState Bank Corp.	Southside Bancshares Inc.
Union Bankshares Corp	First Bancorp
Renasant Corp.
The analysis compared financial information for Ameris with the corresponding publicly available data for the Ameris Peer Group as of or for the twelve months ended September 30, 2018 (unless otherwise noted) with pricing data as of December 14, 2018. The table below sets forth the data for Ameris and the high, low, median and mean data for the Ameris Peer Group.
Ameris Comparable Company Analysis
	Ameris	Ameris Peer Group Median	Ameris Peer Group Mean	Ameris Peer Group High	Ameris Peer Group Low
Market Capitalization ($M)	$1,615.3	$1,824.3	$2,056.5	$3,712.2	$1,003.4
Price/Tangible Book Value	191.3%	182.4%	180.2%	218.9%	95.6%
Price/LTM EPS	16.6x	13.3x	13.9x	17.2x	6.3x
Price/NTM EPS	8.9x	10.8x	11.0x	14.1x	7.0x
Dividend Yield	1.2%	2.7%	2.7%	4.3%	1.2%
Weekly Volume	3.0%	2.2%	2.7%	6.2%	1.0%
Insider Ownership	2.6%	4.3%	5.1%	11.1%	1.4%
Institutional Ownership	86.8%	72.5%	73.3%	109.3%	44.9%
Last Twelve Months Return	-26.0%	-17.0%	-17.3%	-2.9%	-51.7%
Total Assets ($M)	$11,429.0	$12,405.1	$13,306.0	$24,557.5	$5,711.6
Total Loans ($M)	$8,659.7	$9,412.0	$9,593.5	$17,522.8	$3,275.5
Tangible Common Equity/Tangible Assets	7.8%	9.0%	9.3%	13.8%	7.7%
NPAs/Assets	0.86%	0.45%	0.48%	0.78%	0.23%
Last Twelve Months ROAA	0.98%	1.15%	1.24%	2.09%	0.90%
Last Twelve Months ROAE	8.60%	8.57%	8.92%	12.74%	5.95%

Note:
Financial data for the institutions in the Ameris Peer Group is not pro forma for any publicly announced and pending transactions.

Note:
Ameris P/NTM EPS based upon consensus estimates for Ameris.

Analysis of Selected Merger Transactions
FIG Partners reviewed a group of selected merger and acquisition transactions (which we refer to as the “Comparable Transactions group”). The Comparable Transactions group consisted of selected nationwide holding company, bank and thrift transactions with disclosed deal value and target total assets between $1.0 billion and $10.0 billion announced between June 30, 2018 and December 14, 2018, excluding mergers of equals transactions and transactions where less than 100% of the stock was acquired. The Comparable Transactions group was composed of the following transactions:

Buyer	Target
Berkshire Hills Bancorp Inc.	SI Financial Group Inc.
First Midwest Bancorp Inc.	Bridgeview Bancorp Inc.
People’s United Financial Inc.	BSB Bancorp Inc.
CenterState Bank Corp.	National Commerce Corp.
Simmons First National Corp.	Reliance Bancshares Inc.
First Merchants Corp.	MBT Financial Corp.
Union Bankshares Corp.	Access National Corp.
Independent Bank Corp.	Blue Hills Bancorp Inc.
PacWest Bancorp	El Dorado SB FSB
First Busey Corp.	Banc Ed Corp.
MidWestOne Financial Group Inc.	ATBancorp
WSFS Financial Corp.	Beneficial Bancorp Inc
Veritex Holdings Inc.	Green Bancorp Inc
FIG Partners reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share and tangible book premium to core deposits. FIG Partners also reviewed the following target financials: total assets, non-performing assets to assets, tangible common equity to tangible assets and last-twelve-months return on average assets. FIG Partners compared the indicated transaction multiples and target financials for the merger to the high, low, mean and median multiples of the Comparable Transactions group.
	Fidelity/ Ameris	Precedent Transactions Median	Precedent Transactions Mean	Precedent Transactions High	Precedent Transactions Low
Deal Value ($M)	$750.7	$327.8	$519.6	$1,507.4	$145.0
Transaction price/Tangible book value per share	178.5%	177.9%	185.1%	249.9%	117.5%
Transaction price/Earnings per share	16.2x	22.8x	20.1x	27.3x	6.3x
Transaction price/Total assets	15.6%	20.6%	18.1%	26.5%	11.0%
Core deposit premium	8.5%	8.33%	10.2%	19.2%	2.6%
Target Total Assets ($M)	$4,812.1	$2,206.3	$2,616.1	$5,770.3	$1,259.9
Target NPAs/Assets	1.03%	0.52%	0.67%	1.34%	0.14%
Target TCE/TA	8.76%	10.06%	10.09%	15.19%	5.75%
Target LTM ROAA	0.98%	0.74%	0.74%	1.69%	0.01%
Net Present Value Analyses
FIG Partners performed an analysis that estimated the net present value per share of Fidelity common stock assuming Fidelity performed in accordance with publicly available consensus mean analyst earnings per share estimates for the years ending December 31, 2018, December 31, 2019 and December 31, 2020 and an estimated earnings per share growth rate for the years thereafter, as provided by the senior management and representatives of Fidelity, as well as a projected dividend growth rate, as discussed with and confirmed by senior management and representatives of Fidelity, adjusted for the projected impact of projected balance sheet repositioning. To approximate the terminal value of a share of Fidelity common stock at December 31, 2022, FIG Partners applied price to 2022 earnings multiples ranging from 14.5x to 18.5x and multiples of December 31, 2022 tangible book value ranging from 180% to 220%. The terminal values were then discounted to present values using discount rates ranging from 11.5% to 13.5%. The discount rates selected by FIG Partners were intended to reflect different assumptions regarding required rates of return of holders or prospective buyers of Fidelity common stock. The analysis and the underlying assumptions yielded a range of values per share of Fidelity common stock of  $26.62 to $36.07 when applying multiples of earnings and $25.20 to $32.76 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount Rate	14.5x	15.5x	16.5x	17.5x	18.5x
11.5%	$28.65	$30.51	$32.36	$34.22	$36.07
12.0%	$28.13	$29.95	$31.77	$33.59	$35.40
12.5%	$27.61	$29.40	$31.18	$32.97	$34.75
13.0%	$27.11	$28.86	$30.62	$32.37	$34.12
13.5%	$26.62	$28.34	$30.06	$31.78	$33.50
Tangible Book Value Multiples
Discount Rate	180%	190%	200%	210%	220%
11.5%	$27.12	$28.53	$29.94	$31.35	$32.76
12.0%	$26.63	$28.01	$29.39	$30.77	$32.16
12.5%	$26.14	$27.50	$28.85	$30.21	$31.57
13.0%	$25.67	$27.00	$28.33	$29.66	$30.99
13.5%	$25.20	$26.51	$27.82	$29.12	$30.43
FIG Partners also considered how this analysis would be affected by variations with respect to net income. FIG Partners performed a similar analysis assuming Fidelity’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following ranges of per share values for Fidelity common stock, applying the price to 2022 earnings multiples range of 14.5x to 18.5x and the price to 2022 tangible book value range of 180% to 220% referred to above and a discount rate of 12.50%.
Earnings Per Share Multiples
Annual Budget Variance	14.5x	15.5x	16.5x	17.5x	18.5x
(15.0%)	$23.73	$25.25	$26.77	$28.28	$29.80
(10.0%)	$25.02	$26.63	$28.24	$29.85	$31.45
(5.0%)	$26.32	$28.02	$29.71	$31.34	$33.10
0.0%	$27.61	$29.40	$31.18	$32.97	$34.75
5.0%	$28.91	$30.78	$32.66	$34.53	$36.41
10.0%	$30.20	$32.17	$34.13	$36.09	$38.06
15.0%	$31.50	$33.55	$35.60	$37.66	$39.71
Tangible Book Value Multiples
Annual Budget Variance	180%	190%	200%	210%	220%
(15.0%)	$24.61	$25.89	$27.16	$28.43	$29.70
(10.0%)	$25.12	$26.42	$27.72	$29.02	$30.32
(5.0%)	$25.63	$26.96	$28.29	$29.62	$30.94
0.0%	$26.14	$27.50	$28.85	$30.21	$31.57
5.0%	$26.65	$28.04	$29.42	$30.80	$32.19
10.0%	$27.16	$28.57	$29.99	$31.40	$32.81
15.0%	$27.67	$29.11	$30.55	$31.99	$33.43
FIG Partners also performed an analysis that estimated the net present value per share of Ameris common stock assuming that Ameris performed in accordance with publicly available consensus mean analyst earnings per share estimates for Ameris for the years ending December 31, 2018, December 31, 2019 and December 31, 2020 as well as an estimated earnings per share growth rate and estimated dividends for the years thereafter, as provided by the senior management and advisors of Ameris. To approximate the terminal value of Ameris common stock at December 31, 2022, FIG Partners applied price to 2022 earnings multiples ranging from 10.0x to 14.0x and multiples of December 31, 2022 tangible book value ranging from 170% to 210%. The terminal values were then discounted to present values using different discount rates ranging from 11.5% to 13.5%. Discount rates were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Ameris common stock. The analysis indicated an imputed range of values per share of Ameris common stock of  $34.37 to $51.28 when applying earnings multiples and $37.69 to $49.84 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x
11.5%	$37.02	$40.58	$44.15	$47.71	$51.28
12.0%	$36.33	$39.83	$43.33	$46.82	$50.32
12.5%	$35.66	$39.09	$42.53	$45.96	$49.39
13.0%	$35.01	$38.37	$41.74	$45.11	$48.48
13.5%	$34.37	$37.67	$40.98	$44.28	$47.59
Tangible Book Value Multiples
Discount Rate	170%	180%	190%	200%	210%
11.5%	$40.60	$42.91	$45.22	$47.53	$49.84
12.0%	$39.85	$42.11	$44.38	$46.64	$48.91
12.5%	$39.11	$41.34	$43.56	$45.78	$48.00
13.0%	$38.39	$40.57	$42.75	$44.94	$47.12
13.5%	$37.69	$39.83	$41.97	$44.11	$46.25
FIG Partners also considered how this analysis would be affected by variations with respect to net income. To illustrate this impact, FIG Partners performed a similar analysis assuming Ameris’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Ameris common stock, applying the price to 2022 earnings multiples range of 10.0x to 14.0x and the price to 2022 tangible book value range of 170% to 210% referred to above and a discount rate of 12.50%.
Earnings Per Share Multiples
Annual Budget Variance	10.0x	11.0x	12.0x	13.0x	14.0x
(15.0%)	$30.51	$33.43	$36.35	$39.26	$42.18
(10.0%)	$32.23	$35.32	$38.41	$41.50	$44.58
(5.0%)	$33.94	$37.20	$40.47	$43.73	$46.99
0.0%	$35.66	$39.09	$42.53	$45.96	$49.39
5.0%	$37.38	$40.98	$44.58	$48.19	$51.79
10.0%	$39.09	$42.87	$46.64	$50.42	$54.20
15.0%	$42.31	$44.72	$47.13	$49.54	$51.95
Tangible Book Value Multiples
Annual Budget Variance	170%	180%	190%	200%	210%
(15.0%)	$35.92	$37.95	$39.99	$42.02	$44.06
(10.0%)	$36.98	$39.08	$41.18	$43.27	$45.37
(5.0%)	$38.05	$40.21	$42.37	$44.53	$46.69
0.0%	$39.11	$41.34	$43.56	$45.78	$48.00
5.0%	$40.18	$42.46	$44.75	$47.03	$49.32
10.0%	$41.24	$43.59	$45.94	$48.28	$50.63
15.0%	$40.81	$44.76	$48.70	$52.65	$56.60

In connection with its analyses, FIG Partners considered and discussed with the Fidelity board of directors how the present value analyses would be affected by changes in the underlying assumptions. FIG Partners noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis
FIG Partners performed a pro forma merger analysis that combined projected income statement and balance sheet information of Fidelity and Ameris. FIG Partners analyzed the estimated financial impact of the merger on certain projected financial results for Fidelity and Ameris and financial forecasts and projections relating to the earnings of Fidelity and Ameris, which were derived by FIG Partners from publicly available consensus estimates, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses), which, in the case of Fidelity and Ameris were derived by FIG Partners from publicly available information. This analysis indicated that the merger could be accretive to Ameris estimated EPS in 2020 and have a 2.5 payback period for Ameris with minimal dilution at closing to estimated tangible book value per share (2.5% dilutive to the Ameris tangible book value per share). For all of the above analysis, the actual results achieved by Ameris following the merger may vary from the projected results, and the variations may be material.
Ameris’s Reasons for the Merger; Recommendation of the Ameris Board of Directors
In evaluating the merger, the Ameris board of directors consulted with Ameris management, as well as Ameris’s independent legal and financial advisors, and, in the course of reaching its decision to adopt the merger agreement and approve the transactions contemplated thereby, including the merger and the Ameris share issuance, and to recommend that Ameris shareholders approve the Ameris share issuance proposal, the Ameris board of directors considered a number of factors, including the following material factors:
•
its understanding of the current and prospective environment in which Ameris and Fidelity operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally and the likely effect of these factors on Ameris both with and without the proposed transaction;

•
its view that Fidelity’s earnings and prospects, and synergies potentially available in the merger, if completed, created an opportunity for the combined company to have superior future earnings and prospects compared to Ameris’s earnings and prospects on a stand-alone basis. In particular, the Ameris board of directors considered the following:

◦
its view that the merger will create a stronger company, elevated growth and meaningful long-term value for both shareholders and customers of Ameris and Fidelity;

◦
its view that the merger is a well-structured, low-risk transaction with appealing acquisition metrics, including a compelling strategic rationale, mid-single digit accretion with fully phased in cost savings and an earn-back of approximately 2.5 years;

◦
that shareholders of Ameris and Fidelity would benefit from expected annual cost savings from maximizing efficiencies across the combined company;

◦
its view that Fidelity’s business and operations complement those of Ameris, including by driving revenue synergies and strengthening core operating and financial metrics;

◦
that the merger would diversify Ameris’s loan portfolio and provide an opportunity to strengthen its core deposit base;

◦
that the merger would enhance profitability and returns while reducing risk profile through diversification;

◦
the anticipated pro forma impact of the merger on the combined company, including the expected impact on financial metrics (including earnings per share, return on invested capital, return on tangible common equity and cash efficiency ratio) and on long-term capital ratios;

◦
the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company given its larger size, asset base, capital and footprint;

◦
its review and discussions with Ameris’s management and advisors concerning Ameris’s due diligence examination of Fidelity’s business;

◦
the participation of five of Fidelity’s directors on the board of directors of the combined company, and the significant leadership positions of Fidelity’s senior management in the combined company, each of which the Ameris board of directors believed would assist integrating the businesses of Ameris and Fidelity after the closing and enhance the likelihood of realizing the strategic benefits that Ameris expects to derive from the merger;

◦
Ameris’s successful track record of creating shareholder value through acquisitions and its proven experience in successfully integrating acquired businesses and retaining key personnel, and Ameris management’s belief that Ameris will be able to integrate Fidelity with Ameris successfully; and

◦
the financial analyses presented to the Ameris board of directors by Stephens and the oral opinion rendered by Stephens, subsequently confirmed by delivery of a written opinion dated December 16, 2018, to the Ameris board of directors to the effect that, as of such date and based on and subject to the factors and assumptions set forth in Stephens’s written opinion, the consideration to be given by Ameris in the merger is fair to Ameris from a financial point of view, as summarized below under “— Opinion of Stephens Inc.”

The Ameris board of directors also considered potential risks relating to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks included:
•
the possibility of encountering difficulties in achieving anticipated cost savings in the amounts estimated or in the time frame contemplated;

•
the possibility of encountering difficulties in successfully integrating Fidelity’s business, operations, and workforce with those of Ameris;

•
the merger-related costs, including the payments and other benefits to be received by Fidelity directors and executive officers in connection with the merger as more fully described under “— Interests of Fidelity’s Directors and Executive Officers in the Merger” and “— Merger-related Compensation for Fidelity’s Named Executive Officers”;

•
diversion of management attention and resources from the operation of Ameris’s business towards the completion of the merger; and

•
the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions.

The foregoing discussion of the information and factors considered by the Ameris board of directors is not intended to be exhaustive, but includes the material factors considered by the Ameris board of directors. In reaching its decision to adopt the merger agreement and approve the transactions contemplated thereby, including the merger and the Ameris share issuance, and to recommend that Ameris shareholders approve the Ameris share issuance proposal, the Ameris board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Ameris board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the reasoning of the Ameris board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the Ameris board of directors unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Ameris and its shareholders; and (ii) adopted the merger agreement and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the Ameris share issuance. The Ameris board of directors unanimously recommends that Ameris shareholders vote “FOR” the Ameris share issuance proposal.
Opinion of Stephens Inc.
Ameris engaged Stephens to render financial advisory and investment banking services to Ameris, including (but not limited to) providing an opinion to the Ameris board of directors as to the fairness, from a financial point of view, to Ameris of the consideration to be given to Fidelity in the merger. Ameris selected Stephens because Stephens is a nationally recognized investment banking firm with substantial experience in mergers similar to the merger. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
At the December 16, 2018 meeting of the Ameris board of directors, representatives of Stephens rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Ameris board of directors dated December 16, 2018, as to the fairness, as of such date, from a financial point of view, to Ameris of the consideration to be paid by Ameris in the merger, based upon and subject to the qualifications, limitations and assumptions made and other matters considered in connection with the preparation of its opinion.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the written opinion of Stephens, dated December 16, 2018, a copy of which is attached as Annex E to this joint proxy statement/prospectus. Ameris shareholders are urged to read the opinion in its entirety.
Stephens provided its opinion for the information of the Ameris board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses the fairness, from a financial point of view, of the merger consideration to be given by Ameris. The opinion of Stephens does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Stephens opinion does not constitute a recommendation to the Ameris board of directors or to any Ameris shareholder as to how the Ameris board of directors, such Ameris shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. Stephens does not express any opinion as to the likely trading range of Ameris common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the operations, financial condition or prospects of Ameris at that time.
In connection with its review of the merger and the preparation of its opinion, Stephens, among other things:
•
analyzed certain publicly available financial statements and reports regarding Ameris and Fidelity;

•
reviewed and considered publicly available consensus mean analyst earnings per share estimates for Ameris and Fidelity for the years ending December 31, 2018 and December 31, 2019, publicly available consensus mean analyst earnings per share estimates for Fidelity for the year ending December 31, 2020 and estimated long-term annual earnings and balance sheet growth rates and dividends per share for Ameris and Fidelity for the years thereafter, as provided to Stephens by the senior management of Ameris;

•
analyzed, on a pro forma basis in reliance upon financial projections and other information and assumptions provided by the management teams of Ameris and Fidelity, the effect of the merger on the balance sheet, earnings, tangible book value per share and earnings per share of Ameris;

•
reviewed the reported prices and trading activity for the common stock of Ameris and Fidelity;

•
compared the financial performance of Ameris and Fidelity with that of certain publicly-traded companies that Stephens deemed relevant to its analysis of the merger, and their securities;

•
reviewed the financial terms, to the extent publicly available, of certain merger or acquisition mergers that Stephens deemed relevant to its analysis of the merger;

•
reviewed the merger agreement and related documents provided to Stephens by Ameris;

•
discussed with management of Ameris the operations of and future business prospects for Ameris and Fidelity and the anticipated cost savings and financial consequences of the merger to Ameris; and

•
performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information and financial data provided to it by Ameris and Fidelity and of the other information reviewed by it in connection with the preparation of its opinion, and its opinion is based upon such information. Stephens has not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. Management of Ameris has assured Stephens that they were not aware of any relevant information that has been omitted or remained undisclosed to Stephens. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Ameris or of Fidelity, and Stephens has not been furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of Ameris or of Fidelity under any laws relating to bankruptcy, insolvency or similar matters. Stephens has not received or reviewed any individual credit files nor did Stephens make an evaluation of the adequacy of the allowance for loan losses of Ameris or Fidelity. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of Ameris or Fidelity. With respect to any financial forecasts prepared by the management of Ameris, including forecasts of potential cost savings and of potential synergies, Stephens assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of Ameris as to the future financial performance of Ameris and Fidelity and that the financial results reflected by such projections will be realized as predicted. Stephens has also assumed that the representations and warranties contained in the merger agreement and all related documents are true, correct and complete in all material respects. In formulating its opinion, Stephens considered only the merger consideration to be paid by Ameris, and Stephens did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Ameris or Fidelity, or such class of persons, in connection with the merger whether relative to the merger consideration to be received by any class or group of securities holders or otherwise. Stephens was not requested to opine as to, and its opinion did not express any views as to or otherwise address, among other things: (i) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Ameris, or to any other party, except and only to the extent expressly set forth in its opinion letter; or (ii) the fairness of the merger to any one class or group of Ameris’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Ameris’s or such other party’s security holders or other constituents.
Material Financial Analyses
The following is a summary of the material financial analyses presented by Stephens to the Ameris board of directors at its meeting on December 16, 2018, in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Stephens to the Ameris board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
No company or merger used in the analyses described below is identical or directly comparable to Ameris, Fidelity or the contemplated merger. For purposes of the financial analyses described below, Stephens utilized an implied merger value for the proposed merger of  $27.22 per share of Fidelity common stock based on the 0.8000x exchange ratio in the merger agreement and the closing price of Ameris common stock on December 14, 2018. In addition to the financial analyses described below, Stephens reviewed with the Ameris board of directors for informational purposes, among other things, implied merger statistics for the proposed merger of 16.0x, 17.3x and 17.1x Fidelity’s last 12 months (“LTM”), 2018 and 2019 earnings per share (“EPS”), using reported LTM EPS and consensus EPS estimates for Fidelity, 176.4% of Fidelity’s reported tangible book value (“TBV”) per share as of September 30, 2018, 8.8% premium to Fidelity’s core deposits as of September 30, 2018 and 27.1% premium to Fidelity’s closing stock price of  $21.42 as of December 14, 2018, in each case based on the implied merger value for the proposed merger of  $27.22 per share of Fidelity common stock.
Selected Public Companies Analysis — Ameris
Stephens used publicly available information to compare selected financial information for Ameris with a group of financial institutions selected by Stephens. The Ameris peer group included 12 Southeast banks whose securities are publicly traded on major U.S. exchanges with assets between $10.0 billion and $25.0 billion. The Ameris peer group consisted of the following companies:
•
BancorpSouth Bank

•
CenterState Bank Corporation

•
Home BancShares, Inc.

•
Pinnacle Financial Partners, Inc.

•
Renasant Corporation

•
South State Corporation

•
TowneBank

•
Trustmark Corporation

•
Union Bankshares Corporation

•
United Bankshares, Inc.

•
United Community Banks, Inc.

•
WesBanco, Inc.

The analysis compared publicly available financial information for Ameris with the corresponding data for the Ameris peer group as of or for the three-month period ended September 30, 2018 (unless otherwise indicated), with pricing data as of December 14, 2018. The table below sets forth the data for Ameris and the 25th percentile, 75th percentile and median data for the Ameris peer group. Regulatory data was used when GAAP data was unavailable.
	Comparable Company Analysis
	Ameris	Ameris Peer Group
		75th	Median	25th
Total Assets (in millions)	$11,429	$18,017	$14,717	$12,636
Loans/Deposits	92.9%	94.9%	93.6%	86.5%
Core Deposits/Deposits	88.3%	95.9%	93.2%	88.9%
Non-performing Assets/Assets	0.86%	0.55%	0.43%	0.32%
Tangible Common Equity/Tangible Assets	7.77%	9.57%	9.06%	8.83%
Core Return on Average Assets(1)	1.52%	1.58%	1.42%	1.36%
Net Interest Margin	3.95%	4.09%	3.75%	3.61%
Efficiency Ratio	51.9%	60.5%	55.4%	49.4%
Construction & Development Loans/Total Risk-Based Capital(2)	77.1%	84.8%	74.3%	64.9%
Commercial Real Estate Loans/Total Risk-Based Capital(2)	257.7%	288.4%	254.7%	218.5%
Market Capitalization	$1,615	$2,866	$2,071	$1,855
Price/Tangible Book Value	1.91x	1.94x	1.82x	1.75x
Price/2018 Consensus Estimated EPS	10.3x	12.8x	12.0x	10.4x
Price/2019 Consensus Estimated EPS	8.0x	11.7x	11.0x	9.7x

(1)
Core income excludes net income attributable to non-controlling interest, non-recurring items, gain/loss on sale of securities.

(2)
Bank level data.

Selected Companies Analysis — Fidelity
Stephens used publicly available information to perform a similar analysis for Fidelity using a peer group of financial institutions selected by Stephens. The Fidelity peer group consisted of 10 Southeast banks whose securities are publicly traded on Nasdaq, NYSE American with assets between $3.0 billion and $8.0 billion. The Fidelity peer group consisted of the following companies:
•
Carolina Financial Corporation

•
City Holding Company

•
Community Trust Bancorp, Inc.

•
First Bancorp

•
Franklin Financial Network, Inc.

•
HomeTrust Bancshares, Inc.

•
Origin Bancorp, Inc.

•
Seacoast Banking Corporation of Florida

•
ServisFirst Bancshares, Inc.

•
Stock Yards Bancorp, Inc.

The analysis compared publicly available financial information for Fidelity with the corresponding data for the Fidelity peer group as of or for the three-month period ended September 30, 2018 (unless otherwise indicated), with pricing data as of December 14, 2018. The table below sets forth the data for Fidelity and the 25th percentile, 75th percentile and median data for the Fidelity peer group. Regulatory data was used when GAAP data was unavailable.
	Comparable Company Analysis
	Fidelity	Fidelity Peer Group
		75th	Median	25th
Total Assets (in millions)	$4,812	$5,966	$4,421	$3,632
Loans/Deposits	91.5%	97.6%	94.6%	88.6%
Core Deposits/Deposits	94.1%	94.4%	91.9%	88.1%
Non-performing Assets/Assets	1.03%	1.03%	0.74%	0.35%
Tangible Common Equity/Tangible Assets	8.57%	11.61%	10.28%	8.98%
Core Return on Average Assets(1)	0.89%	1.81%	1.55%	1.08%
Net Interest Margin	3.48%	3.91%	3.80%	3.54%
Efficiency Ratio	79.2%	60.5%	55.1%	50.9%
Construction & Development Loans/Total Risk-Based Capital(2)	60.9%	79.6%	66.5%	50.6%
Commercial Real Estate Loans/Total Risk-Based Capital(2)	144.3%	249.2%	234.1%	203.4%
Market Capitalization	$584	$1,140	$796	$619
Price/Tangible Book Value	1.39x	2.29x	1.83x	1.43x
Price/2018 Consensus Estimated EPS	13.6x	16.9x	12.9x	11.4x
Price/2019 Consensus Estimated EPS	13.5x	14.3x	12.1x	11.3x

(1)
Core income excludes net income attributable to non-controlling interest, non-recurring items, gain/loss on sale of securities.

(2)
Bank level data.

Selected Merger Analysis
Stephens reviewed a group of recent merger and acquisition mergers consisting of 14 nationwide bank mergers announced between January 1, 2017 and December 14, 2018, with reported target assets between $3.0 billion and $8.0 billion where the target’s return on average assets was greater than 0.50%, the target’s ratio of non-performing assets to total assets was less than 3.0% and the target’s ratio of tangible common equity to tangible assets was less than 13.0%. The precedent mergers group was composed of the following mergers:
Acquirer	Target	Announcement Date
CenterState Bank Corp.	National Commerce Corp.	11/26/2018
PacWest Bancorp	El Dorado SB FSB	9/12/2018
Veritex Holdings Inc.	Green Bancorp Inc.	7/24/2018
People’s United Financial Inc.	First Connecticut Bancorp, Inc.	6/19/2018
BOK Financial Corp.	CoBiz Financial Inc.	6/18/2018
Independent Bk Group Inc.	Guaranty Bancorp	5/22/2018
Cadence Bancorp	State Bank Financial Corp.	5/13/2018
CVB Financial Corp.	Community Bank	2/26/2018
Valley National Bancorp	USAmeriBancorp Inc.	7/26/2017
First Financial Bancorp.	MainSource Financial Group	7/25/2017
South State Corporation	Park Sterling Corporation	4/27/2017
PacWest Bancorp	CU Bancorp	4/06/2017
IBERIABANK Corp.	Sabadell United Bank N.A.	2/28/2017
Pinnacle Financial Partners	BNC Bancorp	1/22/2017
Using the latest publicly available information prior to the announcement of the merger, Stephens reviewed the following merger metrics: deal value, target total assets, target non-performing assets to assets, target tangible common equity to tangible assets, target last twelve months return on average assets, target last twelve months efficiency ratio, price to tangible book value, price to last twelve months earnings per share, price to next fiscal year earnings per share, core deposit premium and market premium. Stephens compared the indicated merger metrics for the merger, based on an aggregate implied merger value of approximately $750.7 million, or a merger price per share of  $27.22, resulting from the closing stock price of Ameris common stock on December 14, 2018 of  $34.02, to the 25th percentile, 75th percentile and median metrics of the precedent mergers group.
	Ameris/ Fidelity	Precedent Transactions
		75th	Median	25th
Deal Value (in millions)	$751(3)	$1,022	$928	$741
Total Assets (Target)	$4,812	$4,389	$3,929	$3,412
Non-performing Assets/Assets	1.03%	0.70%	0.55%	0.41%
Tangible Common Equity/Tangible Assets	8.76%	9.33%	8.96%	8.86%
LTM Return on Average Assets	0.98%	1.10%	0.98%	0.81%
LTM Efficiency Ratio	78.9%	61.0%	55.3%	52.8%
Price/Tangible Book Value	176.4%	268.8%	247.7%	212.6%
Price/LTM EPS(1)	17.4x(4)	23.0x	21.3x	19.9x
Price/Next Year EPS	17.1x(5)	17.3x	16.4x	14.6x
Core Deposit Premium	8.8%(6)	20.4%	18.0%	14.2%
Market Premium(2)	27.1%(7)	17.6%	10.5%	3.7%

(1)
Based on LTM pre-tax earnings, tax-effected at a 22.6% effective tax rate (Fidelity’s year to date effective tax rate as of September 30, 2018).

(2)
Market premium based on target’s stock price one day before announcement.

(3)
Merger value based on Ameris’s closing price of  $34.02 as of December 14, 2018 and a 0.8000 exchange ratio.

(4)
Based on Fidelity tangible book value per share of  $15.43 as of September 30, 2018.

(5)
Based on Fidelity LTM pre-tax earnings of  $55.7 million, tax-effected at a 22.6% effective tax rate as of September 30, 2018.

(6)
Based on Fidelity 2019 EPS of  $1.59 as of December 14, 2018, per FacSet.

(7)
Based on Fidelity core deposits of  $3.9 billion and tangible common equity of  $411 million as of September 30, 2018.

(8)
Based on Fidelity closing stock price of  $21.42 as of December 14, 2018.

Discounted Cash Flow Analysis
Stephens performed a discounted cash flow analysis to estimate a range for the implied equity value of Fidelity, taking into account the cost savings and related expenses expected to result or be derived from the merger as well as certain purchase accounting adjustments assumed with respect thereto. In this analysis, Stephens used financial forecasts and projections relating to the earnings and assets of Fidelity prepared and provided to Stephens by Ameris’s management, and estimated cost savings and related expenses and purchase accounting adjustments that were provided by Ameris’s management. Stephens assumed discount rates ranging from 10.0% to 14.0%. The ranges of values were derived by adding: (i) the present value of the estimated free cash flows that Fidelity could generate over the period from July 1, 2019 to 2023; and (ii) the present value of Fidelity’s implied terminal value at the end of such period. Stephens assumed that Fidelity would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Fidelity, Stephens applied a range of 9.0x to 13.0x estimated 2023 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Fidelity common stock of approximately $39.53 per share to $60.73 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Fidelity.
Relative Contribution Analysis
Stephens analyzed the relative standalone contribution of Ameris and Fidelity to various pro forma balance sheet and income statement items of the combined entity. This analysis excluded purchase accounting adjustments. To perform this analysis, Stephens used: (i) balance sheet data for Ameris and Fidelity as of September 30, 2018; and (ii) estimated earnings data for Ameris and Fidelity taken from mean analyst estimates. The results of the analysis are set forth in the following table, which also compares the results of the analysis with the implied pro forma ownership percentages of Ameris’s and Fidelity’s respective shareholders in the combined company based on the exchange ratio of 0.8000x in the merger:
	Ameris % of Total	Fidelity % of Total
Balance Sheet
Assets	70.4%	29.6%
Gross Loans	68.0%	32.0%
Deposits	69.4%	30.6%
Equity	76.5%	23.5%
Tangible Equity	67.3%	32.7%
Income Statement
Last Twelve Months (“LTM”) Operating Pre-Tax Income(1)	73.2%	26.8%
2018E Operating Income(2)	76.2%	23.8%
2019E Operating Income(2)	82.0%	18.0%
Ownership(3)
100% Common Stock at 0.8000x Exchange Ratio	68.4%	31.6%

(1)
Operating pre-tax income reflects reported pre-tax income plus merger charges and any other one-time costs.

(2)
Ameris and Fidelity earnings per consensus operating estimates per Factset.

(3)
Shares of Ameris common stock outstanding of 47,500,913 and options outstanding of 84,307 with weighted average strike price of  $11.51 as of November 30, 2018. Shares of Fidelity common stock outstanding of 27,298,456 as of November 30, 2018, 73,486 additional projected restricted stock awards to be awarded in first quarter 2019 and 916,994 in-the-money options with a weighted average exercise price of  $20.91, rolled over.

Pro Forma Financial Impact Analysis
Stephens performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Ameris and Fidelity. Using closing balance sheet estimates as of June 30, 2019 for Ameris and Fidelity provided by Ameris management, consensus earnings estimates of Ameris for 2018 and 2019, as well as assumed long term growth rates based thereon provided by Ameris’s management, certain financial and operating forecasts and projections for Fidelity provided by Ameris’s management, and pro forma assumptions (including certain purchase accounting adjustments, cost savings and related expenses) provided by Ameris’s management, Stephens analyzed the potential financial impact of the merger on certain projected financial results of Ameris. This analysis indicated the merger could be accretive to Ameris’s 2020 estimated EPS, accretive to Ameris’s estimated book value per share as of June 30, 2019 and dilutive to Ameris’s estimated tangible book value per share as of June 30, 2019. The analysis indicated that, pro forma for the merger, Ameris’s tangible common equity to tangible assets ratio as of June 30, 2019 could be unchanged. Furthermore, the analysis indicated that, pro forma for the merger, each of Ameris’s Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of June 30, 2019 could be lower. For all of the above, the actual results achieved by Ameris following the merger may vary from the projected results, and the variations may be material.
Additional Considerations
The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgements as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Stephens as to the actual value of Fidelity.
In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Ameris. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Ameris board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Stephens of the fairness, from a financial point of view, to Ameris, of the merger consideration to be given by Ameris in the merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be bought or sold, and such estimates are inherently subject to uncertainty. The opinion of Stephens was one of many factors taken into account by the Ameris board of directors in making its determination to adopt the merger agreement and approve the transactions contemplated thereby. Neither the opinion of Stephens nor the analyses described above should be viewed as determinative of the views of the Ameris board of directors’ or Ameris’s management with respect to Ameris, Fidelity or the merger. Stephens provided advice to Ameris with respect to the merger. Stephens did not, however, recommend any specific amount of consideration to the Ameris board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger. Ameris placed no limits on the scope of the analysis performed, or opinion expressed, by Stephens.
The Stephens opinion was necessarily based upon market, economic, and other circumstances and conditions existing and can be evaluated on, and on the information made available to Stephens as of December 14, 2018. It should be understood that subsequent developments may affect the opinion of Stephens and that Stephens does not have any obligation to update, revise or reaffirm its opinion. Stephens has assumed that the merger will be consummated on the terms of the merger agreement provided to it, without material waiver or modification. Stephens has also assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the merger to Ameris.
Pursuant to the Stephens’s engagement agreement, Ameris agreed to pay Stephens a fee equal to $5,000,000 for its services in connection with the merger upon the closing of the merger. In addition, for services rendered in connection with the delivery of its opinion, Ameris paid Stephens a fee equal to $1,000,000 upon delivery of its opinion. Ameris also agreed to reimburse Stephens for out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Stephens against certain liabilities relating to or arising out of Stephens’ engagement or Stephens’s role in connection therewith. In addition to this present engagement, Stephens has provided investment banking and financial advisory services to Ameris in the past two years. Stephens was engaged in December 2016, March 2017 and January 2018 as an advisor for Ameris in connection with a merger, as an underwriter in a follow on equity offering and a subordinated debt offering for Ameris and as an advisor for Ameris in connection with a merger, respectively. Stephens received compensation for the aforementioned engagements in the aggregate amount of  $6.1 million. In the past two years, Stephens has not provided investment banking and financial advisory services to Fidelity.
Stephens is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar mergers. In the ordinary course of business, Stephens makes a market in the stocks of Ameris and Fidelity and may trade in the securities of Ameris and Fidelity for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Stephens may provide investment banking, financial advisory and other financial services to Ameris and/or Fidelity or other participants in the merger in the future, for which Stephens may receive compensation.
The Ameris Board of Directors and Ameris’s Executive Officers After the Merger
At the effective time, the Ameris board of directors will be increased in size by five to fourteen members, and the following members of the Fidelity board of directors will be appointed to fill the resulting vacancies: James B. Miller, Jr., H. Palmer Proctor, Jr., Gloria A. O’Neal, Rodney D. Bullard and Wm. Millard Choate. If any such person becomes unable or unwilling to serve as an Ameris director prior to the effective time, a replacement mutually acceptable to Ameris and Fidelity will be chosen. In addition, the nine members of the Ameris board of directors serving immediately prior to the effective time will continue to serve as Ameris directors at and after the effective time.
Also, at the effective time, James B. Miller, Jr., Chairman and Chief Executive Officer of Fidelity, will become Executive Chairman of Ameris, and H. Palmer Proctor, Jr., President of Fidelity and Chief Executive Officer of Fidelity Bank, will become President of Ameris. The other existing officers of Ameris will continue to hold after the effective time the offices they held prior to the effective time.
Information regarding the current directors and executive officers of Fidelity who will serve as directors and executive officer of Ameris at and after the effective time, including biographical information, compensation and stock ownership, can be found in Fidelity’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC and is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Information regarding the current directors and executive officers of Ameris, including biographical information, compensation and stock ownership, can be found under “Directors and Executive Officers of Ameris,” “Director Compensation of Ameris,” “Executive Compensation of Ameris,” “Security Ownership of Certain Beneficial Owners and Management of Ameris” and “Certain Relationships and Related Transactions of Ameris.”
Interests of Fidelity’s Directors and Executive Officers in the Merger
In considering the recommendation of the Fidelity board of directors, Fidelity shareholders should be aware that the directors and executive officers of Fidelity have certain interests in the merger that may be different from, or in addition to, the interests of Fidelity shareholders generally. The Fidelity board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Fidelity shareholders vote to approve the merger proposal.
Treatment of Fidelity’s Equity-Based Awards
At the effective time, each Fidelity option will fully vest and convert into a stock option of equivalent value to purchase shares of Ameris common stock, and each Fidelity restricted stock award will fully vest and convert into the right to receive the merger consideration in respect of each share of Fidelity common stock subject to such award. In order to mitigate any potential impact of Sections 280G and 4999 of the Code in connection with the merger, the vesting of 125,000 restricted shares held by Mr. Miller and 75,000 restricted shares held by Mr. Proctor was accelerated into December 2018. In addition, under the merger agreement, Fidelity has reserved flexibility to amend the stock options held by its non-employee directors to provide that such options shall remain exercisable for their full terms following the termination of the holder’s service.
For an estimate of the amounts that would become payable to Fidelity’s named executive officers upon the vesting and settlement of their unvested equity-based awards, see “— Quantification of Potential Payments to Fidelity’s Named Executive Officers in Connection with the Merger.” Fidelity estimates that the aggregate amount that would become payable to its nine non-employee directors in settlement of their unvested equity-based awards if the closing date were February 8, 2019, based on a price per share of Company common stock of  $25.29 (the average closing price of common stock of Fidelity over the five trading days following announcement of the merger), to be $517,511.
New Employment Agreements with Ameris
In connection with the execution of the merger agreement, Ameris entered into employment agreements with Messrs. Miller and Proctor setting forth the terms of their employment with Ameris following the effective time of the merger. The employment agreements provide that Mr. Miller will serve as Executive Chairman and member of the boards of directors of Ameris and Ameris Bank, and Mr. Proctor will serve as President of Ameris and Chief Executive Officer of Ameris Bank and member of the boards of directors of Ameris and Ameris Bank. In consideration for their services, the executives will be entitled to (i) an annual base salary (of  $1,000,000 for Mr. Miller and $800,000 for Mr. Proctor), (ii) incentive compensation opportunities that are no less favorable than those provided by Fidelity prior to closing or, if more favorable, those provided to other senior executives of Ameris, provided that the target annual incentive opportunities will not be less than 50% of the applicable executive’s annual base salary, and (iii) employee benefits and fringe benefits (including life insurance, vacation, reimbursement of club dues and automobile benefits) that are no less favorable than those provided by Fidelity prior to closing or, if more favorable, those provided to other senior executives of Ameris. In addition, at the effective time, each of the executives will receive (x) a one-time transition payment (of  $4,000,000 for Mr. Miller and $2,600,000 for Mr. Proctor) and (y) a payment in settlement of all obligations under their salary continuation agreements (as described further below under the caption “— Salary Continuation Agreements with Fidelity”).
If the employment of Mr. Miller or Mr. Proctor is terminated by Ameris without cause or by the executive for good reason during the term of his employment agreement, subject to the execution of a release of claims, he would be entitled to the following severance benefits:
•
Severance Payment.   A cash severance payment equal to the excess of  (a) the product of  (i) three multiplied by (ii) the executive’s “Final Compensation” (which is defined generally as the sum of the executive’s annual base salary and the greater of the executive’s target annual cash bonus opportunity and the annual cash bonus paid for the year preceding the year of termination) over (b) the amount described in the immediately following bullet, payable in installments over 36 months.

•
Noncompete Payment.   A cash payment equal to 60% of the annual base salary that would have been payable to the executive during the 18-month restrictive covenant period (as described below), payable in installments over 18 months.

•
Welfare Benefit Continuation.   Continued participation in employee welfare benefit programs for 18 months after the date of termination on the same basis as other executives.

•
Prorated Bonus.   A prorated annual cash bonus for the year in which termination occurs, determined assuming performance goals are satisfied at the target level.

•
Long-Term Incentive Awards.   Full vesting of any equity or other long-term incentive awards, with any applicable performance goals deemed satisfied at the greater of target and actual performance and with any stock options exercisable for the full remaining term thereof.

The employment agreements also provide that Ameris will maintain, during the executive’s lifetime, life insurance policies in the aggregate face amount of  $8 million for Mr. Miller and $1.5 million for Mr. Proctor.
If the compensation and benefits payable under the employment agreements would be subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would place the applicable executive in a better after-tax position.
The employment agreements contain certain restrictive covenants, including a perpetual nondisclosure covenant and covenants concerning noncompetition and nonsolicitation of clients, customers and employees, each of which apply for 18 months following the applicable executive’s termination of employment.
Employment and Change in Control Agreements with Fidelity
Superseded Employment Agreements with James Miller and Palmer Proctor
As noted above, Fidelity is party to employment agreements Messrs. Miller and Proctor, which will be superseded upon the effective time by new employment agreements with Ameris. Under the superseded Fidelity employment agreements, if the employment of Mr. Miller or Mr. Proctor were terminated involuntarily without cause or by the executive for good reason during the term of his employment agreement, subject to the execution of a release of claims, he would be entitled to the following severance benefits:
•
Severance Payment.   A cash severance payment equal to the excess of  (a) the product of  (i) three multiplied by (ii) the executive’s “Final Compensation” over (b) the amount described in the immediately following bullet, payable in installments over 36 months. For purposes of such agreements, if the termination occurs within one year following a change of control, the term “Final Compensation” is defined generally as the highest of the executive’s (x) compensation for the 12-month period immediately preceding a change in control, (y) base salary in effect immediately preceding the change in control and (z) base salary set at any time during the employment period.

•
Noncompete Payment.   A cash payment equal to 60% of the annual base salary that would have been payable to the executive during the 18-month restrictive covenant period (as described below), payable in installments over 18 months.

•
Welfare Benefit Continuation.   Continued participation in employee welfare benefit programs for 18 months after the date of termination on the same basis as other executives.

•
Outplacement.   Outplacement services up to a total cost of  $20,000 for up to two years post-termination.

The employment agreements also provide that Fidelity will maintain, during the executive’s lifetime, life insurance policies in the aggregate face amount of  $8 million for Mr. Miller and $1.5 million for Mr. Proctor.
If the compensation and benefits payable under the employment agreements would be subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would place the applicable executive in a better after-tax position.

The employment agreements contain certain restrictive covenants, including covenants concerning nondisclosure, nonsolicitation of clients, customers and employees and, if the executive’s employment is terminated for any reason other than by Fidelity, noncompetition, each of which apply for 18 months following the executive’s termination of employment.
Executive Continuity Agreements with Charles Christy and David Buchanan
Fidelity is party to executive continuity agreements with Messrs. Christy and Buchanan. Under such agreements, if the employment of Mr. Christy or Mr. Buchanan were terminated involuntarily without cause or by the executive for good reason within 12 months following a change in control, subject to the execution of a release of claims, the executive would be entitled to the following severance benefits:
•
Severance Payment.   A cash severance payment equal to the excess of  (a) the executive’s “Final Compensation” (defined similarly to the definition in Fidelity’s employment agreements with Messrs. Miller and Proctor) over (b) the amount described in the immediately following bullet, payable in installments over 12 months.

•
Noncompete Payment.   A cash payment equal to 40% of the annual base salary that would have been payable to the executive during the 12-month restrictive covenant period (as described below), payable in installments over 12 months.

•
Welfare Benefit Continuation.   For Mr. Christy, fully subsidized premium payments for any health care continuation coverage that is required by applicable law for a period of 12 months, and (b) for Mr. Buchannan continued participation in employee welfare benefit programs for 12 months after the date of termination on the same basis as other executives.

•
Outplacement.   Outplacement services up to a total cost of  $20,000 for up to two years post-termination.

The executive continuity agreement with Mr. Buchanan also provides that he will be covered, during his lifetime, by a life insurance policy in the face amount of  $500,000, provided that his termination constitutes a retirement. Under the merger agreement, Fidelity has reserved flexibility to clarify that a retirement means any termination of employment following the effective time.
If the compensation and benefits payable under the executive continuity agreements would be subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would place the applicable executive in a better after-tax position.
The employment agreements contain certain restrictive covenants, including covenants concerning nondisclosure, nonsolicitation of clients, customers and employees and noncompetition, each of which apply for 12 months following the executive’s termination of employment.
Estimated Value of Severance Entitlements
For an estimate of the amounts that would become payable to Fidelity’s named executive officers under their employment or executive continuity agreements if a severance-qualifying termination of employment were to occur immediately following the effective time, see “— Quantification of Potential Payments to Fidelity’s Named Executive Officers in Connection with the Merger.”
Salary Continuation Agreements with Fidelity
Fidelity is party to salary continuation agreements with each of its named executive officers (other than Mr. Christy), which agreements will terminate in connection with the closing of the merger in exchange for a cash payment in the following amounts: Mr. Miller — $5,930,000; Mr. Proctor — $3,560,000; Mr. Buchanan — $2,970,000; Mr. Brolly — $246,048.
Director and Officer Indemnification and Insurance
Pursuant to the terms of the merger agreement, for a period of six years from the effective time, Ameris will indemnify certain persons, including Fidelity’s directors and executive officers. In addition, for a period of six years from the effective time, Ameris will maintain Fidelity’s current directors’ and officers’ liability insurance policies. For additional information, see “The Merger Agreement — Director and Officer Indemnification and Insurance.”

Post-Closing Roles
As noted above, Mr. Miller, currently Chairman and Chief Executive Officer of Fidelity, will become Executive Chairman of Ameris and Ameris Bank at the effective time, and Mr. Proctor, currently President of Fidelity and Chief Executive Officer of Fidelity Bank, will become President of Ameris and Chief Executive Officer of Ameris Bank at the effective time. In addition, Messrs. Miller and Proctor, as well as Gloria A. O’Neal, Rodney D. Bullard and Wm. Millard Choate, each currently a member of the Fidelity board of directors, will be appointed to serve on the boards of directors of Ameris and Ameris Bank at the effective time.
Merger-related Compensation for Fidelity’s Named Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Fidelity’s named executive officers that is based on or otherwise relates to the merger. The merger-related compensation described below is based on the named executive officers’ existing compensation arrangements with Fidelity. With respect to Messrs. Miller and Proctor, in accordance with SEC guidance, it describes the severance that would be payable under their existing agreements with Fidelity, which will be superseded upon the closing of the merger by employment agreements with Ameris. For additional details regarding the terms of the payments described below, as well as the terms of the employment agreements between Ameris and Messrs. Miller and Proctor, see the discussion under the caption “— Interests of Fidelity’s Directors and Executive Officers in the Merger.”
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the effective time. For purposes of calculating such amounts, we have assumed:
•
February 8, 2019 as the closing date of the merger;

•
a termination of each named executive officer’s employment without cause, as of immediately following the effective time of the merger; and

•
a price per share of Fidelity common stock of  $25.29 (the average closing price of Fidelity common stock over the five trading days following announcement of the merger).

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Named Executive Officers
James B. Miller, Jr.	9,907,854	366,224	65,472	10,339,550
Charles D. Christy	537,844	239,876	47,694	825,413
H. Palmer Proctor, Jr.	6,148,121	228,900	61,046	6,438,067
David Buchanan	3,567,820	1,026,091	42,439	4,636,350
Stephen H. Brolly	246,048	—	—	246,048

(1)
The cash amount payable to the named executive officers consists of the following:

(a)
Cash Severance.   A cash severance payment equal to the excess of  (i) the product of  (A) three (for Messrs. Miller and Proctor) or one (for Messrs. Christy and Buchanan), multiplied by (B) the named executive officer’s “Final Compensation” (as defined above), over (ii) the amount described in the immediately following bullet, which is payable in installments over 36 months (for Messrs. Miller and Proctor) or 12 months (for Messrs. Christy and Buchanan) following a termination of employment without cause or for good reason (i.e., “double-trigger”);

(b)
Noncompete Payment.   A cash payment equal to 60% (for Messrs. Miller and Proctor) or 40% (for Messrs. Christy and Buchanan) of the annual base salary that would have been payable to the executive during the 18-month (for Messrs. Miller and Proctor) or 12-month (for Messrs. Christy and Buchanan) restrictive covenant period under their employment or executive continuity agreements, payable in installments over 18 months (for Messrs. Miller and Proctor) or 12 months (for Messrs. Christy and Buchanan) following a termination of employment without cause or for good reason (i.e., “double-trigger”); and
(c)
Salary Continuation Payment.   A cash payment in settlement of all obligations under the named executive officers’ salary continuation agreements with Fidelity, which would terminate in connection with the closing of the merger (i.e., “single-trigger”).

Mr. Brolly’s employment with Fidelity terminated on June 26, 2017, and therefore he is entitled to only the salary continuation payment.
Set forth below is the estimated value of each component of the aggregate cash amount.
Name	Cash Severance ($)	Noncompete Payment ($)	Salary Continuation Payment ($)
Named Executive Officers
James B. Miller, Jr.	3,077,854	900,000	5,930,000
Charles D. Christy	387,844	150,000	—
H. Palmer Proctor, Jr.	1,868,121	720,000	3,560,000
David Buchanan	437,820	160,000	2,970,000
Stephen H. Brolly	—	—	246,048
(2)
At the effective time, each Fidelity restricted stock award would fully vest (i.e., single-trigger) and convert into the right to receive the merger consideration in respect of each share of Fidelity common stock subject to such award. In addition to the restricted shares reflected above, in order to mitigate any potential impact of Sections 280G and 4999 of the Code in connection with the merger, the vesting of 125,000 restricted shares (which would have had a value of  $3,161,250 at $25.29 per share) held by Mr. Miller and 75,000 restricted shares (which would have had a value of  $1,896,750 at $25.29 per share) held by Mr. Proctor was accelerated into December 2018. As of February 8, 2019, the named executive officers only held restricted stock awards.

(3)
Under their employment or executive continuity agreements, Messrs. Miller, Proctor and Buchanan are entitled to continued participation in employee welfare benefit programs for 18 months (for Messrs. Miller and Proctor) or 12 months (for Mr. Buchanan) after the date of termination on the same basis as other executives. Mr. Christy, under his executive continuity agreement, is entitled to fully subsidized premium payments for any health care continuation coverage that is required by applicable law for a period of 12 months. In addition, each of the named executive officers (other than Mr. Brolly, whose employment has terminated) is entitled to outplacement benefits up to a total cost of $20,000 for up to two years post-termination. The executive continuity agreement with Mr. Buchanan also provides that he will be covered, during his lifetime, by a life insurance policy in the face amount of  $500,000, provided that his termination constitutes a retirement. Under the merger agreement, Fidelity has reserved flexibility to clarify that a retirement means any termination of employment following the effective time. All premiums with respect to such policy have been fully paid as of the date of this joint proxy statement/prospectus. All of the benefits described in this footnote are payable double-trigger.

Dividend Policy
Ameris currently pays a quarterly cash dividend of  $0.10 per share of Ameris common stock, which is expected to continue until the effective time, although the Ameris board of directors may change this dividend policy at any time. Fidelity currently pays quarterly cash dividends of  $0.12 per share of Fidelity common stock, which is expected to continue until the effective time, although, subject to certain restrictions in the merger agreement, the Fidelity board of directors may change this dividend policy at any time.

The merger agreement provides that, commencing no later than the first quarterly dividend payable on shares of Ameris common stock following the effective time and subject to applicable law, Ameris will effect an increase in the amount of Ameris’s regular quarterly dividend on shares of Ameris common stock to $0.15 per share.
Funds for the payment of cash dividends on Ameris common stock are obtained from dividends received by Ameris from Ameris Bank. Accordingly, the declaration and payment of cash dividends on Ameris common stock depends upon Ameris Bank’s earnings, financial condition, general economic conditions, compliance with regulatory requirements and other factors. Restrictions on Ameris Bank’s ability to transfer funds to Ameris in the form of cash dividends exist under federal and state law and regulations. For a discussion of these restrictions, see “Supervision and Regulation — Payment of Dividends and Other Restrictions” in Item 1, “Business,” and Note 23, “Regulatory Matters,” in the Notes to Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data,” each in Ameris’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus.
Public Trading Markets
Ameris common stock is listed on the Nasdaq under the symbol “ABCB.” Fidelity common stock is listed on the Nasdaq under the symbol “LION.” Upon completion of the merger, Fidelity common stock will be delisted from the Nasdaq and thereafter will be deregistered under the Exchange Act and Fidelity will no longer be required to file periodic reports with the SEC with respect to the Fidelity common stock. Following the merger, the Ameris common stock will continue to be listed on the Nasdaq.
Under the merger agreement, Ameris will cause the shares of Ameris common stock to be issued in the merger as merger consideration to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the effective time.
Appraisal Rights in the Merger
Under Article 13 of the GBCC, Fidelity shareholders will not be entitled to appraisal rights or dissenters’ rights in connection with the merger if, on the record date for the Fidelity special meeting, their shares are listed on a national securities exchange or held of record by more than 2,000 shareholders, and they accept as consideration for their shares the shares of the surviving corporation or another publicly held corporation which at the effective date of the merger are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for cash paid in lieu of fractional shares. The Fidelity common stock is currently listed on Nasdaq, a national securities exchange, and is expected to continue to be so listed on the record date for the Fidelity special meeting. The Fidelity shareholders will receive shares of Ameris common stock as merger consideration, which are currently listed on the Nasdaq, and are expected to continue to be so listed at the effective date of the merger. Accordingly, the Fidelity shareholders will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger.
Regulatory Approvals Required for the Merger
Subject to the terms of the merger agreement, both Ameris and Fidelity have agreed to use their reasonable best efforts to obtain all regulatory approvals required or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement and the bank merger agreement. Under applicable law, the merger must be approved by the Federal Reserve, and the bank merger must be approved by the FDIC. In addition, the GDBF must also approve the merger and the bank merger.
Ameris has filed all notices and applications to obtain the necessary regulatory approvals for the merger and the bank merger. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the merger. We make no assurance that the regulatory approvals received will not contain any condition applicable to Ameris, Fidelity or any of their respective subsidiaries that would result in the imposition of a materially burdensome regulatory condition.

Federal Reserve and FDIC
Completion of the merger is subject, among other things, to approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (which we refer to as the “BHC Act”). In considering the approval of an application under Section 3 of the BHC Act, the Federal Reserve reviews certain factors, including: (i) the competitive impact of the transaction; (ii) the financial and managerial resources of the bank holding companies and banks involved (including consideration of capital adequacy, liquidity, and earnings performance; the competence, experience, and integrity of the officers, directors, and principal shareholders; assessments of the risk management systems and operations; the records of compliance with applicable laws and regulations) and the future prospects of the combined organization (including consideration of the current and projected capital positions and levels of indebtedness); (iii) the convenience and needs of the communities to be served; (iv) the effectiveness of the companies in combatting money laundering; and (v) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. In considering an application under Section 3 of the BHC Act, the Federal Reserve also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (which we refer to as the “CRA”).
The bank merger will be subject to approval by the FDIC under Section 18(c) of the Federal Deposit Insurance Act (which we refer to as the “Bank Merger Act”). In evaluating an application filed under the Bank Merger Act, the FDIC considers: (i) the competitive impact of the transaction; (ii) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution; (iii) the convenience and needs of the communities to be served; (iv) the depository institutions’ effectiveness in combating money-laundering activities; and (v) the risk to the stability of the United States banking and financial system. In considering an application under the Bank Merger Act, the FDIC also reviews the records or performance of the relevant insured depository institutions under the CRA.
Furthermore, the BHC Act, the Bank Merger Act and the regulations of the Federal Reserve and the FDIC require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve and the FDIC, and authorize the Federal Reserve and the FDIC to hold a public hearing or meeting if the Federal Reserve or the FDIC determines that a hearing or meeting would be appropriate. The Federal Reserve and the FDIC take into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applicable application is under review by the Federal Reserve or the FDIC.
GDBF
The merger must be approved by the GDBF under Section 7-1-606 of the Official Code of Georgia. In considering an application under Section 7-1-606, the GDBF reviews certain factors, including: (i) the competitive impact of the transaction; (ii) the financial and managerial resources of the bank holding companies and banks involved and the future prospects of the combined organization; and (iii) the convenience and needs of the communities to be served.
In addition, the bank merger must be approved by the GDBF under Section 7-1-530 of the Official Code of Georgia. In considering an application under Section 7-1-530, the GDBF may consider a variety of factors, including whether: (i) the bank merger adequately protects the interests of depositors, other creditors, and shareholders; (ii) the requirements for a merger under all applicable laws have been satisfied and the resulting bank would satisfy the requirements of applicable Georgia law; and (iii) the bank merger would be consistent with adequate and sound banking and in the public interest on the basis of the financial history and condition, prospects, character of management of the parties to the bank merger and the convenience and needs of the area primarily to be served by the resulting institution.
Furthermore, the applicable provisions of the Official Code of Georgia require published notice of, and the opportunity for public comment on, the applications for both the merger and bank merger to the GDBF.

Litigation Relating to the Merger
On March 8, 2019, an action captioned Paul Parshall v. Fidelity Southern Corporation et al., Case 1:19-cv-01098-MHC, was filed in the U.S. District Court for the Northern District of Georgia on behalf of a purported class of Fidelity shareholders against Fidelity, its current directors and Ameris. This complaint contends, among other things, that the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, is false and misleading because it omits certain allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated under the Exchange Act. The action seeks, among other things, to: (i) enjoin the defendants from consummating the merger; (ii) cause the defendants to disseminate revised disclosures; and (iii) rescind the merger or recover damages in the event the merger is completed. The court has not acted on this complaint, and no relief has been granted as of this time. The defendants believe the claims are without merit and intend to defend against them vigorously.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about Ameris or Fidelity. Factual disclosures about Ameris and Fidelity contained in this joint proxy statement/prospectus and/or in the reports of Ameris and Fidelity filed with the SEC (as described in “Where You Can Find More Information”) may supplement, update or modify the disclosures about Ameris and Fidelity contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for transactions of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Ameris’s or Fidelity’s public disclosures. Accordingly, the representations and warranties in the merger agreement should not be relied on by any person as characterizations of the actual state of facts about Ameris or Fidelity at the time they were made or otherwise.
Structure of the Merger
Each of the Ameris board of directors and the Fidelity board of directors has unanimously adopted the merger agreement and approved the transactions contemplated thereby, including the merger and, in the case of the Ameris board of directors, the Ameris share issuance. The merger agreement provides for the merger of Fidelity with and into Ameris, with Ameris continuing as the surviving corporation. Immediately following the completion of the merger, Fidelity Bank will merge with and into Ameris Bank pursuant to the bank merger agreement, with Ameris Bank continuing as the surviving entity.
Before the completion of the merger, Ameris may change the method of effecting the combination of Ameris and Fidelity (including by providing for a merger of Fidelity with a wholly owned subsidiary of Ameris), except that no such change may: (i) alter or change the exchange ratio or the number of shares of Ameris common stock received by Fidelity shareholders in exchange for each share of Fidelity common stock; (ii) adversely affect the tax treatment of the merger with respect to Fidelity shareholders; or (iii) be reasonably likely to adversely affect or materially delay the receipt of any necessary regulatory approvals or the completion of the transactions contemplated by the merger agreement. Fidelity agrees to enter into such amendments to the merger agreement as Ameris may reasonably request in order to give effect to any such restructuring.
Merger Consideration
Each share of Fidelity common stock issued and outstanding immediately prior to the effective time, except for shares of Fidelity common stock held by Fidelity as treasury stock or shares owned by Ameris or by any wholly owned subsidiary of Ameris or Fidelity (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Ameris, Fidelity or any wholly owned subsidiary of Ameris or Fidelity in respect of a debt previously contracted), will be converted into the right to receive 0.80 shares of validly issued, fully paid and nonassessable shares of Ameris common stock.
If the outstanding shares of Ameris common stock or Fidelity common stock are changed into a different number of shares or type of securities by reason of any stock split, stock combination, stock dividend, reclassification, recapitalization or similar transaction, and the record date for such event is prior to the effective time, then the merger consideration will be proportionately adjusted as necessary to provide the same economic effect as contemplated by the merger agreement prior to such event.
Fractional Shares
Ameris will not issue any fractional shares of Ameris common stock in the merger. Instead, a Fidelity shareholder who otherwise would have received a fraction of a share of Ameris common stock will receive an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the average of the closing-sale prices of Ameris common stock for five full trading days ending at the closing of trading on the trading day immediately prior to the closing date by (ii) the fraction of a share (rounded to three decimal places) of Ameris common stock which such holder would otherwise be entitled to receive.
Charter Documents; Directors and Officers; Governance Matters
At the effective time, Ameris’s articles of incorporation and bylaws in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation until thereafter amended in accordance with the terms thereof and applicable law, except that Ameris’s bylaws will be amended at or prior to the effective time so that the requirement that each director retire at the annual meeting following the date such director attains the age of 75 will be inapplicable to James B. Miller, Jr.
At the effective time, the Ameris board of directors and the Ameris Bank board of directors will each be increased in size by five to fourteen members, and the following members of the Fidelity board of directors will be appointed to fill the resulting vacancies: James B. Miller, Jr., H. Palmer Proctor, Jr., Gloria A. O’Neal, Rodney D. Bullard and Wm. Millard Choate. If any such person becomes unable or unwilling to serve in such position prior to the effective time, a replacement mutually acceptable to Ameris and Fidelity will be chosen. At the effective time, the remaining nine members of the Ameris board of directors and the Ameris Bank board of directions will be the directors of Ameris and Ameris Bank immediately prior to the effective time.
In addition, at the effective time, James B. Miller, Jr., Chairman and Chief Executive Officer of Fidelity, will become Executive Chairman of Ameris and Ameris Bank, and H. Palmer Proctor, Jr., President of Fidelity and Chief Executive Officer of Fidelity Bank, will become President of Ameris and Chief Executive Officer of Ameris Bank. The other existing officers of Ameris and Ameris Bank will continue to hold after the effective time the offices they held prior to the effective time.
The merger agreement provides that, at and after the effective time, the headquarters and operations center for Ameris Bank, the surviving entity in the bank merger, will be located in Atlanta, Georgia. The merger agreement further provides that, commencing no later than the first quarterly dividend payable on shares of Ameris common stock following the effective time and subject to applicable law, Ameris will effect an increase in the amount of Ameris’s regular quarterly dividend on shares of Ameris common stock to $0.15 per share. Prior to the effective time, Ameris and Fidelity will cooperate in good faith to develop a primary corporate and marketing logo to be used by Ameris and Ameris Bank after the effective time, which will incorporate the Fidelity lion and other agreed upon elements of both parties’ primary logos.
Treatment of Fidelity Equity Awards
Under the merger agreement, at the effective time, each outstanding Fidelity restricted stock award will fully vest and be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of Fidelity common stock underlying such restricted stock award, including a payment in respect of any fractional shares (together with any accrued but unpaid dividends corresponding to the portion of the restricted stock award that vests).

At the effective time, each outstanding Fidelity stock option will fully vest and be converted automatically into an option to acquire, on the same terms and conditions as were applicable to such Fidelity option, the number of shares of Ameris common stock (rounded down to the nearest whole share), determined by multiplying (x) the number of shares of Fidelity common stock subject to such Fidelity stock option immediately prior to the effective time by (y) the exchange ratio, at an exercise price per share of Ameris common stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Fidelity common stock subject to such Fidelity stock option divided by (B) the exchange ratio. On the closing date, Ameris will file a registration statement on Form S-8 with respect to the shares of Ameris common stock issuable pursuant to such options and will maintain the effectiveness of such registration statement for so long as such options remain outstanding.
Closing and Effective Time of the Merger
The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). See “— Conditions to Complete the Merger.”
The merger will become effective upon the filing of the certificate of merger to be filed with the Secretary of State of the State of Georgia on the closing date or such later date and time to which Ameris and Fidelity will agree and as may be specified in accordance with applicable law. The closing of the merger will occur at 10:00 a.m., Atlanta, Georgia time, on a date no later than five business days after the satisfaction or waiver of the conditions set forth in the merger agreement (other than conditions that by their nature are to be satisfied at the closing), unless the parties agree in writing to another date and time. It is currently anticipated that the merger will be completed during the second quarter of 2019, subject to the receipt of Ameris and Fidelity shareholder approval, regulatory approvals and other customary closing conditions, but neither Ameris nor Fidelity can guarantee when or if the merger will be completed.
Conversion of Shares; Exchange of Certificates
The conversion of Fidelity common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, an exchange agent will handle the exchange of shares of Fidelity common stock for the merger consideration to be received pursuant to the terms of the merger agreement. Ameris’s transfer agent or an unrelated bank or trust company reasonably acceptable to Fidelity will serve as the exchange agent. All shares of Ameris common stock to be issued in the merger will be issued in book-entry form, without physical certificates.
Letter of Transmittal
Ameris will instruct the exchange agent to mail, as promptly as practicable after the effective time and in any event within three business days thereafter, to each holder of record of Fidelity common stock immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of Fidelity common stock (whether certificated or in book-entry form) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.
If a certificate for Fidelity common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration upon receipt of: (i) an affidavit of that fact by the claimant in form and substance acceptable to Ameris; and (ii) if required by Ameris, the posting of a bond in an amount as Ameris may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.
After completion of the merger, there will be no further registration of transfers of shares of Fidelity common stock on the records of Fidelity, except for the cancellation of such shares in connection with the merger.
Withholding
Ameris and the exchange agent will be entitled to deduct and withhold from any consideration payable under the merger agreement the amounts they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are so withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to such person from whom they were withheld.

Dividends and Distributions
No dividends or other distributions declared or made with respect to Ameris common stock with a record date after the effective time will be paid to the holder of any unsurrendered certificates or book-entry shares of Fidelity common stock until the holder surrenders such certificate or book-entry shares in accordance with the merger agreement. After the surrender of such certificate or book-entry shares in accordance with the merger agreement and subject to applicable law, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Ameris common stock that the shares of Fidelity common stock represented by such certificate or book-entry have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains customary representations and warranties of each of Ameris and Fidelity relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.
The merger agreement contains representations and warranties made by each of Ameris and Fidelity relating to a number of matters, including the following:
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corporate matters, including due organization and qualification and subsidiaries;

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authority relative to execution and delivery of the merger agreement and the bank merger agreement and the absence of conflicts with, or violations of, charter documents or other obligations as a result of the merger and the bank merger;

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inapplicability of takeover statutes;

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required governmental and other regulatory filings and consents and approvals in connection with the merger and the bank merger;

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reports to regulatory authorities;

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absence of agreements with regulatory authorities;

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capitalization;

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deposits;

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SEC filings;

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financial statements, internal controls, books and records and absence of undisclosed liabilities;

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the absence of certain changes or events;

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absence of any action or fact or circumstance that would reasonably be expected to prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

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tax matters;

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real property;

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legal proceedings;

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compliance with applicable laws;

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permits;

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loan matters;

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regulatory capital;

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investment securities and commodities;

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derivative transactions;

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intellectual property;

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environmental matters;

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certain material contracts;

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employee benefit plan matters;

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labor relations and employee matters;

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related-party transactions;

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insurance matters;

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information security matters;

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broker’s fees and fairness opinion; and

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the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents.

Certain representations and warranties of Ameris and Fidelity are qualified as to knowledge, “materiality,” “material adverse change” or “material adverse effect.” For purposes of the merger agreement, a “material adverse change” or “material adverse effect” means, with respect to Fidelity and its subsidiaries, on the one hand, or Ameris and its subsidiaries, on the other, any event, change, occurrence, effect or development that has a material adverse effect on: (i) the financial condition, results of operations, assets or deposit liabilities, business, property or assets of Fidelity and its subsidiaries, taken as a whole, or Ameris and its subsidiaries, taken as a whole, as the case may be; or (ii) the ability of Fidelity, on the one hand, or Ameris, on the other, as the case may be, to timely complete the transactions contemplated by the merger agreement or the bank merger agreement. However, in the case of clause (i) only, a “material adverse change” or “material adverse effect” does not include events, changes, occurrences, effects or developments resulting from or arising out of: (a) changes after the date of the merger agreement in GAAP or regulatory accounting requirements or principles (except to the extent Fidelity and its subsidiaries, on the one hand, or Ameris and its subsidiaries, on the other, as the case may be, are disproportionately affected thereby as compared to other companies in the industry in which such party and its subsidiaries operate); (b) changes after the date of the merger agreement in laws of general applicability to financial institutions (except to the extent that Fidelity and its subsidiaries, on the one hand, or Ameris and its subsidiaries, on the other, as the case may be, are disproportionately affected thereby as compared to other companies in the industry in which such party and its subsidiaries operate); (c) changes after the date of the merger agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting financial institutions generally, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in securities markets (except to the extent that Fidelity and its subsidiaries, on the one hand, or Ameris and its subsidiaries, on the other, as the case may be, are disproportionately affected thereby as compared to other companies in the industry in which such party and its subsidiaries operate); (d) floods, hurricanes, tornados, earthquakes, fires or other natural disasters; (e) the impact of the public disclosure, pendency or performance of the merger agreement or the bank merger agreement or the transactions contemplated thereby; (f) any failure by Fidelity or Ameris to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (but the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse change or material adverse effect may be taken into account in determining whether there has been a material adverse change or a material adverse effect); (g) changes in the trading price or trading volume of the Ameris common stock or the Fidelity common stock; or (h) with respect to Fidelity and its subsidiaries, actions taken or omitted to be taken with the prior written consent of Ameris or required by the merger agreement or the bank merger agreement, or with respect to Ameris and its subsidiaries, actions taken or omitted to be taken with the prior written consent of Fidelity or required by the merger agreement or the bank merger agreement.

Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger
Each of Ameris and Fidelity has agreed that, during the period from the date of the merger agreement to the closing date (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to: (i) conduct its business and operations in the ordinary and usual course of business in accordance with applicable law and in a manner consistent with prior practice, in each case, in all material respects; and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients, lessors and others with whom business relationships exist.
In addition, each of Ameris and Fidelity has agreed that, during the same period, subject to specified exceptions, it will, and will cause each of its subsidiaries to, take no action that that is intended to or would reasonably be likely to: (i) result in any of the closing conditions not being satisfied or prevent or materially delay the completion of the transactions contemplated by the merger agreement or the bank merger agreement; or (ii) adversely affect or materially delay the ability of such party or its subsidiaries to obtain any required regulatory approvals or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to complete the transactions contemplated thereby.
Additionally, Ameris and Fidelity have undertaken further covenants. Between the date of the merger agreement and the closing date (or earlier termination of the merger agreement), subject to specified exceptions, Fidelity may not, and will cause its subsidiaries not to, without prior written consent of Ameris (which may not be unreasonably withheld, conditioned or delayed), undertake the following:
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amend its charter documents;

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adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or equity interests (other than to a wholly owned subsidiary of Fidelity), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities, other than: (i) regular quarterly cash dividends by Fidelity at a rate not in excess of  $0.12 per share of Fidelity common stock; (ii) dividends paid by any of the subsidiaries of Fidelity to Fidelity or any of its wholly owned subsidiaries; (iii) regular distributions on Fidelity’s outstanding trust preferred securities; (iv) the withholding, repurchase or acceptance of shares of Fidelity common stock as payment for the exercise price of Fidelity stock options or for withholding taxes incurred in connection with the exercise of Fidelity stock options or vesting of Fidelity restricted stock awards in accordance with past practice and the terms of the applicable award agreements or pursuant to the terms of a Fidelity 401(k) plan; or (v) the issuance, acquisition or delivery of shares of Fidelity common stock in connection with Fidelity’s dividend reinvestment plan or employee stock purchase plan;

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except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement and disclosed to Ameris, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person or entity other than a wholly owned subsidiary of Fidelity;

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sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person or entity (except for sales of properties or assets in the ordinary course of business consistent with past practice) or merge or consolidate with any entity;

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other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than indebtedness of Fidelity or any of its wholly owned Subsidiaries to Fidelity or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or entity, in each case, in excess of  $10,000,000;

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make any material change to its accounting methods, principles or practices, except as required by GAAP or applicable law;

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except as contemplated by any Fidelity employee benefit plan, (i) increase the compensation, severance, benefits, change of control payments or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former employees or directors, other than, in each case, increases in compensation or benefits for employees made in the ordinary course of business consistent with past practice, payment of earned but unpaid bonuses or other incentive awards with respect to any performance period ending before the effective time, and payment of prorated bonuses with respect to that portion of the then-current fiscal year of Fidelity ending at the effective time (the amount of which prorated bonuses would be, on an annualized basis, consistent with past practice); (ii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Fidelity employee benefit plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to Fidelity, in the aggregate, of maintaining such Fidelity employee benefit plan, or any amendments required by applicable law; (iii) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any employee or director; or (iv) hire any employee having expected total annual compensation in excess of  $300,000, other than to fill vacant positions;

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(i) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of Fidelity’s capital stock or other equity-based compensation or grant to any person or entity any right to acquire any shares of its capital stock; (ii) issue or commit to issue any additional shares of capital stock of Fidelity, other than the issuance of shares of Fidelity common stock upon the exercise of any Fidelity stock options in accordance with the terms of the applicable award agreement or pursuant to the terms of a Fidelity 401(k) plan; (iii) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of Fidelity’s subsidiaries; or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

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make or change any material tax election, settle or compromise any material tax liability, fail to file any material tax return when due (taking extensions into account), enter into any material closing agreement, file any material amended tax return or surrender any right to claim a material tax refund, offset or other reduction in tax liability;

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fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;

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enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices except as required by applicable;

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file any application to establish, or to relocate or terminate the operations of, any banking office;

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make, or commit to make, any capital expenditures in excess of  $500,000 individually or $2,500,000 in the aggregate unless required by law or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

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except for transactions in the ordinary course of business, terminate, amend or waive any material provision of certain material contracts, or make any change in any instrument or agreement governing the terms of any of its securities, or enter into certain material contracts;

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settle any claims, actions or proceedings (other than claims, actions or proceedings in the ordinary course of business consistent with past practice and involving solely money damages) in excess of $1,000,000 in the aggregate;

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materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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change in any material respect its credit policies and collateral eligibility requirements and standards, in each case except as may be required by such policies and standards or by any applicable laws, guidelines or policies imposed by any governmental authority;

•
make or acquire any loan or extension of credit or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan or extension of credit, or amend or modify in any material respect any loan or extension of credit, outside the ordinary course of business consistent with past practice or in excess of the limitations contained in Fidelity’s loan policy; provided that Ameris is required to respond to any request for consent to take such action with respect to any loan or extension of credit within three business days after the loan package is delivered to Ameris and any non-response will constitute consent by Ameris;

•
adopt a plan of complete or partial liquidation or dissolution;

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take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•
agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of any of the foregoing.

During the period from the date of the merger agreement to the closing date (or earlier termination of the merger agreement), subject to specified exceptions, Ameris may not, and Ameris will cause its subsidiaries not to, without prior written consent of Fidelity (which may not be unreasonably withheld, conditioned or delayed), undertake the following:
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amend its charter documents;

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adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution in respect of the Ameris common stock (except regular quarterly cash dividends by Ameris at a rate not in excess of  $0.10 per share of Ameris common stock);

•
except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement and disclosed to Fidelity, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person or entity other than a wholly owned subsidiary of Ameris, in excess of  $50,000,000 in the aggregate;

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(i) issue or commit to issue any additional shares of capital stock of Ameris, other than in any transaction permitted under the immediately preceding provision (with such shares to have no greater aggregate value at the time of issuance than as set forth therein), the granting of Ameris equity awards in the ordinary course of business consistent with past practice, the issuance of shares of Ameris common stock upon the exercise or vesting of Ameris equity awards in accordance with the terms of the applicable award agreement or pursuant to an Ameris 401(k) plan or the issuance, acquisition or delivery of shares of Ameris common stock in connection with Ameris’s dividend reinvestment plan or employee stock purchase plan; (ii) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of Ameris’s subsidiaries; or (iii) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of Ameris’s capital stock or other equity-based compensation except in the ordinary course of business consistent with past practice;

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sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person or entity (except for sales of properties or assets in the ordinary course of business consistent with past practice) or merge or consolidate with any entity;

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other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than indebtedness of Ameris or any of its wholly owned subsidiaries to Ameris or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or entity, in each case in excess of  $10,000,000;

•
adopt a plan of complete or partial liquidation or dissolution;

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take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•
agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of any of the foregoing.

Regulatory Matters
Subject to the terms of the merger agreement, each of Fidelity and Ameris has agreed to use its reasonable best efforts to take all actions and to do, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party and its respective subsidiaries pursuant to the merger agreement and the bank merger agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement and the bank merger agreement, including: (i) obtaining all required regulatory approvals and all other necessary, proper or advisable actions or approvals from governmental authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any governmental authority; (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental persons or entities; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement or the bank merger agreement. However, the merger agreement does not require Ameris, or require or permit Fidelity, to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any governmental authority that would reasonably be expected to have a material adverse effect (measured on a scale relative to Fidelity and its subsidiaries taken as a whole) on the surviving corporation and its subsidiaries, after giving effect to the merger (which we refer to as a “materially burdensome regulatory condition”).
In particular, Ameris and Fidelity have agreed to make any required filings of applications, filings and notices with the Federal Reserve, the FDIC and the GDBF in connection with the merger or the bank merger within forty-five days after the date of the merger agreement and to use reasonable best efforts to prepare and file any applications, notices and filings required in order to obtain the required regulatory approvals as promptly as practicable after the date of the merger agreement. The parties agreed to cooperate with each other in connection with obtaining the required regulatory approvals. Each party will provide the other with copies of: (i) any applications and all correspondence relating thereto prior to filing (other than material filed under a claim of confidentiality); and (ii) copies of correspondence from regulatory agencies.
Subject to applicable law, the parties are required to advise each other promptly after receiving any communication from any governmental authority whose consent or approval is required for completion of the merger or the bank merger that causes such party to believe that there is a reasonable likelihood that the required regulatory or other approvals will not be obtained or that the receipt of any such approval will be materially delayed.
Employee Benefit Matters
From the effective time until the first anniversary of the effective time, Ameris has agreed to provide to each employee of Fidelity or its subsidiaries who, as decided by Ameris in its sole discretion, will continue employment with the surviving corporation or any of its subsidiaries following the closing date (each of whom we refer to as a continuing employee): (i) base hourly wages or salaries, as applicable, that are no less favorable than was provided to each such continuing employee immediately prior to the closing date; and (ii) employee benefit plans, programs, policies and arrangements that are no less favorable, in the aggregate, than the Fidelity employee benefit plans provided to each such continuing employee immediately prior to the closing date.

Employees of Fidelity and its subsidiaries (other than certain specified employees who are party to an employment, change-of-control or other type of agreement that provides for severance) who remain employed by Fidelity or any of its subsidiaries as of the effective time and whose employment is terminated by Ameris or its subsidiaries following the closing date will be provided by Ameris or its subsidiaries with severance benefits under the existing severance policies of Ameris and its subsidiaries. For purposes of such severance policies, such employees will be credited with their years of service with Fidelity or its subsidiaries prior to the effective time and Ameris or its subsidiaries following the effective time. Such benefit payments will be conditioned on execution of a customary release of claims in a form satisfactory to Ameris.
With respect to any Ameris employee benefit plan in which any continuing employee becomes eligible to participate on or after the closing date, Ameris will: (i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements to the extent they were inapplicable to, or were satisfied under, any Fidelity employee benefit plan in which such continuing employee participated; and (ii) ensure that each continuing employee receives full credit under each Ameris employee benefit plan in which such continuing employee becomes or may become a participant for service with the surviving corporation (or any predecessor to the surviving corporation and its affiliates), to the same extent such service was credited under the Fidelity employee benefit plans.
As of the closing date, Ameris will credit continuing employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement as of the closing date. With respect to each Ameris health plan in which continuing employees participate after closing, Ameris will: (i) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan to the extent such requirements or limitations were inapplicable to, or were satisfied under, any Fidelity employee benefit plan in which such continuing employee participated; and (ii) cause each continuing employee to be given credit with respect to the plan year in which the closing date occurs (or, if later, the plan year in which such continuing employee becomes eligible to participate in such plan) for amounts (such as deductibles and co-payments) paid under any similar Fidelity employee benefit plan by such continuing employee. The merger agreement does not obligate Ameris to maintain any particular Fidelity employee benefit plan, Ameris employee benefit plan or other employee benefit plan or retain the employment of any particular employee following the closing date.
Fidelity has agreed to terminate any 401(k) plan sponsored or maintained by Fidelity effective as of immediately prior to the closing if requested in writing by Ameris no later than ten business days prior to the closing date. In such event, Ameris will permit each participant in the Fidelity 401(k) to immediately participate in a 401(k) plan sponsored or maintained by Ameris or one of its subsidiaries and roll over his or her account balance into the Ameris 401(k) plan.
Director and Officer Indemnification and Insurance
For a period of six years from the effective time, Ameris will indemnify and hold harmless, to the fullest extent permitted by law, each individual who at the effective time is, or any time was, a director, officer or employee of Fidelity or any of its subsidiaries and each individual who served as a director, officer, member, trustee or fiduciary of another entity or an employee benefit plan if such service was at the request or for the benefit of Fidelity or any of its subsidiaries in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including reasonable attorneys’ fees) in connection with any claim, suit, action, proceeding or investigation based on or arising out of the fact that such individual was an officer, director or employee of Fidelity or any subsidiary (or fiduciary of any benefit plan of Fidelity or its subsidiaries) for acts or omissions by such individual in such capacity or taken at the request of Fidelity or any subsidiary, at or any time prior to the effective time (including any claim relating to the transactions contemplated by merger agreement or the bank merger agreement). Ameris has also agreed to assume all obligations of Fidelity and its subsidiaries to such indemnified persons in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in the charter documents of Fidelity and its subsidiaries. From and after the effective time, Ameris will also advance any expenses (including reasonable attorneys’ fees) of any such indemnified person as incurred to the fullest extent permitted by applicable law, provided such person provides an undertaking to repay any advances if it is determined that he or she is not entitled to indemnification.

The merger agreement requires Ameris to maintain Fidelity’s current directors’ and officers’ liability insurance policies in effect for six years after the effective time with respect to matters occurring prior to the effective time. Ameris may substitute policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors, so long as substitution does not result in gaps or lapses in coverage. However, Ameris is not required to spend annually more than 300% of the annual premium payment on Fidelity’s current policy in effect as of the date of the merger agreement. If the cost of coverage exceeds that amount, Ameris will purchase as much coverage as possible for that amount. In lieu of the foregoing, Ameris may obtain a prepaid “tail” policy at or prior to the effective time providing coverage equivalent to that described above for an aggregate price of no more than the 300% premium cap.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to access to information and notifications of certain changes, public announcements with respect to the transactions contemplated by the merger agreement, the conversion of the Fidelity data processing and related electronic information technology system to facilitate the integration of Fidelity with Ameris’s business, tax matters, the listing of the shares of Ameris common stock to be issued in the merger, litigation in connection with the merger agreement, Ameris’s assumption of Fidelity’s obligations in respect of the trust preferred securities of certain subsidiaries of Fidelity, the filing of this joint proxy statement/prospectus, exemption from liability under Section 16(b) of the Exchange Act, obtaining required consents and the inapplicability of takeover laws to the transactions contemplated by the merger agreement.
Ameris and Fidelity Special Meetings
Ameris has agreed to hold a meeting of its shareholders for the purpose of voting upon the Ameris share issuance, and Fidelity has agreed to hold a meeting of its shareholders for the purpose of voting on the merger agreement and the transactions contemplated thereby (including the merger), in each case, as promptly as practicable after the registration statement of which this this joint proxy statement/prospectus forms a part is declared effective. The Ameris board of directors is required to recommend that Ameris shareholders approve the Ameris share issuance and use reasonable best efforts to solicit from Ameris shareholders proxies in favor of such approval (including by communicating to Ameris shareholders the recommendation of the Ameris board of directors that they approve the Ameris share issuance). Except to the extent that the Fidelity board of directors has made an adverse recommendation change in accordance with the merger agreement, the Fidelity board of directors is required to recommend that Fidelity shareholders approve the merger agreement and use reasonable best efforts to solicit from Fidelity shareholders proxies in favor of such approval (including by communicating to Fidelity shareholders the recommendation of the Fidelity board of directors that they approve the merger agreement). Ameris and Fidelity agreed to cooperate and use their reasonable best efforts to hold their respective shareholders’ meetings on the same date and time.
Agreement Not to Solicit Other Offers
Fidelity has agreed that it will not, and will cause its subsidiaries and its and their respective representatives to not, directly or indirectly: (i) take any action to solicit, initiate, seek, knowingly facilitate or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person or entity (other than Ameris and its subsidiaries) any nonpublic information or data with respect to Fidelity or any of its subsidiaries or otherwise relating to an acquisition proposal; (iii) approve, endorse or recommend any acquisition proposal (other than the merger); or (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement (other than a confidentiality agreement which expressly permits Fidelity to comply with its obligations pursuant to the merger agreement) relating to an acquisition proposal. Fidelity agreed to cease, and to cause each of its subsidiaries and its and their respective representatives to cease, any discussions, negotiations or communications with respect to any acquisition proposal upon execution of the merger agreement.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement and the bank merger agreement: (i) a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Fidelity or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Fidelity and its subsidiaries; or (ii) any proposal or offer to acquire in any manner in a single transaction or series of transactions (a) more than 25% of the voting power in Fidelity or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Fidelity and its subsidiaries, or (b) more than 25% of the consolidated assets of Fidelity and its subsidiaries.
However, Fidelity may take any of the actions described in the second immediately preceding paragraph with respect to an unsolicited, bona fide written acquisition proposal received by Fidelity prior to the Fidelity special meeting, which acquisition proposal did not result from a breach of the restrictions in the second immediately preceding paragraph, if, but only if: (i) the Fidelity board of directors determines in good faith (in accordance with the merger agreement and after consultation with its outside legal counsel and independent financial advisor) that (a) such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal and (b) a failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to Fidelity and its shareholders under applicable law; (ii) Fidelity provides Ameris with prompt (and in any event within twenty-four hours) notice of such determination; and (iii) prior to furnishing or affording access to any information or data with respect to Fidelity or any of its subsidiaries or otherwise relating to such acquisition proposal, Fidelity receives from such person or entity a confidentiality agreement with terms no less favorable to Fidelity than those contained in the nondisclosure agreement between Ameris and Fidelity. Fidelity is required to promptly provide Ameris with any non-public information regarding Fidelity or its subsidiaries provided to any other person or entity that was not previously provided to Ameris, and such additional information must be provided to Ameris no later than the date of provision of such information to such other party.
For purposes of the merger agreement, a “superior proposal” means a bona fide written acquisition proposal made by a third party (or group of third parties) which the Fidelity board of directors determines in its good faith judgment to be more favorable, from a financial point of view, to Fidelity shareholders than the merger after: (i) consultation with its financial advisors and outside counsel; and (ii) taking into account the likelihood of completion of such transaction on the terms set forth therein, the anticipated timing of such completion relative to the anticipated timing of the merger, all other legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing and the party or parties making such proposal) and any other relevant factors permitted under applicable law, and after giving effect to any changes to the merger agreement that may be proposed by Ameris in response to such acquisition proposal; provided, however, that for purposes of the definition of  “superior proposal,” the references to 25% in the definition of  “acquisition proposal” are deemed to be references to 50%.
The merger agreement requires that Fidelity promptly (and in any event within twenty-four hours) notify Ameris in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Fidelity or any of its subsidiaries or any of their respective representatives, in each case constituting or in connection with any acquisition proposal. Such notice must indicate the name of the person or entity initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any such proposals, offers or information requests.
Adverse Recommendation Change
Except as described below, the merger agreement prohibits the Fidelity board of directors or any committee thereof from: (i) withdrawing, qualifying or modifying, or publicly proposing to withdraw, qualify or modify, in a manner adverse to Ameris or any of Ameris’s subsidiaries, the recommendation of the Fidelity board of directors that Fidelity shareholders vote in favor of the merger agreement: or (ii) approving or recommending to Fidelity shareholders, or publicly proposing to approve or recommend to Fidelity shareholders, any acquisition proposal (each of which we refer to as an “adverse recommendation change”).

Notwithstanding the foregoing, the Fidelity board of directors may at any time prior to the Fidelity special meeting: (i) effect an adverse recommendation change; or (ii) terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, if and only if:
•
the Fidelity board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited, bona fide acquisition proposal (that did not result from a breach of the nonsolicitation provisions of the merger agreement described above under “— Agreement Not to Solicit Other Offers”) that constitutes, or is reasonably likely to result in, a superior proposal and that has not been withdrawn;

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the Fidelity board of directors determines in good faith, after consultation with such outside legal counsel, that a failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to Fidelity and its shareholders under applicable law;

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the Fidelity board of directors provides written notice to Ameris of its receipt of the acquisition proposal and its intent to withdraw the recommendation of the Fidelity board of directors in favor of the merger agreement on the fifth business day following delivery of such notice, which notice must specify in reasonable detail the material terms and conditions of the acquisition proposal, and any amendment to any financial or other material term of such acquisition proposal requires a new notice of recommendation change (which must be delivered within three business days, and with respect to which the time period referred to in each of the following two clauses is three business days);

•
after providing such notice, Fidelity is required to negotiate in good faith with Ameris (if requested by Ameris) and provide Ameris reasonable opportunity during the subsequent five business day (or three business day) period(s) to make such changes in the terms and conditions of the merger agreement as would enable the Fidelity board of directors to proceed without withdrawing its recommendation in favor of the merger agreement, although Ameris is not required to propose any such changes; and

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the Fidelity board of directors, following the final such five business day (or three business day) period, again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such acquisition proposal would continue to constitute a superior proposal if such proposed revisions were to be given effect.

Conditions to Complete the Merger
The respective obligations of each of Ameris and Fidelity to complete the merger is subject to the satisfaction or waiver of the following conditions:
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the absence of any law or order enacted or issued by any governmental authority which has the effect of making illegal or preventing or prohibiting the completion of the transactions contemplated by the merger agreement;

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the receipt of the Fidelity shareholder approval and the receipt of the Ameris shareholder approval;

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the receipt and effectiveness of the requisite regulatory approvals contemplated by the merger agreement, without the imposition of any materially burdensome regulatory condition, and the expiration or termination of all statutory waiting periods in respect thereof;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, the absence of any stop order suspending the effectiveness of such registration statement (or any proceedings for that purpose initiated or threatened by the SEC and continuing), and the receipt of all necessary approvals under state securities laws or the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), relating to the issuance of the shares Ameris common stock in the merger;

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the approval for listing on the Nasdaq of the shares of Ameris common stock to be issued in the merger, subject to official notice of issuance;

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the parties’ standing ready to complete the bank merger immediately after the merger;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties speak as of a particular date), subject to the materiality standards provided in the merger agreement (and the receipt by such party of an officer’s certificate from the other party to such effect);

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the performance and compliance in all material respects by the other party of its covenants and obligations required by the merger agreement to be performed or complied with prior to or at the closing date (and the receipt by such party of an officer’s certificate from the other party to such effect);

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receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

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the absence of any event, change, occurrence, circumstance, condition, effect or development that has had, or may reasonably be expected to have, a material adverse effect on the other party since the date of the merger agreement.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement
Ameris and Fidelity may mutually agree to terminate the merger agreement at any time prior to the closing date. Subject to conditions and circumstances described in the merger agreement, the merger agreement may also be terminated as follows:
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by either party, if the closing does not occur on or before December 31, 2019, except that a party may not terminate the merger agreement for this reason if the failure of the closing to occur by such date was caused by or resulted from such party’s failure to fulfill any obligation under the merger agreement;

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by either party in the event of a breach by the other party of any representation, warranty or obligation contained in the merger agreement, which breach cannot be or has not been cured within thirty days after the giving of written notice to the non-terminating party and which breach would be reasonably likely, either individually or together with all other breaches of the breaching party, to result in a failure to satisfy any applicable closing condition, provided that the terminating party is not then in material breach of the merger agreement;

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by either party if final action has been taken by a regulatory agency whose approval is required in connection with the merger agreement or the bank merger agreement, which final action has become final and nonappealable and does not approve the merger agreement or the bank merger agreement or the transactions contemplated thereby, or a governmental authority enacts, issues, promulgates, enforces or enters any law or final nonappealable judgment which would make illegal the consummation of the transactions contemplated by the merger agreement or the bank merger agreement;

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by either party (provided that such party is not in breach of its obligations under the merger agreement with respect to obtaining its shareholders’ approval), if the Ameris shareholder approval is not obtained at the Ameris special meeting or the Fidelity shareholder approval is not obtained at the Fidelity special meeting by reason of the failure to obtain the required vote at a duly held meeting of such shareholders as it may be adjourned or postponed in accordance with the merger agreement;

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by Ameris prior to the time the Fidelity shareholder approval is obtained if the Fidelity board of directors (or any committee thereof) fails to recommend that Fidelity shareholders approve the merger agreement or makes an adverse recommendation change, or Fidelity has materially breached its obligations with respect to obtaining the Fidelity shareholder approval or alternative acquisition proposals; or

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by Fidelity, prior to obtaining the Fidelity shareholder approval, to enter into an agreement relating to a superior proposal, provided that Fidelity has complied in all material respects with its obligations with respect to obtaining the Fidelity shareholder approval and alternative acquisition proposals.

Effect of Termination
If the merger agreement is terminated, it will become void and have no further force or effect, except that: (i) each party will remain liable for any damages resulting from fraud or the willful breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; and (ii) designated provisions of the merger agreement will survive the termination, including those relating to any payment of a termination fee and the confidential treatment of information.
Termination Fee
Fidelity is required to pay Ameris, within three business days of the termination of the merger agreement, a termination fee of  $29,000,000 (which we refer to as the termination fee), if the merger agreement is terminated:
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by Ameris prior to the time the Fidelity shareholder approval is obtained if the Fidelity board of directors (or any committee thereof) fails to recommend that Fidelity shareholders approve the merger agreement or makes an adverse recommendation change, or Fidelity has materially breached its obligations with respect to obtaining the Fidelity shareholder approval or alternative acquisition proposals; or

•
by Fidelity, prior to obtaining the Fidelity shareholder approval, to enter into an agreement relating to a superior proposal, provided that Fidelity has complied in all material respects with its obligations with respect to obtaining the Fidelity shareholder approval and alternative acquisition proposals.

In addition, in the event that:
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a bona fide acquisition proposal with respect to Fidelity is communicated to or otherwise made known to the senior management or the board of directors of Fidelity or to Fidelity shareholders generally, or any person or entity (or group of persons or entities) publicly announces an intention to make an acquisition proposal with respect to Fidelity after the date of the merger agreement (which has not been publicly withdrawn):

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the merger agreement is thereafter terminated: (i) by Ameris or Fidelity on the basis that the closing date did not occur on or before December 31, 2019 (if the Fidelity shareholder approval has not been obtained and certain closing conditions had been satisfied or waived or were capable of being satisfied prior to such termination); or (ii) by Ameris on the basis that Fidelity breached its representations, warranties, covenants or obligations set forth in the merger agreement, which breach, among other things, would be reasonably likely to result in a failure to satisfy any applicable closing condition; and

•
prior to the date that is twelve months after the date of such termination, Fidelity completes a transaction with respect to an acquisition proposal or enters into an agreement with respect to an acquisition proposal (provided that the references to 25% in the definition of  “acquisition proposal” are deemed to be references to 50% for this purpose);

then Fidelity is required to pay Ameris the termination fee on the earlier of the date such transaction is completed or such agreement is entered into.
In addition, if Fidelity fails to pay timely any termination fee payable by it under the merger agreement, then Fidelity will be required to pay Ameris its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such termination fee, together with interest on the amount of the fee at a specified rate from the date such payment was due under the merger agreement until the date of payment. Other than in connection with fraud or a willful breach of the merger agreement, the payment of the termination fee will fully discharge Fidelity from, and be the sole remedy of Ameris with respect to, all losses that may be suffered by Ameris based upon, resulting from or arising out of the circumstances giving rise to the termination of the merger agreement. In no event will Fidelity be required to pay the termination fee on more than one occasion.
Expenses and Fees
Each party has agreed to bear its own expenses incurred in connection with the preparation, execution and performance of the merger agreement and the bank merger agreement and the transactions contemplated thereby, whether or not the transactions are consummated, including all fees and expenses of such party’s advisers and representatives.
Amendment
The merger agreement may not be amended or modified except by a written agreement executed by Ameris and Fidelity.
Voting Agreement
In connection with entering into the merger agreement, each director of Fidelity who beneficially owns 1% or more of the outstanding Fidelity common stock has entered into a voting agreement with Ameris and Fidelity. The following description of the voting agreement is subject to, and qualified in its entirety by reference to, the voting agreement, which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus.
Pursuant to the voting agreement, each shareholder party, in his capacity as a shareholder of Fidelity, agreed to vote all shares of Fidelity common stock beneficially owned by such shareholder, as follows:
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in favor of the approval of the merger agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Fidelity board of directors and adopted in accordance with the terms thereof);

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in favor of any proposal to adjourn or postpone the Fidelity special meeting to a later date if there are not sufficient votes to approve the merger agreement and such adjournment or postponement is in accordance with the merger agreement;

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against any action or agreement that would prevent, materially impede or materially delay the completion of the transactions contemplated by the merger agreement; and

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against any proposal that relates to an acquisition proposal, other than the transactions contemplated by the merger agreement, without regard to the terms of such proposal.

Subject to certain conditions, each shareholder party has granted Ameris an irrevocable proxy to vote such shareholder’s shares of Fidelity common stock in accordance with the voting agreement. Each shareholder party has also agreed not to transfer such shareholder’s shares of Fidelity common stock prior to receipt of the Fidelity shareholder approval without Ameris’s and Fidelity’s consent, subject to certain exceptions.
The voting agreement applies to each shareholder party in such shareholder’s capacity as a shareholder of Fidelity and does not apply in any manner to any shareholder’s capacity as a director or officer of Fidelity or its subsidiaries or in any other capacity (and does not limit or affect any actions taken by any person in such person’s capacity of director or officer of Fidelity or its subsidiaries, including by causing Fidelity to exercise its rights under the merger agreement). The voting and support obligations of each shareholder party will terminate upon the earlier of: (i) the effective time; (ii) the termination of the merger agreement in accordance with its terms; and (iii) the entry, without the prior written consent of such shareholder, into an amendment or modification of the merger agreement which results in a decrease or change in the composition of the merger consideration.

ACCOUNTING TREATMENT
In accordance with current accounting guidance, the merger will be accounted for as a business combination using the acquisition method of accounting. As a result, the recorded assets and liabilities of Ameris will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of Fidelity will be adjusted to fair value at the date of the merger. In addition, all identified intangible assets will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price exceeds the fair value of the net assets including identified intangible assets of Fidelity on the date the merger is completed, such amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified finite life intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of Fidelity being included in the operating results of Ameris beginning from the date of completion of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Fidelity common stock that exchange their shares of Fidelity common stock for shares of Ameris common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
The following discussion applies only to holders of Fidelity common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of Fidelity common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who acquired Fidelity common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; holders who own both shares of Fidelity common stock and Ameris common stock; or holders who actually or constructively own more than 5% of Fidelity’s voting stock).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Fidelity common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of Fidelity common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of Fidelity common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.
All holders of Fidelity common stock should consult their tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

General
It is a condition to the obligation of Ameris to complete the merger that Ameris receive an opinion from Rogers & Hardin LLP, counsel to Ameris, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Fidelity to complete the merger that Fidelity receive an opinion from Wachtell, Lipton, Rosen & Katz, counsel to Fidelity, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on customary assumptions and representations from Ameris and Fidelity, as well as on certain covenants and undertakings by Ameris and Fidelity. If any of the representations, assumptions, covenants or undertakings upon which those opinions are based is incorrect, incomplete, inaccurate or violated, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.
Neither of the opinions described above will be binding on the IRS or any court. Ameris and Fidelity have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following is based on the receipt and accuracy of the above described opinions.
Accordingly, and on the basis that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the merger to U.S. holders of Fidelity common stock generally will be as follows:
•
a U.S. holder of Fidelity common stock generally will not recognize gain or loss upon the exchange of shares of Fidelity common stock for shares of Ameris common stock pursuant to the merger, except with respect to cash received instead of fractional shares of Ameris common stock;

•
a U.S. holder of Fidelity common stock will have an aggregate tax basis in the Ameris common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of Fidelity common stock surrendered in the merger; and

•
a U.S. holder of Fidelity common stock will have a holding period for the shares of Ameris common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) that includes the holding period of the shares of Fidelity common stock surrendered in the merger.

If a U.S. holder acquired different blocks of Fidelity common stock at different times or at different prices, the Ameris common stock that such holder receives will be allocated pro rata to each block of Fidelity common stock, and the basis and holding period of each block of Ameris common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Fidelity common stock exchanged for such Ameris common stock.
A U.S. holder of Fidelity common stock who receives cash instead of a fractional share of Ameris common stock generally will be treated as having received such fractional share of Ameris common stock pursuant to the merger and then as having received cash in redemption of such fractional share of Ameris common stock. Any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the fractional share of Ameris common stock (as set forth above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Fidelity common stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of Fidelity common stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Withholding
Payments of cash made pursuant to the merger to a U.S. holder of Fidelity common stock generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%).

To prevent backup withholding, U.S. holders of Fidelity common stock should provide the Exchange Agent with a properly completed IRS Form W-9. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability if the required information is supplied to the IRS in a timely manner.
This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of Fidelity common stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
During the year ended December 31, 2018, Ameris completed three acquisitions: US Premium Finance Holding Company, Atlantic Coast Financial Corporation and Hamilton State Bancshares, Inc.
US Premium Finance Holding Company (“USPF”)
On January 31, 2018, Ameris purchased the final 70% of the outstanding shares of common stock of USPF, completing its acquisition of USPF and making USPF a wholly owned subsidiary of Ameris. Through a series of three acquisition transactions that closed on each of January 18, 2017, January 3, 2018 and January 31, 2018, Ameris issued a total of 1,073,158 shares of Ameris common stock at a fair value of $55.9 million and paid $21.4 million in cash to the former shareholders of USPF. Pursuant to the terms of the Stock Purchase Agreement, dated January 25, 2018, under which Ameris purchased the final 70% of the outstanding shares of common stock of USPF, the shareholders of USPF may receive additional cash payments aggregating up to $5.8 million based on the achievement by Ameris’s premium finance division of certain income targets between January 1, 2018 and June 30, 2019. As of the January 31, 2018 acquisition date, the present value of the contingent earn-out consideration expected to be paid was $5.7 million. Including the fair value of the Ameris common stock issued, cash paid and the present value of the contingent earn-out consideration expected to be paid, the aggregate purchase price of USPF amounted to $83.0 million. The acquisition of USPF does not constitute a business acquisition at the significance level that would require the filing of financial statements as contemplated by Rule 3-05 of Regulation S-X.
Atlantic Coast Financial Corporation (“Atlantic”)
On May 25, 2018, Ameris acquired Atlantic. Upon consummation of the acquisition, Atlantic was merged with and into Ameris, with Ameris as the surviving entity in the merger. At that time, Atlantic’s wholly owned banking subsidiary, Atlantic Coast Bank, was also merged with and into Ameris Bank. The acquisition expanded Ameris’s existing market presence, as Atlantic Coast Bank had a total of 12 full-service branches located in Jacksonville and Jacksonville Beach, Duval County, Florida, Waycross, Georgia and Douglas, Georgia. Under the terms of the merger agreement with Atlantic, Atlantic shareholders received 0.17 shares of Ameris common stock and $1.39 in cash for each share of Atlantic common stock they previously held. As a result, Ameris issued 2,631,520 shares of Ameris common stock at a fair value of  $147.8 million and paid $21.5 million in cash to the former shareholders of Atlantic as consideration in the merger. The merger with Atlantic does not constitute a business acquisition at the significance level that would require the filing of financial statements as contemplated by Rule 3-05 of Regulation S-X.
Hamilton State Bancshares, Inc. (“Hamilton”)
On June 29, 2018, Ameris acquired Hamilton. Upon consummation of the acquisition, Hamilton was merged with and into Ameris, with Ameris as the surviving entity in the merger. At that time, Hamilton’s wholly owned banking subsidiary, Hamilton State Bank, was also merged with and into Ameris Bank. The acquisition expanded Ameris’s existing market presence, as Hamilton State Bank had a total of 28 full-service branches located in Atlanta, Georgia and the surrounding area as well as in Gainesville, Georgia. Under the terms of the merger agreement with Hamilton, Hamilton shareholders received 0.16 shares of Ameris common stock and $0.93 in cash for each share of Hamilton voting common stock or nonvoting common stock (which we refer to, collectively, as “Hamilton common stock”) they previously held. As a result, Ameris issued 6,548,385 shares of Ameris common stock at a fair value of  $349.4 million and paid $47.8 million in cash to the former shareholders and warrant holders of Hamilton as consideration in the merger. Certain financial statements with respect to the acquisition of Hamilton are included in Ameris’s Current Report Form 8-K/A filed on September 12, 2018, which is incorporated into this joint proxy statement/prospectus by reference.
Fidelity Southern Corporation (“Fidelity”)
On December 17, 2018, Ameris and Fidelity entered into an Agreement and Plan of Merger pursuant to which Fidelity will merge into Ameris, with Ameris continuing as the surviving corporation. Immediately following the merger, Fidelity Bank will merge with and into Ameris Bank, with Ameris Bank continuing as the surviving bank. Fidelity Bank operates 69 full-service banking locations, 50 of which are located in Georgia and 19 of which are located in Florida, providing financial products and services to customers primarily in the metropolitan markets of Atlanta, Georgia, and Jacksonville, Orlando, Tallahassee, and Sarasota-Bradenton, Florida.
If the merger is completed, Fidelity shareholders will receive 0.80 shares of Ameris common stock for each share of Fidelity common stock, except for shares of Fidelity common stock held by Fidelity as treasury stock or shares owned by Ameris or by any wholly owned subsidiary of Ameris or Fidelity (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Ameris, Fidelity or any wholly owned subsidiary of Ameris or Fidelity in respect of a debt previously contracted), they hold immediately prior to the effective time of the merger. At the effective time, each Fidelity option that is outstanding and unexercised immediately prior to the effective time will fully vest and be converted into an option to acquire, on the same terms and conditions as were applicable to such Fidelity option, the number of shares of Ameris common stock (rounded down to the nearest whole share), determined by multiplying (i) the number of shares of Fidelity common stock subject to such Fidelity option immediately prior to the effective time by (ii) the exchange ratio, at an exercise price per share of Ameris common stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Fidelity common stock subject to such Fidelity stock option divided by (y) the exchange ratio. In addition, at the effective time, each Fidelity restricted stock award that is outstanding immediately prior to the effective time will fully vest and be cancelled and converted into the right to receive the merger consideration in respect of each share of Fidelity common stock underlying such restricted stock award, including a payment in respect of any fractional shares (together with any accrued but unpaid dividends corresponding to the portion of the restricted stock award that vests).
The estimated purchase price for the merger is $900.5 million in the aggregate based upon the $40.77 per share closing price of the Ameris common stock as of February 28, 2019. The merger is subject to customary closing conditions, including the receipt of regulatory approvals and the approval of the Ameris share issuance by Ameris shareholders and the approval of the merger agreement by Fidelity shareholders. The transaction is expected to close during the second quarter of 2019, subject to the receipt of Ameris and Fidelity shareholder approval, regulatory approvals and other customary closing conditions.
The following unaudited pro forma condensed combined financial information and accompanying notes have been prepared to illustrate the effects of the merger between Ameris and Fidelity under the acquisition method of accounting and show the impact on the historical financial condition and results of operations of Ameris and Fidelity.
The unaudited pro forma condensed combined balance sheet as of December 31, 2018, is presented as if the merger with Fidelity had occurred on December 31, 2018. The unaudited pro forma condensed combined income statement for the year ended December 31, 2018, is presented as if the USPF acquisition and mergers with Atlantic, Hamilton and Fidelity had occurred on January 1, 2018. The historical combined condensed financial information has been adjusted to reflect factually supportable items that are directly attributable to the USPF acquisition and the mergers with Atlantic, Hamilton and Fidelity and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations.
The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transactions been completed as of the dates indicated above or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
Ameris’s audited consolidated financial statements and accompanying notes, included in Ameris’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated into this joint proxy statement/prospectus by reference; and

•
Fidelity’s audited consolidated financial statements and accompanying notes, included in Fidelity’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated into this joint proxy statement/prospectus by reference.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2018
(In thousands)
	Ameris As Reported	Fidelity As Reported	Fidelity Pro Forma Adjustments		Ameris Pro Forma Total Combined
Assets
Cash and due from banks	$172,036	$36,615	$—		$208,651
Federal funds sold and interest-bearing deposits in banks	507,491	175,678	—		683,169
Time deposits in other banks	10,812	—	—		10,812
Investment securities available for sale, at fair value	1,192,423	251,602	19,126	A	1,463,151
Investment securities held to maturity, at amortized cost	—	20,126	(20,126)	B	—
Other investments	14,455	9,430	—		23,885
Loans held for sale	111,298	239,302	—		350,600
Loans held for investment	8,511,914	3,685,478	(39,257)	C	12,158,135
Less allowance for loan losses	(28,819)	(31,151)	31,151	D	(28,819)
Loans held for investment, net	8,483,095	3,654,327	(8,106)		12,129,316
Other real estate owned, net	16,753	8,290	(829)	E	24,214
Premises and equipment, net	145,410	93,699	30,900	F	270,009
Goodwill	503,434	5,164	382,439	G	891,037
Other intangible assets, net	58,689	6,033	71,967	H	136,689
Deferred tax asset, net	35,126	—	(29,645)	I	5,481
Cash value of bank owned life insurance	104,096	71,510	—		175,606
Other assets	88,397	162,020	—		250,417
Total assets	$11,443,515	$4,733,796	$445,726		$16,623,037
Liabilities
Deposits:
Noninterest-bearing	$2,520,016	$1,214,534	$—		$3,734,550
Interest-bearing	7,129,297	2,767,044	2,065	J	9,898,406
Total deposits	9,649,313	3,981,578	2,065		13,632,956
Federal funds purchased and securities sold under agreements to repurchase	20,384	14,759	—		35,143
Other borrowings	151,774	199,315	—		351,089
Subordinated deferrable interest debentures	89,187	46,393	—		135,580
FDIC loss-share payable, net	19,487	—	—		19,487
Deferred tax liability, net	—	10,563	(10,563)	K	—
Other liabilities	57,023	34,947	—		91,970
Total liabilities	9,987,168	4,287,555	(8,498)		14,266,225
Shareholders’ equity
Preferred stock	—	—	—		—
Common stock	49,015	202,106	(180,282)	L	70,839
Capital surplus	1,051,584	28,735	849,906	M	1,930,225
Retained earnings	377,135	214,415	(214,415)	N	377,135
Accumulated other comprehensive loss, net of tax	(4,826)	985	(985)	O	(4,826)
Less treasury stock, at cost	(16,561)	—	—		(16,561)
Total shareholders’ equity	1,456,347	446,241	454,224		2,356,812
Total liabilities and shareholders’ equity	$11,443,515	$4,733,796	$445,726		$16,623,037

See “Note 4 — Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments” for explanation of acquisition accounting adjustments.

Unaudited Pro Forma Condensed Combined Income Statement
For the year ended December 31, 2018
(In thousands, except per share data)
	Ameris As Reported	USPF Pro Forma Adjustments		Atlantic As Reported	Atlantic Pro Forma Adjustments		Hamilton As Reported	Hamilton Pro Forma Adjustments		Ameris USPF Atlantic Hamilton Pro Forma	Fidelity As Reported	Fidelity Pro Forma Adjustments		Ameris Pro Forma Total Combined
Interest income
Interest and fees on loans	$378,209	$—		$8,846	$445	S	$17,657	$690	V	$405,847	$172,673	6,235	AA	$584,755
Interest on taxable securities	29,006	—		265	—		1,488	—		30,759	5,991	—		36,750
Interest on nontaxable securities	900	—		29	—		40	—		969	326	—		1,295
Interest on deposits in other banks	4,984	—		114	—		426	—		5,524	1,945	—		7,469
Interest on federal funds sold	227	—		—	—		11	—		238	510	—		748
Total interest income	413,326	—		9,254	445		19,622	690		443,337	181,445	6,235		631,017
Interest expense
Interest on deposits	$49,054	$—		$1,438	$—		$1,513	$242	W	$52,247	$20,849	(1,366)	BB	$71,730
Interest on other borrowings	20,880	—		688	—		102	41	X	21,711	11,051	—		32,762
Total interest expense	69,934	—		2,126	—		1,615	283		73,958	31,900	(1,366)		104,492
Net interest income	343,392	—		7,128	445		18,007	407		369,379	149,545	7,601		526,525
Provision for loan losses	16,667	—		168	—		(87)	—		16,748	5,521	—		22,269
Net interest income after provision for loan losses	$326,725	$—		$6,960	$445		$18,094	$407		$352,631	$144,024	$7,601		$504,256
Noninterest income
Service charges on deposit accounts	$46,128	$—		$727	$—		$952	$—		$47,807	$6,427	$—		$54,234
Mortgage banking activity	51,292	—		—	—		164	—		51,456	103,077	—		154,533
Other service charges, commissions and fees	3,003	—		19	—		729	—		3,751	9,522	—		13,273
Loss on securities	(37)	—		—	—		(3)	—		(40)	—	—		(40)
Gain on sale of SBA and USDA loans	2,728	—		—	—		—	—		2,728	6,728	—		9,456
Other non-interest income	15,298	—		490	—		39	—		15,827	13,097	—		28,924
Total noninterest income	118,412	—		1,236	—		1,881	—		121,529	138,851	—		260,380
Noninterest expense
Salaries and employee benefits	$149,293	$—		$3,600	$—		$6,914	$—		$159,807	$149,651	$—		$309,458
Occupancy and equipment expenses	29,131	—		585	—		1,759	—		31,475	13,584	863	CC	45,922
Data processing and telecommunications expenses	30,385	—		582	—		969	—		31,936	22,390	—		54,326
Legal and other professional fees	6,386	(274)	P	513	—		445	—		7,070	4,233	—		11,303
Credit resolution-related expenses	4,016	—		9	—		367	—		4,392	1,649	—		6,041
Advertising and marketing expenses	5,571	—		16	—		20	—		5,607	2,853	—		8,460
Amortization of intangible assets	9,512	250	Q	—	148	T	282	119	Y	10,311	1,109	6,691	DD	18,111
FDIC insurance	3,408	—		83	—		125	—		3,616	3,613	—		7,229
Merger and conversion charges	20,499	—		233	—		1,509	—		22,241	1,176	—		23,417
Other noninterest expenses	35,446	—		729	—		1,815	—		37,990	25,034	—		63,024
Total noninterest expense	293,647	(24)		6,350	148		14,205	119		314,445	225,292	7,554		547,291
Net income before income tax expense	$151,490	$24		$1,846	$297		$5,770	$288		$159,715	$57,583	$47		$217,345
Income tax expense	30,463	5	R	430	62	U	1,370	60	Z	32,390	13,760	10	EE	46,160
Net income	$121,027	$19		$1,416	$235		$4,400	$228		$127,325	$43,823	$37		$171,185

Unaudited Pro Forma Condensed Combined Income Statement – (continued)
For the year ended December 31, 2018
(In thousands, except per share data)
	Ameris As Reported	USPF Pro Forma Adjustments	Atlantic As Reported	Atlantic Pro Forma Adjustments	Hamilton As Reported	Hamilton Pro Forma Adjustments	Ameris USPF Atlantic Hamilton Pro Forma	Fidelity As Reported	Fidelity Pro Forma Adjustments	Ameris Pro Forma Total Combined
Basic earnings available to common shareholders per share	$2.81		$0.09		$0.11		$2.68	$1.61		$2.47
Diluted earnings available to common shareholders per share	$2.80		$0.09		$0.10		$2.68	$1.61		$2.44
Weighted average common shares outstanding
Basic	43,142		15,438		40,411		47,460	27,155		69,224
Diluted	43,248		15,449		42,478		47,566	27,259		70,060

See “Note 4 — Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments” for explanation of acquisition accounting adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Pro Forma Presentation
The unaudited pro forma condensed combined balance sheet as of December 31, 2018, and the unaudited pro forma condensed combined income statement for the year ended December 31, 2018, are based on the historical financial statements of Ameris, USPF, Atlantic, Hamilton and Fidelity after giving effect to the completion of the acquisitions and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the acquisitions, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the four companies.
The transactions will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (which we refer to as “ASC”) Topic 805, Business Combinations (which we refer to as “ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable. Determining the fair value of assets and liabilities is a complicated process involving significant judgment regarding methods and assumptions used to calculate estimated fair values. Fair values are subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values becomes available.
Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the aquisition of USPF and the mergers with Atlantic, Hamilton and Fidelity, Ameris will finalize integration plans, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plans.
The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.
Note 2 — Acquisition Consideration
US Premium Finance Holding Company Acquisition
The acquisition consideration for USPF is summarized as follows (in thousands):
Acquisition Consideration — USPF
Number of shares of Ameris common stock – as exchanged	1,073
Fair value of Ameris common stock issued (weighted average of $52.047 per share)	$55,855
Cash paid to former shareholders of USPF	$21,421
Present value of contingent earn-out consideration expected to be paid as of acquisition date	$5,705
Total Acquisition Consideration – USPF	$82,981

Atlantic Coast Financial Corporation Acquisition
Under the terms of the merger agreement with Atlantic, Atlantic shareholders received 0.17 shares of Ameris common stock plus $1.39 in cash for each share of Atlantic common stock. Based on the number of shares of Atlantic common stock outstanding as of the acquisition date of May 25, 2018, the acquisition consideration is as follows (in thousands):
Acquisition Consideration — Atlantic
Total number of shares of Atlantic common stock outstanding at May 25, 2018	15,541
Less: Unallocated shares of Atlantic common stock held by ESOP and benefit plans	(61)
Total number of shares of Atlantic common stock converted	15,480
Per share exchange ratio for the merger with Atlantic	0.17
Number of shares of Ameris common stock – as exchanged	2,632
Multiplied by Ameris common stock price on May 25, 2018	$56.15
Fair value of Ameris common stock issued	$147,760
Per share cash exchange price	$1.39
Cash paid at acquisition to Atlantic shareholders	$21,527
Total Acquisition Consideration – Atlantic	$169,287
Hamilton State Bancshares, Inc. Acquisition
Under the terms of the merger agreement with Hamilton, Hamilton shareholders received 0.16 shares of Ameris common stock plus $0.93 in cash for each share of Hamilton common stock. Based on the number of shares of Hamilton common stock outstanding as of the acquisition date of June 29, 2018, the acquisition consideration is as follows (in thousands):
Acquisition Consideration — Hamilton
Total number of shares of Hamilton common stock outstanding at June 29, 2018, including restricted share units that automatically vest under a change in control	40,927
Per share exchange ratio for the merger with Hamilton	0.16
Number of shares of Ameris common stock – as exchanged	6,548
Multiplied by Ameris common stock price on June 29, 2018	$53.35
Fair value of Ameris common stock issued	$349,356
Per share cash exchange price	$0.93
Cash paid at acquisition to Hamilton shareholders	$38,068
Cash paid at acquisition to holders of Hamilton stock warrants	$9,711
Total Acquisition Consideration – Hamilton	$397,135

Fidelity Southern Corporation
Under the terms of the merger agreement with Fidelity, Fidelity shareholders will receive 0.80 shares of Ameris common stock for each share of Fidelity common stock (except for certain excluded shares, as previously discussed). Outstanding Fidelity options will be converted into options to purchase shares of Ameris common stock, with the exercise price and the number of shares underlying each option adjusted to reflect the exchange ratio of 0.80, as previously discussed. Based on the number of shares of Fidelity common stock outstanding and the number of Fidelity options outstanding as of December 31, 2018, the acquisition consideration is as follows (in thousands):
Acquisition Consideration — Fidelity
Total number of shares of Fidelity common stock outstanding at December 31, 2018, including restricted shares that immediately vest on the merger date	27,280
Per share exchange ratio for the merger with Fidelity	0.80
Number of shares of Ameris common stock – as exchanged	21,824
Muliplied by Ameris common stock price on February 28, 2019	$40.77
Fair value of Ameris common stock issued	$889,756
Total number of Fidelity options outstanding at December 31, 2018	915
Per option exchange ratio	0.80
Number of Ameris options – as exchanged	732
Weighted average fair value per option	$14.63
Fair value of rolled over stock options	$10,709
Total Acquisition Consideration – Fidelity	$900,465
Note 3 — Preliminary Estimated Acquisition Consideration Allocation
Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of USPF, Atlantic, Hamilton and Fidelity based on their estimated fair values as of the closing dates of the respective acquisitions. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocations of the acquisition consideration for Atlantic, Hamilton and Fidelity are considered preliminary because the allocations for Atlantic, Hamilton and Fidelity are based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments for Atlantic, Hamilton and Fidelity will remain preliminary until Ameris’s management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of each acquisition and will be based on the value of the Ameris common stock at the closing date of the respective acquisition. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.
The allocations of the acquisition consideration for USPF are considered final as of the date of this filing, having crossed the one year anniversary of the USPF acquisition date of January 31, 2018. The allocations of the acquisition consideration for USPF remained the same from the preliminary estimated acquisition consideration allocation presented in the table below.

The total preliminary estimated acquisition consideration as shown in the tables above is allocated to USPF’s, Atlantic’s, Hamilton’s and Fidelity’s tangible and intangible assets and liabilities as of December 31, 2018, based on their preliminary estimated fair values as follows (in thousands):
Preliminary Estimated Acquisition Consideration Allocation
	USPF	Atlantic	Hamilton	Fidelity
Cash and due from banks	$—	$3,990	$13,927	$36,615
Federal funds sold and interest bearing balances	—	22,149	102,156	175,678
Time deposits in other banks	—	—	11,558	—
Investment securities available for sale	—	35,126	285,830	270,728
Other investments	—	9,576	2,094	9,430
Loans held for sale	—	358	—	239,302
Loans held for investment	—	755,704	1,298,040	3,646,221
Other real estate owned	—	1,041	847	7,461
Premises and equipment	—	10,896	26,760	124,599
Goodwill	65,290	92,970	219,643	387,603
Other intangible assets	23,607	7,488	23,610	78,000
Deferred income tax asset, net	(5,916)	6,833	6,480	(29,645)
Cash value of bank owned life insurance	—	18,182	4,454	71,510
Other assets	—	2,970	13,036	162,020
Deposits	—	(585,167)	(1,585,250)	(3,983,643)
Securities sold under agreements to repurchase	—	—	—	(14,759)
Other borrowings	—	(204,475)	(10,907)	(199,315)
Subordinated deferrable interest debentures	—	—	(2,292)	(46,393)
Other liabilities	—	(8,354)	(12,851)	(34,947)
Total Acquisition Consideration	$82,981	$169,287	$397,135	$900,465
Approximately $23.6 million, $7.5 million, $23.6 million and $78.0 million has been preliminarily allocated to amortizable intangible assets acquired in the USPF, Atlantic, Hamilton and Fidelity acquisitions, respectively. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined income statement.
Identifiable Intangible Assets
The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. For the USPF acquisition, the preliminary allocation to intangible assets is allocated to insurance agent relationships, trade name, and non-compete agreement intangibles. For the Atlantic, Hamilton and Fidelity mergers, the preliminary allocation to intangible assets is allocated to core deposit intangibles.
Goodwill
Goodwill represents the excess of the acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.
Note 4 — Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments
The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the acquisitions been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the acquisitions.
The following unaudited pro forma adjustments result from accounting for the acquisitions, including the determination of fair value of the assets, liabilities, and commitments which Ameris, as the acquirer for accounting purposes, acquired from USPF, Atlantic and Hamilton and will acquire from Fidelity. The descriptions related to these preliminary adjustments are as follows (in thousands):
Balance Sheet — Fidelity
As of December 31, 2018
A Adjustment to investment securities available for sale
To reclass at amortized cost investment securities designated as held to maturity by Fidelity to investment securities available for sale	$20,126
To reflect fair value at acquisition date for investment securities designated as held to maturity by Fidelity but will be designated as available for sale by Ameris	$(1,000)
Total adjustment to investment securities available for sale	$19,126
B Adjustment to investment securities held to maturity to reclass at amortized cost investment securities designated as held to maturity by Fidelity to investment securities available for sale	$(20,126)
C Adjustment to loans
To reflect estimated credit mark adjustment for loans at acquisition date	$(34,257)
To reflect estimated yield mark adjustment for indirect auto loans at acquisition date	$(5,000)
Total adjustment to loans	$(39,257)
D Adjustment to allowance for loan losses to reflect the reversal of Fidelity’s December 31, 2018 allowance for loan losses	$31,151
E Adjustment to other real estate owned to reflect the estimated fair value at acquisition date based on Ameris’s more aggressive liquidation strategy	$(829)
F Adjustment to premises and equipment to reflect the estimated fair value at acquisition date	$30,900
G Adjustment to goodwill
To reflect reversal of Fidelity’s December 31, 2018 goodwill recorded from its prior acquisitions	$(5,164)
Adjustment to goodwill to reflect the estimated goodwill generated as a result of consideration paid being greater than the net assets acquired	$387,603
Total adjustment to goodwill	$382,439

As of December 31, 2018
H Adjustment to other intangible assets
To reflect reversal of Fidelity’s December 31, 2018 unamortized other intangibles from its prior acquisitions	$(6,033)
To reflect the recording of the estimated core deposit intangible	$78,000
Total adjustment to other intangible assets	$71,967
I Adjustment to deferred tax asset, net
To reclass Fidelity’s December 31, 2018 net deferred tax liability position against Ameris’s net deferred tax asset position	$(10,563)
To reflect the deferred tax impact resulting from the net fair value adjustments based on assumed effective tax rate of 21%	$(19,082)
Total adjustment to deferred tax asset, net	$(29,645)
J Adjustment to interest-bearing deposits
To reflect reversal of Fidelity’s December 31, 2018 unamortized fair value adjustment on certificates of deposit from its prior acquisitions	$(235)
To reflect the estimated fair value at acquisition date of certificate of deposits	$2,300
Total adjustment to interest-bearing deposits	$2,065
K Adjustment to deferred tax liability, net to reflect reclass of Fidelity’s December 31, 2018 net deferred tax liability position against Ameris’s net deferred tax asset position	$(10,563)
L Adjustment to common stock
To reflect the reversal of Fidelity’s December 31, 2018 common stock	$(202,106)
To reflect the value of Ameris common stock issued to Fidelity shareholders	$21,824
Total adjustment to common stock	$(180,282)
M Adjustment to capital surplus
To reflect the reversal of Fidelity’s December 31, 2018 capital surplus	$(28,735)
To reflect the value of Ameris common stock issued to Fidelity shareholders	$867,932
To reflect the value of Ameris options issued to Fidelity optionholders	$10,709
Total adjustment to capital surplus	$849,906
N Adjustment to retained earnings to reflect the reversal of Fidelity’s September 30, 2018 retained earnings	$(214,415)
O Adjustment to accumulated other comprehensive loss to reflect the reversal of Fidelity’s December 31, 2018 accumulated other comprehensive loss	$(985)

Income Statement — USPF
Year Ended December 31, 2018
P Adjustment to legal and other professional fees to reflect elimination of fees previously paid under the USPF Management and License Agreement that are no longer incurred after acquisition of the final 70% investment in USPF	$(274)
Q Adjustment to amortization of intangible assets to reflect estimated amortization expense on the insurance agent relationships, trade name, and non-compete intangible assets	$250
R Adjustment to income tax expense to reflect the tax effect of the USPF income statement pro forma adjustments using an assumed effective tax rate of 21%	$5
Income Statement — Atlantic
Three Months Ended March 31, 2018
S Adjustment to interest income and fees on loans to reflect estimated additional accretion on loan portfolio	$445
T Adjustment to amortization of intangible assets to reflect the estimated amortization of the core deposit intangible	$148
U Adjustment to income tax expense to reflect the tax effect of the Atlantic income statement pro forma adjustments using an assumed effective tax rate of 21%	$62
Income Statement — Hamilton
Three Months Ended March 31, 2018
V Adjustment to interest income and fees on loans to reflect estimated additional accretion on loan portfolio	$690
W Adjustment to interest expense on deposits
To reflect the reversal of Hamilton’s amortization of fair value adjustment on certificates of deposits resulting from its prior acquisitions	$6
To reflect the estimated amortization of the fair value adjustment on certificates of deposit	$236
Total adjustment to interest expense on deposits	$242
X Adjustment to interest expense on other borrowings and subordinated deferrable interest debentures
To reflect the reversal of Hamilton’s amortization of fair value adjustment in other borrowings from its prior acquisitions	$32
To reflect the estimated amortization of the fair value adjustment on subordinated deferrable interest debentures	$9
Total adjustment to interest expense on other borrowings and subordinated deferrable interest debentures	$41
Y Adjustment to amortization of intangible assets
To reflect the reversal of Hamilton’s amortization expense on its existing core deposit intangible resulting from its prior acquisitions	$(281)
To reflect the estimated amortization expense on the core deposit intangible	$400
Total adjustment to amortization of intangible assets	$119
Z Adjustment to income tax expense to reflect the tax effect of the Hamilton income statement pro forma adjustments using an assumed effective tax rate of 21%	$60

Income Statement — Fidelity
Year Ended December 31, 2018
AA Adjustment to interest income and fees on loans to reflect estimated additional accretion on loan portfolio	$6,235
BB Adjustment to interest expense on deposits
To reflect the reversal of Fidelity’s amortization of fair value adjustment on certificates of deposits resulting from its prior acquisitions	$167
To reflect the estimated amortization of the fair value adjustment on certificates of deposit	$(1,533)
Total adjustment to interest expense on deposits	$(1,366)
CC Adjustment to occupancy and equipment expense to reflect estimated additional depreciation resulting from fair value adjustment on premises and equipment	$863
DD Adjustment to amortization of intangible assets
To reflect the reversal of Fidelity’s amortization expense on its existing core deposit intangible resulting from its prior acquisitions	$(1,109)
To reflect the estimated amortization expense on the core deposit intangible	$7,800
Total adjustment to amortization of intangible assets	$6,691
EE Adjustment to income tax expense to reflect the tax effect of the Fidelity income statement pro forma adjustments using an assumed effective tax rate of 21%	$10
The estimated transaction costs included as part of the unaudited pro forma condensed combined balance sheet as of December 31, 2018, have not been included in the above unaudited pro forma condensed combined income statement.
Pursuant to the acquisition method of accounting, the final acquisition consideration is based on the price of the Ameris common stock immediately prior to the effective time of the applicable transactions.
Note 5 — Earnings Per Common Share
Unaudited total combined pro forma earnings per common share for Ameris including USPF, Atlantic, Hamilton and Fidelity for the year ended December 31, 2018 have been calculated using Ameris’s historic weighted average common shares outstanding plus the shares of Ameris common stock issued to the shareholders of USPF, Atlantic and Hamilton, and to be issued to Fidelity shareholders, in the respective acquisitions.

The following table sets forth the calculation of basic and diluted unaudited total combined pro forma earnings per common share for Ameris, including USPF, Atlantic, Hamilton and Fidelity for the year ended December 31, 2018 (in thousands, except per share data).
	Year Ended December 31, 2018
	Basic	Diluted
Pro forma net income available to common shareholders	$171,185	$171,185
Weighted average common shares outstanding:
Ameris	43,142	43,248
Shares of Ameris common stock issued to USPF shareholders	69	69
Shares of Ameris common stock issued to Atlantic shareholders	1,038	1,038
Shares of Ameris common stock issued to Hamilton shareholders	3,211	3,211
Shares of Ameris common stock issued to Fidelity shareholders	21,764	22,494
Pro forma	69,224	70,060
Pro forma net income per common share	$2.47	$2.44

DIRECTORS AND EXECUTIVE OFFICERS OF AMERIS
General
The business and affairs of Ameris are managed under the direction of the Ameris board of directors in accordance with the GBCC, subject to any limitations set forth in Ameris’s articles of incorporation and bylaws. The Ameris board of directors selects and oversees the members of senior management, who are charged by the Ameris board of directors with conducting the business of Ameris. Ameris’s executive officers are appointed annually by the Ameris board of directors and serve at its discretion, subject to applicable employment agreements.
Directors of Ameris
Ameris has a classified board of directors currently consisting of three Class I directors (Daniel B. Jeter, who currently serves as Chairman of the Ameris board of directors, William H. Stern and Dennis J. Zember Jr.), three Class II directors (William I. Bowen, Jr., Robert P. Lynch and Elizabeth A. McCague) and three Class III directors (R. Dale Ezzell, Leo J. Hill and Jimmy D. Veal). The Class I directors currently serve until Ameris’s 2019 annual meeting of shareholders, and the Class II and Class III directors currently serve until Ameris’s annual meetings of shareholders to be held in 2020 and 2021, respectively. After Ameris’s 2019 annual meeting of shareholders, the Class I, Class II and Class III directors will serve until Ameris’s annual meetings of shareholders to be held in 2022, 2020 and 2021, respectively, and until their respective successors are duly elected and qualified.
At each annual meeting of Ameris shareholders, directors are duly elected for a full term of three years to succeed those whose terms are expiring, although directors may be elected for shorter terms in certain instances, such as filling a vacancy in a particular class of directors. Vacancies on the Ameris board of directors and newly created directorships also can generally be filled by a vote of a majority of the directors then in office. Ameris’s bylaws require each director to retire at the annual meeting of Ameris’s shareholders following the date that he or she reaches age 75. The merger agreement provides that Ameris’s bylaws will be amended at or prior to the effective time so that the mandatory retirement age will be inapplicable to James B. Miller, Jr. See “The Merger – The Ameris Board of Directors and Ameris’s Executive Officers After the Merger.”
The following sets forth certain information, as of the Ameris record date, for the current directors of Ameris:
William I. Bowen, Jr. (age 54) has served as a director of Ameris and as a director of Ameris Bank since November 2014. Mr. Bowen resides in Ameris’s Tifton, Georgia market, and he currently serves as Chairman of the community board of Ameris Bank for that market. He has served as a member of the community board since 2012. Mr. Bowen is a partner and the President of Bowen Donaldson Home for Funerals. He also serves as managing partner of Bowen Farming Enterprises, LLC, a timber, cattle, cotton and peanut farming operation, Bowen Land and Timber, LLC, Bowen Family Partnership and Fulwood Family Partnership, a farming and real estate development firm. He also serves as Trustee of Tift County Hospital Authority and is a member of the Georgia Board of Funeral Service. Mr. Bowen holds a bachelor’s degree in business administration from the University of Georgia. His extensive business experience and knowledge of the local economy, as well as his expertise in the real estate and farming industries, make Mr. Bowen a valuable resource for the Ameris board of directors. Mr. Bowen’s term expires in 2020.
R. Dale Ezzell (age 69) has served as a director of Ameris and as a director of Ameris Bank since May 2010. Mr. Ezzell served as a director of Southland Bank, formerly a wholly owned subsidiary of Ameris, from 1983 until the merger of Southland Bank into Ameris Bank in 2006. He also served as Southland Bank’s Chairman from 1995 until such merger. Mr. Ezzell currently serves as Chairman of Ameris Bank’s community board in Dothan, Alabama. Mr. Ezzell is the founder and owner of Wisecards Printing and Mailing, a direct mail advertising business in Abbeville, Alabama. Prior to establishing Wisecards in 2001, he served as President and Chief Executive Officer of Ezzell’s Inc., which operated several department stores in Southeast Alabama and Southwest Georgia, from 1987 to 2000. Mr. Ezzell holds a bachelor’s degree in engineering from Auburn University and resides in the Abbeville, Alabama market. His years as a director of a subsidiary bank, along with his varied business and practical experience, give him a valuable understanding of the issues faced by Ameris and its customers. Mr. Ezzell’s term expires in 2021.
Leo J. Hill (age 63) has served as a director of Ameris and as a director of Ameris Bank since January 2013. Mr. Hill is the owner of Advisor Network Solutions, LLC, a consulting services firm, and currently serves as Lead Independent Director of Transamerica Mutual Funds. Prior to his service with Transamerica, Mr. Hill held various positions in banking, including Senior Vice President and Senior Loan Administration Officer for Wachovia Bank of Georgia’s Southeastern corporate lending unit, President and Chief Executive Officer of Barnett Treasure Coast Florida with Barnett Banks and Market President of Sun Coast Florida with Bank of America. He has a bachelor’s degree in management and a master’s degree in finance, both from Georgia State University, and he has completed Louisiana State University’s Graduate School of Banking. Mr. Hill is involved with the Investment Company Institute, the Conference of Fund Leaders, the National Association of Corporate Directors and the Institute for Independent Business. With his wide-ranging professional and banking background, he brings a wealth of business and management experience to the Ameris board of directors. Mr. Hill’s term expires in 2021.
Daniel B. Jeter (age 67) has served as a director of Ameris since 1997 and as a director of Ameris Bank since 2002. Since September 2018, he has served as Chairman of the board of directors of both Ameris and Ameris Bank. He served as Lead Independent Director from January 2018 to September 2018. Prior to serving as Lead Independent Director, he served as Chairman of the board of directors of both Ameris and Ameris Bank from May 2007 through December 2017. He also serves on the community bank board for Ameris’s Moultrie, Georgia market. Mr. Jeter is the Chairman and co-owner of Standard Discount Corporation, a family-owned consumer finance company. He joined Standard in 1979 and is an officer and director of each of Standard’s affiliates, including Colquitt Loan Company, Globe Loan Company of Hazelhurst, Globe Loan Company of Tifton, Globe Loan Company of Moultrie, Peach Finance Company, Personal Finance Service of Statesboro and Globe Financial Services of Thomasville. He is co-owner of Classic Insurance Company and President of Cavalier Insurance Company, both of which are re-insurance companies. Mr. Jeter is also a partner in a real estate partnership that develops owner-occupied commercial properties for office and professional use. He serves as a director and an officer of the Georgia Industrial Loan Corporation and as a director of Allied Business Systems. He received a bachelor’s degree in business administration from the University of Georgia. Mr. Jeter’s extensive experience in financial services, with a particular emphasis on lending activities, gives him invaluable insight into, and affords him a greater understanding of, Ameris’s operations in his service as Chairman of the Ameris board of directors. As a long-tenured member of the Ameris board of directors, he has been closely involved in Ameris’s expansion into new markets in recent years. Mr. Jeter’s term expires in 2019.
Robert P. Lynch (age 55) has served as a director of Ameris since 2000 and as a director of Ameris Bank since February 2006. Mr. Lynch is the Vice President and Chief Financial Officer of Lynch Management Company, which owns and manages seven automobile dealerships located in the Southeast. He has been with Lynch Management Company for more than 30 years. Mr. Lynch’s family also owns and operates Shady Dale Farm, a beef cattle operation located in Shady Dale, Georgia. He holds a bachelor’s degree in business administration from the University of Florida. Mr. Lynch resides in Ameris’s Jacksonville, Florida market and currently serves as a member of the community board of Ameris Bank for that market. His business experience is extensive and varied, which gives him a firsthand understanding of the adversities faced by not only Ameris but also its commercial customers. This understanding informs his service as a director and is a key benefit to the Ameris board of directors. Mr. Lynch’s term expires in 2020.
Elizabeth A. McCague (age 69) has served as a director of Ameris and Ameris Bank since August 2016. Ms. McCague currently serves as Chief Financial Officer for the Jacksonville Port Authority. She previously served as Interim Executive Director and Plan Administrator for the Jacksonville Police and Fire Pension Fund, where she was responsible for the management of the $1.6 billion pension portfolio and the administration of benefits. Additionally, Ms. McCague provides mediation services for resolution of financial disputes through her business, McCague & Company, LLC. Ms. McCague currently serves on the UF Health Hospital Jacksonville board as the chair of the finance committee and will continue to serve in this capacity through 2019. She has previously served as co-chair of the University of Florida Capital

Campaign, a six-year, $1.5 billion effort, and chair of the North Florida Bank’s Advisory Board. She was also formerly the Chief Operating Officer of a software development company. She holds a bachelor’s degree in business administration from the University of Florida and a master of business administration degree from Jacksonville University. She resides in the Jacksonville, Florida market. Ms. McCague’s business experience is extensive and diverse, which provides valuable insight for Ameris Bank and its customers. Ms. McCague’s term expires in 2020.
William H. Stern (age 62) has served as a director of Ameris and as a director of Ameris Bank since November 2013. Mr. Stern currently serves as Chairman of Ameris Bank’s community board for the State of South Carolina. Mr. Stern has been President and Chief Executive Officer of Stern & Stern and Associates, a real estate development firm doing work throughout the Southeast, since 1980. He currently serves as Chairman of the Board of the South Carolina State Ports Authority and as a member of the board of the South Carolina Coordinating Council for Economic Development. His knowledge of the real estate industry, in addition to his extensive business experience and economic background, makes Mr. Stern a valuable resource for the Ameris board of directors. Mr. Stern’s term expires in 2019.
Jimmy D. Veal (age 70) has served as a director of Ameris and as a director of Ameris Bank since May 2008. Mr. Veal was a founding director of Golden Isles Financial Holdings, Inc., which was the corporate parent of The First Bank of Brunswick prior to its acquisition by Ameris and subsequent merger into Ameris Bank. He served as a director of both Golden Isles Financial Holdings, Inc. and The First Bank of Brunswick from their inception in 1989 until their acquisition by Ameris in 2001 and as Vice Chairman of both companies from 1996 until 2001. Mr. Veal currently serves as Chairman of Ameris Bank’s community board for the Southeast Georgia Coast. Mr. Veal has been active in the hospitality industry for over 40 years. As a founding partner, together with his family, he co-owns and operated Beachview Tent Rentals, Inc. in Brunswick, Georgia until his retirement in 2018. He continues to serve as a consultant. He is also active in various real estate and timberland ventures in Glynn County, Georgia and Camden County, Georgia. In addition to his experience in banking, he has gained knowledge of many and varied industries and sectors of the economy, which provides him a unique and beneficial perspective for his service on the Ameris board of directors. Mr. Veal’s term expires in 2021.
Dennis J. Zember Jr. (age 49) has served as a director of Ameris and as a director of Ameris Bank since July 2018. He has served as President and Chief Executive Officer of Ameris since July 2018 and as Chief Executive Officer of Ameris Bank since January 2018. Previously Mr. Zember served as Executive Vice President and Chief Operating Officer of Ameris from January 2018 through June 2018, and as Executive Vice President, Chief Financial Officer and Chief Operating Officer of Ameris and Executive Vice President and Chief Operating Officer of Ameris Bank from June 2016 through December 2017. From February 2005 until June 2016, Mr. Zember served as Executive Vice President and Chief Financial Officer of both Ameris and Ameris Bank. Before joining Ameris, Mr. Zember served as Senior Vice President and Treasurer of Flag Financial Corporation and Senior Vice President and Chief Financial Officer of Flag Bank from January 2002 to February 2005, and as Vice President and Treasurer of Century South Banks, Inc. from August 1997 to May 2001. Mr. Zember’s professional experience from a career devoted to banking and his deep understanding of the day-to-day business and operations of Ameris make him a key member of the Ameris board of directors. Mr. Zember’s term expires in 2019.
All of the directors of Ameris serving immediately prior to the effective time will continue to serve as Ameris directors at and after the effective time. For a discussion of the current directors of Fidelity who will be appointed to the Ameris board of directors at the effective time, see “The Merger — The Ameris Board of Directors and Ameris’s Executive Officers After the Merger.”
Director Independence
Each current member of the Ameris board of directors, other than Mr. Zember, is “independent,” as defined for purposes of the rules of the SEC and the listing standards of the Nasdaq. For a director to be considered independent, the Ameris board of directors must determine that the director does not have a relationship with Ameris that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Ameris board of directors will consider all relevant facts and circumstances, including any transactions or relationships between the director and Ameris or its subsidiaries.

Committees of the Ameris Board of Directors
Executive Committee
The executive committee of the Ameris board of directors (which we refer to as the “Ameris executive committee”) is currently comprised of six directors, only one of whom is a current or former employee of Ameris. The current members of the Ameris executive committee are Messrs. Bowen, Ezzell, Hill (Vice Chairman), Jeter (Chairman), Veal and Zember (Vice Chairman). The Ameris executive committee is authorized to exercise all of the powers of the Ameris board of directors, except those that under the GBCC may not be exercised by a committee of directors.
Compensation Committee
The compensation committee of the Ameris board of directors (which we refer to as the “Ameris compensation committee”) is currently comprised of four directors — Messrs. Hill (Chairman), Jeter, Lynch and Stern — none of whom is a current or former employee of Ameris or any of its subsidiaries and all of whom are independent directors of Ameris. The duties of the Ameris compensation committee, which operates under a written charter, are generally to establish the compensation for Ameris’s executive officers and to act on such other matters relating to compensation as it deems appropriate, including an annual evaluation of Ameris’s Chief Executive Officer and the design and oversight of all compensation and benefit programs in which Ameris’s employees and officers are eligible to participate. Additional information regarding the Ameris compensation committee’s processes and procedures for consideration of executive officer compensation is provided in the “Executive Compensation of Ameris – Compensation Discussion and Analysis.”
Audit Committee
The audit committee of the Ameris board of directors (which we refer to as the “Ameris audit committee”) is currently comprised of five directors, none of whom is a current or former employee of Ameris and all of whom are independent directors of Ameris. The current members of the Ameris audit committee are Ms. McCague and Messrs. Bowen, Ezzell, Lynch (Chairman) and Veal. The Ameris audit committee, which operates under a written charter, represents the Ameris board of directors in discharging its responsibility relating to the accounting, reporting and financial practices of Ameris and its subsidiaries. Its primary functions include monitoring the integrity of Ameris’s financial statements, system of internal controls and compliance with regulatory and legal requirements; monitoring the independence, qualifications and performance of Ameris’s independent registered public accounting firm and internal auditing services; and providing a vehicle for communication among the independent registered public accounting firm, management, internal audit and the Ameris board of directors.
Enterprise Risk Committee
The enterprise risk committee of the Ameris board of directors (which we refer to as the “Ameris enterprise risk committee”) is currently comprised of three directors, none of whom is a current or former employee of Ameris and all of whom are independent directors of Ameris. The members of the Ameris enterprise risk committee are Ms. McCague (Chairman) and Messrs. Bowen and Ezzell. Pursuant to its written charter, the Ameris enterprise risk committee is responsible for the oversight and governance of risk management functions, programs and activities throughout Ameris.
Corporate Governance and Nominating Committee
The corporate governance and nominating committee of the Ameris board of directors (which we refer to as the “Ameris nominating committee”) is currently comprised of six directors, none of whom is a current or former employee of Ameris and all of whom are independent directors of Ameris. The members of the Ameris nominating committee are Messrs. Bowen, Ezzell, Hill, Jeter, Stern (Chairman) and Veal. Pursuant to its written charter, the Ameris nominating committee is responsible for considering, and making recommendations to the Ameris board of directors regarding, the size and composition of the Ameris board of directors, recommending and nominating candidates to fill director vacancies that may occur and recommending to the Ameris board of directors the director nominees for whom the Ameris board of directors will solicit proxies.

Compensation Committee Interlocks and Insider Participation
None of Messrs. Hill, Jeter, Lynch or Stern, each of whom is a member of the Ameris compensation committee, is or has been an officer or employee of Ameris.
Executive Officers of Ameris
The following table sets forth certain information regarding each current executive officer of Ameris.
Name, Age and Term as Officer	Position	Principal Occupation for the Last Five Years and Other Directorships
Dennis J. Zember Jr., 49 Officer since 2005	President and Chief Executive Officer	President and Chief Executive Officer since July 2018; Executive Vice President and Chief Operating Officer from June 2016 through June 2018; Chief Financial Officer from February 2005 through December 2017. Senior Vice President and Treasurer of Flag Financial Corporation and Senior Vice President and Chief Financial Officer of Flag Bank from January 2002 to February 2005. Vice President and Treasurer of Century South Banks, Inc. from August 1997 to May 2001.
Nicole S. Stokes, 44 Officer since 2018	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer since January 2018; Chief Financial Officer of Ameris Bank since June 2016. Senior Vice President and Controller from December 2010 through May 2016.
Lawton E. Bassett, III, 50 Officer since 2016	Executive Vice President and Banking Group President	Banking Group President of Ameris and President of Ameris Bank since February 2017. Executive Vice President since February 2016. Chief Banking Officer for Alabama and Georgia from February 2016 through January 2017. Regional President and Market President from 2006 through January 2017. From 2003 – 2006 served as President and Chief Executive Officer of Citizens Security Bank, formerly a wholly owned subsidiary of Ameris. Prior to joining Ameris, served in various commercial lending and leadership roles at Barnett Bank and SunTrust.
Jon S. Edwards, 57 Officer since 1999	Executive Vice President and Chief Credit Officer	Executive Vice President and Chief Credit Officer since May 2005. Executive Vice President and Regional Bank Executive for Southern Division from August 2002 through April 2005. Director of Credit Administration from March 1999 to July 2003. Senior Vice President from March 1999 to August 2002. Director of each subsidiary bank in the Southern Division from September 2002 through April 2005.
James A. LaHaise, 58 Officer since 2014	Executive Vice President and Chief Strategy Officer	Executive Vice President and Chief Strategy Officer since October 2018. Executive Vice President and Corporate Banking Executive from February 2017 through September 2018. Executive Vice President and Chief Banking Officer for Florida and South Carolina from

Name, Age and Term as Officer	Position	Principal Occupation for the Last Five Years and Other Directorships
February 2016 through January 2017. Executive Vice President, Commercial Banking Executive from June 2014 until February 2016. President and Chief Executive Officer of Coastal Bankshares, Inc. and The Coastal Bank from January 2013 until they were acquired by Ameris in June 2014, and Executive Vice President and Chief Banking Officer of The Coastal Bank from May 2007 through December 2012.
Cindi H. Lewis, 65 Officer since 1987	Executive Vice President, Chief Administrative Officer and Corporate Secretary	Chief Administrative Officer since May 2006, Executive Vice President since May 2002 and Corporate Secretary since May 2000. Director of Human Resources from May 2000 to May 2006 and Senior Vice President from May 2000 to May 2002.
William D. McKendry, 50 Officer since 2017	Executive Vice President and Chief Risk Officer	Executive Vice President and Chief Risk Officer since September 2017. Executive Vice President and Chief Risk Officer for Bank of North Carolina from December 2011 to September 2017. Deputy General Auditor for First Citizens Bancshares from June 2004 to October 2011.
For a discussion of the current executive officers of Fidelity who will become executive officers of Ameris at the effective time, see “The Merger — The Ameris Board of Directors and Ameris’s Executive Officers After the Merger.” Except as discussed therein, all existing executive officers of Ameris will continue to hold after the effective time the offices they held prior to the effective time.

DIRECTOR COMPENSATION OF AMERIS
The objectives of Ameris’s non-employee director compensation program are to attract highly qualified individuals to serve on the Ameris board of directors and to appropriately align the interests of Ameris’s directors with those of Ameris shareholders. The Ameris compensation committee reviews the director compensation program periodically to ensure that it continues to meet these objectives. In order to determine whether the director compensation program is competitive, the Ameris compensation committee considers peer group and general market information on program design provided by its independent compensation consultant, as well as the significant amount of time that directors expend in fulfilling their duties to Ameris and the skill level required by members of the Ameris board of directors.
For 2018, director compensation is comprised of the following components:
•
Annual Cash Retainer — each director receives an annual cash retainer of  $50,000, and the non-executive Chairman of the Ameris board of directors is entitled to an additional annual cash retainer of  $15,000, but Mr. Jeter declined such additional retainer for 2018

•
Annual Equity Retainer — each director receives an annual award of approximately $50,000 of time-based restricted stock that vests after one year

•
Committee Chair Retainer — the chair of each committee receives an additional annual cash retainer of  $10,000, but if a director chairs more than one committee, only one chair retainer is paid

Cash retainers payable to directors are prorated in any year in which the director or committee chair appointment is not effective for the entirety of such year.
The following Director Compensation Table sets forth the total compensation earned by directors for the fiscal year ending December 31, 2018. Directors who are also named executive officers are not included in the table below. Compensation paid to named executive officers for their service in a director capacity is presented in the supplementary table to the Summary Compensation Table included in “Executive Compensation of Ameris — Summary Compensation and Other Tables.”
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
William I. Bowen, Jr.(1)	$50,000	$49,995	$—	$—	$—	$—	$99,995
R. Dale Ezzell(1)	$50,833	$49,995	$—	$—	$—	$—	$100,828
Leo J. Hill(1)	$60,000	$49,995	$—	$—	$—	$—	$109,995
Daniel B. Jeter(1)	$61,250	$49,995	$—	$—	$—	$—	$111,245
Robert P. Lynch(1)	$60,000	$49,995	$—	$—	$—	$—	$109,995
Elizabeth A. McCague(1)	$58,833	$49,995	$—	$—	$—	$—	$108,828
William H. Stern(1)	$50,000	$49,995	$—	$—	$—	$—	$99,995
Jimmy D. Veal(1)	$50,000	$49,995	$—	$—	$—	$—	$99,995

(1)
The stock award figure represents the fair value of the stock awards as calculated in accordance with U.S. generally accepted accounting principles. The shares were issued May 15, 2018 and the fair value was $55.55 per share. The shares vest on the earlier of May 15, 2019 and the date of Ameris’s 2019 annual meeting of shareholders, provided that the grantee continues to serve as a director of Ameris through the vesting date.

EXECUTIVE COMPENSATION OF AMERIS
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis contains statements regarding future individual and company performance targets or goals of Ameris. Ameris has disclosed these targets or goals in the limited context of Ameris’s compensation programs; therefore, you should not take these statements to be statements of management’s expectations or estimates of results or other guidance. Ameris specifically cautions investors not to apply such statements in other contexts.
This Compensation Discussion and Analysis is intended to assist Ameris shareholders in understanding Ameris’s compensation programs. It presents and explains the philosophy underlying Ameris’s compensation strategy and the fundamental elements of compensation paid to Ameris’s named executive officers (collectively, “named executive officers” or “NEOs”) whose 2018 compensation information is provided in the tables following this discussion. Ameris’s 2018 NEOs are the following:
Dennis J. Zember Jr.(1)	President and Chief Executive Officer
Nicole S. Stokes	Executive Vice President and Chief Financial Officer
Lawton E. Bassett, III	Executive Vice President and Banking Group President
Jon S. Edwards	Executive Vice President and Chief Credit Officer
James A. LaHaise	Executive Vice President and Chief Strategy Officer
Edwin W. Hortman, Jr.(2)	Former Executive Chairman, President and Chief Executive Officer

(1)
Mr. Zember was appointed as President and Chief Executive Officer effective July 5, 2018. He served as Executive Vice President and Chief Operating Officer from June 2016 through July 2018.

(2)
Mr. Hortman retired as President and Chief Executive Officer effective July 5, 2018 and retired as Executive Chairman effective September 4, 2018.

Specifically, this Compensation Discussion and Analysis addresses the following:
•
certain relevant 2018 business performance highlights;

•
leadership changes in 2018;

•
Ameris’s compensation philosophy and the objectives of Ameris’s compensation programs;

•
what Ameris’s compensation programs are designed to reward;

•
shareholder outreach;

•
Ameris’s process for determining executive officer compensation, including:

•
the role and responsibility of the Ameris compensation committee;

•
the role of the Chief Executive Officer and other named executive officers;

•
the role of compensation consultants; and

•
benchmarking and other market analyses;

•
elements of compensation provided to Ameris’s executive officers, including:

•
the purpose of each element of compensation;

•
why Ameris elects to pay each element of compensation;

•
how Ameris determines the levels or payout opportunities for each element; and

•
decisions on final payments for each element and how these align with performance;

•
plan design changes for 2019; and

•
other compensation and benefit policies affecting Ameris’s executive officers.

2018 Business Performance Highlights
•
In the first quarter of 2018, Ameris acquired the remaining 95.01% of U.S. Premium Finance Holding Company

•
In May 2018, Ameris completed the acquisition of Atlantic, the parent company of Atlantic Coast Bank

•
In June 2018, Ameris completed the acquisition of Hamilton, the parent company of Hamilton State Bank

•
In December 2018, Ameris announced the signing of a definitive merger agreement to acquire Fidelity, the parent company of Fidelity Bank

•
Total assets were $11.44 billion at December 31, 2018, an increase of  $3.59 billion, or 45.7%, from December 31, 2017

•
Growth in adjusted net earnings of  $53.9 million, representing a 58.5% increase over 2017

•
Organic growth in loans of  $482.6 million, or 8.5%, compared with $941.0 million, or 20.3%, in 2017

•
Adjusted return on average assets of 1.50%, compared with 1.26% in 2017

•
Adjusted return on average tangible common equity of 19.18%, compared with 14.66% in 2017

•
Stable net interest margin, excluding accretion, of 3.79% during 2018 and 2017

•
Loan-to-deposit ratio at the end of 2018 of 88.2%, compared with 91.3% at the end of 2017

•
Increase in total revenue of 26.7% to $461.8 million

•
Annualized net charge-offs of 0.18% of average total loans and 0.27% of average non-purchased loans

•
Year-over-year organic growth in non-interest bearing deposits of  $183.5 million, or 10.3%

•
Improvement in nonperforming assets, decreasing to 0.55% of total assets

2018 Leadership Changes
In executing its long-term leadership succession plan, Ameris made several changes in its senior leadership in 2018, including the following:
•
Effective January 2018, Mr. Zember was promoted to Chief Executive Officer of Ameris Bank, and Ms. Stokes was promoted to Executive Vice President and Chief Financial Officer of Ameris. Mr. Hortman assumed the role of Executive Chairman of Ameris and Ameris Bank and retained the title of President and Chief Executive Officer of Ameris.

•
Effective July 5, 2018, Mr. Zember was promoted to President and Chief Executive Officer of Ameris, succeeding Mr. Hortman. Mr. Hortman continued in the role of Executive Chairman of Ameris until his retirement date of September 4, 2018.

•
In connection with Mr. Hortman’s retirement effective September 4, 2018, Ameris, Ameris Bank and Mr. Hortman entered into a Retirement Agreement that terminated the Executive Employment Agreement dated as of December 15, 2014 and included the following benefits: (i) a cash payment of  $2,794,947 due on the first semi-monthly payroll date following September 4, 2018; (ii) a cash payment of  $1,000,000 due on March 18, 2019; and (iii) full acceleration of all unvested restricted shares. The Retirement Agreement also includes certain restrictive covenants that limit Mr. Hortman’s ability to compete with Ameris and to solicit certain customers and any employee for a period of two years.

Compensation Philosophy and the Objectives of Ameris’s Compensation Programs
Ameris’s executive compensation program reflects Ameris’s commitment to pay for performance and the alignment of the interests of Ameris’s executives with those of Ameris shareholders. Ameris’s executive compensation program is designed to encourage Ameris’s executives to take actions that support Ameris’s short-term financial goals as well as ensure Ameris’s ability to sustain strong shareholder value creation over the long-term. To drive the achievement of Ameris’s short- and long-term goals, Ameris’s executive compensation program is designed to accomplish the following objectives:
•
aligning the interests of Ameris’s NEOs with those of Ameris shareholders by delivering a substantial portion of each executive’s total compensation opportunity through performance-based incentives;

•
attracting, retaining and motivating talented executives with significant industry knowledge and the experience and leadership capability to achieve success; and

•
providing a strong link between pay and performance by using cash- and equity-based incentives to reward for the achievement of short- and long-term goals that align with Ameris’s strategic priorities.

To meet these objectives, the Ameris compensation committee has carefully structured Ameris’s compensation programs to reflect Ameris’s pay for performance philosophy and support long-term shareholder value creation, as follows:
•
Competitive Compensation Opportunity.   Ameris’s compensation levels are benchmarked to peers and industry comparators that are comparable to Ameris in terms of factors such as asset size, geography and business model. Ameris targets annual pay levels for its NEOs based on a competitive range around the 50th percentile of this market data.

•
Well-Balanced Compensation Programs.   The structure of Ameris’s executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based and at-risk compensation.

•
Alignment with Annual Goals.   Ameris uses cash-based incentives that rewards its NEOs for the achievement of both the financial and operating objectives of Ameris and individual performance objectives, which together support Ameris’s business strategy.

•
Performance-Based Long-Term Incentives.   To strengthen the alignment between pay and performance and ensure retention of key talent, 50% of Ameris’s equity-based long-term incentive compensation is tied to the achievement of longer-term (three-year) financial and strategic goals, while 50% of Ameris’s long-term incentive compensation is tied to restricted stock that cliff vests three years from the date of grant.

•
Limited Perquisites.   Ameris provides its NEOs with limited perquisites that are consistent with competitive market practice.

•
Independent Decision Makers.   The Ameris compensation committee, comprised of independent directors, works closely with an independent compensation consultant to monitor Ameris’s executive compensation programs to ensure alignment with market trends and practices, Ameris’s business plans and long-term strategy, and the interests of Ameris shareholders.

In designing and administering Ameris’s executive compensation program, the Ameris compensation committee strives to maintain an appropriate balance across all of the various compensation elements, realizing that at times some objectives may change. In addition, external factors, such as the general state of the economy and the banking industry or legislative changes impacting executive compensation, may impact the effectiveness of existing approaches to executive compensation. Such events require ongoing monitoring and a careful reconsideration of existing approaches by the Ameris compensation committee. On an annual basis, the Ameris compensation committee carefully evaluates and, where appropriate, makes decisions and adjustments to future compensation programs in an effort to consistently implement the strategic objectives of executive compensation.

What Ameris’s Executive Compensation Programs are Designed to Reward
Ameris’s executive officers’ compensation programs use different components to reward different performance considerations. Base salary is provided to reward each executive for daily contributions and the application of his or her knowledge, experience and talent to the success of Ameris. Base salary is also a reflection of the external value of each executive’s position in the job market and the internal value of his or her assigned roles and responsibilities to the success and ongoing viability of Ameris.
Annual incentives are provided to focus performance on the key strategic short-term objectives defined and established on an annual basis. These incentives are strongly linked to the success of achieving annual performance objectives and provide each executive with cash rewards commensurate with Ameris’s annual performance and the assessment made by the Ameris board of directors of the executive’s personal performance.
Long-term incentives reward executives for the longer-term success of Ameris. In 2018, Ameris granted long-term incentives in the form of restricted stock with both time-based and performance-based vesting conditions. This equity-based compensation rewards executives for the long-term performance of Ameris and maintains the alignment between executive compensation levels and shareholder value.
Benefits provided to each executive officer are in line with Ameris’s broad-based employee benefits, which meet basic health and welfare needs. Ameris also provides supplemental executive retirement programs for certain of Ameris’s key executive officers. Perquisites for Ameris’s executives remain conservative and primarily serve to enhance Ameris’s executives’ business development activities.
The following charts show the relative value of the various compensation components for 2018 (base salary, annual incentive at target, long-term incentive value at grant date and other compensation, including supplemental retirement and perquisites), as a percentage of 2018 total compensation.
Shareholder Outreach
At Ameris’s 2018 annual meeting of shareholders, approximately 96% of the voting shareholders approved Ameris’s 2017 executive compensation program for the NEOs. Ameris believes that these voting results reflect Ameris shareholders’ endorsement and support of Ameris’s executive compensation program and affirm alignment of Ameris’s program with shareholder interests. Ameris continues to maintain an active and open dialogue with Ameris shareholders to identify ways to further refine and improve Ameris’s executive compensation program, and the Ameris compensation committee believes Ameris’s current program adequately and effectively addresses shareholder concerns, promotes Ameris’s business strategy and aligns pay with performance and shareholder value.
Process for Determining Executive Officer Compensation
Role of the Ameris Compensation Committee
The Ameris compensation committee administers Ameris’s executive compensation program. Throughout 2018, the Ameris compensation committee included Leo J. Hill, Daniel B. Jeter, Robert P. Lynch and William H. Stern. The members of the Ameris compensation committee all qualify as independent, outside members of the Ameris board of directors in accordance with the requirements of Nasdaq and current SEC regulations.

The Ameris compensation committee is responsible for all compensation decisions for the Chief Executive Officer and the other named executive officers. The Ameris compensation committee annually reviews the levels of compensation along with the performance results on goals and objectives relating to compensation for the named executive officers. Based on this evaluation, the Ameris compensation committee makes decisions related to Ameris’s executive compensation program with final approval by the Ameris board of directors, except where the Ameris compensation committee has otherwise been given final authority with respect to a specific component of compensation.
Additionally, the Ameris compensation committee periodically reviews Ameris’s incentive plans and other equity-based plans. The Ameris compensation committee reviews, adopts and submits to the Ameris board of directors any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer. The Ameris compensation committee has sole authority to retain and terminate compensation consultants and other advisors as it deems appropriate.
Role of the Executive Officers
The Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer of Ameris work with the Ameris compensation committee to gather and compile data and supporting materials for review at Ameris compensation committee meetings, attend Ameris compensation committee meetings and make recommendations about the design of Ameris’s executive compensation program plans. The Chief Executive Officer annually reviews the performance of the other named executive officers, after which the Chief Executive Officer presents his conclusions and recommendations to the Ameris compensation committee for approval. The Ameris compensation committee has absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate.
Role of Compensation Consultant
The Ameris compensation committee has retained Frederic W. Cook & Co., Inc. (which we refer to as “FW Cook”) to serve as the Ameris compensation committee’s independent compensation consultant. The Ameris compensation committee has sole authority to retain, terminate and approve the fees of its compensation consultant. In its role as the Ameris compensation committee’s independent advisor, FW Cook regularly attends Ameris compensation committee meetings and advises on matters including compensation program design, benchmarking compensation and relative pay for performance. FW Cook also provides market data, analyses and advice regarding compensation of Ameris’s NEOs and other executive officers. FW Cook has not provided any services to Ameris other than executive compensation consulting services provided to the Ameris compensation committee. The Ameris compensation committee considered the independence of FW Cook in light of current SEC rules and Nasdaq listing standards and concluded that the work of FW Cook did not raise any conflict of interest.
Benchmarking
The Ameris compensation committee reviews competitive data for comparable executive positions in the market. External market data is used by the Ameris compensation committee as a point of reference in its executive pay decisions in conjunction with financial and individual performance data. In considering the competitive environment, the Ameris compensation committee reviews compensation information disclosed by a peer group of comparably sized companies with which Ameris competes for business and executive talent and information derived from published survey data that compares the elements of each executive officer’s target total direct compensation to the market information for executives with similar roles. The Ameris compensation committee’s independent compensation consultant compiles this information and size-adjusts the published survey data to reflect Ameris’s asset size in relation to the survey participants to more accurately reflect the scope of responsibility for each executive officer.
The Ameris compensation committee, with input from its independent compensation consultant, annually reviews and selects the peer companies, which generally consist of publicly traded regional commercial bank holding companies. For 2018, the peer companies were selected primarily based upon the following criteria: (i) similar business operations and geographic footprint; (ii) assets and market capitalization between approximately one-third and three times Ameris’s assets and market capitalization;

and (iii) competitors for executive talent. As a result of this review and selection process, and in response to the significant asset growth of Ameris (with Ameris’s total assets increasing by 45.7% to $11.44 billion as of December 31, 2018), five bank holding companies were removed from Ameris’s 2017 peer group while six were added. This new peer group of 17 banks is a better representation of Ameris’s current size and business complexity.
For 2018, Ameris’s peer group for compensation purposes consisted of the following companies:
Company	Total Assets (12/31/2018)	Company	Total Assets (12/31/2018)
United Bankshares, Inc.	$19.2	International Bancshares Corporation	$11.8
BancorpSouth Bank	$17.2	Cadence Bancorporation	$11.8
Simmons First National Corporation	$16.3	TowneBank	$11.1
Homes Bancshares, Inc.	$14.9	Renasant Corporation	$12.7
South State Corporation	$14.5	CenterState Bank Corporation	$12.3
Hilltop Holdings Inc.	$13.8	Independent Bank Group, Inc.	$9.9
Trustmark Corporation	$13.4	Legacy Texas Financial Group, Inc.	$9.1
Union Bankshares Corporation	$13.4	First Financial Bankshares, Inc.	$7.6
United Community Banks, Inc.	$12.4
Median		$12.7
Ameris Bancorp		$11.4
Source: S&P Capital IQ .Data as of 12/31/2018. ($B)
Elements of Compensation
The components of the 2018 executive compensation program, as well as the type of compensation and the objectives of the compensation, are included in the table below:
Component	Type	Objectives
Base Salary	Fixed	• Attract and retain executives • Compensate executive for level of responsibility and experience
Short-Term (Annual) Incentives	Variable	• Reward achievement of Ameris’s annual financial and operational goals • Promote accountability and strategic decision-making
Long-Term Incentives	Variable
•
Align management and shareholder goals by linking management compensation to share price over extended period

•
Encourage long-term, strategic decision-making

•
Reward achievement of long-term company performance goals

•
Promote accountability

•
Retain key executives

Perquisites and Other Personal Benefits	Fixed	• Foster the health and wellbeing of executives • Attract and retain executives
Retirement Income and Savings Plans	Fixed	• Retain key executives • Reward employee loyalty and long-term service
Post-Termination Compensation and Benefits	Fixed	• Attract and retain executives • Promote continuity in management • Promote equitable separations between Ameris and its executives

Base Salary
It is Ameris’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance and any other unique factors or qualifications. Generally, Ameris has chosen to position cash compensation in a range around market median levels in order to remain competitive in attracting and retaining executive talent. The range is also benchmarked, and employees are paid within the market benchmarked range based on their unique situation. Actual base salaries paid vary within a range based on performance over time. The allocation of total cash compensation between base salary and annual bonus or incentives is based on a variety of factors. In addition to the market positioning of the base salary and the mix of total compensation, the Ameris compensation committee also takes into consideration the following:
•
the executive’s performance;

•
the performance of Ameris;

•
the performance of the individual business or corporate function for which the executive is responsible;

•
the nature and importance of the position and role within Ameris;

•
the scope of the executive’s responsibility; and

•
the current compensation package in place for the executive, including the executive’s current annual salary and potential awards under Ameris’s incentive plan.

After reviewing the total compensation targets for Ameris’s NEOs against market data, the Ameris compensation committee approved the following 2018 base salary amounts with an effective date of February 25, 2018:
Named Executive Officer	2017 Base Salary	2018 Base Salary	Total Adjustment
Dennis J. Zember, Jr.	$375,000	$500,000	33.3%
Nicole S. Stokes	$200,000	$300,000	50.0%
Lawton E. Bassett, III	$335,000	$400,000	19.4%
Jon S. Edwards	$290,000	$320,000	10.3%
James A. LaHaise	$300,000	$320,000	6.7%
Edwin W. Hortman, Jr.	$700,000	$700,000	0.0%
The base salary increase for Mr. Zember and Ms. Stokes is attributable to market adjustments to reflect the promotions they received effective January 1, 2018. The base salary increases for Messrs. Bassett, Edwards and LaHaise reflect movement toward the market for their respective positions.
Annual Incentives
The Ameris compensation committee believes a formalized annual incentive plan with well-defined and clearly communicated objectives strengthens the link between performance and compensation. The 2018 annual incentive plan was developed to subject a portion of Ameris’s NEOs’ cash compensation to achievement of pre-established performance targets to ensure the continued alignment of executive compensation, company performance and strategic goal attainment. Annual incentive cash payouts reflect the extent to which annual targets for performance goals are met or exceeded. Targets for performance goals are set with the intent that achievement will ultimately result in enhancement to shareholder value. When determining the targets, the Ameris compensation committee considers past financial performance of Ameris and its internal estimates of the current’s year planned financial performance. Growth expectations as well as improved profitability and operating efficiencies are the gauge by which meaningful targets are set and executive performance is measured.
The Ameris compensation committee uses three performance levels when setting cash incentive targets: Threshold, Target and Maximum. The performance levels are set relative to the prior fiscal year’s actual results and current fiscal year projections. The Ameris compensation committee expects Ameris to achieve or exceed the Target level of performance, which is intended to be a stretch target. The Threshold performance level is the minimum performance level required for any cash incentive payout, while the Maximum level of performance is set at a high level of performance that requires significant efforts and exceptional execution to achieve.
In 2017, Adjusted EPS (Earnings per Share) and Adjusted ROA (Return on Assets) were the key performance goals, each weighted 50%. However, changes were made to the performance goals in 2018 to identify those performance metrics that most strongly aligned with the overall business objectives of Ameris for the year. The 2018 goals included the following:
Performance Measure	Weight
Deposit Growth	33.3%
ROA (Return on Assets)	33.3%
Efficiency	33.3%
For 2018, achievement by the NEOs at Threshold pays out at 50% of the performance goal’s weight. Achievement at Target pays out at 100% of the performance goal’s weight. Achievement at Maximum pays out at 170% (the maximum achievement level or “cap”) of the performance goal’s weight. Actual results are prorated based on where they fall along the continuum from the Threshold amount through the Target amount, and from the Target amount through the Maximum amount.
In addition to the performance measures listed above, the Ameris compensation committee also considered asset quality. In the event that legacy non-performing assets exceeded 0.75% of total assets, the Ameris compensation committee could apply negative discretion to reduce the incentive payout. Asset quality for 2018 was in line with expectations, with legacy non-performing assets less than 0.75% of total assets, and thus no negative adjustment was considered.
During the first quarter of 2018, the Ameris compensation committee established the target percentage of base salary for each of the NEOs. The Ameris compensation committee used the 2018 base salary in calculating the annual incentive award payments. The following chart shows the range of annual incentive award opportunities expressed as a percentage of salary for the NEOs.
Named Executive Officer	Threshold (% of salary)	Target (% of salary)	Maximum (% of salary)
Dennis J. Zember, Jr.	32.50%	65.00%	110.50%
Nicole S. Stokes	22.50%	45.00%	76.50%
Lawton E. Bassett, III	25.00%	50.00%	85.00%
Jon S. Edwards	22.50%	45.00%	76.50%
James A. LaHaise	22.50%	45.00%	76.50%
Edwin W. Hortman, Jr.	32.50%	65.00%	110.50%
Calculating Annual Incentive Awards.
The following formula was used to calculate the payment that could be awarded to a named executive officer under the 2018 annual incentive award program:
Base Salary x Target Percentage of Base Salary x Company Achievement x Individual Performance
The 2018 performance goals for short-term incentive compensation were chosen because each of the goals strongly aligned with the overall business objectives of Ameris for the year and were as follows:
	33.3% Weight Deposit Growth	33.3% Weight ROA	33.3% Weight Efficiency Ratio
Threshold	9.00%	1.36%	61%
Target	10.00%	1.41%	60%
Maximum	12.00%	1.48%	59%
Actual	10.00%	1.60%	54%

Ameris achieved the maximum level of performance with respect to ROA and Efficiency Ratio, and achieved the target level of performance on Deposit Growth. Based on the weighted operating performance results relative to the targets established for 2018, a 146.90% Company Achievement factor was reached, compared to the targeted payout factor of 100%. The Ameris compensation committee believes these incentive payments are aligned with Ameris’s business results and compensation philosophy.
In deciding the amount of the incentive award, the Ameris compensation committee can consider, among other things, Ameris’s overall performance and the individual participant’s specific contributions and performance throughout the performance period, as well as any actual or perceived inappropriate risks taken by participants. Individual performance criteria for all NEOs in 2018 were reviewed and based on guidance from the Chief Executive Officer (which we also refer to as the “CEO”), the Ameris compensation committee determined to increase the payout for Ms. Stokes and Mr. LaHaise by 10% to reward their significant individual accomplishments. Mr. Hortman retired prior to year end and was not eligible for a payout under the annual incentive plan.
Annual incentive payouts for 2018 performance for the NEOs are listed below:
Named Executive Officer	Base Salary	X	Target (% of salary)	X	Company Achievement	X	Individual Performance	=	Actual Incentive Payout
Dennis J. Zember, Jr.	$500,000		65.00%		146.90%		100.00%		$477,425
Nicole S. Stokes	$300,000		45.00%		146.90%		110.00%		$218,147
Lawton E. Bassett, III	$400,000		50.00%		146.90%		100.00%		$293,800
Jon S. Edwards	$320,000		45.00%		146.90%		100.00%		$211,536
James A. LaHaise	$320,000		45.00%		146.90%		110.00%		$232,690
Edwin W. Hortman, Jr.	—		—		—		—		—
Long-Term Equity Awards
The Ameris compensation committee believes that Ameris’s executive compensation program should include a significant equity-based component because this best aligns the interests of Ameris’s executives with those of Ameris shareholders. Ameris’s employees, non-employee directors and consultants and advisors who perform services for Ameris and its subsidiaries may participate in Ameris’s shareholder-approved 2014 Omnibus Equity Compensation Plan (which we refer to as the “2014 Plan”), which was set forth as Appendix A to Ameris’s Definitive Proxy Statement for Ameris’s 2014 annual meeting of shareholders. Awards may be granted under the 2014 Plan from time to time and may be in the form of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards.
The Ameris compensation committee carefully considers the following factors when determining the type and amount of equity to award:
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prior awards issued to the executive officer;

•
the current amount and intrinsic value of unvested equity held by the executive officer;

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current number of shares owned by the executive officer;

•
proportion of total compensation on an annual basis consisting of equity awards; and

•
market data on the median level of equity awarded to comparable positions.

Ameris considers long-term equity-based compensation to be critical to the alignment of executive compensation with shareholder value creation. Therefore, a market competitive, long-term equity-based incentive component is an integral part of Ameris’s overall executive compensation program. The total long-term incentive award in a given year is based on a targeted dollar value that is then converted into the specific equity awards. The following chart reflects the 2018 target award opportunities for each NEO:

Named Executive Officer	LTI Target
Dennis J. Zember, Jr.	$500,000
Nicole S. Stokes	$165,000
Lawton E. Bassett, III	$300,000
Jon S. Edwards	$200,000
James A. LaHaise	$200,000
Edwin W. Hortman, Jr.	$700,000
Target long-term incentive opportunities are established based on competitive market practices. The fair value of 2018 long-term incentive awards is reflected in the Summary Compensation Table in this “— Summary Compensation and Other Tables.” In 2018, Ameris’s long-term equity incentive program consisted of the following components:
•
Performance-based restricted stock (50% of long-term incentive award) — During 2018, all NEOs received performance-based restricted stock awards February 20, 2018. These performance-based restricted stock grants are awards that will be earned based upon the Ameris compensation committee’s assessment of the three-year return on tangible common equity (which we refer to as “ROTCE”) of Ameris ranked in terms of a percentile in relation to the three-year ROTCE for the same period of a peer group consisting of the companies comprising the KBW Nasdaq Regional Banking Index (KRX). Ameris must perform at the 50th percentile of the index in order to earn the target awards. Performance at the 25th percentile results in a payout of 25% of the target number of shares, while performance below the 25th percentile results in forfeiture of the target shares. The awards are capped so that performance that is at or above the 75th percentile results in payout of 200% of the target shares. Actual results are prorated based on where they fall along the continuum from the Threshold amount through the Target amount, and from the Target amount through the Maximum amount. In order to further ensure that the named executive officers are aligned with Ameris shareholders, in the event that Ameris’s ROTCE is negative, the maximum number of shares earned will be limited to the target grant. These performance-based awards are also eligible to receive dividends declared based on the initial award and have voting rights. Shares earned will vest in the first quarter of 2021.

•
Time-based restricted stock (50% of long-term incentive award) — Restricted shares are awarded subject to transfer and vesting restrictions. Restricted share awards are intended to build stock ownership and foster executive retention. All of the NEOs received restricted share awards on February 20, 2018. All of these restricted share awards have dividend and voting rights. The time-based restricted shares have three-year cliff vesting.

2019 Compensation Actions
Ameris continues to adjust its executive compensation program in response to a number of factors, including: (i) the senior leadership transition; (ii) the pending acquisition of Fidelity, the parent company of Fidelity Bank; (iii) Ameris’s business strategy; and (iv) market conditions. Accordingly, for 2019, Ameris has adjusted its executive compensation in the following ways:
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Base salary market adjustments for each NEO, including the CEO, to continue to align executive base salary levels with the competitive market.

•
Replacement of deposit growth with a credit quality metric in the annual incentive plan to reflect Ameris’s strategic priority to focus on the quality of its earnings and balance sheet in 2019.

•
Introduction of two, new long-term performance measures for its 2019 grant of performance-based restricted stock. While the 2018 grants were based on Ameris’s three-year ROTCE relative to the three-year ROTCE for the same period of the KRX, the 2019 grants will be based on internal three-year EPS growth goals along with a total shareholder return (which we refer to as “TSR”) modifier relative to the KRX performance over the same period. With this new design, the management team is rewarded for delivering long-term, sustainable EPS performance, and to ensure that this performance results in industry competitive shareholder value creation, payouts will be reduced or increased based on Ameris’s relative TSR comparison to the KRX.

Perquisites
Ameris provides its NEOs with very few perquisites, limited to a company car and club membership for certain NEOs. Additional details on perquisites are provided in a supplementary table to the Summary Compensation Table included in “— Summary Compensation and Other Tables.”.
Ameris views certain perquisites as being beneficial to Ameris, in addition to being directly compensatory to the executive officers. For example, club memberships are regularly used in the general course of Ameris’s business, such as for business meetings and entertaining. Company cars, which are provided to certain executive officers based on business needs, are used primarily for business purposes. In addition, these perquisites, as a minor expense to Ameris, provide a useful benefit in Ameris’s efforts to recruit, attract and retain top executive talent.
Retirement Benefits
On November 7, 2012 and November 10, 2015, Ameris Bank and certain executive officers and other employees of Ameris Bank and Ameris entered into Supplemental Executive Retirement Agreements (each, a “Retirement Agreement”), the purpose of which is to provide a select group of employees who are expected to contribute significantly to the future business success of Ameris and Ameris Bank with supplemental retirement income and death benefits. Such benefits are meant to retain quality executive talent over a long period of time, which is required in order to execute long term strategy. Each Retirement Agreement provides for the payment of an annual retirement benefit, payable in monthly installments, commencing when the employee reaches age 65, provided that the employee remains employed by Ameris Bank until the required age of 65. Included among the officers entering into a Retirement Agreement were Messrs. Hortman, Zember, Bassett, Edwards and LaHaise and Ms. Stokes, all of whom are named executive officers, and each of whom is to receive annual retirement benefits under his or her respective Retirement Agreement as follows: (i) Mr. Hortman, $250,000 for 10 years; (ii) Mr. Zember, $200,000 for 15 years; (iii) Mr. Bassett, $75,000 for 15 years; (iv) Mr. Edwards $100,000 for 15 years; (v) Mr. LaHaise $100,000 for 10 years; and (vi) Ms. Stokes, $50,000 for 15 years.
On November 7, 2016, Ameris Bank and Ameris entered into a second Retirement Agreement with Mr. Hortman to provide similar benefits as his 2012 Retirement Agreement for an additional period of five years, with payment of such benefits commencing after the full payout of the comparable benefits under his 2012 Retirement Agreement, provided that Mr. Hortman was either employed by Ameris Bank until the required age of 66 or fully vested in his benefits. Taken together, Mr. Hortman’s 2012 and 2016 Retirement Agreements, which are generally described below on an aggregate basis, provide for a total of 15 years of retirement benefits to him, which is consistent with the level provided to certain other named executive officers and is more closely aligned with competitive market practice.
Each Retirement Agreement provides for a reduced benefit in the event that the employee terminates his or her employment prior to reaching the required age. If the termination is voluntary and without “good reason,” as defined in the Retirement Agreements (with reference to that term as defined in any employment agreement between the employee and Ameris), then the termination benefit is equal to the liability balance then accrued in Ameris’s accounting records for the employee, to be paid out in monthly installments ratably over a period of 10 – 15 years, as the case may be; however, Messrs. Zember, Bassett, Edwards and LaHaise and Ms. Stokes do not become vested in this benefit until after the 10-year anniversary of the date of his or her Retirement Agreement. If the termination of employment is involuntary and without “cause,” as defined in the Retirement Agreements (with reference to that term as defined in any employment agreement between the employee and Ameris), or is voluntary but with good reason, then the termination benefit is equal to the liability balance then accrued in Ameris’s accounting records for the employee, to be paid out in monthly installments ratably over a period of 10 – 15 years, as the case may be, without a time-vesting precondition. If the employee is terminated for cause at any time, then all remaining benefits under his or her Retirement Agreement will be forfeited.
Each Retirement Agreement also provides that if the applicable employee dies prior to reaching the required age, then the annual retirement benefit will be payable in monthly installments to the employee’s beneficiary for a period of 10-15 years, as the case may be, commencing upon the employee’s death. In addition, if the employee becomes disabled prior to reaching the required age, then the employee will be entitled to a benefit equal to the liability balance then accrued in Ameris’s accounting records for the employee, to be paid out in monthly installments ratably over a period of 5 – 10 years, as the case may be, commencing at the time of disability.
Executive officers are also eligible to participate in Ameris’s 401(k) and profit sharing retirement plan, which is a company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. Ameris sponsors this plan to help employees in all levels of Ameris save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at annual limits in the Code. Ameris offers a discretionary match to employee contributions based upon the performance of Ameris and subject to the approval of the Ameris board of directors. Company contributions to the 401(k) and profit sharing plan vest in equal annual installments over a five-year period.
In addition, Ameris also provides its employees with an employee stock purchase plan, which provides the employee with the opportunity to purchase shares of Ameris common stock via payroll deduction. The minimum purchase is $50, and the plan does not provide discounts or look-back features. The plan covers the administrative costs involved in the purchase of the stock.
Health and Welfare Plans
The named executive officers are eligible to participate in company-sponsored benefit plans on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits and similar programs are provided to make certain that access to healthcare and income protection is available to Ameris’s employees and their family members. Health benefits also include a Section 125 plan or a health savings account to provide for pre-tax deferral for non-reimbursable health expenses. The cost of company-sponsored benefit plans is negotiated with the providers of such benefits, and the executive officers contribute to the cost of the benefits.
Employment Agreements
Historically senior executives of Ameris have entered into employment agreements. At this time, each named executive officer has an employment agreement with Ameris other than Ms. Stokes, who has been provided an agreement that the parties expect to execute in the very near future.
The employment agreements that are in effect with the named executive officers provide for the payment of severance to the executive upon a termination of employment by the executive for “good reason” (as defined in the employment agreements) or by Ameris without “cause” (as defined in the employment agreements). Ameris does not maintain a separate severance plan for its named executive officers. Severance benefits for Ameris’s named executive officers are limited to those set forth in the executive’s employment agreement and, if applicable, the executive’s Retirement Agreement. The employment agreements provide that if  (i) the severance payments payable in connection with termination of employment would result in the imposition of an excise tax under Section 4999 of the Code and (ii) the after-tax amount retained by the executive after taking into account the excise tax would have a lesser aggregate value than the after-tax amount retained by the executive if the total payments were reduced so that the excise tax would not be incurred, then Ameris shall reduce such payments to avoid the imposition of such excise tax.
Set forth below are the general terms and conditions of each employment agreement applicable to Ameris’s named executive officers.
General Employment Agreement Provisions
All employment agreements limit severance benefits to a termination of employment by the executive for good reason or by Ameris without cause. The following summarizes the definition of good reason as set forth in the employment agreements:
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a material reduction in the executive’s authority, duties or responsibilities;

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requiring the executive to materially change the geographic location from which the executive regularly performs his or her duties and services to Ameris (not including a change in location which is closer to the executive’s home); or

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a material breach by Ameris of the executive’s employment agreement.

The following summarizes the definition of cause as set forth in the employment agreements:
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the executive’s willful and continued failure to perform his or her duties;

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the executive’s willful misconduct or gross negligence in connection with the performance of his or her duties or Ameris’s business;

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the executive’s habitual substance abuse, conviction for a felony or crime of moral turpitude or willful theft, embezzlement or similar act of dishonesty against Ameris;

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the executive’s willful act which constitutes a material breach of his or her fiduciary duties to Ameris;

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the executive’s material breach of his or her employment agreement; or

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any other conduct by the executive resulting in the permanent removal of the executive from his or her position as an officer or employee of Ameris pursuant to an order by any banking regulatory agency.

Each employment agreement provides that Ameris, in accordance with the policies and procedures of the Ameris compensation committee, will review each executive’s total compensation at least annually and may increase (but not decrease) the executive’s annual salary from the minimum amount set forth in the executive’s employment agreement. Additionally, each agreement specifies term, position and duties, salary and incentive eligibility, benefits, perquisites, expense reimbursement and vacation. In addition, each agreement includes non-compete and non-solicit covenants. Following are certain details with respect to each agreement.
Individual Employment Agreement Provisions
Dennis J. Zember Jr. — President and Chief Executive Officer. Ameris entered into an executive employment agreement with Mr. Zember effective as of December 15, 2014 (which we refer to as the “Zember Employment Agreement”), replacing Mr. Zember’s prior employment agreement with Ameris. The Zember Employment Agreement has an initial term of two years, which initial term is automatically renewed for additional consecutive two-year terms unless timely notice of non-renewal is given by either Ameris or Mr. Zember. The Zember Employment Agreement provides that Mr. Zember will receive a minimum base salary of  $285,000.
In addition, the Zember Employment Agreement provides that Mr. Zember is entitled to participate, as determined by the Ameris compensation committee, in all incentive plans of Ameris (including short-term and long-term incentive plans and equity compensation plans) and in all employee benefit plans, practices, policies and programs provided by Ameris applicable to its senior executives generally. The Zember Employment Agreement further provides that, in the event of termination of Mr. Zember’s employment by Ameris without cause or by Mr. Zember for good reason, Ameris will pay to Mr. Zember, in addition to certain accrued but unpaid amounts, (i) an amount equal to two times the sum of his salary and his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding his date of termination; (ii) a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals; and (iii) reimbursement for any monthly COBRA premium paid for a period of as many as 18 months. In the event of termination of Mr. Zember’s employment on account of his death or disability, Ameris will pay to Mr. Zember (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals.
The Zember Employment Agreement also includes certain restrictive covenants that limit Mr. Zember’s ability to compete with Ameris and to solicit, or attempt to solicit, certain customers and any employee of Ameris and its subsidiaries and affiliates for a period of up to two years after termination or to divulge certain confidential information concerning Ameris for any purpose other than as necessary in performance of his duties to Ameris.

Lawton E. Bassett, III — Executive Vice President and Banking Group President. Ameris entered into an executive employment agreement with Mr. Bassett effective as of December 15, 2014 (which we refer to as the “Bassett Employment Agreement”). The Bassett Employment Agreement has an initial term of one year, which initial term is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either Ameris or Mr. Bassett. The Bassett Employment Agreement provides that Mr. Bassett will receive a minimum base salary of  $195,000.
In addition, the Bassett Employment Agreement provides that Mr. Bassett is entitled to participate, as determined by the Ameris compensation committee, in all incentive plans of Ameris (including short-term and long-term incentive plans and equity compensation plans) and in all employee benefit plans, practices, policies and programs provided by Ameris applicable to its senior executives generally. The Bassett Employment Agreement further provides that, in the event of termination of Mr. Bassett’s employment by Ameris without cause or by Mr. Bassett for good reason, Ameris will pay to Mr. Bassett, in addition to certain accrued but unpaid amounts, (i) an amount equal to the sum of his salary and his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding his date of termination; (ii) a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals; and (iii) reimbursement for any monthly COBRA premium paid for a period of as many as 18 months. In the event of termination of Mr. Bassett’s employment on account of his death or disability, Ameris will pay to Mr. Bassett (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals.
The Bassett Employment Agreement also includes certain restrictive covenants that limit Mr. Bassett’s ability to compete with Ameris and to solicit, or attempt to solicit, certain customers and any employee of Ameris and its subsidiaries and affiliates for a period of up to one year after termination or to divulge certain confidential information concerning Ameris for any purpose other than as necessary in performance of his duties to Ameris.
Jon S. Edwards — Executive Vice President and Chief Credit Officer. Ameris entered into an executive employment agreement with Mr. Edwards effective as of December 15, 2014 (which we refer to as the “Edwards Employment Agreement”), replacing Mr. Edwards’s prior employment agreement with Ameris and pursuant to which Mr. Edwards agreed to serve as Executive Vice President and Chief Credit Officer of Ameris and Ameris Bank. The Edwards Employment Agreement has an initial term of one year, which initial term is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either Ameris or Mr. Edwards. The Edwards Employment Agreement provides that Mr. Edwards will receive a minimum base salary of  $220,000.
In addition, the Edwards Employment Agreement provides that Mr. Edwards is entitled to participate, as determined by the Ameris compensation committee, in all incentive plans of Ameris (including short-term and long-term incentive plans and equity compensation plans) and in all employee benefit plans, practices, policies and programs provided by Ameris applicable to its senior executives generally. The Edwards Employment Agreement further provides that, in the event of termination of Mr. Edwards’s employment by Ameris without cause or by Mr. Edwards for good reason, Ameris will pay to Mr. Edwards, in addition to certain accrued but unpaid amounts, (i) an amount equal to the sum of his salary and his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding his date of termination; (ii) a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals; and (iii) reimbursement for any monthly COBRA premium paid for a period of as many as 18 months. In the event of termination of Mr. Edwards’s employment on account of his death or disability, Ameris will pay to Mr. Edwards (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals.

The Edwards Employment Agreement also includes certain restrictive covenants that limit Mr. Edwards’s ability to compete with Ameris and to solicit, or attempt to solicit, certain customers and any employee of Ameris and its subsidiaries and affiliates for a period of up to one year after termination or to divulge certain confidential information concerning Ameris for any purpose other than as necessary in performance of his duties to Ameris.
James A. LaHaise — Executive Vice President and Chief Strategy Officer. Ameris entered into an executive employment agreement with Mr. LaHaise effective as of June 30, 2014 (which we refer to as the “LaHaise Employment Agreement”), pursuant to which Mr. LaHaise agreed to serve as Executive Vice President of Ameris and Ameris Bank. The LaHaise Employment Agreement has an initial term of two years, which on the two-year anniversary is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either Ameris or Mr. LaHaise The LaHaise Employment Agreement provides that Mr. LaHaise will receive a minimum base salary of  $240,000.
In addition, the LaHaise Employment Agreement provides that Mr. LaHaise is entitled to participate, as determined by the Ameris compensation committee, in all incentive plans of Ameris (including short-term and long-term incentive plans and equity compensation plans) and in all employee benefit plans, practices, policies and programs provided by Ameris applicable to its senior executives generally. The LaHaise Employment Agreement further provides that, in the event of termination of Mr. LaHaise’s employment by Ameris without cause or by Mr. LaHaise for good reason, Ameris will pay to Mr. LaHaise, in addition to certain accrued but unpaid amounts, an amount equal to two times his salary. In the event of termination of Mr. LaHaise’s employment on account of his death or disability, Ameris will pay to Mr. LaHaise (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals.
The LaHaise Employment Agreement also includes certain restrictive covenants that limit Mr. LaHaise’s ability to compete with Ameris and to solicit, or attempt to solicit, certain customers and any employee of Ameris and its subsidiaries and affiliates for a period of up to two years after termination or to divulge certain confidential information concerning Ameris for any purpose other than as necessary in performance of his duties to Ameris.
Other Compensation Program Aspects
Stock Ownership Requirements
To further ensure that the long-term interests of Ameris’s senior management are aligned with those of Ameris shareholders, the named executive officers, as well as Ameris’s non-employee directors, are required by Ameris’s stock ownership guidelines to acquire and maintain a specified investment in Ameris. Ameris’s current guidelines require non-employee directors to own 10,000 shares of Ameris common stock, with a five-year period provided to attain this level of ownership. Ameris requires its Chief Executive Officer to own shares of Ameris common stock with a market value (determined as of the end of the first quarter of each year) equivalent to six times the executive’s base salary and all other named executive officers to own stock with a market value (determined as of the end of the first quarter of each year) equivalent to three times the executive’s base salary. Newly hired or promoted executives are provided a five-year timeframe to meet this ownership requirement. During the annual review conducted in 2018, it was determined that all requirements of ownership were satisfied at that time consistent with the applicable periods to achieve the required ownership levels.
Insider Trading Policy
The Ameris board of directors has adopted an insider trading policy statement. The provisions of this policy expressly prohibit directors, officers and other employees from trading, either directly or indirectly, in securities of Ameris after becoming aware of material nonpublic information related to Ameris. To further ensure adherence with this policy, guidelines have been established for blackout periods and for appropriate disclosure of internal information to external parties. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Ameris plans, as well as other transactions which may be prohibited, such as short-term trading, short sales, publicly trading in options, hedging transactions, margin purchases and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions and certain reporting requirements applicable to directors, officers and designated key employees. The policy requires all senior officers, including all named executive officers, to provide written certification of their understanding of, and intent to comply with, the policy.
Equity Grant Policy and Practices
A grant of equity compensation to eligible persons generally is awarded on an annual basis. The Ameris compensation committee has adopted a schedule and process of reviewing the program provisions and grant levels in the first quarter of the year to coincide with the annual performance management compensation review process established by Ameris for all officers and other employees. The Ameris compensation committee specifically approves all grants of equity compensation to named executive officers, other officers covered by Section 16(a) of the Exchange Act and other key employees, including the determination of the grant date for those awards.
Compensation Program Risk
Ameris does not believe that its compensation programs encourage excessive or inappropriate risk-taking. The Ameris compensation committee annually reviews, with the assistance of Ameris’s senior risk officers, compensation arrangements, agreements and benefit plans of Ameris made available to the named executive officers and to all other employees of Ameris to ensure that such arrangements, agreements and benefit plans do not encourage those employees to take unnecessary and excessive risks that could threaten the financial condition of Ameris.
In connection with this review, the Ameris compensation committee reviews an inventory of its executive and non-executive compensation programs, with particular emphasis on incentive compensation plans or programs. The Ameris compensation committee evaluates, with the assistance of appropriate officers of Ameris, the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balance compensation opportunities and risk. The Ameris compensation committee considers various risk-mitigating policies adopted by Ameris in connection with this analysis, including Ameris’s stock ownership requirements, incentive compensation and clawback policy. The Ameris compensation committee concluded, after such review, that the arrangements, agreements and benefit plans of Ameris do not encourage those employees to take such risks. The Ameris compensation committee expects to continue monitoring and periodically evaluating these incentive compensation arrangements, agreements and benefit plans at least annually, as part of Ameris’s oversight of risk management for the organization.
Tax Considerations
Section 162(m) of the Code generally imposes a $1 million limit on the amount a public company may deduct for compensation paid to Ameris’s “covered employees,” which include Ameris’s named executive officers. Prior to 2018, this limit did not apply to compensation that qualified as “performance-based”, and the Ameris compensation committee historically designed certain performance awards in a manner intended to qualify for that exception. The Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exception (other than compensation provided pursuant to a binding written contract in effect as of November 2, 2017 that qualifies for transition relief). While the Ameris compensation committee continues to consider the deductibility of compensation, the primary goals of Ameris’s executive compensation programs are to attract, incentivize and retain key employees and align pay with performance, and Ameris retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.

Summary Compensation and Other Tables
Summary Compensation Table
The Summary Compensation Table below sets forth the total compensation awarded to, earned by or paid to Ameris’s named executive officers for 2016, 2017 and 2018.
Name and Principal Position	Year	Salary	Bonus	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Dennis J. Zember Jr. President and Chief Executive Officer(1)	2018	$500,000	$0	$499,955	$0	$477,425	$50,679	$38,340	$1,566,398
	2017	$375,000	$0	$299,975	$0	$212,197	$45,889	$23,915	$956,976
	2016	$340,000	$0	$250,025	$0	$200,771	$41,468	$30,500	$862,764
Nicole S. Stokes Executive Vice President and Chief Financial Officer	2018	$300,000	$0	$164,979	$0	$218,147	$7,717	$10,262	$701,105
	2017	$200,000	$0	$33,748	$0	$100,800	$6,987	$9,498	$351,033
	2016	$189,981	$0	$39,540	$0	$55,000	$6,314	$8,983	$299,818
Lawton E. Bassett, III Executive Vice President and Banking Group President	2018	$400,000	$0	$299,962	$0	$293,800	$20,195	$17,126	$1,031,083
	2017	$335,000	$0	$199,968	$0	$189,563	$18,286	$13,853	$756,670
	2016	$235,053	$0	$79,080	$0	$121,449	$16,525	$12,437	$464,544
Jon S. Edwards Executive Vice President and Chief Credit Officer	2018	$320,000	$0	$199,993	$0	$211,536	$61,061	$22,001	$814,591
	2017	$290,000	$0	$149,988	$0	$145,866	$55,289	$22,099	$663,242
	2016	$270,000	$0	$149,988	$0	$139,506	$49,962	$22,863	$632,319
James A LaHaise Executive Vice President and Chief Strategy Officer	2018	$320,000	$0	$199,993	$0	$232,690	$55,228	$27,132	$835,042
	2017	$300,000	$0	$149,988	$0	$150,896	$49,682	$29,134	$679,700
	2016	$260,000	$0	$129,955	$0	$134,339	$44,575	$24,908	$593,777
Edwin W. Hortman, Jr. Former Executive Chairman, President and Chief Executive Officer(2)	2018	$466,667	$0	$749,942	$0	$0	$176,530	$3,966,516	$5,359,655
	2017	$700,000	$0	$749,981	$0	$572,147	$613,677	$84,217	$2,720,022
	2016	$650,000	$0	$749,993	$0	$518,166	$390,007	$101,464	$2,409,630

(1)
Mr. Zember was appointed President and Chief Executive Officer effective July 5, 2018. He was serving as Executive Vice President and Chief Operating Officer at the time of such appointment.

(2)
Mr. Hortman retired as President and Chief Executive Officer effective July 5, 2018. He continued to serve as Executive Chairman until his retirement from the Ameris board of directors effective September 4, 2018.

(3)
Represents the aggregate grant date fair values of the awards. For 2018, grants were made in the form of restricted stock, with 50% of the awards vesting after a three-year period and 50% of the awards vesting at the end of a three-year period provided that established performance goals are achieved, with the exception of  $49,995 of Mr. Hortman’s shares granted that vest on the earlier of May 16, 2019 and the date of Ameris’s 2019 annual shareholders’ meeting, provided that he continues to be employed by, or provide service to, Ameris through the vesting date. For 2017, grants were made in the form of restricted stock, with 50% of the awards vesting after a three-year period and 50% of the awards vesting at the end of a three-year period provided that established performance goals are achieved, with the exception of  $50,023 of Mr. Hortman’s shares granted that vest on the earlier of May 17, 2018 and the date of Ameris’s 2018 annual shareholders’ meeting, provided that he continues to be employed by, or provide service to, Ameris through the vesting date. For 2016, grants were made in the form of restricted stock, with 50% of the awards vesting after a three-year period and 50% of the awards vesting at the end of a three-year period provided that established performance goals are achieved, with the exception of  $50,003 of Mr. Hortman’s shares granted that vest on the earlier of May 18, 2017 and the date of Ameris’s 2017 annual shareholders’ meeting, provided that he continues to be employed by, or provide service to, Ameris through the vesting date. See the Grants of Plan-Based Awards Table for more detail on vesting.
(4)
Details on the amounts reported for “All Other Compensation” in 2018 are set forth in the following supplementary table:

Details on All Other Compensation Reported in the Summary Compensation Table for 2018
Named Executive Officer	Auto Provision(a)	Country Club Membership and Dues	Director Fees(b)	Retirement Distributions	Dividends	Employer 401(k) Match	Life Insurance
Dennis J. Zember Jr.	$727	$18,828	$—	$—	$9,995	$8,250	$540
Nicole S. Stokes.	$—	$—	$—	$—	$1,961	$7,941	$360
Lawton E. Bassett, III	$1,158	$2,930	$—	$—	$4,848	$7,362	$828
Jon S. Edwards	$1,197	$5,908	$—	$—	$5,098	$8,250	$1,548
James A. LaHaise	$2,669	$9,870	$—	$—	$4,795	$8,250	$1,548
Edwin W. Hortman, Jr.	$2,151	$—	$37,911(c)	$3,899,114	$16,292	$8,000	$3,048

(a)
Amounts reported in the table reflect the personal-use levels of this perquisite.

(b)
Reflects annual cash fees for service on the Ameris board of directors. Additional information regarding fees provided for responsibilities on the Ameris board of directors is set forth in “Director Compensation of Ameris.”

(c)
Mr. Hortman received compensation as a director following his retirement as President and Chief Executive Officer on July 5, 2018 and until his retirement from the Ameris board of directors effective September 4, 2018.

Grants of Plan-Based Awards
The Grants of Plan-Based Awards Table below sets forth the total number of equity awards granted in 2018 and the grant date fair values of those awards. The Grants of Plan-Based Awards Table should be read in conjunction with the Summary Compensation Table.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Plan/Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis J. Zember Jr.	2/20/2018	$162,500	$325,000	$552,500	—	—	—	—	—	—	—
Dennis J. Zember Jr.	2/20/2018	—	—	—	1,159	4,634	9,268	4,633	—	—	$499,955
Nicole S. Stokes	2/20/2018	$67,500	$135,000	$229,500	—	—	—	—	—	—	—
Nicole S. Stokes	2/20/2018	—	—	—	382	1,529	3,058	1,529	—	—	$164,979
Lawton E. Bassett, III	2/20/2018	$100,000	$200,000	$340,000	—	—	—	—	—	—	—
Lawton E. Bassett, III	2/20/2018	—	—	—	695	2,780	5,560	2,780	—	—	$299,962
Jon S. Edwards	2/20/2018	$72,000	$144,000	$244,800	—	—	—	—	—	—	—
Jon S. Edwards	2/20/2018	—	—	—	464	1,854	3,708	1,853	—	—	$199,993
James A. LaHaise	2/20/2018	$72,000	$144,000	$244,800	—	—	—	—	—	—	—
James A. LaHaise	2/20/2018	—	—	—	464	1,854	3,708	1,853	—	—	$199,993
Edwin W. Hortman, Jr.	2/20/2018	$227,500	$455,000	$773,500	—	—	—	—	—	—	—
Edwin W. Hortman, Jr.	2/20/2018	—	—	—	1,622	6,487	12,974	6,487	—	—	$699,947
Edwin W. Hortman, Jr.	5/15/2018	—	—	—	—	—	—	900	—	—	$49,995

(1)
The amounts shown under the Target column reflect the possible payment if performance measures are achieved at target level under the short-term incentive plan as approved by the Ameris board of directors on February 20, 2018. The amounts shown under the Threshold column reflect the possible minimum payment level under the short-term incentive plan, which is 50% of Target. The amounts shown under the Maximum column reflect the maximum possible payment under the short-term incentive plan, which is 170% of Target.

(2)
Amounts represent the estimated Threshold, Target and Maximum payouts as of the grant date for the NEOs’ 2018 awards of performance-based restricted stock. The grant date fair value of the restricted stock awards approved by the Ameris board of directors and granted on February 20, 2018 was $53.95 per share. The actual value realized by the NEO for the 2018 restricted stock and performance-based restricted stock awards will not be determined until the time of vesting.

(3)
Amounts granted pursuant to Ameris’s 2014 Omnibus Equity Compensation Plan as described in the “— Compensation Discussion and Analysis.” Assumptions used to calculate fair market value are provided in Note 19 to Ameris’s consolidated financial statement included in Ameris’s Annual Report on Form 10-K for the year ended December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End
The Outstanding Equity Awards at Fiscal Year-End Table below sets forth information regarding the outstanding equity awards held by the named executive officers at December 31, 2018. The value of stock awards is based on $31.67, the reported closing price of one share of Ameris common stock on December 31, 2018.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested	Date Equity Fully Vests
Dennis J. Zember Jr						9,485	$300,390			2/16/2019(1)
						6,302	$199,584			2/14/2020(2)
						9,267	$293,486			2/19/2021(3)
Nicole S. Stokes
						1,500	$47,505			2/16/2019(4)
						709	$22,454			2/14/2020(4)
						3,058	$96,847			2/19/2021(3)
Lawton E. Bassett, III	5,139	0	0	$7.47	1/20/2019
						3,000	$95,010			2/16/2019(1)
						4,201	$133,046			2/14/2020(2)
						5,560	$176,085			2/19/2021(3)
Jon S. Edwards
						5,690	$180,202			2/16/2019(1)
						3,151	$99,792			2/14/2020(2)
						3,707	$117,401			2/19/2021(3)
James A. LaHaise						4,930	$156,133			2/16/2019(1)
						3,151	$99,792			2/14/2020(2)
						3,707	$117,401			2/19/2021(3)

(1)
Restricted shares vest 50% on February 16, 2019 based on the achievement of an established performance goal for fiscal 2016 through 2018. Performance goals are set by the Ameris board of directors and consist of both quantitative and qualitative criteria customized to the employee. The remaining 50% fully vests after three years.

(2)
Restricted shares vest 50% on February 20, 2020 based on the achievement of an established performance goal for fiscal 2017 through 2019. Performance goals are set by the Ameris board of directors and consist of both quantitative and qualitative criteria customized to the employee. The remaining 50% fully vests after three years.

(3)
Restricted shares vest 50% on February 19, 2021 based on the achievement of an established performance goal for fiscal 2018 through 2020. Performance goals are set by the Ameris board of directors and consist of both quantitative and qualitative criteria customized to the employee. The remaining 50% fully vests after three years.

(4)
Restricted stock fully vests after three years.

Option Exercises and Stock Vested
The Option Exercises and Stock Vested Table below reflects stock options actually exercised by each of Ameris’s named executive officers during 2018 and restricted stock vesting during fiscal year 2018.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Dennis J. Zember Jr.	23,180	$987,813(1)	9,000	$483,300(4)
Nicole S. Stokes	—	$–	1,500	$80,775(5)
Lawton E. Bassett, III	3,083	$116,661(2)	3,000	$161,100(6)
Jon S. Edwards	—	$–	4,500	$241,650(7)
James A. LaHaise	—	$–	4,500	$241,650(7)
Edwin W. Hortman, Jr.	25,701	$1,025,213(3)	66,280	$3,337,834(8)

(1)
Reflects the difference, for 7,709 shares acquired on exercise, between the closing price of  $52.60 for one share of Ameris common stock on February 13, 2018 and the option awards’ exercise price of $14.76 for one share of Ameris common stock, and the difference, for 15,421 shares acquired on exercise, between the closing price of  $52.60 for one share of Ameris common stock on February 13, 2018 and the option awards’ exercise price of  $7.47 for one share of Ameris common stock.

(2)
Reflects the difference, for the aggregate number of shares acquired on exercise, between the closing price of  $52.60 for one share of Ameris common stock on February 13, 2018 and the option awards’ exercise price of  $14.76 for one share of Ameris common stock.

(3)
Reflects the difference, for the aggregate number of shares acquired on exercise, between the closing price of  $54.65 for one share of Ameris common stock on February 16, 2018 and the option awards’ exercise price of  $14.76 for one share of Ameris common stock.

(4)
Reflects the value of 4,500 shares at the closing price of  $53.85 for one share of Ameris common stock on January 19, 2018 and the value of 4,500 shares at the closing price of  $53.55 for one share of Ameris common stock on January 31, 2018.

(5)
Reflects the value of shares at the closing price of  $53.85 for one share of Ameris common stock on January 19, 2018.

(6)
Reflects the value of 1,500 shares at the closing price of  $53.85 for one share of Ameris common stock on January 19, 2018 and the value of 1,500 shares at the closing price of  $53.55 for one share of Ameris common stock on January 31, 2018.

(7)
Reflects the value of 2,250 shares at the closing price of  $53.85 for one share of Ameris common stock on January 19, 2018 and the value of 2,250 shares at the closing price of  $53.55 for one share of Ameris common stock on January 31, 2018.

(8)
Reflects the value of 5,000 shares at the closing price of  $53.85 for one share of Ameris common stock on January 19, 2018, the value of 5,000 shares at the closing price of  $53.55 for one share of Ameris common stock on January 31, 2018, the value of 1,146 shares at the closing price of  $55.35 for one share of Ameris common stock on May 15, 2018 and the value of 55,134 shares at the closing price of $49.65 for one share of Ameris common stock on August 31, 2018.

Pension Benefits
The Pension Benefits Table below provides information regarding the Retirement Agreements in effect during 2018.
Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Edwin W. Hortman, Jr.	SERPAgreement11-7-2012	6	$1,871,538	$104,166
Edwin W. Hortman, Jr.	SERPAgreement11-7-2016	2	$210,305	$—
Dennis J. Zember Jr.	SERPAgreement11-7-2012	6	$243,516	$—
Nicole S. Stokes	SERPAgreement11-7-2012	6	$37,078	$—
Lawton E. Bassett, III.	SERPAgreement11-7-2012	6	$97,039	$—
Jon S. Edwards	SERPAgreement11-7-2012	6	$293,398	$—
James A. LaHaise	SERPAgreement11-10-2015	3	$155,444	$—

(1)
The number of years credited service began on the respective date of the Retirement Agreement.

(2)
Present value amounts represent the current liability included in Ameris’s accounting records for each of the named executive officers under his respective Retirement Agreement.

Nonqualified Deferred Compensation
Ameris does not maintain for the named executive officers a defined contribution or other plan providing for the deferral of compensation on a nonqualified basis.
Potential Payments Upon Termination or Change in Control
The following discussion presents the potential payments for each named executive officer upon a termination of employment or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of named executive officers of Ameris and that are available generally to all salaried employees. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Among other factors that could affect these amounts are the timing during the year of any such event and Ameris’s stock price.
In accordance with applicable SEC rules, the following discussion assumes that: (i) the termination event in question occurred on December 31, 2018; and (ii) with respect to calculations based on Ameris’s stock price, the applicable price is $31.67, which is the reported closing price of one share of Ameris common stock on December 31, 2018.
The employment agreements between Ameris and all of the named executive officers, with the exception of Ms. Stokes, require Ameris to make certain severance payments and provide severance benefits to the applicable executive upon the termination of the executive’s employment with Ameris by the executive for “good reason” or by Ameris without “cause.” The employment agreements between Ameris and all of the named executive officers also require that, upon the termination of an executive by reason of the executive’s death or disability, Ameris pay to the applicable executive a pro-rata portion of the cash bonus, if any, that the executive would have earned for the fiscal year during which the executive’s termination occurred, based on the achievement of applicable performance goals. There are no severance payments otherwise required under the employment agreements, including in connection with voluntary termination/early retirement or involuntary termination for cause. However, the Retirement Agreements provide for potential payments to certain of the named executive officers upon a termination of their employment. These payments are discussed in greater detail in the section of this joint proxy statement/prospectus entitled “— Retirement Benefits.”

For purposes of the employment agreements, “good reason” is generally defined to mean that the executive has determined in good faith that one or more of the following events has occurred:
•
a material reduction in the executive’s authority, duties or responsibilities;

•
the executive has been required to materially change the geographic location from which the executive regularly performs his or her duties and services to Ameris (not including a change in location which is closer to the executive’s home); or

•
a material breach by Ameris of the executive’s employment agreement.

For purposes of the employment agreements, “cause” is generally defined as:
•
the executive’s willful and continued failure to perform his or her duties;

•
the executive’s willful misconduct or gross negligence in connection with the performance of the executive’s duties or Ameris’s business;

•
the executive’s habitual substance abuse, conviction for a felony or crime of moral turpitude or willful theft, embezzlement or similar act of dishonesty against Ameris;

•
a willful act by the executive which constitutes a material breach of his or her fiduciary duties to Ameris;

•
the executive’s material breach of his or her employment agreement; or

•
any other conduct by the executive resulting in the permanent removal of the executive from his or her position as an officer or employee of Ameris pursuant to an order by any banking regulatory agency.

If a named executive officer terminates his or her employment under the executive’s employment agreement for “good reason” or if the executive’s employment is terminated by Ameris without “cause,” then the executive will receive the following:
•
a lump sum amount equal to one times (in the case of Messrs. Bassett, Edwards and LaHaise), or two times (in the case of Mr. Zember) the sum of the executive’s salary and the executive’s highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding the executive’s date of termination;

•
a pro-rata portion of the cash bonus, if any, that the executive would have earned for the fiscal year during which the executive’s termination occurred, based on the achievement of applicable performance goals; and

•
reimbursement for any monthly COBRA premium paid for a period of as many as 18 months.

In addition, pursuant to Ameris’s 2005 Omnibus Stock ownership and Long-Term Incentive Plan (which we refer to as the “2005 Plan”), which is operative now only with respect to the vesting or exercise of awards previously granted, in the event an executive terminates his or her employment with Ameris for “good reason” (as defined in the 2005 Plan), or is terminated by Ameris other than for “cause”, death or disability, in each case, within 12 months after the date of a “change of control” (as defined in the 2005 Plan), such executive’s equity awards granted under the 2005 Plan will become fully vested and, in the case of options, fully exercisable. Under the 2014 Plan, equity awards automatically become fully vested and, in the case of options, fully exercisable upon death, disability or the occurrence of a “change of control” (as defined in the 2014 Plan).
The foregoing payments and benefits may be subject to reduction under the named executive officers’ employment agreements in connection with certain tax matters. Those agreements provide that if  (i) the severance payable to the executive would be subject to the excise tax imposed under Section 4999 of the Code and (ii) the after-tax amount retained by the executive after taking into account the excise tax would have a lesser aggregate value than the after-tax amount retained by the executive if the total payments were reduced to avoid the imposition of such tax, then such benefit payments shall be reduced to be the largest amounts that will result in no portion of the benefit payments being subject to the tax imposed by Section 4999. For purposes of Section 409A of the Code, all of the named executive officers’ employment agreements are structured to be in compliance with payment timing and other relevant requirements.
The estimated severance benefits payable to each of the named executive officers, based upon a hypothetical termination of each named executive officer on December 31, 2018, are presented in the following table. The following table also sets forth the benefits payable to each of the named executive officers following a change of control of Ameris (without regard to whether the named executive officer’s employment is terminated in connection with such change of control). The amounts include cash, equity, welfare benefits and retirement benefits.
Compensation and Benefits Payable Upon Termination	Voluntary With Good Reason or Involuntary Without Cause	Voluntary or Involuntary For Cause	Change of Control (excluding other applicable benefits for termination)(1)	Death	Disability
Dennis J. Zember Jr.
Base Salary	$1,000,000	$—	$—	$—	$—
Cash Bonus	$424,394	$—	$—	$—	$—
Pro-Rata Bonus	$477,425	$—	$—	$477,425	$477,425
SERP	$243,516	$—	$—	$3,000,000	$243,516
Intrinsic Value of Unvested Stock Options(2)	$—	$—	$—	$—	$—
Intrinsic Value of Unvested Restricted Stock(2)	$—	$—	$793,460	$793,460	$793,460
Health and Welfare Benefits(3)	$10,000	$—	$—	$—	$—
Total Benefit	$2,155,335	$—	$793,460	$4,270,885	$1,514,401
Nicole S. Stokes
Base Salary	$—	$—	$—	$—	$—
Cash Bonus	$—	$—	$—	$—	$—
Pro-Rata Bonus	$—	$—	$—	$—	$—
SERP	$37,078	$—	$—	$750,000	$37,078
Intrinsic Value of Unvested Stock Options(2)	$—	$—	$—	$—	$—
Intrinsic Value of Unvested Restricted Stock(2)	$—	$—	$166,806	$166,806	$166,806
Health and Welfare Benefits(3)	$—	$—	$—	$—	$—
Total Benefit	$37,078	$—	$166,806	$916,806	$203,884
Lawton E. Bassett, III
Base Salary	$400,000	$—	$—	$—	$—
Cash Bonus	$189,563	$—	$—	$—	$—
Pro-Rata Bonus	$293,800	$—	$—	$293,800	$293,800
SERP	$97,039	$—	$—	$1,125,000	$97,039
Intrinsic Value of Unvested Stock Options(2)	$—	$—	$—	$—	$—
Intrinsic Value of Unvested Restricted Stock(2)	$—	$—	$528,505	$528,505	$528,505
Health and Welfare Benefits(3)	$10,000	$—	$—	$—	$—
Total Benefit	$990,402	$—	$528,505	$1,947,305	$919,344

Compensation and Benefits Payable Upon Termination	Voluntary With Good Reason or Involuntary Without Cause	Voluntary or Involuntary For Cause	Change of Control (excluding other applicable benefits for termination)(1)	Death	Disability
Jon S. Edwards
Base Salary	$320,000	$—	$—	$—	$—
Cash Bonus	$145,866	$—	$—	$—	$—
Pro-Rata Bonus	$211,536	$—	$—	$211,536	$211,536
SERP	$293,398	$—	$—	$1,500,000	$293,398
Intrinsic Value of Unvested Stock Options(2)	$—	$—	$—	$—	$—
Intrinsic Value of Unvested Restricted Stock(2)	$—	$—	$397,395	$397,395	$397,395
Health and Welfare Benefits(3)	$12,000	$—	$—	$—	$—
Total Benefit	$982,800	$—	$397,395	$2,108,931	$902,329
James A. LaHaise
Base Salary	$320,000	$—	$—	$—	$—
Cash Bonus	$—	$—	$—	$—	$—
Pro-Rata Bonus	$—	$—	$—	$232,690	$232,690
SERP	$155,444	$—	$—	$1,000,000	$155,444
Intrinsic Value of Unvested Stock Options(2)	$—	$—	$—	$—	$—
Intrinsic Value of Unvested Restricted Stock(2)	$—	$—	$373,326	$373,326	$373,326
Health and Welfare Benefits(3)	$12,000	$—	$—	$—	$—
Total Benefit	$487,444	$—	$373,326	$1,606,016	$761,460

(1)
With respect to awards granted under the 2005 Plan, assumes that a termination either for good reason or other than for cause, death or disability has occurred within 12 months following a change of control. With respect to SERP benefits and awards granted under the 2014 Plan, a termination of employment is not also required to receive the applicable benefit in the event of a change of control.

(2)
The intrinsic value of equity is based on a share price of  $31.67, the closing price of the Ameris common stock as of December 31, 2018. The amounts presented for each named executive officer equal the total number of unvested awards that accelerate times the value of each award. Stock option value is $31.67 minus the specified exercise price of the option.

(3)
The value of health and welfare benefits is estimated based upon current premiums payable with respect to insurance coverage for each named executive officer as of December 31, 2018.

CEO Pay Ratio
The median 2018 annual total compensation of all employees of Ameris other than Dennis J. Zember Jr., Ameris’s CEO, was $47,504, and the 2018 annual total compensation of Ameris’s CEO was $1,566,398. Based on this information, for 2018, the ratio of the annual total compensation of Ameris’s CEO to the median annual total compensation of all employees was 33:1.
Ameris identified its median employee based on the 2018 total gross earnings for all employees, excluding Ameris’s CEO, who were employed by Ameris on December 31, 2018. Ameris included full-time and part-time employees and annualized earnings for those employees who joined Ameris throughout the year. Ameris excluded contractors as they are used sparingly (representing less than one percent of Ameris’s personnel) and their pay fell below that of Ameris’s median employee. Ameris believes the use of total gross earnings is a consistently applied compensation measure in that it captures all of the components of earnings for all its employees. After identifying the median employee based on total gross earnings, Ameris calculated the annual total compensation for its median employee using the same methodology Ameris uses for its named executive officers as set forth in the 2018 Summary Compensation Table included in this joint proxy statement/prospectus.
Ameris had two individuals who served in the role of CEO during 2018. Ameris elected to use the compensation of Mr. Zember, the active CEO as of December 31, 2018, for the purposes of the determining the CEO Pay Ratio. Mr. Zember, who previously had been the Executive Vice President and Chief Operating Officer of Ameris and Chief Executive Officer of Ameris Bank, was named President and CEO as of July 5, 2018, succeeding Mr. Hortman. Mr. Zember did not receive a pay increase for his promotion to CEO during 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF AMERIS
The following table sets forth certain information with respect to the beneficial ownership of Ameris common stock, as of the Ameris record date, by (i) directors, (ii) named executive officers, (iii) certain other executive officers of Ameris, (iv) all directors and executive officers as a group and (v) each person who, to the knowledge of Ameris, is a beneficial owner of more than 5% of the outstanding Ameris common stock. For purposes of the following table, all fractional shares have been rounded up to the next whole number.
Name of Beneficial Owner(1)	Ameris Common Stock Beneficially Owned as of March 14, 2019(2)	Percent of Class(3)
BlackRock, Inc.(4) 55 East 52nd Street New York, New York 10055	6,039,221	12.69%
The Vanguard Group(5) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,291,348	9.02%
Lawton, E. Bassett, III(6)	58,125	*
William I. Bowen, Jr.(7)	15,415	*
Jon S. Edwards(8)	61,598	*
R. Dale Ezzell(9)	32,772	*
Leo J. Hill(10)	20,951	*
Daniel B. Jeter(11)	36,568	*
James A. LaHaise(12)	83,640	*
Cindi H. Lewis(13)	88,227	*
Robert P. Lynch(14)	190,499	*
Elizabeth A. McCague(15)	5,226	*
William D. McKendry(16)	15,071	*
William H. Stern(17)	24,861	*
Nicole S. Stokes(18)	13,423	*
Jimmy D. Veal(19)	91,982	*
Dennis J. Zember Jr.(20)	214,132	*
All directors and executive officers as a group (15 persons)(21)	952,490	2.002%

* Less than 1%.
(1)
Unless otherwise noted in this table or the footnotes to this table, the address of each beneficial owner is 310 First Street, S.E., Moultrie, Georgia 31768.

(2)
Under the rules of the SEC, the determination of  “beneficial ownership” is based upon Rule 13d-3 under the Exchange Act. Under this Rule, shares will be deemed to be “beneficially owned” where a person has, either solely or with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares, or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined. Except as otherwise specified, each beneficial owner has sole beneficial voting and investment power with respect to all shares of Ameris common stock indicated.

(3)
Percentage calculated based on 47,585,309 shares of Ameris common stock outstanding as of the Ameris record date.

(4)
Based on information contained in Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 30, 2019, indicating sole voting power relative to 5,946,039 shares of Ameris common stock as of December 31, 2018 and sole dispositive power relative to 6,039,221 shares of Ameris common stock as of December 31, 2018, which would have comprised 12.52% and 12.71%, respectively, of the 47,499,941 shares of Ameris common stock outstanding as of December 31, 2018.
(5)
Based on information contained in Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019, indicating sole voting power relative to 86,579 shares of Ameris common stock as of December 31, 2018 and sole dispositive power relative to 4,291,348 shares of Ameris common stock as of December 31, 2018, which would have comprised 0.18% and 9.03%, respectively, of the 47,499,941 shares of Ameris common stock outstanding as of December 31, 2018.

(6)
Includes 18,377 shares of restricted Ameris common stock over which Mr. Bassett exercises voting but not investment power and 168 shares of Ameris common stock owned by Mr. Bassett’s wife, with whom he shares voting and investment power. 21,421 directly owned shares are pledged as security for a loan with an unrelated financial institution.

(7)
Includes 900 shares of restricted Ameris common stock over which Mr. Bowen exercises voting but not investment power, 2,000 shares of Ameris common stock owned by a family trust and 1,400 shares of Ameris common stock owned by Mr. Bowen’s children.

(8)
Includes 14,244 shares of restricted Ameris common stock over which Mr. Edwards exercises voting but not investment power and 12 shares of Ameris common stock owned by Mr. Edwards wife, with whom he shares voting and investment power.

(9)
Includes 900 shares of restricted Ameris common stock over which Mr. Ezzell exercises voting but not investment power.

(10)
Includes 900 shares of restricted Ameris common stock over which Mr. Hill exercises voting but not investment power and 467 shares of Ameris common stock owned by Mr. Hill’s wife, with whom Mr. Hill shares voting and investment power.

(11)
Includes 900 shares of restricted Ameris common stock over which Mr. Jeter exercises voting but not investment power, 5,395 shares of Ameris common stock owned by a family trust and 511 shares of Ameris common stock owned jointly with Mr. Jeter’s brother, with whom he shares voting and investment power.

(12)
Includes 14,244 shares of restricted Ameris common stock over which Mr. LaHaise exercises voting but not investment power. 63,215 directly owned shares are pledged as security for a loan with an unrelated financial institution.

(13)
Includes 13,107 shares of restricted Ameris common stock over which Mrs. Lewis exercises voting but not investment power; 1,229 shares of Ameris common stock owned jointly with Mrs. Lewis’s husband; and 676 shares of Ameris common stock owned by Mrs. Lewis’s husband, with whom Mrs. Lewis shares voting and investment power.

(14)
Includes 900 shares of restricted Ameris common stock over which Mr. Lynch exercises voting but not investment power and 1,664 shares of Ameris common stock owned by Mr. Lynch’s wife, with whom Mr. Lynch shares voting and investment power.

(15)
Includes 900 shares of restricted Ameris common stock over which Ms. McCague exercises voting but not investment power.

(16)
Includes 15,071 shares of restricted Ameris common stock over which Mr. McKendry exercises voting but not investment power.

(17)
Includes 900 shares of restricted Ameris common stock over which Mr. Stern exercises voting but not investment power, 2,777 shares of Ameris common stock owned by a family trust, 234 shares of Ameris common stock owned by a family foundation, 2,337 shares of Ameris common stock owned by Mr. Stern’s children and 337 shares of Ameris common stock owned by Mr. Stern’s wife.

(18)
Includes 11,153 shares of restricted Ameris common stock over which Ms. Stokes exercises voting but not investment power.

(19)
Includes 900 shares of restricted Ameris common stock over which Mr. Veal exercises voting but not investment power, 27,241 shares of Ameris common stock owned jointly with Mr. Veal’s wife and 14,038 shares of Ameris common stock owned by Mr. Veal’s wife, with whom he shares voting and investment power.

(20)
Includes 40,187 shares of restricted Ameris common stock over which Mr. Zember exercises voting but not investment power and 2,076 shares of Ameris common stock owned by Mr. Zember’s children and with respect to which he has voting and investment power. 50,000 directly owned shares are pledged as security for a loan with an unrelated financial institution.

(21)
Includes 133,583 shares of restricted Ameris common stock over which certain members of the group exercise voting but not investment power.

DESCRIPTION OF AMERIS CAPITAL STOCK
As a result of the merger, each Fidelity shareholder immediately prior to the effective time will become an Ameris shareholder at the effective time. Following the merger, the rights of former Fidelity shareholders will be governed by the GBCC and Ameris’s articles of incorporation and bylaws. The following briefly summarizes the material terms of the Ameris common stock that will be issued in connection with the merger. We urge you to read the applicable provisions of the GBCC and Ameris’s articles of incorporation and bylaws. Copies of Fidelity’s and Ameris’s articles of incorporation and bylaws have been filed with the SEC as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. For information on how copies of these documents can be obtained, see “References to Additional Information” and “Where You Can Find More Information.”
Description of Capital Stock
The following is a summary of Ameris’s capital stock and certain terms of Ameris’s articles of incorporation and bylaws. This discussion summarizes some of the important rights of Ameris shareholders but does not purport to be a complete description of these rights and may not contain all of the information regarding Ameris’s capital stock that is important to you. These rights can only be determined in full, and the descriptions herein are qualified in their entirety, by reference to federal and state banking laws and regulations, the GBCC and other applicable law, and Ameris’s articles of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part.
General
As of March 20, 2019, the last practicable trading day before the date of this joint proxy statement/prospectus, Ameris’s authorized capital stock consisted of:
•
100,000,000 shares of common stock, par value $1.00 per share, 47,585,309 of which were issued and outstanding; and

•
5,000,000 shares of preferred stock, of which 52,000 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, and of which 175,000 shares have been designated as Series A Junior Participating Preferred Stock, no par value per share, none of which were issued and outstanding.

Common Stock
Voting Rights
Each holder of Ameris common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.
Dividends
Holders of Ameris common stock are entitled to receive dividends only if, as and when declared by the Ameris board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws and the preferential dividend rights of any preferred stock then outstanding.
No Preemptive or Conversion Rights
Holders of Ameris common stock do not have preemptive rights to purchase additional shares of any class of capital stock, nor do they have conversion or redemption rights.
Calls and Assessments
All of the issued and outstanding shares of Ameris common stock are fully paid and non-assessable.

Liquidation Rights
In the event of the liquidation, dissolution or winding up of Ameris, the holders of Ameris common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) will be entitled to receive, in cash or in kind, Ameris’s assets available for distribution remaining after payment or provision for payment of Ameris’s debts and liabilities and distributions or provision for distributions to holders of Ameris preferred stock having preference over Ameris common stock.
Preferred Stock
The Ameris board of directors may, from time to time, issue shares of the authorized, undesignated preferred stock in one or more classes or series without shareholder approval. In connection with any such issuance, the Ameris board of directors may by resolution determine the designation, preferences, limitations, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions, of such shares of preferred stock.
Certain Provisions of Ameris’s Charter Documents and the GBCC
Ameris’s articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of Ameris by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with the Ameris board of directors.
The GBCC also provides additional provisions which, if adopted by the Ameris board of directors, would further inhibit certain unsolicited acquisition proposals.
Classified Board of Directors
Ameris’s bylaws provide that the Ameris board of directors shall consist of not less than seven and not more than fifteen members. Ameris’s bylaws provide for a classified board of directors, divided into three classes, with each class consisting as nearly as possible of one-third of the total number of directors, and with shareholders electing one class each year for a three-year term. Between shareholders’ meetings, only the Ameris board of directors is permitted to appoint new directors to fill vacancies or newly created directorships.
Shareholder Action Through Written Consent
Ameris’s bylaws only provide for shareholder action by written consent in lieu of a meeting if all shareholders entitled to vote on such action sign such consent.
Nominations to Board of Directors
Ameris’s bylaws provide that nominations for the election of directors may be made by the Ameris board of directors or any committee appointed by the Ameris board of directors or by any shareholder entitled to vote generally in the election of directors. Ameris’s bylaws establish an advance notice procedure for shareholder nominations to the Ameris board of directors. A shareholder may only make a nomination to the Ameris board of directors if he or she complies with the advance notice and other procedural requirements of Ameris’s bylaws and is entitled to vote on such nomination at the meeting.
Removal of Directors; Board of Directors Vacancies
Ameris’s articles of incorporation provide that members of the Ameris board of directors may only be removed for cause and then only with a vote of at least a majority of the outstanding shares entitled to vote in the election of directors. Any vacancies in the Ameris board of directors resulting from an increase in the size of the board or the death or resignation of a director may be filled by a majority vote of the directors then in office, even if less than a quorum, and any director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified. Vacancies in the Ameris board of directors resulting from the removal of a director may be filled at the same meeting at which the removal occurred or any subsequent meeting of shareholders; provided that, to the extent a vacancy is not filled by an election within sixty days after the removal which caused such vacancy, the remaining directors shall, by majority vote, fill the vacancy. These provisions are intended to prevent a shareholder from gaining control of the Ameris board of directors by removing incumbent directors and filling the resulting vacancies with such shareholder’s own nominees.
Authorized But Unissued Stock
The authorized but unissued shares of Ameris common stock and preferred stock are available for future issuance without shareholder approval, subject to applicable Nasdaq listing rules. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Ameris common stock and preferred stock may enable the Ameris board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Ameris by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of Ameris’s management.
Georgia “Fair Price” Statute and “Business Combination” Statute
The GBCC contains a “fair price statute,” which generally restricts a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder unless:
•
the transaction is unanimously approved by the continuing directors who must constitute at least three members of the board of directors at the time of such approval; or

•
the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder.

Such statute further provides that the approval requirements described above do not apply to a business combination if the terms of the transaction meet specified fair pricing criteria and certain other tests.
The GBCC also contains a “business combination statute,” which generally restricts a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder for a period of five years after the date on which such shareholder became an interested shareholder unless:
•
the transaction is approved by the board of directors of the company prior to the date the person became an interested shareholder;

•
the interested shareholder acquires at least 90% of the company’s voting stock in the same transaction (calculated as provided in the GBCC) in which such person became an interested shareholder; or

•
subsequent to becoming an interested shareholder, the shareholder acquires at least 90% (calculated as provided in the GBCC) of the company’s voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the matter (excluding the stock held by the interested shareholder and certain other persons).

The GBCC provides that the restrictions set forth in the fair price statute and the business combination statute will not apply unless the bylaws of the corporation specifically provide that these provisions of the GBCC are applicable to the corporation (and in certain other situations). Ameris has not elected to be covered by such statutes, but Ameris could do so by action of the Ameris board of directors, without a vote by shareholders except as may be prohibited by law, at any time.
Transfer Agent and Registrar
The transfer agent and registrar for the Ameris common stock is Computershare Investor Services.

COMPARISON OF SHAREHOLDERS’ RIGHTS
Each of Fidelity and Ameris is incorporated under the laws of the State of Georgia. The rights of holders of Fidelity capital stock are governed by Georgia law and Fidelity’s articles of incorporation and bylaws. The rights of holders of Ameris capital stock are governed by Georgia law and Ameris’s articles of incorporation and bylaws. Consequently, after the merger, the rights of former holders of Fidelity common stock will be determined by Ameris’s articles of incorporation and bylaws and Georgia law. The following is a summary of the material differences between the rights of Fidelity shareholders and Ameris shareholders arising due to the differences in their respective articles of incorporation and bylaws. The following summary does not purport to be a complete statement of the rights of holders of Fidelity capital stock under applicable Georgia law and Fidelity’s articles of incorporation and bylaws, or the rights of holders of Ameris capital stock under applicable Georgia law and Ameris’s articles of incorporation and bylaws, or a complete description of the specific provisions referred to below. Fidelity and Ameris urge you to read the articles of incorporation and bylaws of each of Fidelity and Ameris in their entirety. Copies of Fidelity’s and Ameris’s charter documents have been filed with the SEC. For information on how copies of these documents can be obtained, see “References to Additional Information” and “Where You Can Find More Information.”
	Fidelity	Ameris
Capital Stock	Holders of Fidelity capital stock are entitled to all the rights and obligations provided to capital shareholders under Georgia law and Fidelity’s articles of incorporation and bylaws.	Holders of Ameris capital stock are entitled to all the rights and obligations provided to capital shareholders under Georgia law and Ameris’s articles of incorporation and bylaws.
Authorized, Issued and Outstanding Capital Stock	The authorized capital stock of Fidelity consists of 50,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. On March 20, 2019, the last practicable trading day before the date of this joint proxy statement/prospectus, 27,596,273 shares of Fidelity common stock were issued and outstanding, and no shares of Fidelity preferred stock were issued and outstanding.	The authorized capital stock of Ameris currently consists of 100,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock. As of March 20, 2019, the last practicable trading day before the date of this joint proxy statement/prospectus, 47,585,309 shares of Ameris common stock were issued and outstanding, and no shares of Ameris preferred stock were issued and outstanding.
Preferred Stock	The Fidelity board of directors has previously designated 48,200 shares of Fidelity preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share, and 1,000 shares of Fidelity preferred stock as Series B Participating Cumulative Preferred Stock, no par value per share.	The Ameris board of directors has previously designated 52,000 shares of Ameris preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, and 175,000 shares of Ameris preferred stock as Series A Junior Participating Preferred Stock, no par value per share.
Voting Rights	Holders of Fidelity common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.	Holders of Ameris common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

	Fidelity	Ameris
Number of Directors	Fidelity’s bylaws provide that the Fidelity board of directors shall consist of not less than three or more than twenty-four members, except that if all of the shares of Fidelity are owned beneficially and of record by less than three shareholders, the number of directors may be less than three but not less than the number of shareholders. Fidelity’s bylaws further provide that at each annual meeting the Fidelity shareholders shall fix the number of directors; provided that the shareholders may, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors, increase or reduce the number of directors and add or remove directors with or without cause at any time. The Fidelity board of directors may, by its action, increase the number of directors by two and elect directors to fill those positions provided the number of directors does not exceed the number permitted by Fidelity’s bylaws.	Ameris’s bylaws provide that the number of directors serving on the Ameris board of directors shall not be less than seven or more than fifteen. There are currently nine directors serving on the Ameris board of directors. In connection with the merger, the Ameris board of directors will be increased in size by five to fourteen members at the effective time.
Election of Directors	Directors are elected by a majority of the shares present and entitled to vote.	Directors are elected by a majority of the votes cast in an uncontested election and a plurality of the votes cast in a contested election.
Term of Directors	Directors are elected at each annual meeting of shareholders to serve until their successors are elected and qualified.	The Ameris board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms, with approximately one-third of the directors being elected annually. Ameris’s bylaws require that each director retire at the annual meeting following the date such director attains the age of 75. The merger agreement provides that Ameris’s bylaws will be amended at or prior to the effective time so that the mandatory retirement age will be inapplicable to James B. Miller, Jr.
Removal of Directors	Directors may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.	Directors may be removed from office, with cause, by the vote of shareholders representing a majority of the issued and outstanding capital stock entitled to vote for the election of directors.

	Fidelity	Ameris
Vacancies on the Board of Directors	A vacancy occurring in the Fidelity board of directors by reason of removal of a director by the shareholders shall be filled by the shareholders, or, if authorized by the shareholders, by the remaining directors. Any other vacancy occurring in the Fidelity board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Fidelity board of directors. A director elected to fill a vacancy shall serve for the unexpired term of his or her predecessor in office.	Any vacancies in the Ameris board of directors resulting from an increase in the size of the board or the death or resignation of a director may be filled by a majority vote of the directors then in office, even if less than a quorum, and any director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified. Vacancies in the Ameris board of directors resulting from the removal of a director may be filled at the same meeting at which the removal occurred or any subsequent meeting of shareholders; provided that, to the extent a vacancy is not filled by an election within sixty days after the removal which caused such vacancy, the remaining directors shall, by majority vote, fill the vacancy.
Director Qualifications	Directors must be natural persons eighteen years of age or over.	Directors must be natural persons eighteen years of age or over. Employees of subsidiary corporations (who are not also officers of Ameris) are not eligible to serve as directors.
Shareholder Action by Written Consent	Any action required or permitted to be taken at a meeting of Fidelity shareholders may be taken without a meeting if a unanimous consent which sets forth the action is given in writing by all of the shareholders entitled to vote on the subject matter. With respect to approval of a plan of merger or consolidation by written consent, the information required by the GBCC must be delivered to the shareholders prior to their execution of the consent or the consent must conspicuously and specifically waive the right to such information.	Any action required or permitted to be taken at a meeting of Ameris shareholders may be taken without a meeting if a unanimous consent which sets forth the action is given in writing by all of the shareholders.
Advance Notice Requirements for Shareholder Nominations and Other Proposals	Fidelity’s articles of incorporation and bylaws do not contain advance notice provisions applicable to shareholder nominations and other proposals.	An Ameris shareholder who desires to nominate a person for election to the Ameris board of directors at a meeting of shareholders and who is eligible to make such nomination must give written notice of the proposed nomination to the Corporate Secretary at Ameris’s principal executive office not fewer than one hundred twenty calendar days in advance of the date

	Fidelity	Ameris
which is one year later than the date of the proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that if no annual meeting of shareholders was held in the previous year or if the date of the forthcoming annual meeting of shareholders has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or if the forthcoming meeting is not an annual meeting of shareholders, then to be timely such shareholder’s notice must be so received not later than the close of business on the tenth day following the earlier of: (i) the day on which notice of the date of the forthcoming meeting was mailed or given to shareholders by or on behalf of Ameris; or (ii) the day on which public disclosure of the date of the forthcoming meeting was made by or on behalf of Ameris. Such notice shall contain, among other things, biographical information about the nominee, information regarding share ownership of Ameris capital stock by such nominee and a description of all arrangements between the nominee and the shareholder making the proposal.
Notice of Shareholder Meeting	Written notice of each shareholder meeting must be mailed to each shareholder entitled to vote at or to notice of such meeting at his address shown on the books of Fidelity not less than ten nor more than seventy days prior to such meeting unless such shareholder waives notice of the meeting.	Notice of each shareholder meeting must be given to each shareholder entitled to vote at such meeting not less than ten, nor more than sixty, days before the date of the meeting.
Amendments to Charter	Fidelity’s articles of incorporation may be amended in accordance with the GBCC, which generally requires the approval of the Fidelity board of directors and the holders of a majority of the votes entitled to be cast on the amendment. Any amendment or repeal of Article VI (approval of fundamental corporate transactions) or Article VII (tender offers) of Fidelity’s articles of	Ameris’s articles of incorporation may be amended in accordance with the GBCC, which generally requires the approval of the Ameris board of directors and the holders of a majority of the votes entitled to be cast on the amendment. Amendment of provisions in Ameris’s articles of incorporation related to the filling of vacancies on the Ameris board of directors requires the affirmative vote of the holders of at

	Fidelity	Ameris
	incorporation requires the affirmative vote of holders of 66 2∕3% of the shares of capital stock of Fidelity then entitled to vote on such matters.	least 75% of the voting power of all outstanding shares of Ameris capital stock then entitled to vote in an election of directors of Ameris.
Amendments to Bylaws	The Fidelity board of directors may alter, amend or repeal Fidelity’s bylaws or adopt new bylaws, but any bylaws adopted by the Fidelity board of directors may be altered, amended or repealed by the shareholders, and new bylaws may be adopted by the shareholders. Fidelity shareholders may prescribe that any bylaw adopted by them shall not be altered, amended or repealed by the Fidelity board of directors. Action by the directors with respect to the bylaws shall be taken by an affirmative vote of a majority of all the directors then in office. Action by the shareholders with respect to the bylaws shall be taken by an affirmative vote of a majority of all shares outstanding and entitled to vote.	Ameris’s bylaws may be amended by the majority vote of all of the directors, but any bylaws adopted by the Ameris board of directors may be altered, amended or repealed and new bylaws adopted by the shareholders by majority vote of all of the shares having voting power. Any amendment that limits or adversely affects any right to indemnification or advancement of expenses under Ameris’s bylaws shall apply only to proceedings based on actions, events or omissions occurring after such amendment and delivery of notice thereof to the indemnified person so affected. The provision in Ameris’s bylaws with respect to the foregoing may not be amended in a manner effective as to any indemnified person (except as to post-amendment events) without the prior written consent of such indemnified person.
Special Meeting of Shareholders	A special meeting of Fidelity shareholders may be called at any time by the Fidelity board of directors, Fidelity’s President, or upon written request of the holders of at least 25% of the outstanding Fidelity common stock. Fidelity’s bylaws provide that the Fidelity board of directors may specify by resolution prior to any special meeting of shareholders held within the year that such meeting shall be in lieu of the annual meeting.	A special meeting of Ameris shareholders may be called by the Chairman or the Chief Executive Officer of Ameris. In addition, Ameris’s bylaws provide that a special meeting of shareholders shall be called by the Corporate Secretary or Chief Executive Officer of Ameris when so requested by the Ameris board of directors or upon the written request of shareholders owning at least 50% of the issued and outstanding capital stock of Ameris entitled to vote at such meeting.
Quorum	The holders of a majority of the outstanding shares entitled to vote, represented either in person or by proxy, constitute a quorum at any meeting of Fidelity shareholders.	The holders of a majority of the stock issued, outstanding and entitled to vote at the meeting, present in person or by proxy, constitute a quorum at any meeting of Ameris shareholders.

	Fidelity	Ameris
Preemptive Rights
State Law.   Under the GBCC, a corporation’s shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise.
Charter Provision.   Fidelity’s articles of incorporation provide that no shareholder shall, because of his ownership of stock, have any preemptive or other right to purchase, subscribe for, or take any part of shares of Fidelity issued, optioned, or sold by Fidelity.
State Law. The provisions of the GBCC are also applicable to Ameris and its shareholders. Charter Provision. Ameris’s articles of incorporation do not provide for preemptive rights.
Limitation of Personal Liability of Directors
State Law.   The GBCC provides that a corporation’s articles of incorporation may set forth a provision eliminating or limiting the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (i) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions; or (iv) for any transaction from which the director received an improper personal benefit; provided, in each case, that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.
Charter.   Fidelity’s articles of incorporation provide that, to the extent permitted by law, a director shall not be liable to Fidelity or its shareholders for monetary damages for breach of the duty of care or other duty as a director; provided, however, that a director may be liable: (i) for any appropriation, in violation of his duties, of any business opportunity of Fidelity; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in

State Law.   The provisions of the GBCC are also applicable to Ameris and its shareholders.
Bylaw Provision.   Ameris’s bylaws provide that no director of Ameris shall be personally liable to Ameris or its shareholders for monetary damages for breach of such person’s duty of care or other duty as a director except to the extent such liability cannot be eliminated or limited pursuant to the GBCC.

	Fidelity	Ameris
Section 14-2-154 of the GBCC [now Section 14-2-832]; or (iv) for any transaction from which the director derived an improper personal benefit.
Indemnification of Directors and Officers	Pursuant to Fidelity’s bylaws, Fidelity will indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Fidelity) by reason of the fact that he is or was a director, officer, employee or agent of Fidelity, or is or was serving at the request of Fidelity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of Fidelity, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Fidelity will indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Fidelity to procure a judgment in its favor by reason of the fact he is or was a director, officer, employee or agent of Fidelity, or is or was serving at the request of Fidelity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Fidelity; provided, however, that
Ameris’s bylaws provide that every person (and the heirs and legal representatives of such person) who is or was a director or officer of Ameris or any other corporation of which he or she served as such at the request of Ameris and of which Ameris directly or indirectly is a shareholder or creditor, or in which or in the stocks, bonds, securities or other obligations of which it is in any way interested, may in accordance with Ameris’s bylaws, and to the extent permitted by the GBCC, be indemnified for any liability and expense that may be incurred by such person in connection with or resulting from any proceeding in which he or she may become involved, as a party or prospective party or otherwise, by reason of any action taken or not taken in his or her capacity as such director or officer or as a member of any committee appointed by the Ameris board of directors to act for, in the interest of, or on behalf of Ameris, whether or not he or she continues to be such at the time such liability or expense shall have been incurred; provided such person: (i) acted in good faith; and (ii) reasonably believed (a) in the case of conduct in the person’s official capacity, that the conduct was in Ameris’s best interests, (b) in all other cases, that the conduct was at least not opposed to Ameris’s best interests, and (c) in the case of a criminal proceeding, that the person had no reasonable cause to believe that the conduct was unlawful.
Ameris’s bylaws further provide that those persons who may be entitled to indemnification under the bylaws who have been wholly successful, on the merits or otherwise, with respect to any claim for which indemnification is available shall be entitled to indemnification as of right without any further action or approval by the

Fidelity	Ameris
no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Fidelity, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that a director, officer, employee or agent of Fidelity has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Fidelity in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Fidelity. If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or by an insurance carrier pursuant to insurance maintained by the corporation, Fidelity shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, send by delivery or first class mail, or such other means as is authorized by law, to its shareholders of record at the same time entitled to vote for the election of directors, a statement specifying the persons paid, the amounts paid, and the nature and
Ameris board of directors. Those officers and directors who have not been wholly successful with respect to any claim for which indemnification is available may be entitled to indemnification if the Ameris board of directors, acting by majority vote, finds the director or officer has met the required standard of conduct.
Pursuant to its bylaws, Ameris may advance to directors or officers expenses incurred with respect to any claim for which indemnification is available under the bylaws prior to the final disposition thereof upon Ameris’s receipt of an undertaking by, or on behalf of, the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.

	Fidelity	Ameris
status at the time of such payment of the litigation or threatened litigation.
Certain Business Combination Restrictions
State Law.   The GBCC contains a business combination statute that protects certain Georgia corporations from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. The GBCC prohibits “business combinations,” including mergers, sales and leases of assets, issuances or exchanges of securities, certain loans and other financial benefits and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 10% or more of a corporation’s voting stock, within five years after the person becomes an interested shareholder, unless:
•
prior to the time the person becomes an interested shareholder, the board of directors of the target corporation approved either the business combination or the transaction which will result in the person becoming an interested shareholder; after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 90% of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding, those shares owned by: (i) persons who are directors or officers or their affiliates or associates; (ii) subsidiaries of the corporation; and (iii) specific employee benefit plans; or

•
after the shareholder becomes an interested shareholder, the shareholder acquires additional shares such that the shareholder becomes the holder of at least 90% of the voting stock of the corporation, excluding for

State Law.   The provisions of the GBCC are also applicable to Ameris and its shareholders. However, the GBCC’s business combination statute does not apply to a corporation unless the corporation’s bylaws provide that such requirements are applicable.
Bylaw Provision.   Ameris has not elected to be covered by the GBCC’s business combination statute, but Ameris could do so by action of the Ameris board of directors, without a vote by shareholders except as may be prohibited by law.

	Fidelity	Ameris

purposes of determining the number of shares outstanding, those shares owned by: (i) persons who are directors or officers, their affiliates or associates; (ii) subsidiaries of the corporation; and (iii) specific employee benefit plans, and the business combination was approved by the shareholders of the corporation by holders of a majority of the stock entitled to vote on the transaction (with the number of shares outstanding calculated as above and further excluding shares held by the interested shareholder).
Bylaw Provision.   The GBCC’s business combination statute does not apply to a corporation unless the corporation’s bylaws provide that such requirements are applicable. Fidelity’s bylaws provide that the requirements of the GBCC’s business combination statute shall apply to all “business combinations” (as defined in such statute) involving Fidelity.

Certain Fair Price Requirements
State Law.   The GBCC also contains a fair price statute, which imposes certain fair pricing and procedural requirements on certain “business combinations” with an interested shareholder that beneficially owns 10% or more of a corporation’s voting stock. The GBCC’s fair price statute prohibits business combinations with an interested shareholder unless:
•
the transaction is unanimously approved by the continuing directors who must constitute at least three members of the board of directors at the time of such approval; or

•
the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder.

Such statute further provides that the approval requirements described

State Law.   The provisions of the GBCC are also applicable to Ameris and its shareholders. The GBCC’s fair price statute does not apply to a corporation unless the corporation’s bylaws provide that such requirements are applicable.
Bylaw Provision.   Ameris has not elected to be covered by the GBCC’s fair price statute, but Ameris could do so by action of the Ameris board of directors, without a vote by shareholders except as may be prohibited by law.

	Fidelity	Ameris

above do not apply to a business combination if the terms of the transaction meet specified fair pricing criteria and certain other tests which are intended to assure that all shareholders receive a fair price for their shares regardless of which point in time they sell to the acquiring party.
Bylaw Provision.   The GBCC’s fair price statute does not apply to a corporation unless the corporation’s bylaws provide that such statute is applicable. Fidelity has not elected to be covered by the GBCC’s fair price statute, but Fidelity could do so by action of the Fidelity board of directors, without a vote by shareholders except as may be prohibited by law.

Fundamental Business Transactions
State Law.   Under the GBCC, subject to certain exceptions, a merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the: (i) affirmative vote of a majority of all the votes entitled to be cast on the matter; and (ii) in addition, with respect to a merger or share exchange, affirmative vote of a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the transaction as a group by the articles of incorporation.
Charter Provision.   Fidelity’s articles of incorporation provide that any merger, liquidation or dissolution of Fidelity, or any action that would result in the same or other disposition of all or substantially all of the assets of Fidelity (other than a mortgage or pledge of or creation of a security interest in or conveyance of title to all or part of the property and assets of Fidelity or any interest therein for the purpose of securing the payment or performance of any contract, note, bond or any other obligation of

State Law.   The provisions of the GBCC are also applicable to Ameris and its shareholders.
Charter Provision.   Ameris’s articles of incorporation do not contain any provision regarding approval of fundamental business transactions by the holders of Ameris common stock.

	Fidelity	Ameris
Fidelity), shall require approval by the affirmative vote of the holders of at least 66 2∕3% of the issued and outstanding shares of capital stock then entitled to vote on such matters.
Non-Shareholder Constituency Provision	Fidelity’s articles of incorporation provide that the Fidelity board of directors may, if it deems it advisable, oppose a tender or other offer for Fidelity’s securities, whether the offer is in cash or in securities or otherwise, and that when considering whether to oppose an offer, the Fidelity board of directors may, but is not legally obligated to, consider any pertinent issues, including, by way of illustration but not of limitation: (i) whether the offer price is acceptable based on the historical and present operating results or financial condition of Fidelity; (ii) whether a more favorable price could be obtained for Fidelity’s securities in the future; (iii) the impact which an acquisition of Fidelity would have on the employees, depositors and customers of Fidelity and the communities which it and its subsidiaries serve; (iv) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of Fidelity and its subsidiaries and the future value of the Corporation’s stock; (v) the value of the securities, if any, that the offeror is offering in exchange for Fidelity’s securities, based on an analysis of the worth of Fidelity compared to the entity whose securities are being offered; and (vi) any antitrust or other legal regulatory issues that are raised by the offer.	Ameris’s articles of incorporation do not contain a provision that expressly permits the Ameris board of directors to consider constituencies other than the shareholders when evaluating certain offers.

	Fidelity	Ameris
Dissenters’ Rights
State Law.   Under the GBCC, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business, and certain amendments to the corporation’s articles of incorporation, subject to specified exceptions.
However, a shareholder is not entitled to appraisal rights or dissenters’ rights in connection with such corporate actions if his or her shares are listed on a national securities exchange or held of record by more than 2,000 shareholders, and such shareholder accepts as consideration for his or her shares the shares of the surviving corporation or another publicly held corporation which at the effective date of the merger is either listed on a national securities exchange or held by more than 2,000 shareholders, except for cash paid in lieu of fractional shares. Accordingly, Fidelity shareholders are not entitled to appraisal or dissenters’ rights in connection with the merger.
State Law. The provisions of the GBCC are also applicable to Ameris and its shareholders.

COMPARATIVE MARKET PRICES AND DIVIDENDS
Shares of Ameris common stock and Fidelity common stock are listed on the Nasdaq under the symbols “ABCB” and “LION,” respectively. The following table sets forth for the periods indicated the high and low reported intraday sales prices per share of Ameris common stock and Fidelity common stock on the Nasdaq and the cash dividends declared per share.
	Ameris Common Stock			Fidelity Common Stock
	High	Low	Dividend	High	Low	Dividend
Quarter Ended:
March 31, 2019 (through March 20, 2019)	$42.01	$31.27	$0.10	$33.32	$25.64	$0.12
December 31, 2018	47.25	29.97	0.10	26.56	21.18	0.12
September 30, 2018	54.35	45.15	0.10	26.71	23.44	0.12
June 30, 2018	58.10	50.20	0.10	27.05	22.09	0.12
March 31, 2018	59.05	47.90	0.10	24.96	21.77	0.12
December 31, 2017	51.30	44.75	0.10	23.94	20.28	0.12
September 30, 2017	51.28	41.05	0.10	23.78	20.51	0.12
June 30, 2017	49.80	42.60	0.10	23.96	20.08	0.12
March 31, 2017	49.50	41.60	0.10	24.95	20.30	0.12
On December 14, 2018, the last trading day before the public announcement of the merger, the closing sale price of shares of Ameris common stock as reported on the Nasdaq was $34.02. On March 20, 2019, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing sale price of shares of Ameris common stock as reported on the Nasdaq was $35.37.
On December 14, 2018, the last trading day before the public announcement of the merger, the closing sale price of shares of Fidelity common stock as reported on the Nasdaq was $21.42. On March 20, 2019, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing sale price of shares of Fidelity common stock as reported on the Nasdaq was $28.07.
As of March 20, 2019, the last date prior to printing this joint proxy statement/prospectus for which it was practicable to obtain this information for Ameris and Fidelity, there were approximately 2,668 registered holders of Ameris common stock and approximately 1,333 registered holders of Fidelity common stock.
The following table shows the closing sale prices of Ameris common stock and Fidelity common stock as reported on the Nasdaq on December 14, 2018, the last trading day before the public announcement of the merger, and on March 20, 2019, the last practicable trading day before the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Fidelity common stock, which we calculated by multiplying the closing price of Ameris common stock on those dates by the exchange ratio of 0.80.
	Ameris Common Stock	Fidelity Common Stock	Implied Value of One Share of Fidelity Common Stock
December 14, 2018	$34.02	$21.42	$27.22
March 20, 2019	$35.37	$28.07	$28.30
Ameris and Fidelity shareholders are advised to obtain current market quotations for Ameris common stock and Fidelity common stock. The market price of Ameris common stock and Fidelity common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Fidelity common stock before the effective time or Ameris common stock before or after the effective time. Changes in the market price of Ameris common stock prior to the completion of the merger will affect the market value of the merger consideration that Fidelity shareholders receive upon completion of the merger.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF AMERIS
Ameris and Ameris Bank have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors and officers of Ameris and Ameris Bank and their family members and associates, including corporations, partnerships and other organizations in which such directors and officers have an interest. Ameris and the Ameris audit committee review all relationships and transactions in which Ameris and such related persons are participants, including such banking transactions, on a case-by-case basis. In performing such review, consideration is given to (i) the nature of the related person’s interest in the transaction, (ii) the material terms of the transaction, (iii) the significance of the transaction to the related person or Ameris, and (iv) other matters deemed appropriate. Company policy prohibits the making of loans to executive officers.
At December 31, 2018, certain employees and directors and their affiliates were indebted to Ameris Bank in the aggregate amount of approximately $1.5 million. These loans were made in the ordinary course of business, on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable transactions with others not related to Ameris or Ameris Bank and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features.
LEGAL MATTERS
The validity of the shares of Ameris common stock to be issued in connection with the merger will be passed upon for Ameris by Rogers & Hardin LLP. Certain U.S. federal income tax matters relating to the merger will also be passed upon for Ameris by Rogers & Hardin LLP and for Fidelity by Wachtell, Lipton, Rosen & Katz.
EXPERTS
Crowe LLP, independent registered public accounting firm, has audited Ameris Bancorp and subsidiaries’ consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Ameris Bancorp and subsidiaries’ internal control over financial reporting as of December 31, 2018, as set forth in its reports, which are incorporated by reference into this joint proxy statement/prospectus. Ameris Bancorp and subsidiaries’ financial statements as of December 31, 2018 are incorporated by reference in reliance on Crowe LLP’s reports, given on its authority as an expert in accounting and auditing.
Ernst & Young LLP, independent registered public accounting firm, has audited Fidelity Southern Corporation and subsidiaries’ consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Fidelity Southern Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2018, as set forth in their reports, which are incorporated by reference into this joint proxy statement/prospectus. Fidelity Southern Corporation and subsidiaries’ financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
Crowe LLP, independent auditors, has audited Hamilton State Bancshares, Inc. and subsidiaries’ consolidated financial statements included in Ameris’s Amendment No. 1 to Current Report on Form 8-K, filed with the SEC on September 12, 2018, as set forth in its report, which is incorporated by reference into this joint proxy statement/prospectus. Hamilton State Bancshares, Inc. and subsidiaries’ financial statements are incorporated by reference in reliance on Crowe LLP’s report, given on its authority as an expert in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
Ameris
Ameris held its 2018 annual meeting of shareholders on May 15, 2018 and began mailing its proxy materials for such meeting on or about April 2, 2018.
In order to present a proposal for inclusion in Ameris’s proxy materials pursuant to Rule 14a-8 of the Exchange Act, an Ameris shareholder must submit his or her proposal to the Company at its principal executive offices located at 310 First Street, S.E., Moultrie, Georgia 31768, directed to the attention of the Corporate Secretary. Such proposals were required to be received by Ameris on or before December 3, 2018 to be eligible for inclusion in Ameris’s proxy materials for Ameris’s 2019 annual meeting of shareholders. However, if Ameris’s 2019 annual meeting of shareholders is held on a date more than thirty calendar days from May 15, 2019, such proposals must instead be received by a reasonable time before Ameris begins to print and mail its proxy materials for such meeting. Upon timely receipt of any such proposal, Ameris determines whether or not to include such proposal in its proxy materials in accordance with applicable rules and regulations governing the solicitation of proxies.
In accordance with Ameris’s bylaws, any Ameris shareholder wishing to nominate a candidate for election to the Ameris board of directors at Ameris’s 2019 annual meeting of shareholders was required to deliver notice of such nomination to the Company at its principal executive offices on or before December 3, 2018. However, if Ameris’s 2019 annual meeting of shareholders is held on a date more than thirty calendar days from May 15, 2019, then Ameris’s bylaws require that such shareholder’s notice be received not later than the close of business on the tenth day following the earlier of: (i) the day on which notice of the date of the forthcoming meeting was mailed or given to shareholders by or on behalf of Ameris; or (ii) the day on which public disclosure of the date of the forthcoming meeting was made by or on behalf of Ameris. In order to nominate a candidate for election to the Ameris board of directors at any shareholder meeting other than an annual meeting of shareholders, the shareholder wishing to make such nomination must provide notice thereof not later than the close of business on the tenth day following the earlier of: (i) the day on which notice of the date of the forthcoming meeting was mailed or given to shareholders by or on behalf of Ameris; or (ii) the day on which public disclosure of the date of the forthcoming meeting was made by or on behalf of Ameris. Any such shareholder notice is required to include specified information set forth in Ameris’s bylaws.
Fidelity
If the merger is completed in the expected timeframe, Fidelity does not expect to hold a 2019 annual meeting of shareholders. However, if the merger is not completed in the expected timeframe, or at all, Fidelity may hold a 2019 annual meeting of shareholders.
As described in Fidelity’s annual meeting proxy statement for the 2018 annual meeting of Fidelity shareholders filed on April 3, 2018, in order to submit shareholder proposals for the 2019 annual meeting of Fidelity shareholders, if one will be held, for inclusion in Fidelity’s annual meeting proxy statement pursuant to Rule 14a-8 under the Exchange Act, materials must be received by Fidelity’s offices at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, Attention: Corporate Secretary, on or before November 22, 2018. Any proposed director nomination by a shareholder must be submitted on or before November 1 immediately preceding the next annual meeting of shareholders.
Proposals must comply with the applicable rules and regulations of the SEC and should be addressed to 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, Attention: Corporate Secretary, Fidelity Southern Corporation.
Additional information regarding the procedures to submit a shareholder proposal at the 2019 annual meeting, if one will be held, is included in Fidelity’s proxy statement for its 2018 annual meeting of shareholders, filed on April 3, 2018.

WHERE YOU CAN FIND MORE INFORMATION
Ameris is filing with the SEC this registration statement under the Securities Act to register the issuance of the shares of Ameris common stock to be issued in connection with the merger. This joint proxy statement/prospectus forms a part of that registration statement and constitutes the prospectus of Ameris in addition to being a proxy statement for Ameris shareholders and Fidelity shareholders. The registration statement, including this joint proxy statement/prospectus and the attached annexes and exhibits, contains additional relevant information about Ameris, including information about the Ameris common stock.
Ameris and Fidelity also file reports, proxy statements and other information with the SEC under the Exchange Act. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Ameris and Fidelity, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports, proxy statements and other information filed by Ameris with the SEC are also available at Ameris’s website at http://www.amerisbank.com under the tab “Investor Relations,” and then under the heading “SEC Filings.” The reports, proxy statements and other information filed by Fidelity with the SEC are available at Fidelity’s website at http://www.FidelitySouthern.com under the tab “Investor Relations,” and then under the heading “SEC Filings.” The web addresses of the SEC, Ameris and Fidelity are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.
The SEC allows Ameris and Fidelity to incorporate by reference information into this joint proxy statement/prospectus. This means that Ameris and Fidelity can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the documents listed below that Ameris and Fidelity previously filed with the SEC. They contain important information about the companies and their financial condition.
Ameris SEC Filings (File No. 001-13901)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2018
The description of the Ameris common stock set forth under the caption “Description of Capital Stock” found in Ameris’s Preliminary Prospectus dated as of April 21, 1994, filed as part of Ameris’s Registration Statement on Form SB-2 (Registration No. 33-77930) on April 21, 1994, including any amendment or report filed with the SEC for purposes of updating this description
Fidelity SEC Filings (File No. 001-34981)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2018
Current Report on Form 8-K	January 18, 2019
The description of the Fidelity common stock set forth in its registration statement on Form 10 filed on August 27, 1993, including any amendment or report filed with the SEC for purposes of updating this description
Except where the context otherwise indicates, Ameris has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Ameris, and Fidelity has supplied all information contained or incorporated by reference relating to Fidelity.

Documents incorporated by reference are available from Ameris and Fidelity without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:
Ameris Bancorp. 310 First Street SE Moultrie, Georgia 31768 Attention: Corporate Secretary Telephone: (229) 890-1111	Fidelity Southern Corporation 3490 Piedmont Road, Suite 1550 Atlanta, Georgia 30305 Attention: Corporate Secretary Telephone: (404) 248-5466
Ameris shareholders requesting documents must do so by April 29, 2019 and Fidelity shareholders requesting documents must do so by April 29, 2019 to receive them before their respective special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from Ameris or Fidelity, then Ameris and Fidelity, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
Neither Ameris nor Fidelity has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and between
AMERIS BANCORP
and
FIDELITY SOUTHERN CORPORATION
Dated as of December 17, 2018

A-i

A-ii

A-iii

Page
8.10 Expenses	A-56
8.11 Counterparts	A-56
8.12 Severability	A-56
Exhibit A — Form of Bank Plan of Merger and Merger Agreement
Exhibit B — Form of FSC Voting and Support Agreement
A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2018 (the “Agreement”), is entered into by and between AMERIS BANCORP, a Georgia corporation (“ABCB”), and FIDELITY SOUTHERN CORPORATION, a Georgia corporation (“FSC”).
WITNESSETH:
WHEREAS, the boards of directors of FSC and ABCB have determined that it is in the best interests of their respective corporations and shareholders to consummate the business combination transaction provided for herein in which FSC will, subject to the terms and conditions set forth herein, merge with and into ABCB, with ABCB being the surviving entity (the “Merger”);
WHEREAS, it is contemplated that the business combination contemplated herein shall be immediately followed by a merger of FSC’s banking subsidiary, Fidelity Bank (“Fidelity”), with and into ABCB’s banking subsidiary, Ameris Bank (“Ameris”), with Ameris being the surviving entity (such merger, the “Bank Merger,” and such surviving entity referred to herein for the period at and after the effective time of the Bank Merger as the “Surviving Bank”), upon the terms and with the effect set forth in the Bank Plan of Merger and Merger Agreement by and between Fidelity and Ameris, substantially in the form attached hereto as Exhibit A (the “Bank Merger Agreement”);
WHEREAS, the board of directors of each of FSC and ABCB has (i) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, the board of directors of FSC has resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that FSC’s shareholders (the “FSC Shareholders”) approve this Agreement;
WHEREAS, the board of directors of ABCB has resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that ABCB’s shareholders (the “ABCB Shareholders”) approve the issuance of shares of ABCB Common Stock in connection with the Merger pursuant to this Agreement (the “ABCB Common Stock Issuance”);
WHEREAS, as a material inducement for each of the parties to enter into this Agreement, certain directors of FSC have each entered into a Voting and Support Agreement with ABCB and FSC dated as of the date hereof, the form of which is attached hereto as Exhibit B (the “FSC Voting Agreement”), pursuant to which each such director, in his or her capacity as an FSC Shareholder, has agreed, among other things, to vote in favor of the approval of this Agreement and the transactions contemplated hereby; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;
NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the parties hereby agree as follows:
ARTICLE I
definitions
1.1 Certain Definitions.   As used herein, the following terms shall have the following meanings:
(a) “ABCB Common Stock” means the common stock, $1.00 par value per share, of ABCB.
(b) “ABCB Employee Benefit Plan” means any plan, agreement or arrangement (including any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which ABCB has or may have any liability or whereby ABCB and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of ABCB or its Affiliates, including any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements or arrangements.
(c) “ABCB Equity Award” means each stock option, stock unit, stock award (including each award of restricted shares), stock appreciation right or other stock-based award granted by ABCB from time to time pursuant to the Ameris Bancorp 2014 Omnibus Equity Compensation Plan.
(d) “ABCB Intellectual Property” means the Intellectual Property used or held for use in the conduct of the business of ABCB and its Subsidiaries.
(e) “Acquisition Proposal” means (i) a tender or exchange offer, proposal for a merger, consolidation or other business combination involving FSC or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of FSC and its Subsidiaries, or (ii) any proposal or offer to acquire in any manner in a single transaction or series of transactions (A) more than twenty-five percent (25%) of the voting power in FSC or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of FSC and its Subsidiaries, or (B) more than twenty-five percent (25%) of the consolidated assets of FSC and its Subsidiaries, other than, in each case, the transactions contemplated by this Agreement or the Bank Merger Agreement.
(f) “Affiliate” means, with respect to any Person, any other Person that, alone or together with any other Person, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purpose of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise. In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence.
(g) “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of any Applicable Law.
(h) “Applicable Law(s)” or “Law(s)” means and includes: (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority as to which a party is subject; (ii) any treaty, pact, compact or other legally binding agreement to which any Governmental Authority is a signatory or party as to which a party is subject; and (iii) any legally binding judicial or administrative interpretation of the application of any Applicable Law described in the immediately preceding clause (i) or (ii) as to which a party is subject, in each case as in effect as of the applicable time.
(i) “Average ABCB Closing Stock Price” means the average price of ABCB Common Stock on Nasdaq as reported by Bloomberg L.P. for the five (5) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Closing Date, rounded to the nearest cent.
(j) “Balance Sheet Date” means December 31, 2017.
(k) “Business Day” means any day other than Saturday, Sunday, a day which is a legal holiday in Georgia or a day on which commercial banks in Georgia are authorized or required by Applicable Law to close.
(l) “Charter Documents” means with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, regulations, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.

(m) “COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any similar state Law.
(n) “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
(o) “Environmental Law” means all Laws of any Governmental Authority relating to pollution or the protection of the environment, including Laws relating to releases, discharges or disposal of hazardous, toxic or radioactive substances, oils, pollutants or contaminants into the environment or otherwise relating to the distribution, use, treatment, storage, transport or handling of such substances, oils, pollutants or contaminants.
(p) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(r) “FDIC” means the Federal Deposit Insurance Corporation.
(s) “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
(t) “FSC Common Stock” means the common stock, no par value per share, of FSC.
(u) “FSC Employee Benefit Plan” means any plan, agreement or arrangement (including any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which FSC has or may have any liability or whereby FSC and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of FSC or its Affiliates, including any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Section 125 of the Code cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements or arrangements.
(v) “FSC Incentive Plan(s)” means the Fidelity Southern Corporation Equity Incentive Plan, as amended, and the Fidelity Southern Corporation 2018 Omnibus Incentive Plan.
(w) “FSC Intellectual Property” means the Intellectual Property used or held for use in the conduct of the business of FSC and its Subsidiaries.
(x) “FSC Restricted Stock Award” means each award of shares of FSC Common Stock subject to vesting, repurchase or other lapse restriction granted under either of the FSC Incentive Plans, or as an inducement award, that is outstanding immediately prior to the Effective Time.
(y) “FSC Stock Option” means each option granted under either of the FSC Incentive Plans, or as an inducement award, to acquire shares of FSC Common Stock that is outstanding and unexercised immediately prior to the Effective Time.
(z) “GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.
(aa) “GBCC” means the Georgia Business Corporation Code.
(bb) “GDBF” means the Georgia Department of Banking and Finance.
(cc) “Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board or authority, including any Regulatory Agency, or any court or judicial authority, to which a party is subject, whether international, national, federal, state or local.

(dd) “Hazardous Substance” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls in concentrations regulated by Environmental Law.
(ee) “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; Software; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
(ff) “Interim Balance Sheet Date” shall mean September 30, 2018.
(gg) “IRS” means the Internal Revenue Service.
(hh) “Knowledge” means: (i) with respect to FSC or Fidelity, the actual knowledge of any of the officers of FSC or Fidelity listed on FSC Disclosure Schedule Section 1.1(hh); and (ii) with respect to ABCB or Ameris, the actual knowledge of any of the officers of ABCB or Ameris listed on ABCB Disclosure Schedule Section 1.1(hh).
(ii) “Lien” means any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.
(jj) “Material Adverse Change” or “Material Adverse Effect” means, with respect to FSC and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, any event, change, occurrence, effect or development that has a material adverse effect on (i) the financial condition, results of operations, assets or deposit liabilities, business, property or assets of FSC and its Subsidiaries, taken as a whole, or ABCB and its Subsidiaries, taken as a whole, as the case may be, or (ii) the ability of FSC, on the one hand, or ABCB, on the other, as the case may be, to timely consummate the transactions contemplated by this Agreement or the Bank Merger Agreement; provided, however, that in the case of clause (i) only, a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, occurrences, effects or developments resulting from or arising out of: (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements or principles (except to the extent FSC and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are disproportionately affected thereby as compared to other companies in the industry in which such party and its Subsidiaries operate); (B) changes after the date of this Agreement in Laws of general applicability to financial institutions (except to the extent that FSC and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are disproportionately affected thereby as compared to other companies in the industry in which such party and its Subsidiaries operate); (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting financial institutions generally, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in securities markets (except to the extent that FSC and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are disproportionately affected thereby as compared to other companies in the industry in which such party and its Subsidiaries operate); (D) floods, hurricanes, tornados, earthquakes, fires or other natural disasters; (E) the impact of the public disclosure, pendency or performance of this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby; (F) any failure by FSC or

ABCB to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Change or Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Change or a Material Adverse Effect); (G) changes in the trading price or trading volume of ABCB Common Stock or the FSC Common Stock; or (H) with respect to FSC and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of ABCB or required by this Agreement or the Bank Merger Agreement, or with respect to ABCB and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of FSC or required by this Agreement or the Bank Merger Agreement.
(kk) “Nasdaq” means the Nasdaq Global Select Market.
(ll) “Nondisclosure Agreement” means that certain Nondisclosure Agreement, dated as of October 4, 2018, between ABCB and FSC.
(mm) “Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority applicable to ABCB, FSC or an Affiliate thereof, as the case may be.
(nn) “Permit” means any permit, license, registration, authorization, certificate or approval of or from any Governmental Authority or any Order.
(oo) “Permitted Lien” means (i) Liens for current Taxes and assessments not yet past due; (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and similar Liens arising in the ordinary course of business and (iii) other Liens and imperfections of title that do not materially detract from the current value of the property subject thereto or materially interfere with the current use by FSC or ABCB, as the case may be, of the property subject thereto.
(pp) “Person” means any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.
(qq) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
(rr) “Proxy Statement/Prospectus” means the prospectus in connection with the issuance of shares of ABCB Common Stock pursuant to the Merger, and the joint proxy statement of FSC and ABCB relating to the FSC Shareholders’ Meeting and the ABCB Shareholders’ Meeting, as applicable, including any amendments or supplements thereto.
(ss) “Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by ABCB in connection with the issuance of shares of ABCB Common Stock in the Merger (including the Proxy Statement/Prospectus constituting a part thereof).
(tt) “Regulatory Approval” means the following approvals of, or actions taken with respect to, any Regulatory Agency or Governmental Authority that are required to consummate the transactions contemplated hereby or by the Bank Merger Agreement: (i) the filing of applications, filings and notices, as applicable, with the Nasdaq by ABCB; (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHCA and approval of such applications, filings and notices; (iii) the filing of applications, filings and notices, as applicable, with the FDIC and the GDBF, as required, in connection with the Merger or the Bank Merger, and approval of such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement by ABCB and the declaration of effectiveness of the Registration Statement by the SEC; (v) the filing of the Certificate of Merger with the Georgia Secretary pursuant to the GBCC and the filing of the applicable certificates or articles of merger for the Bank Merger; and (vi) such filings and approvals, if any, as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of ABCB Common Stock pursuant to this Agreement and the approval of the listing of such ABCB Common Stock on the Nasdaq.

(uu) “Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors.
(vv) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(ww) “SEC” means the United States Securities and Exchange Commission or any successor thereto.
(xx) “Securities Act” means the Securities Act of 1933, as amended.
(yy) “Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
(zz) “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of FSC means, unless the context otherwise requires, any current or former Subsidiary of FSC.
(aaa) “Superior Proposal” means a bona fide written Acquisition Proposal made by a third Person (or group of Persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) which FSC’s board of directors determines in its good faith judgment to be more favorable, from a financial point of view, to the shareholders of FSC than the Merger after (i) consultation with its financial advisors and outside counsel and (ii) taking into account the likelihood of consummation of such transaction on the terms set forth therein, the anticipated timing of such consummation relative to the anticipated timing of the Merger, all other legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing and the Person or Persons making such proposal) and any other relevant factors permitted under Applicable Law, and after giving effect to any changes to this Agreement that may be proposed by ABCB in response to such Acquisition Proposal; provided, however, that for purposes of the definition of  “Superior Proposal,” the references to twenty-five percent (25%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).
(bbb) “Tax” or “Taxes” means any tax, charge, fee, levy, impost, duty or other assessment, including income, gross receipts, margin, net margin, transfer, premium, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, escheat, unclaimed property, abandoned property, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security (or similar), single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever imposed or required to be withheld by any Governmental Authority, including any interest, penalties and additions imposed thereon or with respect thereto, and including liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law) as a transferee or successor, by contract, or otherwise.
(ccc) “Taxing Authority” means any Governmental Authority having any responsibility (including administrative responsibility) for (i) the determination, assessment or collection or payment of any Tax, (ii) the administration, implementation or enforcement of or compliance with any Law relating to any Tax or (iii) the determination of any exemption, exclusion or other reduction of any Tax.
(ddd) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.
(eee) “Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(fff) “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.
(ggg) “Well-Capitalized” means “well-capitalized” as that term is defined in the rules and regulations promulgated by the Federal Reserve Board, the FDIC or the GDBF, as applicable.
(hhh) “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or the non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement.
1.2 Other Defined Terms.   The following capitalized terms have the meanings in the Sections indicated below:
Defined Term	Section Reference
ABCB	Preamble
ABCB 401(k) Plan	5.7(e)
ABCB Capitalization Date	4.7(a)
ABCB Common Stock Issuance	Recitals
ABCB Contract	4.23(a)
ABCB Disclosure Schedule	4.1(a)
ABCB Financial Advisor	4.29
ABCB Financial Statements	4.10(a)
ABCB Loans	4.17(a)
ABCB Recommendation	2.13
ABCB Regulatory Agencies	4.6
ABCB Regulatory Agreement	4.6
ABCB SEC Filings	4.9
ABCB Shareholder Approval	4.3(a)
ABCB Shareholders	Recitals
ABCB Shareholders’ Meeting	2.13
ABCB Stock Option	2.7(a)
Acquisition Agreement	5.8(a)
Adverse Recommendation Change	2.12(b)
Agreement	Preamble
Ameris	Recitals
Bank Merger	Recitals
Bank Merger Agreement	Recitals
BHCA	3.2(a)
Book-Entry Shares	2.8(b)(i)
Certificate of Merger	2.4(a)
Certificates	2.8(b)(i)
Chosen Courts	8.7(b)
Claim	5.9(a)
Closing	2.3
Closing Date	2.3
Code	Recitals
Continuing Employee	5.7(a)

Defined Term	Section Reference
CRA	3.18
Data Conversion	5.11
Discontinued Employee	5.7(b)
Effective Time	2.4(a)
Exchange Agent	2.8(a)
Exchange Agent Agreement	2.8(a)
Exchange Fund	2.8(a)
Exchange Ratio	2.6(a)
Excluded Shares	2.6(c)
Fidelity	Recitals
FSC	Preamble
FSC 401(k) Plan	5.7(e)
FSC Capitalization Date	3.7(a)
FSC Contract	3.23(a)
FSC Disclosure Schedule	3.1(a)
FSC Financial Advisor	3.30
FSC Financial Statements	3.10(a)
FSC Insiders	5.17
FSC Loans	3.17(a)
FSC Recommendation	2.12(a)
FSC Regulatory Agencies	3.6
FSC Regulatory Agreement	3.6
FSC SEC Filings	3.9
FSC Shareholder Approval	3.3(a)
FSC Shareholders	Recitals
FSC Shareholders’ Meeting	2.12(a)
FSC Voting Agreement	Recitals
Georgia Secretary	2.4(a)
Indemnitees	5.9(a)
Letter of Transmittal	2.8(b)(i)
Materially Burdensome Regulatory Condition	5.3(a)
Merger	Recitals
Merger Consideration	2.6(a)
Notice of Recommendation Change	2.12(b)(iii)
Premium Cap	5.9(b)
Providing Party	5.4(a)
Regulatory Agencies	4.6
Requesting Party	5.4(a)
Surviving Bank	Recitals
Surviving Corporation	2.1(a)
Takeover Statutes	3.3(b)
Termination Fee	7.2(b)
Transition Plan Year	5.7(c)
Trust Preferred Securities	5.16

1.3 Other Definitional Provisions.
(a) All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated otherwise therein or the context otherwise requires.
(b) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to articles, sections, exhibits or schedules, such reference shall be to an article or section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(d) The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation” whether or not such words appear.
(e) The word “or” as used in this Agreement shall not be exclusive.
(f) Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.
(g) A reference to any statute or to any provision of any statute shall include any amendment thereto, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.
ARTICLE II
THE MERGER
2.1 The Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, FSC shall merge with and into ABCB. ABCB shall be the surviving entity in the Merger (referred to herein for the period at and after the Effective Time as the “Surviving Corporation”). The Surviving Corporation shall continue to exist as a Georgia corporation under the name “Ameris Bancorp.” Upon consummation of the Merger, the separate legal existence of FSC shall terminate.
(b) ABCB may at any time change the method of effecting the combination contemplated hereby (including by providing for the merger of FSC with a wholly owned Subsidiary of ABCB) if and to the extent requested by ABCB, and FSC agrees to enter into such amendments to this Agreement as ABCB may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to the FSC Shareholders or (iii) be reasonably likely to adversely affect or materially delay the receipt of any necessary Regulatory Approvals or the consummation of the transactions contemplated hereby.
2.2 The Bank Merger.   Immediately after the Effective Time, the Bank Merger shall be consummated in accordance with the provisions of applicable federal and state Law. The Bank Merger shall have the effects as set forth under applicable federal and state Law, and the boards of directors of the parties shall approve, and shall cause the boards of directors of Fidelity and Ameris, respectively, to approve the Bank Merger Agreement and cause the Bank Merger Agreement to be executed and delivered promptly following the execution of this Agreement.
2.3 Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Rogers & Hardin LLP, on a date to be specified by the parties, which date shall be no later than five (5) Business Days after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date.”
2.4 Effective Time; Effects of the Merger.
(a) Subject to the terms and conditions of this Agreement, on the Closing Date, the Surviving Corporation shall file a certificate of merger complying with the requirements of the GBCC (the “Certificate of Merger”) with the Secretary of State of the State of Georgia (the “Georgia Secretary”). The term “Effective Time” shall mean the date and time upon which the Merger shall be effective, which shall be the later of  (i) the date and time upon which the Certificate of Merger is filed with the Georgia Secretary and (ii) such later date and time to which ABCB and FSC shall agree and as may be specified in accordance with the GBCC.
(b) From and after the Effective Time, the Merger shall have the effects set forth in the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of FSC shall vest in the Surviving Corporation, and all debts, duties and liabilities of FSC shall become the debts, liabilities and duties of the Surviving Corporation.
2.5 Certain Corporate Governance Matters.
(a) The Charter Documents of ABCB, as in effect immediately prior to the Effective Time, shall become and remain the Charter Documents of the Surviving Corporation until amended in accordance with the respective terms thereof and Applicable Laws; provided, however, that the bylaws of ABCB in effect on the date of this Agreement shall be amended at or prior to the Effective Time to the effect set forth in ABCB Disclosure Schedule Section 2.5(a).
(b) The boards of directors of ABCB and Ameris shall take all appropriate action so that at and after the Effective Time the respective board of directors of the Surviving Corporation and the Surviving Bank are increased to fourteen (14) members, (x) nine (9) of whom shall be the directors of ABCB and Ameris immediately prior to the Effective Time and (y) five (5) of whom shall be the members of the board of directors of FSC who are set forth on Section 2.5(b) of the FSC Disclosure Schedule (or if, prior to the Effective Time, any such person becomes unable or unwilling to serve in such position, a replacement mutually acceptable to FSC and ABCB), each of whom shall serve as the directors of the Surviving Corporation and the Surviving Bank until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office in accordance with the Charter Documents of the Surviving Corporation and the Surviving Bank, as applicable.
(c) ABCB’s and Ameris’s Board of Directors shall take all appropriate action so that at and after the Effective Time, (i) James B. Miller, Jr. shall serve as Executive Chairman of the Surviving Corporation and the Surviving Bank, (ii) Dennis J. Zember Jr. shall serve as Chief Executive Officer of the Surviving Corporation, (iii) H. Palmer Proctor, Jr. shall serve as President of the Surviving Corporation and Chief Executive Officer of the Surviving Bank and (iv) the other officers of the Surviving Corporation and Surviving Bank, as the case may be, shall be the officers of ABCB and Ameris immediately prior to the Effective Time, in each case until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal from office in accordance with the Charter Documents of the Surviving Corporation or the Surviving Bank, as the case may be.
(d) At and after the Effective Time, the headquarters and operations center for the Surviving Bank will be located in Atlanta, Georgia.
(e) Commencing no later than the first quarterly dividend payable on shares of ABCB Common Stock following the Effective Time and subject to Applicable Law, the Surviving Corporation will effect an increase in the amount of ABCB’s regular quarterly dividend on shares of ABCB Common Stock to $0.15 per share.
(f) Prior to the Effective Time, ABCB and FSC shall cooperate with one another in good faith to develop a primary corporate and marketing logo to be used by the Surviving Corporation and the Surviving Bank after the Effective Time that incorporates the FSC lion and other agreed upon elements of both parties’ primary logos as of the date of this Agreement.

2.6 Conversion of Securities.
(a) Merger Consideration.   At the Effective Time, subject to the other provisions of this Agreement, each share of FSC Common Stock issued and outstanding immediately prior to the Effective Time, but excluding any Excluded Shares, shall, by virtue of the Merger, be converted into and shall thereafter represent the right to receive 0.80 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of ABCB Common Stock, together with cash in lieu of any fractional shares in accordance with the provisions of Section 2.8(d) (the “Merger Consideration”).
(b) Cancellation of Shares.   Shares of FSC Common Stock, when converted in accordance with Section 2.6(a), shall cease to be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of FSC Common Stock previously represented thereby (i) the consideration set forth in Section 2.6(a), (ii) any dividends or other distributions in accordance with Section 2.8(c) and (iii) any cash to be paid in lieu of any fractional shares of ABCB Common Stock in accordance with Section 2.8(d), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.8.
(c) Treasury Stock; Excluded Shares.   All shares of FSC Common Stock held by FSC as treasury shares, or by ABCB or by any wholly owned Subsidiary of ABCB or FSC, immediately prior to the Effective Time (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by ABCB, FSC or any wholly owned Subsidiary of ABCB or FSC in respect of a debt previously contracted) shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor (all such shares, the “Excluded Shares”).
(d) No Effect on ABCB Common Stock.   Each share of ABCB Common Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the consummation of the Merger.
2.7 Treatment of FSC Equity Awards.
(a) FSC Stock Options.   At the Effective Time, each FSC Stock Option, whether or not then exercisable, shall fully vest and immediately be converted into an option to acquire, on the same terms and conditions as were applicable to such FSC Stock Option, the number of shares of ABCB Common Stock (rounded down to the nearest whole share), determined by multiplying (i) the number of shares of FSC Common Stock subject to such FSC Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of ABCB Common Stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of FSC Common Stock subject to such FSC Stock Option divided by (y) the Exchange Ratio (any such option, an “ABCB Stock Option”).
(b) FSC Restricted Stock Awards.   At the Effective Time, each FSC Restricted Stock Award shall fully vest and immediately be canceled and converted into the right to receive the Merger Consideration with respect to each share of FSC Common Stock underlying such FSC Restricted Stock Award (including a payment in respect of any fractional shares calculated in accordance with Section 2.8(d)). ABCB shall issue the Merger Consideration contemplated by this Section 2.7(b) (together with any accrued but unpaid dividends corresponding to the FSC Restricted Stock Awards that vest in accordance with this Section 2.7(b)), less applicable Tax withholdings, within three (3) Business Days following the Closing Date.
(c) FSC Actions.   At or prior to the Effective Time, the board of directors of FSC and its compensation committee, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 2.7.
(d) ABCB Actions.   On the Closing Date, ABCB shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of ABCB Common Stock issuable pursuant to the ABCB Stock Options contemplated by Section 2.7(a) and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such ABCB Stock Options remain outstanding.
2.8 Exchange of FSC Common Stock.
(a) Exchange Agent.   At or prior to the Closing, ABCB shall deposit, or shall cause to be deposited, with ABCB’s transfer agent or an unrelated bank or trust company reasonably acceptable to FSC (the “Exchange Agent”), for the benefit of the holders of shares of FSC Common Stock, for exchange in accordance with this ARTICLE II, through the Exchange Agent, sufficient cash and ABCB Common Stock to make all deliveries of cash and ABCB Common Stock as required by this ARTICLE II, including the Merger Consideration, pursuant to an exchange agent agreement between ABCB and the Exchange Agent in a form reasonably acceptable to the parties hereto (the “Exchange Agent Agreement”). ABCB agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.8(c) and to make payments in lieu of fractional shares pursuant to Section 2.8(d). Any cash and ABCB Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.8(c) and fractional shares in accordance with Section 2.8(d)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of FSC Common Stock pursuant to this Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by ABCB, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of FSC Common Stock. Any interest and other income resulting from such investments shall be paid to ABCB. Except as contemplated by this Agreement and the Exchange Agent Agreement, the Exchange Fund shall not be used for any other purpose.
(b) Exchange Procedures.
(i) ABCB shall instruct the Exchange Agent to mail, as promptly as practicable after the Effective Time (and in any event no later than three (3) Business Days after the Effective Time), to each record holder, as of the Effective Time, of an outstanding Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of FSC Common Stock (A) a letter of transmittal in customary form as directed by ABCB and reasonably acceptable to FSC (which shall specify that delivery shall be effected, and risk of loss and title to the shares of FSC Common Stock shall pass, only upon proper delivery of the corresponding certificates (the “Certificates”) representing such shares to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to non-certificated shares represented by book entry (“Book-Entry Shares”)), and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable in respect of the shares of FSC Common Stock represented thereby (collectively, the “Letter of Transmittal”).
(ii) Promptly after the Effective Time, upon surrender of Certificates or Book-Entry Shares for cancellation to the Exchange Agent together with, in each case, a properly completed and executed Letter of Transmittal and such other documents as may be required pursuant to the exchange instructions, the holders of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, the Merger Consideration, including any cash payable in lieu of any fractional shares of ABCB Common Stock pursuant to Section 2.8(d). No interest shall be paid or accrued on any Merger Consideration. In the event of a transfer of ownership of shares of FSC Common Stock which is not registered in the transfer records of FSC, the Merger Consideration payable in respect of such shares of FSC Common Stock may be paid to a transferee if the Certificate representing such shares of FSC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(c) Distributions with Respect to Unexchanged FSC Common Stock.   No dividends or other distributions declared or made with respect to ABCB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the ABCB Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Share and no cash payment in lieu of fractional shares of ABCB Common Stock shall be paid to any such holder until such holder shall surrender such Certificate or Book-Entry Share in accordance with this Section 2.8. Subject to Applicable Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to such holder of ABCB Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of ABCB Common Stock to which such holder is entitled pursuant to Section 2.8(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such holder’s whole shares of ABCB Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such holder’s whole shares of ABCB Common Stock.
(d) Fractional Shares.   No certificates or scrip or ABCB Common Stock representing fractional shares of ABCB Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any ABCB Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of FSC Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of ABCB Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product of  (i) the Average ABCB Closing Stock Price and (ii) the fraction of a share (after taking into account all shares of FSC Common Stock held by such holder at the Effective Time and rounded to three decimal places) of ABCB Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.6.
(e) Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the holders of FSC Common Stock after one (1) year following the Effective Time shall be delivered to ABCB upon demand and, from and after such delivery to ABCB, any former holders of FSC Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to ABCB for the Merger Consideration payable in respect of such shares of FSC Common Stock. Any amounts remaining unclaimed by holders of shares of FSC Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, thereupon become the property of ABCB free and clear of any Liens, claims or interest of any Person previously entitled thereto.
(f) No Liability.   Neither ABCB nor any of ABCB’s Subsidiaries shall be liable to any holder of shares of FSC Common Stock for any shares of ABCB Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Authority in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar Law.
(g) Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to ABCB and, if required by ABCB, the posting by such Person of a bond, in such reasonable amount as ABCB may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of FSC Common Stock represented by such Certificate.

(h) Withholding.   Each of ABCB and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of FSC Common Stock such amounts as ABCB or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by ABCB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of FSC Common Stock in respect of whom such deduction and withholding was made by ABCB or the Exchange Agent, as the case may be.
(i) Book Entry.   All shares of ABCB Common Stock to be issued in the Merger shall be issued in book-entry form, without physical certificates.
2.9 Certain Adjustments.   If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of ABCB Common Stock or FSC Common Stock are changed into a different number of shares or type of securities by reason of any stock split, stock combination, stock dividend, reclassification, recapitalization or similar transaction with respect to such stock, and the record date therefor shall be prior to the Effective Time, then the Merger Consideration will be proportionately adjusted as necessary to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such adjustment event.
2.10 Transfer Books; No Further Ownership Rights in FSC Common Stock.   At the Closing Date, the stock transfer books of FSC shall be closed and thereafter there shall be no further registration of transfers of shares of FSC Common Stock on the records of FSC, except for the cancellation of such shares in connection with the Merger. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of FSC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by Applicable Law. If, after the Effective Time, bona fide Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.
2.11 Proxy and Registration Statement.
(a) ABCB and FSC shall promptly prepare the Registration Statement on Form S-4 or other applicable form, which ABCB shall file with the SEC as promptly as reasonably practicable following the date of this Agreement (and in any event no later than sixty (60) days following the date of this Agreement) and which will include the Proxy Statement/Prospectus. Each of ABCB and FSC shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and by the Bank Merger Agreement. Each of FSC and ABCB will cause the Proxy Statement/Prospectus to be filed with the SEC and mailed to the FSC Shareholders and the ABCB Shareholders, respectively, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. ABCB shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of ABCB Common Stock in the Merger, and FSC shall furnish all information concerning FSC and the holders of FSC Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action.
(b) ABCB will advise FSC promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of ABCB Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, the initiation or threat of any proceeding for any such purpose, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide FSC with copies of any written communication from the SEC or any state securities commission.

(c) If at any time prior to the Effective Time any information relating to ABCB or FSC, or any of their respective Affiliates, officers or directors, is discovered by ABCB or FSC which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the FSC Shareholders and the ABCB Shareholders.
2.12 FSC Shareholder Approval.
(a) FSC shall take all action necessary in accordance with Applicable Laws, applicable rules of Nasdaq and FSC’s current Charter Documents to duly give notice of, convene and hold a meeting of the FSC Shareholders (including any adjournment or postponement thereof in accordance with this Agreement, the “FSC Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the FSC Shareholder Approval. The board of directors of FSC has resolved to recommend to the FSC Shareholders that they approve this Agreement and except to the extent FSC’s board of directors has effected an Adverse Recommendation Change in accordance with the terms of this Agreement, FSC shall, acting through its board of directors, (i) recommend that the FSC Shareholders approve this Agreement (the “FSC Recommendation”), (ii) include the FSC Recommendation in the Proxy Statement/Prospectus and (iii) use reasonable best efforts to solicit from the FSC Shareholders proxies in favor of the approval of this Agreement, including by communicating to the FSC Shareholders the recommendation of the board of directors of FSC that they approve this Agreement and engaging a proxy solicitor reasonably acceptable to ABCB to assist in the solicitation of proxies from FSC Shareholders. FSC may adjourn or postpone the FSC Shareholders’ Meeting (x) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the board of directors of FSC has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under Applicable Law or (y) if as of the time that the FSC Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of FSC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the FSC Shareholders’ Meeting, or if on the date thereof FSC has not received proxies representing a sufficient number of shares of FSC Common Stock necessary to obtain the FSC Shareholder Approval. In the event of such an adjournment or postponement, FSC shall continue to use reasonable best efforts to solicit proxies from the FSC Shareholders in order to obtain the FSC Shareholder Approval, except to the extent FSC’s board of directors has effected an Adverse Recommendation Change in accordance with the terms of this Agreement and otherwise subject to the terms and conditions of this Agreement. Except with the prior approval of ABCB (which shall not be unreasonably withheld, conditioned or delayed), no other matters shall be submitted for the approval of the FSC Shareholders at the FSC Shareholders’ Meeting. FSC shall cooperate with ABCB and use its reasonable best efforts to hold the FSC Shareholders’ Meeting on the same date and at the same time as the ABCB Shareholders’ Meeting.
(b) Neither FSC’s board of directors nor any committee thereof shall (x) except as expressly permitted by this Section 2.12(b), withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to ABCB or any of ABCB’s Subsidiaries, the FSC Recommendation or (y) approve or recommend to the FSC Shareholders, or publicly propose to approve or recommend to the FSC Shareholders, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing or any other provision of this Agreement, FSC’s board of directors may at any time prior to the FSC Shareholders’ Meeting (i) effect an Adverse Recommendation Change or (ii) terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, if and only if:
(i) FSC’s board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited, bona fide Acquisition Proposal (that did not result from a breach of Section 5.8) that constitutes, or is reasonably likely to result in, a Superior Proposal and that has not been withdrawn;

(ii) FSC’s board of directors determines in good faith, after consultation with such outside legal counsel, that a failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to FSC and its shareholders under Applicable Law;
(iii) FSC’s board of directors provides written notice (a “Notice of Recommendation Change”) to ABCB of its receipt of the Acquisition Proposal and its intent to withdraw the FSC Recommendation on the fifth (5th) Business Day following delivery of such notice, which notice shall specify in reasonable detail the material terms and conditions of the Acquisition Proposal (it being understood that any amendment (and each successive amendment) to any financial or other material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that the five Business Day period referenced in clauses (iii), (iv) and (v) of this Section 2.12(b) shall be three (3) Business Days);
(iv) after providing such Notice of Recommendation Change, FSC shall negotiate in good faith with ABCB (if requested by ABCB) and provide ABCB reasonable opportunity during the subsequent five (5)-Business Day (or three (3)-Business Day) period(s) to make such changes in the terms and conditions of this Agreement as would enable FSC’s board of directors to proceed without withdrawing the FSC Recommendation; provided, however, that ABCB shall not be required to propose any such changes; and
(v) FSC’s board of directors, following the final such five (5)-Business Day (or three (3)-Business Day) period, again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such Acquisition Proposal would continue to constitute a Superior Proposal if such proposed revisions were to be given effect.
(c) Nothing contained in this Section 2.12 shall prohibit FSC or the board of directors of FSC from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the FSC Shareholders; provided, however, that such Rules (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
2.13 ABCB Shareholder Approval.   ABCB shall take all action necessary in accordance with Applicable Laws, applicable rules of Nasdaq and ABCB’s current Charter Documents to duly give notice of, convene and hold a meeting of the ABCB Shareholders (including any adjournment or postponement thereof in accordance with this Agreement, the “ABCB Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the ABCB Shareholder Approval. The board of directors of ABCB has resolved to recommend to the ABCB Shareholders that they approve the ABCB Common Stock Issuance and ABCB shall, acting through its board of directors, (i) recommend that the ABCB Shareholders approve the ABCB Common Stock Issuance (the “ABCB Recommendation”), (ii) include the ABCB Recommendation in the Proxy Statement/Prospectus and (iii) use reasonable best efforts to solicit from the ABCB Shareholders proxies in favor of the approval of the ABCB Common Stock Issuance, including by communicating to the ABCB Shareholders the recommendation of the board of directors of ABCB that they approve the ABCB Common Stock Issuance and engaging a proxy solicitor reasonably acceptable to FSC to assist in the solicitation of proxies from ABCB shareholders. ABCB may adjourn or postpone the ABCB Shareholders’ Meeting (x) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the board of directors of ABCB has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under Applicable Law or (y) if as of the time that the ABCB Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of ABCB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the ABCB Shareholders’ Meeting, or if on the date thereof ABCB has not received proxies representing a sufficient number of shares of ABCB Common Stock necessary to obtain the ABCB Shareholder Approval. In the event of such an adjournment or postponement, ABCB shall continue to use reasonable best efforts to solicit proxies from the ABCB Shareholders in order to obtain the ABCB Shareholder Approval, subject to the terms and conditions of this Agreement. Except with the prior approval of FSC (which shall not be unreasonably withheld, conditioned or delayed), no other matters shall be submitted for the approval of the ABCB Shareholders at the ABCB Shareholders’ Meeting. ABCB shall cooperate with FSC and use its reasonable best efforts to hold the ABCB Shareholders’ Meeting on the same date and at the same time as the FSC Shareholders’ Meeting.
ARTICLE III
representations and warranties of FSC
3.1 Making of Representations and Warranties.
(a) On or prior to the date hereof, FSC has delivered to ABCB a schedule (the “FSC Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE III or to one or more of its covenants contained in Section 5.1; provided, however, that disclosure of any item in any section or subsection of the FSC Disclosure Schedule shall be deemed disclosed only with respect to the corresponding section or subsection or any other section or subsection of this Agreement to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent on its face.
(b) Except as disclosed in the FSC Disclosure Schedule or in any FSC SEC Filings filed by FSC after January 1, 2017 and prior to the date hereof  (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), FSC hereby represents and warrants to ABCB as follows.
3.2 Organization.
(a) FSC is a Georgia corporation (i) duly organized, validly existing and in good standing under the Laws of the State of Georgia, (ii) which is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”), (iii) with all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and (iv) duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in the case of  (iii) or (iv) where the lack of such corporate power, authority, authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on FSC. True, complete and correct copies of the Charter Documents of FSC, as in effect as of the date of this Agreement, have previously been made available to ABCB.
(b) FSC Disclosure Schedule Section 3.2(b) sets forth a true and complete list of each Subsidiary of FSC. Other than as set forth on FSC Disclosure Schedule Section 3.2(b), there are no corporations, partnerships, limited liability companies, associations or other entities in which FSC owns, directly or indirectly, any equity interest. All outstanding shares or equity interests of FSC’s Subsidiaries are validly issued, fully paid and nonassessable and owned by FSC (or another Subsidiary of FSC) free and clear of any Liens other than Permitted Liens.
(c) Each Subsidiary of FSC that is set forth on FSC Disclosure Schedule Section 3.2(b) (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, (ii) with all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and (iii) duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in the case of  (ii) or (iii) where the lack of such corporate power, authority, authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on FSC. True, complete and correct copies of the Charter Documents of each Subsidiary of FSC, as in effect as of the date of this Agreement, have previously been made available to ABCB.
(d) Fidelity is a member of the Federal Home Loan Bank of Atlanta.

3.3 Authority; Binding Nature.
(a) Each of FSC and its Subsidiaries, to the extent applicable, has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, to perform its obligations hereunder and thereunder and, subject to the receipt of the FSC Shareholder Approval, to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement. The execution, delivery and performance by FSC of this Agreement and by Fidelity of the Bank Merger Agreement, and the consummation by FSC and each of its Subsidiaries of the transactions contemplated by this Agreement and the Bank Merger Agreement, have been duly and validly approved by the board of directors (or comparable governing body) of FSC and each applicable Subsidiary. Subject to the approval of this Agreement and the transactions contemplated hereby (including the Merger) by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the issued and outstanding shares of FSC Common Stock entitled to vote (the “FSC Shareholder Approval”) and the approval of the Bank Merger Agreement by FSC as the sole shareholder of Fidelity, no other corporate proceedings on the part of FSC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or by the Bank Merger Agreement. This Agreement has been, and the Bank Merger Agreement will be, duly executed and delivered by FSC and Fidelity, as applicable, and constitutes or, in the case of the Bank Merger Agreement, will constitute (in each case assuming due authorization, execution and delivery by ABCB and Ameris, as applicable) the legal, valid and binding obligations of FSC and Fidelity enforceable against FSC and Fidelity, as applicable, in accordance with its terms, except as such enforceability may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b) FSC and its Subsidiaries have taken all reasonable actions by them in order to exempt this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of Georgia (any such Laws, “Takeover Statutes”) to the extent such Takeover Statutes are applicable to the transactions contemplated by this Agreement. FSC and its Subsidiaries have taken all action required to be taken by them in order to make this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby comply with, and the transactions contemplated hereby and thereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
3.4 No Conflicts.   The execution, delivery and performance of this Agreement by FSC and of the Bank Merger Agreement by Fidelity, and the consummation of the transactions contemplated hereby and thereby by FSC and its Subsidiaries, including the Merger and the Bank Merger, do not and will not (i) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of FSC or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.5 hereof are duly obtained, (A) conflict with or violate in any material respect any Applicable Law as to FSC or any of its Subsidiaries, (B) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to, any FSC Contract, except as set forth on FSC Disclosure Schedule Section 3.4, or (C) result in the creation or imposition of any Lien other than Permitted Liens on any of the assets of FSC or its Subsidiaries except, in the case of (B) and (C), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC.
3.5 Consents and Approvals.   Other than (i) the Regulatory Approvals, (ii) the FSC Shareholder Approval and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on FSC Disclosure Schedule Section 3.5, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of FSC or any of its Subsidiaries are required in connection with the execution, delivery and performance by FSC of this Agreement or by Fidelity of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby.
3.6 Regulatory Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, FSC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2016 with, as applicable, (i) the Federal Reserve Board, (ii) the FDIC, (iii) the GDBF and (iv) any other applicable bank regulatory agencies (collectively, the “FSC Regulatory Agencies”), and any other applicable Governmental Authority, and have paid all applicable fees, premiums and assessments due and payable thereto, and each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied with Applicable Law. Neither FSC nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2015 has been ordered to pay any civil money penalty by, or has adopted any board resolutions at the request of, any FSC Regulatory Agency or other Governmental Authority of any kind that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, an “FSC Regulatory Agreement”), nor has FSC or any of its Subsidiaries been advised since January 1, 2015 by any FSC Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such FSC Regulatory Agreement. Except for normal examinations conducted by a FSC Regulatory Agency in the ordinary course of business of FSC and its Subsidiaries, to FSC’s Knowledge, there is no unresolved written violation, criticism, comment or exception by any FSC Regulatory Agency or other Governmental Authority relating to FSC or any of its Subsidiaries, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC. As of the date hereof, FSC is not aware of any reason attributable to FSC or Fidelity why all required Regulatory Approvals would not be received on a timely basis without undue delay.
3.7 Capitalization.
(a) The authorized capital stock of FSC consists only of  (i) 50,000,000 shares of FSC Common Stock, of which 27,298,456 shares (including 277,968 shares granted in respect of FSC Restricted Stock Awards) are issued and outstanding as of December 14, 2018 (the “FSC Capitalization Date”), and (ii) 10,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding as of the FSC Capitalization Date. Such issued and outstanding shares of FSC Common Stock constitute all of the issued and outstanding capital stock of FSC as of the FSC Capitalization Date, and have been duly authorized, validly issued and are fully paid and nonassessable. None of the shares of FSC Common Stock have been issued or disposed of in violation of any preemptive rights of any Person. As of the date of this Agreement, 916,994 shares of FSC Common Stock were reserved for issuance upon the exercise of outstanding FSC Stock Options and 1,224,332 shares of FSC Common Stock were available for future grants of equity awards under the FSC Incentive Plans. Except as disclosed on FSC Disclosure Schedule Section 3.7(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of FSC or any of its Subsidiaries are issued or outstanding, and FSC currently has no election in effect to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its Affiliates.
(b) FSC Disclosure Schedule Section 3.7(b) sets forth the following for each grant or award of FSC Stock Options, FSC Restricted Stock Awards or other outstanding rights, plans, options, warrants, calls, conversion rights or other arrangements or commitments that obligate FSC or any of its Subsidiaries to issue or dispose of any of its capital stock or other ownership interests (in each case, to the extent applicable): (i) the name of the grantee; (ii) the date of the grant; (iii) the expiration date; (iv) the vesting schedule; (v) the exercise price; (vi) the number of shares of FSC Common Stock, or any other security of FSC or any of its Subsidiaries, subject to such award; and (vii) the number of shares subject to such award that are exercisable as of the date of this Agreement. Except as set forth on FSC Disclosure Schedule Section 3.7(b), all shares of FSC Common Stock and FSC Restricted Stock Awards issuable upon exercise of FSC Stock Options, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights or any Law. Each grant of FSC Stock Options was appropriately authorized by the board of directors of FSC or the compensation committee thereof, was made in accordance with the terms of the applicable FSC Incentive Plan and any Applicable Law and has a grant date identical to (or later than) the date on which it was actually granted or awarded. The per share exercise price of each FSC Stock Option was determined in accordance with the applicable FSC Incentive Plan and was not less than the fair market value of a share of FSC Common Stock on the applicable date on which the related grant was by its terms to be effective.
(c) Except as disclosed on FSC Disclosure Schedule Section 3.7(c), as of the date hereof there are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating FSC or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of FSC or any of its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of FSC or any of its Subsidiaries, (ii) contractual obligations of FSC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of FSC or any of its Subsidiaries or (iii) proxies, voting agreements, voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements to which FSC or any of its Subsidiaries is a party regarding the voting or disposition of the shares of FSC Common Stock or capital stock of its Subsidiaries (other than the FSC Voting Agreement). No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by FSC or any of its Subsidiaries and are outstanding as of the date hereof.
(d) All of the issued and outstanding shares of capital stock of Fidelity are, on the date of this Agreement, and on the Closing Date will be, held by FSC.
(e) No Subsidiary of FSC owns any capital stock of FSC except for shares held in a fiduciary capacity or in respect of a debt previously contracted.
3.8 Deposits.   The deposit accounts of Fidelity are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to FSC’s Knowledge, threatened.
3.9 FSC SEC Filings.   FSC has filed (or furnished) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished) with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2016 (collectively, the “FSC SEC Filings”). Each FSC SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
3.10 Financial Statements.
(a) The financial statements of FSC and its Subsidiaries included (or incorporated by reference) in the FSC SEC Filings, including the related notes, where applicable (the “FSC Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of FSC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of FSC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of FSC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned (or informed FSC that it intends to resign) or been dismissed as independent public accountants of FSC as a result of or in connection with any disagreements with FSC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FSC, neither FSC nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of FSC, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of FSC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended the Interim Balance Sheet Date (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the end of such fiscal quarter or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of FSC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FSC or its Subsidiaries or accountants (including all means of access thereto and therefrom) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on FSC. FSC (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to FSC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of FSC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to FSC’s outside auditors and the audit committee of FSC’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FSC’s ability to record, process, summarize and report financial information and (B) to FSC’s Knowledge, any fraud, whether or not material, that involves management or other employees who have a significant role in FSC’s internal controls over financial reporting. To FSC’s Knowledge, there is no reason to believe that FSC’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
3.11 Ordinary Course; Lack of Material Adverse Change.   Since the Balance Sheet Date through the date of this Agreement, except as reflected in the FSC SEC Filings, as disclosed on FSC Disclosure Schedule Section 3.11 or as otherwise specifically provided by this Agreement, (a) FSC and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Material Adverse Change in FSC or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on FSC.
3.12 Reorganization.   Neither FSC nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.13 Taxes.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC:
(a) (i) All Tax Returns that were or are required to be filed on or before the Closing Date by FSC or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete and were or will be prepared in compliance with all Applicable Laws; (ii) all Taxes due and owing by FSC or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by FSC to ABCB in writing and adequately reserved for in the FSC Financial Statements. Neither FSC nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b) No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to FSC or any of its Subsidiaries. Neither FSC nor its Subsidiaries has received from any Taxing Authority (including jurisdictions where FSC or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against FSC or any of its Subsidiaries. FSC has provided ABCB with correct and complete copies of all federal and state income Tax Returns filed by FSC and each of its Subsidiaries for taxable periods ended on or after December 31, 2015 and all examination reports and statements of deficiency related to federal and state income Tax assessed against or agreed to by FSC or any of its Subsidiaries with respect to those taxable periods.
(c) There are no Liens on FSC’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens or Liens the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the FSC Financial Statements.
(d) Neither FSC nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.
(e) FSC and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(f) Neither FSC nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement (other than such an agreement or arrangement exclusively between or among FSC and its Subsidiaries). Neither FSC nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was FSC or any of its Subsidiaries) or (ii) has any liability for Taxes of any Person (other than FSC or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a transferee, successor, by contract or otherwise.
(g) No claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where FSC or any Subsidiary does not file Tax Returns that FSC (or such Subsidiary) is or may be subject to taxation by that jurisdiction.
(h) Neither FSC nor any Subsidiary has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(i) Neither FSC nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) Neither FSC nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2).
3.14 Real Property.   Except as set forth on FSC Disclosure Schedule Section 3.14 or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, as of the date of this Agreement, FSC or one of its Subsidiaries (a) has good and marketable title to all the real property reflected in the latest balance sheet included in the FSC SEC Filings as being owned by FSC or one of its Subsidiaries or acquired after the date thereof  (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest financial statements included in the FSC SEC Filings or acquired after the date thereof  (except for leases that have expired by their terms since the date thereof), free and clear of all Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the FSC’s Knowledge, the lessor.
3.15 Litigation; Orders.
(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FSC, there is no Proceeding pending or, to FSC’s Knowledge, threatened either (i) against FSC or any of its Subsidiaries or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or the Bank Merger Agreement.
(b) There is no Order outstanding against FSC or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC.
3.16 Compliance.
(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, FSC and each of its Subsidiaries is, and has been since January 1, 2015, in compliance with all Applicable Laws and Orders, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, FSC and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Governmental Authorities necessary to permit it to own or lease its properties and to carry on its business as presently conducted, and all such Permits are in full force and effect. To FSC’s Knowledge, no suspension or cancellation of any material Permit is threatened.
3.17 Loans.
(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by FSC and its Subsidiaries (collectively, “FSC Loans”) (i) complies with Applicable Laws, (ii) has been made, entered into or acquired by FSC or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, FSC or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is owned by FSC or Fidelity free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Atlanta), (v) is in full force and effect and (vi) to FSC’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided, however, that the enforcement of each of the immediately preceding clauses (iii) and (v) may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). True, correct and complete copies of the currently effective lending policies of FSC and each of its Subsidiaries have been made available to ABCB.
(b) FSC Disclosure Schedule Section 3.17(b) sets forth a complete and correct list of all FSC Loans that, as of the Interim Balance Sheet Date had an outstanding balance of  $1,000,000 or more and (i) were contractually past due ninety (90) days or more in the payment of principal or interest, (ii) were on nonaccrual status or (iii) were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” or “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import, together with the principal amount of each such FSC Loan and the identity of the obligor thereunder.
(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, (i) each outstanding FSC Loan (including FSC Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, FSC’s underwriting and servicing standards (and, in the case of FSC Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with Applicable Laws and applicable requirements of any government-sponsored enterprise program; and (ii) FSC and its Subsidiaries have properly fulfilled their contractual responsibilities and duties with respect to any FSC Loan in which they act as the lead lender or servicer.
(d) None of the agreements pursuant to which FSC or any of its Subsidiaries has sold FSC Loans or pools of FSC Loans or participations in FSC Loans or pools of FSC Loans contains any obligation to repurchase such FSC Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of FSC or its Subsidiaries, as applicable.
(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, as to each FSC Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to FSC’s Knowledge, will remain in full force and effect following the Closing Date, in each case, without any further action by FSC or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.
(f) There are no outstanding FSC Loans made by FSC or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of FSC or its Subsidiaries, other than FSC Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
3.18 Regulatory Capital; CRA Compliance.   Each of FSC and Fidelity is Well-Capitalized, and Fidelity’s most recent examination rating under the Federal Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better. To FSC’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Fidelity’s CRA rating to decrease below the “satisfactory” level.

3.19 Investment Securities and Commodities.
(a) Each of FSC and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the FSC SEC Filings or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of FSC or its Subsidiaries. Such securities and commodities are valued on the books of FSC in accordance with GAAP in all material respects.
(b) FSC and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that FSC believes are prudent and reasonable in the context of such businesses.
3.20 Derivative Transactions.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, all Derivative Transactions entered into by FSC or any of its Subsidiaries or for the account of any of its customers were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any FSC Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of FSC or one of its Subsidiaries enforceable in accordance with their terms except as such enforceability may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and are in full force and effect. FSC and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to FSC’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.21 Intellectual Property.   FSC or its Subsidiaries owns or has a valid license to use all FSC Intellectual Property necessary for the conduct of its businesses as currently conducted, free and clear of all Liens (other than Permitted Liens), royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, (i) the FSC Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, (ii) neither FSC nor any of its Subsidiaries has received notice challenging the validity or enforceability of any material FSC Intellectual Property and (iii) none of FSC or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by FSC of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which FSC or any of its Subsidiaries is a party and pursuant to which FSC or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or Software, and neither FSC nor any of its Subsidiaries has received notice challenging FSC’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party Intellectual Property rights.
3.22 Environmental Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, (i) no notice, notification, demand, request for information, citation, summons or order has been received by FSC or any of its Subsidiaries, no complaint has been filed against FSC or any of its Subsidiaries, no penalty has been assessed against FSC or any of its Subsidiaries, and no investigation, action, claim or suit is pending or, to FSC’s Knowledge, threatened in writing against FSC or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law or the presence or release into the environment of any Hazardous Substance, (ii) FSC and each of its Subsidiaries is in compliance with all Environmental Laws and all Permits relating to Environmental Law matters, (iii) neither FSC nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location and (iv) neither FSC nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law.

3.23 Certain Contracts.
(a) Except as set forth in FSC Disclose Schedule 3.23(a), as of the date hereof, neither FSC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of FSC to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements), (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) other than extensions of credit, other banking products offered by FSC and its Subsidiaries or derivatives, which creates future payment obligations in excess of  $1,000,000 and that by its terms does not terminate or is not terminable without penalty upon notice of sixty (60) days or less or (v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of FSC or its Subsidiaries, taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.23(a) (excluding any FSC Employee Benefit Plan), whether or not set forth in the FSC Disclosure Schedule, is referred to herein as an “FSC Contract,” and neither FSC nor any of its Subsidiaries has actual knowledge of, or has received written notice of, any violation of any FSC Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC.
(b) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FSC, (i) each FSC Contract is valid and binding on FSC or one of its Subsidiaries, as applicable, and in full force and effect, (ii) FSC and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each FSC Contract, (iii) to FSC’s Knowledge each third-party counterparty to each FSC Contract has in all material respects performed all obligations required to be performed by it to date under such FSC Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of FSC or any of its Subsidiaries under any such FSC Contract.
3.24 Employee Benefit Matters.
(a) FSC Disclosure Schedule Section 3.24(a) sets forth a true and complete list of each material FSC Employee Benefit Plan.
(b) With respect to each material FSC Employee Benefit Plan, complete and correct copies of the following documents (to the extent applicable) have been made available to ABCB: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including contracts with service providers and insurers) and, in the case of any FSC Employee Benefit Plan that is not in written form, a written description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past year, if applicable; and (iv) the most recent IRS determination letter or opinion letter.
(c) With respect to each FSC Employee Benefit Plan, (i) such FSC Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, (ii) no Proceedings (other than routine claims for benefits) are pending, or to FSC’s Knowledge, threatened, (iii) all premiums, contributions or other material payments required to have been made by Applicable Law or under the terms of any such FSC Employee Benefit Plan or any contract relating thereto have been made, (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority have been duly filed and (v) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code, in the case of each of clauses (i) through (v), except as would not reasonably be expected to result in material liability to FSC or its Affiliates.

(d) With respect to each FSC Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter, no such determination letter, opinion letter or advisory letter has been revoked nor, to FSC’s Knowledge, has revocation been threatened, and no circumstance exists that would reasonably be expected to result in the loss of such qualification.
(e) Neither FSC nor any FSC Employee Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA or similar law.
(f) No FSC Employee Benefit Plan is, and neither FSC nor any Affiliate maintains or contributes to, or has within the past six (6) years, maintained or contributed to, or has any material liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No FSC Employee Benefit Plan is or was within the past six (6) years, a multiemployer plan, as defined in Section 3(37) of ERISA, and neither FSC nor any Affiliate, within the past six (6) years, has contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan.
(g) Except as provided in FSC Disclosure Schedule Section 3.24(g), neither the execution and delivery of this Agreement or the Bank Merger Agreement nor the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (whether alone or in conjunction with any other event) (i) increase the amount of any compensation, equity award or other benefits otherwise payable by FSC or any of its Subsidiaries under any FSC Employee Benefit Plan or (ii) result in the acceleration of the time of payment or vesting of any compensation, equity award or other benefit under any FSC Employee Benefit Plan.
(h) No participants in any FSC Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.
3.25 Labor Relations; Employment Matters.
(a) There is no material labor strike, dispute, slowdown, stoppage or lockout actually pending or, to FSC’s Knowledge, threatened against FSC or any of its Subsidiaries. Neither FSC nor any of its Subsidiaries is a party to any collective bargaining agreements or similar labor agreements and, to FSC’s Knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of FSC or any of its Subsidiaries. FSC and each of its Subsidiaries is, and has at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices defined in the National Labor Relations Act or other Applicable Law. Neither FSC nor any of its Subsidiaries has received any written notice that any Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to FSC and its Subsidiaries and, to FSC’s Knowledge, no such investigation is in progress.
(b) Since the Balance Sheet Date, FSC has not effectuated a “mass layoff” or “plant closing” as defined in the WARN Act affecting any site of employment or facility of FSC or its Subsidiaries.
(c) FSC and each of its Subsidiaries have made all required payments due to employees and to its respective unemployment compensation reserve accounts with the appropriate Governmental Authorities of the jurisdictions where either FSC or the respective Subsidiary is required to maintain such accounts.
3.26 Related-Party Transactions.   There are no outstanding amounts payable to or receivable from, or advances by FSC or any of its Subsidiaries to, and neither FSC nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder of FSC or any of its Subsidiaries or to any of their respective Affiliates, other than part of the normal and customary terms of such person’s employment or service as a director with FSC or any of its Subsidiaries and other than deposits held by Fidelity or loans made by Fidelity, in each case, in the ordinary course of business. All agreements between FSC or any of FSC’s Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation O and Regulation W of the Federal Reserve Board.
3.27 Insurance.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSC, FSC and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of FSC and Fidelity reasonably have determined to be prudent in accordance with industry practices, all insurance policies maintained by FSC or any Subsidiary are in full force and effect, neither FSC nor any Subsidiary has received notice of cancellation of any such insurance policies or is otherwise aware that any insurer under any such insurance policies has expressed an intent to cancel any such insurance policies, and neither FSC nor any of its Subsidiaries is in material default thereunder, and all claims thereunder have been filed in due and timely fashion.
3.28 No Investment Advisor.   Neither FSC nor any of its Subsidiaries serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended, and neither FSC nor any of its Subsidiaries is a broker-dealer under Section 15(b) of the Exchange Act.
3.29 Information Security.   Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on FSC, to FSC’s Knowledge, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of FSC and its Subsidiaries.
3.30 Brokers; Fairness Opinion.   Neither FSC nor any of its officers, directors or Subsidiaries (including Fidelity) has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that FSC has engaged, and will pay a fee or commission to Sandler O’Neill & Partners, L.P. and FIG Partners, LLC (each a “FSC Financial Advisor”), in accordance with the terms of a letter agreement between such FSC Financial Advisor and FSC, a true, complete and correct copy of which has been previously delivered by FSC to ABCB. FSC has received the opinion of each FSC Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to ABCB) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of FSC Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
3.31 Information Supplied.   None of the information supplied or to be supplied by FSC specifically for inclusion or incorporation by reference in (i) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the FSC Shareholders or the ABCB Shareholders, or at the time of the FSC Shareholders’ Meeting or the time of the ABCB Shareholders’ Meeting, (ii) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (iii) the documents and financial statements of FSC incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by FSC with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of ABCB or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement.
3.32 No Other Representations or Warranties.   Except for the representations and warranties made by FSC in this ARTICLE III, neither FSC nor any other Person makes any express or implied representation or warranty with respect to FSC, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FSC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither FSC nor any other Person makes or has made any representation or warranty to ABCB or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to FSC, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by FSC in this ARTICLE III, any oral or written information presented to ABCB or any of its Affiliates or Representatives in the course of their due diligence investigation of FSC or the negotiation of this Agreement or in the course of the transactions contemplated hereby. FSC acknowledges and agrees that neither ABCB nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ABCB
4.1 Making of Representations and Warranties.
(a) On or prior to the date hereof, ABCB has delivered to FSC a schedule (the “ABCB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE IV or to one or more of its covenants contained in Section 5.2; provided, however, that disclosure of any item in any section or subsection of the ABCB Disclosure Schedule shall be deemed disclosed only with respect to the corresponding section or subsection or any other section or subsection of this Agreement to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent on its face.
(b) Except as disclosed in the ABCB Disclosure Schedule or in any ABCB SEC Filings filed by ABCB after January 1, 2017 and prior to the date hereof  (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), ABCB hereby represents and warrants to FSC as follows.
4.2 Organization.
(a) ABCB is a Georgia corporation (i) duly organized, validly existing and in good standing under the Laws of the State of Georgia, (ii) which is a bank holding company duly registered under the BHCA, (iii) with all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and (iv) duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in the case of  (iii) or (iv) where the lack of such corporate power, authority, authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on ABCB. True, complete and correct copies of the Charter Documents of ABCB, as in effect as of the date of this Agreement, have previously been made available to FSC.
(b) Ameris (i) is duly organized, validly existing and in good standing under the Laws of the State of Georgia, (ii) with all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and (iii) duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in the case of  (ii) or (iii) where the lack of such authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on ABCB.
4.3 Authority; Binding Nature.
(a) Each of ABCB and, to the extent applicable, its Subsidiaries has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, to perform its obligations hereunder and thereunder and, subject to the receipt of the ABCB Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by ABCB of this Agreement and by Ameris of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the board of directors of ABCB and Ameris. Subject to the approval of the ABCB Common Stock Issuance by the affirmative vote of the ABCB Shareholders holding a majority of the total votes cast thereon (the “ABCB Shareholder Approval”) and the approval of the Bank Merger Agreement by ABCB as the sole shareholder of Ameris, no other corporate proceedings on the part of ABCB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or by the Bank Merger Agreement. This Agreement has been, and the Bank Merger Agreement will be, duly executed and delivered by ABCB and Ameris, as applicable, and constitutes or, in the case of the Bank Merger Agreement, will constitute (in each case assuming due authorization, execution and delivery by FSC and Fidelity, as applicable) the legal, valid and binding obligations of ABCB and Ameris enforceable against ABCB and Ameris, as applicable, in accordance with its terms, except as such enforceability may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b) ABCB and Ameris have taken all reasonable actions by them in order to exempt this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby from the requirements of any Takeover Statutes to the extent such Takeover Statutes are applicable to the transactions contemplated by this Agreement. ABCB and Ameris have taken all action required to be taken by them in order to make this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby comply with, and the transactions contemplated hereby and thereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
4.4 No Conflicts.   The execution, delivery and performance of this Agreement by ABCB and of the Bank Merger Agreement by Ameris, and the consummation of the transactions contemplated hereby and thereby by ABCB and its Subsidiaries, including the Merger and the Bank Merger, do not and will not (i) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of ABCB or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.5 hereof are duly obtained, (A) conflict with or violate in any material respect any Applicable Law as to ABCB or any of its Subsidiaries, (B) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any ABCB Contract or (C) result in the creation or imposition of any Lien other than Permitted Liens on any of the assets of ABCB or its Subsidiaries except, in the case of  (B) and (C), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB.
4.5 Consents and Approvals.   Other than the Regulatory Approvals and the ABCB Shareholder Approval, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of ABCB or any of its Subsidiaries are required in connection with the execution, delivery and performance of this Agreement by ABCB or by Ameris of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby.
4.6 Regulatory Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, ABCB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2016 with, as applicable, (i) the Federal Reserve Board, (ii) the FDIC, (iii) the GDBF and (iv) any other applicable bank regulatory agencies (collectively, the “ABCB Regulatory Agencies” and, together with the FSC Regulatory Agencies, the “Regulatory Agencies”), and any other applicable Governmental Authority, and have paid all applicable fees, premiums and assessments due and payable thereto, and each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied with Applicable Law. Neither ABCB nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2015 has been ordered to pay any civil money penalty by, or has adopted any board resolutions at the request of, any ABCB Regulatory Agency or other Governmental Authority of any kind that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “ABCB Regulatory Agreement”), nor has ABCB or any of its Subsidiaries been advised since January 1, 2015 by any ABCB Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such ABCB Regulatory Agreement. Except for normal examinations conducted by an ABCB Regulatory Agency in the ordinary course of business of ABCB and its Subsidiaries, to ABCB’s Knowledge, there is no unresolved written violation, criticism, comment or exception by any ABCB Regulatory Agency or other Governmental Authority relating to ABCB or any of its Subsidiaries, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB. As of the date hereof, ABCB is not aware of any reason attributable to ABCB or Ameris why all required Regulatory Approvals would not be received on a timely basis without undue delay.
4.7 Capitalization.
(a) The authorized capital stock of ABCB consists only of  (i) 100,000,000 shares of ABCB Common Stock, of which 47,502,824 shares were issued and outstanding as of December 14, 2018 (the “ABCB Capitalization Date”), and 1,514,984 of which were held in treasury as of the ABCB Capitalization Date, and (ii) 5,000,000 shares of preferred stock, none of which were issued and outstanding as of the ABCB Capitalization Date. Such shares constitute all of the issued and outstanding shares of ABCB Common Stock as of the ABCB Capitalization Date. All of the issued and outstanding shares of ABCB Common Stock and shares of ABCB’s preferred stock have been duly authorized, validly issued and are fully paid and nonassessable. None of such shares have been issued or disposed of in violation of any preemptive rights of any Person. The ABCB Common Stock to be issued in exchange for FSC Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. As of the date hereof, there are, and as of the Effective Time there will be, sufficient authorized and unissued shares of ABCB Common Stock to enable ABCB to issue the Merger Consideration as contemplated in this Agreement.
(b) All of the issued and outstanding shares of capital stock of Ameris are, on the date of this Agreement, and on the Closing Date will be, held by ABCB.
(c) Except as disclosed in the ABCB SEC Filings, as of the date hereof, there are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating ABCB or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of ABCB or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of ABCB or its Subsidiaries, (ii) contractual obligations of ABCB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of ABCB or any of its Subsidiaries or (iii) proxies, voting agreements, voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements to which ABCB or any of its Subsidiaries is a party regarding the voting or disposition of the shares of ABCB Common Stock or capital stock of its Subsidiaries. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by ABCB or any of its Subsidiaries and are outstanding as of the date hereof.
4.8 Deposits.   The deposit accounts of Ameris are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to ABCB’s Knowledge, threatened.
4.9 ABCB SEC Filings.   ABCB has filed (or furnished) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished) with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2016 (collectively, the “ABCB SEC Filings”). Each ABCB SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
4.10 Financial Statements.
(a) The financial statements of ABCB and its Subsidiaries included (or incorporated by reference) in the ABCB SEC Filings, including the related notes, where applicable (the “ABCB Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of ABCB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of ABCB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of ABCB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe Horwath LLP has not resigned (or informed ABCB that it intends to resign) or been dismissed as independent public accountants of ABCB as a result of or in connection with any disagreements with ABCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ABCB, neither ABCB nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of ABCB, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of ABCB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended the Interim Balance Sheet Date (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the end of such fiscal quarter or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of ABCB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ABCB or its Subsidiaries or accountants (including all means of access thereto and therefrom) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on ABCB. ABCB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to ABCB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of ABCB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to ABCB’s outside auditors and the audit committee of ABCB’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ABCB’s ability to record, process, summarize and report financial information and (B) to ABCB’s Knowledge, any fraud, whether or not material, that involves management or other employees who have a significant role in ABCB’s internal controls over financial reporting. To ABCB’s Knowledge, there is no reason to believe that ABCB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

4.11 Ordinary Course; Lack of Material Adverse Change.   Since the Balance Sheet Date through the date of this Agreement, except as reflected in the ABCB SEC Filings or as specifically provided by this Agreement, (a) ABCB and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Material Adverse Change in ABCB or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on ABCB.
4.12 Reorganization.   Neither ABCB nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.13 Taxes.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB:
(a) (i) All Tax Returns that were or are required to be filed on or before the Closing Date by ABCB or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete and were or will be prepared in compliance with all Applicable Laws; (ii) all Taxes due and owing by ABCB or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by ABCB to FSC in writing and adequately reserved for in the ABCB Financial Statements. Neither ABCB nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b) No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to ABCB or any of its Subsidiaries. Neither ABCB nor its Subsidiaries has received from any Taxing Authority (including jurisdictions where ABCB or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against ABCB or any of its Subsidiaries. ABCB has provided FSC with correct and complete copies of all federal and state income Tax Returns filed by ABCB and each of its Subsidiaries for taxable periods ended on or after December 31, 2015 and all examination reports and statements of deficiency related to federal and state income Tax assessed against or agreed to by ABCB or any of its Subsidiaries with respect to those taxable periods.
(c) There are no Liens on ABCB’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens or Liens the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the ABCB Financial Statements.
(d) Neither ABCB nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.
(e) ABCB and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(f) Neither ABCB nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement (other than such an agreement or arrangement exclusively between or among ABCB and its Subsidiaries). Neither ABCB nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was ABCB or any of its Subsidiaries) or (ii) has any liability for Taxes of any Person (other than ABCB or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a transferee, successor, by contract or otherwise.

(g) No claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where ABCB or any Subsidiary does not file Tax Returns that ABCB (or such Subsidiary) is or may be subject to taxation by that jurisdiction.
(h) Neither ABCB nor any Subsidiary has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(i) Neither ABCB nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(j) Neither ABCB nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2).
4.14 Real Property.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, as of the date of this Agreement, ABCB or one of its Subsidiaries (a) has good and marketable title to all the real property reflected in the latest balance sheet included in the ABCB SEC Filings as being owned by ABCB or one of its Subsidiaries or acquired after the date thereof  (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest financial statements included in the ABCB SEC Filings or acquired after the date thereof  (except for leases that have expired by their terms since the date thereof), free and clear of all Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the ABCB’s Knowledge, the lessor.
4.15 Litigation; Orders.
(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on ABCB, there is no Proceeding pending or, to ABCB’s Knowledge, threatened either (i) against ABCB or any of its Subsidiaries or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or the Bank Merger Agreement.
(b) There is no Order outstanding against ABCB or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB.
4.16 Compliance.
(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, ABCB and each of its Subsidiaries is, and has been since January 1, 2015, in compliance with all Applicable Laws and Orders, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, ABCB and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Governmental Authorities necessary to permit it to own or lease its properties and to carry on its business as presently conducted, and all such Permits are in full force and effect. To ABCB’s Knowledge, no suspension or cancellation of any material Permit is threatened.

4.17 Loans.
(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by ABCB and its Subsidiaries (collectively, “ABCB Loans”) (i) complies with Applicable Laws, (ii) has been made, entered into or acquired by ABCB or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, ABCB or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is owned by ABCB or Ameris free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Atlanta), (v) is in full force and effect and (vi) to ABCB’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided, however, that the enforcement of each of the immediately preceding clauses (iii) and (v) may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). True, correct and complete copies of the currently effective lending policies of ABCB and each of its Subsidiaries have been made available to FSC.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, (i) each outstanding ABCB Loan (including ABCB Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, ABCB’s underwriting and servicing standards (and, in the case of ABCB Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with Applicable Laws and applicable requirements of any government-sponsored enterprise program; and (ii) ABCB and its Subsidiaries have properly fulfilled their contractual responsibilities and duties with respect to any ABCB Loan in which they act as the lead lender or servicer.
(c) None of the agreements pursuant to which ABCB or any of its Subsidiaries has sold ABCB Loans or pools of ABCB Loans or participations in ABCB Loans or pools of ABCB Loans contains any obligation to repurchase such ABCB Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of ABCB or its Subsidiaries, as applicable.
(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, as to each ABCB Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to ABCB’s Knowledge, will remain in full force and effect following the Closing Date, in each case, without any further action by ABCB or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.
(e) There are no outstanding ABCB Loans made by ABCB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of ABCB or its Subsidiaries, other than ABCB Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
4.18 Investment Securities and Commodities.
(a) Each of ABCB and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the ABCB SEC Filings or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of ABCB or its Subsidiaries. Such securities and commodities are valued on the books of ABCB in accordance with GAAP in all material respects.

(b) ABCB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that ABCB believes are prudent and reasonable in the context of such businesses.
4.19 Derivative Transactions.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, all Derivative Transactions entered into by ABCB or any of its Subsidiaries or for the account of any of its customers were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any ABCB Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of ABCB or one of its Subsidiaries enforceable in accordance with their terms except as such enforceability may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and are in full force and effect. ABCB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to ABCB’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.20 Regulatory Capital; CRA Compliance.   Each of ABCB and Ameris is, and will be upon the consummation of the transactions contemplated by this Agreement, Well-Capitalized, and Ameris’s most recent examination rating under the CRA was “satisfactory” or better. To ABCB’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Ameris’s CRA rating to decrease below the “satisfactory” level.
4.21 Intellectual Property.   ABCB or its Subsidiaries owns or has a valid license to use all ABCB Intellectual Property necessary for the conduct of its businesses as currently conducted, free and clear of all Liens (other than Permitted Liens), royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, (i) the ABCB Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, (ii) neither ABCB nor any of its Subsidiaries has received notice challenging the validity or enforceability of any material ABCB Intellectual Property and (iii) none of ABCB or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by ABCB of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which ABCB or any of its Subsidiaries is a party and pursuant to which ABCB or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or Software, and neither ABCB nor any of its Subsidiaries has received notice challenging ABCB’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party Intellectual Property rights.
4.22 Environmental Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, (i) no notice, notification, demand, request for information, citation, summons or order has been received by ABCB or any of its Subsidiaries, no complaint has been filed against ABCB or any of its Subsidiaries, no penalty has been assessed against ABCB or any of its Subsidiaries, and no investigation, action, claim or suit is pending or, to ABCB’s Knowledge, threatened in writing against ABCB or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law or the presence or release into the environment of any Hazardous Substance, (ii) ABCB and each of its Subsidiaries is in compliance with all Environmental Laws and all Permits relating to Environmental Law matters, (iii) neither ABCB nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location and (iv) neither ABCB nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law.
4.23 Certain Contracts.
(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which ABCB or any of its Subsidiaries is a party or by which ABCB or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by ABCB, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto, including any such contract, arrangement or understanding which contains a provision that limits (or purports to limit) in any material respect the ability of ABCB to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements) (each, an “ABCB Contract”), and neither ABCB nor any of its Subsidiaries has actual knowledge of, or has received written notice of, any violation of any ABCB Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB.
(b) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ABCB, (i) each ABCB Contract is valid and binding on ABCB or one of its Subsidiaries, as applicable, and in full force and effect, (ii) ABCB and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each ABCB Contract, (iii) to ABCB’s Knowledge each third-party counterparty to each ABCB Contract has in all material respects performed all obligations required to be performed by it to date under such ABCB Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of ABCB or any of its Subsidiaries under any such ABCB Contract.
4.24 Employee Benefit Matters.
(a) With respect to each ABCB Employee Benefit Plan, (i) such ABCB Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, (ii) no Proceedings (other than routine claims for benefits) are pending, or to ABCB’s Knowledge, threatened, (iii) all premiums, contributions or other material payments required to have been made by Applicable Law or under the terms of any such ABCB Employee Benefit Plan or any contract relating thereto have been made, (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority have been duly filed and (v) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code, in the case of each of clauses (i) through (v), except as would not reasonably be expected to result in material liability to ABCB or its Affiliates.
(b) With respect to each ABCB Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter, no such determination letter, opinion letter or advisory letter has been revoked nor, to ABCB’s Knowledge, has revocation been threatened, and no circumstance exists that would reasonably be expected to result in the loss of such qualification.
(c) Neither ABCB nor any ABCB Employee Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA or similar law.
(d) No ABCB Employee Benefit Plan is, and neither ABCB nor any Affiliate maintains or contributes to, or has within the past six (6) years, maintained or contributed to, or has any material liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No ABCB Employee Benefit Plan is or was within the past six (6) years, a multiemployer plan, as defined in Section 3(37) of ERISA, and neither ABCB nor any Affiliate, within the past six (6) years, has contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan.
(e) Neither the execution and delivery of this Agreement or the Bank Merger Agreement nor the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (whether alone or in conjunction with any other event) (i) increase the amount of any compensation, equity award or other benefits otherwise payable by ABCB or any of its Subsidiaries under any ABCB Employee Benefit Plan or (ii) result in the acceleration of the time of payment or vesting of any compensation, equity award or other benefit under any ABCB Employee Benefit Plan.

(f) No participants in any ABCB Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.
4.25 Labor Relations; Employment Matters.
(a) There is no material labor strike, dispute, slowdown, stoppage or lockout actually pending or, to ABCB’s Knowledge, threatened against ABCB or any of its Subsidiaries. Neither ABCB nor any of its Subsidiaries is a party to any collective bargaining agreements or similar labor agreements and, to ABCB’s Knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of ABCB or any of its Subsidiaries. ABCB and each of its Subsidiaries is, and has at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices defined in the National Labor Relations Act or other Applicable Law. Neither ABCB nor any of its Subsidiaries has received any written notice that any Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to ABCB and its Subsidiaries and, to ABCB’s Knowledge, no such investigation is in progress.
(b) Since the Balance Sheet Date, ABCB has not effectuated a “mass layoff” or “plant closing” as defined in the WARN Act affecting any site of employment or facility of ABCB or its Subsidiaries.
(c) ABCB and each of its Subsidiaries have made all required payments due to employees and to its respective unemployment compensation reserve accounts with the appropriate Governmental Authorities of the jurisdictions where either ABCB or the respective Subsidiary is required to maintain such accounts, except as would not reasonably be expected to result in material liability to ABCB or its Affiliates.
4.26 Related-Party Transactions.   There are no outstanding amounts payable to or receivable from, or advances by ABCB or any of its Subsidiaries to, and neither ABCB nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder of ABCB or any of its Subsidiaries or to any of their respective Affiliates, other than part of the normal and customary terms of such person’s employment or service as a director with ABCB or any of its Subsidiaries and other than deposits held by Ameris or loans made by Ameris, in each case, in the ordinary course of business. All agreements between ABCB or any of ABCB’s Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation O and Regulation W of the Federal Reserve Board.
4.27 Insurance.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ABCB, ABCB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of ABCB and Ameris reasonably have determined to be prudent in accordance with industry practices, all insurance policies maintained by ABCB or any Subsidiary are in full force and effect, neither ABCB nor any Subsidiary has received notice of cancellation of any such insurance policies or is otherwise aware that any insurer under any such insurance policies has expressed an intent to cancel any such insurance policies, and neither ABCB nor any of its Subsidiaries is in material default thereunder, and all claims thereunder have been filed in due and timely fashion.
4.28 Information Security.   Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on ABCB, to ABCB’s Knowledge, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of ABCB and its Subsidiaries.
4.29 Brokers; Fairness Opinion.   Except for Stephens Inc. (“ABCB Financial Advisor”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or by the Bank Merger Agreement based upon arrangements made by or on behalf of ABCB or its Subsidiaries. ABCB has received the opinion of ABCB Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to

FSC) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to ABCB, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
4.30 Information Supplied.   None of the information supplied or to be supplied by ABCB specifically for inclusion or incorporation by reference in (i) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the FSC Shareholders or the ABCB Shareholders, or at the time of the FSC Shareholders’ Meeting or the time of the ABCB Shareholders’ Meeting, (ii) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (iii) the documents and financial statements of ABCB incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by ABCB with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of FSC or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement. The Proxy Statement/Prospectus and Registration Statement will, when filed by ABCB in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.
4.31 No Other Representations or Warranties.   Except for the representations and warranties made by ABCB in this ARTICLE IV, neither ABCB nor any other Person makes any express or implied representation or warranty with respect to ABCB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and ABCB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither ABCB nor any other Person makes or has made any representation or warranty to FSC or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to ABCB, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by ABCB in this ARTICLE IV, any oral or written information presented to FSC or any of its Affiliates or Representatives in the course of their due diligence investigation of ABCB or the negotiation of this Agreement or in the course of the transactions contemplated hereby. ABCB acknowledges and agrees that neither FSC nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.
ARTICLE V
covenants
5.1 Conduct of Business of FSC.   During the period from the date of this Agreement to the Closing Date or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, (b) as required by any Governmental Authority or Applicable Law, (c) with the written consent of ABCB (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as set forth on FSC Disclosure Schedule Section 5.1, FSC shall, and shall cause its Subsidiaries to (x) conduct its business and operations in the ordinary and usual course of business in accordance with Applicable Law, and in a manner consistent with prior practice, in each case in all material respects, and (y) use commercially reasonable efforts to maintain and preserve intact its business organization and keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients, lessors and others with whom business relationships exist. Without limiting the foregoing, FSC covenants and agrees that between the date of this Agreement and the Closing Date or earlier termination of this Agreement, without the prior written consent of ABCB (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, as required by any Governmental Authority or Applicable Law or as set forth on FSC Disclosure Schedule Section 5.1, it shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(i) amend its Charter Documents;
(ii) adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests (other than to a wholly owned Subsidiary of FSC), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities (other than (A) regular quarterly cash dividends by FSC at a rate not in excess of  $0.12 per share of FSC Common Stock, (B) dividends paid by any of the Subsidiaries of FSC to FSC or any of its wholly owned Subsidiaries, respectively, (C) regular distributions on FSC’s outstanding Trust Preferred Securities, (D) the withholding, repurchase or acceptance of shares of FSC Common Stock as payment for the exercise price of FSC Stock Options or for withholding Taxes incurred in connection with the exercise of FSC Stock Options or vesting of FSC Restricted Stock Awards in accordance with past practice and the terms of the applicable award agreements or pursuant to the terms of a FSC 401(k) Plan), or (E) the issuance, acquisition or delivery of shares of FSC Common Stock in connection with FSC’s dividend reinvestment plan or employee stock purchase plan;
(iii) except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and disclosed to ABCB, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than a wholly owned Subsidiary of FSC;
(iv) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any Person (except for sales of properties or assets in the ordinary course of business consistent with past practice) or merge or consolidate with any Person;
(v) other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than indebtedness of FSC or any of its wholly owned Subsidiaries to FSC or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, in each case, in excess of  $10,000,000;
(vi) make any material change to its accounting methods, principles or practices, except as required by GAAP or Applicable Law;
(vii) except as contemplated by any FSC Employee Benefit Plan, (A) increase the compensation, severance, benefits, change of control payments or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former employees or directors, other than, in each case, increases in compensation or benefits for employees made in the ordinary course of business consistent with past practice, payment of earned but unpaid bonuses or other incentive awards with respect to any performance period ending before the Effective Time, and payment of prorated bonuses with respect to that portion of the then-current fiscal year of FSC ending at the Effective Time (the amount of which prorated bonuses would be, on an annualized basis, consistent with past practice), (B) establish, adopt, enter into, amend or terminate any collective bargaining agreement or FSC Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to FSC, in the aggregate, of maintaining such FSC Employee Benefit Plan, or any amendments required by Applicable Law, (C) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any employee or director or (D) hire any employee having expected total annual compensation in excess of  $300,000, other than to fill vacant positions;
(viii) (A) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of FSC’s capital stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock or (B) issue or commit to issue any additional shares of capital stock of FSC, other than the issuance of shares of FSC Common Stock upon the exercise of any FSC Stock Options in accordance with the terms of the applicable award agreement or pursuant to the terms of a FSC 401(k) Plan; (C) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of FSC’s Subsidiaries; or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(ix) make or change any material Tax election, settle or compromise any material Tax liability, fail to file any material Tax Return when due (taking extensions into account), enter into any material closing agreement, file any material amended Tax Return or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
(x) fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;
(xi) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices except as required by Applicable Law;
(xii) file any application to establish, or to relocate or terminate the operations of, any banking office;
(xiii) make, or commit to make, any capital expenditures in excess of  $500,000 individually or $2,500,000 in the aggregate unless required by Law or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);
(xiv) except for transactions in the ordinary course of business, terminate, amend or waive any material provision of, any FSC Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or enter into any contract that would constitute an FSC Contract if it were in effect on the date of this Agreement;
(xv) settle any claims, actions or proceedings (other than claims, actions or proceedings in the ordinary course of business consistent with past practice and involving solely money damages) in excess of  $1,000,000 in the aggregate;
(xvi) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(xvii) change in any material respect its credit policies and collateral eligibility requirements and standards, in each case except as may be required by such policies and standards or by any Applicable Laws, guidelines or policies imposed by any Governmental Authority;
(xviii) make or acquire any FSC Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any FSC Loan, or amend or modify in any material respect any FSC Loan (including in any manner that would result in any additional extension of credit or principal forgiveness or effect any uncompensated release of collateral), outside the ordinary course of business consistent with past practice or in excess of the limitations contained in FSC’s loan policy; provided that ABCB shall be required to respond to any request for consent to take such action with respect to an FSC Loan or extension of credit within three (3) business days after the loan package is delivered to ABCB and any non-response shall be deemed to constitute consent pursuant to this clause (xviii);
(xix) adopt a plan of complete or partial liquidation or dissolution;
(xx) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(xxi) agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.1;
(xxii) take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in ARTICLE VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby or by the Bank Merger Agreement; or

(xxiii) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of FSC or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby.
5.2 Conduct of Business of ABCB.   During the period from the date of this Agreement to the Closing Date or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, (b) as required by any Governmental Authority or Applicable Law, (c) with the written consent of FSC (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as set forth on ABCB Disclosure Schedule Section 5.2, ABCB shall, and shall cause its Subsidiaries to (x) conduct its business and operations in the ordinary and usual course of business in accordance with Applicable Law, and in a manner consistent with prior practice, in each case in all material respects, and (y) use commercially reasonable efforts to maintain and preserve intact its business organization and keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients, lessors and others with whom business relationships exist. Without limiting the foregoing, ABCB covenants and agrees that during the period from the date of this Agreement to the Closing Date or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, (b) as required by any Governmental Authority or Applicable Law or (c) with the written consent of FSC (which consent shall not be unreasonably withheld, conditioned or delayed), ABCB shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(i) amend its Charter Documents;
(ii) adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of ABCB Common Stock (except regular quarterly cash dividends by ABCB at a rate not in excess of  $0.10 per share of ABCB Common Stock);
(iii) except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and disclosed to FSC, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than a wholly owned Subsidiary of ABCB, in excess of  $50,000,000 in the aggregate;
(iv) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any Person (except for sales of properties or assets in the ordinary course of business consistent with past practice) or merge or consolidate with any Person;
(v) other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than indebtedness of ABCB or any of its wholly owned Subsidiaries to ABCB or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, in each case in excess of  $10,000,000;
(vi) (A) issue or commit to issue any additional shares of capital stock of ABCB, other than in any transaction permitted under clause (iii) of this Section 5.2 (with such shares to have no greater aggregate value at the time of issuance than as set forth therein), the granting of ABCB Equity Awards in the ordinary course of business consistent with past practice, the issuance of shares of ABCB Common Stock upon the exercise or vesting of ABCB Equity Awards in accordance with the terms of the applicable award agreement or pursuant to an ABCB 401(k) Plan or the issuance, acquisition or delivery of shares of ABCB Common Stock in connection with ABCB’s dividend reinvestment plan or employee stock purchase plan; (B) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of ABCB’s Subsidiaries or (C) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of ABCB’s capital stock or other equity-based compensation except in the ordinary course of business consistent with past practice;

(vii) adopt a plan of complete or partial liquidation or dissolution;
(viii) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(ix) agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.2;
(x) take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in ARTICLE VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby or by the Bank Merger Agreement, except as required by Applicable Law; or
(xi) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of ABCB or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby.
5.3 Approvals and Filings.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of FSC and ABCB agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party and its respective Subsidiaries pursuant to this Agreement and the Bank Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Bank Merger Agreement, including: (i) obtaining all Regulatory Approvals and all other necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority; provided, however, that nothing contained herein shall be deemed to require ABCB, or require or permit FSC, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be expected to have a material adverse effect (measured on a scale relative to FSC and its Subsidiaries taken as a whole) on the Surviving Corporation and its Subsidiaries, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement or the Bank Merger Agreement.
(b) Without limiting the generality of the foregoing, ABCB and FSC shall make any required filings of applications, filings and notices with the Federal Reserve Board, the FDIC and the GDBF in connection with the Merger or the Bank Merger within forty-five (45) days after the date of this Agreement and shall each use, and shall cause their applicable Subsidiaries to use, reasonable best efforts to prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals as promptly as practicable after the date of this Agreement. ABCB and FSC shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of  (i) any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality, and (ii) copies of correspondence from all Regulatory Agencies.

(c) Subject to Applicable Law (including Applicable Law relating to the exchange of information), the parties shall advise each other promptly after receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement or by the Bank Merger Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.
5.4 Access; Current Information.
(a) In order to facilitate the consummation of the transactions contemplated hereby and by the Bank Merger Agreement, the verification of representations and warranties and the integration of the business and operations of FSC and its Subsidiaries, subject to Section 5.4(d) and Applicable Laws (including those relating to confidentiality and the exchange of information), each of FSC and ABCB (in such capacity, the “Providing Party”) shall permit the other party (in such capacity, the “Requesting Party”) and its Subsidiaries and their respective officers, employees, counsel, accountants and other authorized Representatives, reasonable access, throughout the period before the Closing Date, upon reasonable notice and at the Requesting Party’s sole expense:
(i) during customary business hours, to all books, papers and records relating to the assets, properties, operations, obligations and liabilities of the Providing Party and its Subsidiaries; provided, however, that the Providing Party shall not be required to take any action that would provide access to or to disclose information (x) where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or where such access or disclosure would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement or (y) relating to the Providing Party’s or its directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement; provided, further, that in any such event in which the restrictions of clause (x) of this sentence apply, the parties shall attempt to make appropriate substitute disclosure arrangements; and
(ii) during and, as reasonably required, outside of customary business hours, to telecommunications, data processing and related electronic information systems, facilities and personnel of the Providing Party and its Subsidiaries for the purpose of performing activities related to the Data Conversion.
(b) During the period from the date of this Agreement to the Effective Time, each of FSC and ABCB will cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and to report the general status of the ongoing operations of FSC and its Subsidiaries and ABCB and its Subsidiaries, respectively.
(c) Prior to the execution of this Agreement and prior to the consummation of the Merger, each of FSC and ABCB and their respective Subsidiaries, Affiliates and Representatives have provided, and will continue to provide, one another with information, to the extent permitted by Applicable Law, which may be deemed by the party providing such information to be non-public, proprietary or confidential, including trade secrets of the disclosing party.
(d) Each of FSC and ABCB agrees that it will, and will use commercially reasonable efforts to cause its Representatives to, hold any information obtained pursuant to this Agreement in accordance with the terms of the Nondisclosure Agreement, which shall survive the execution of this Agreement and, if this Agreement shall be terminated for any reason prior to the Closing Date, such termination of this Agreement.
5.5 Notification of Certain Changes.   FSC, on the one hand, and ABCB, on the other, shall promptly notify the other in writing (i) if such party believes that it has materially breached any representation, warranty, covenant or agreement contained in this Agreement or (ii) if such party believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.5 or a failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied.
5.6 Public Announcements.   FSC and ABCB shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby or by the Bank Merger Agreement and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing as may be required by Applicable Law or Order or any listing agreement with a national stock exchange or automated quotation system.
5.7 Employee Benefit Matters.
(a) From the Effective Time until the first anniversary thereof, ABCB shall, or shall cause its applicable Subsidiary to, provide to each employee of FSC or its Subsidiaries who, as decided by ABCB in its sole discretion, shall continue employment with the Surviving Corporation or any of its Subsidiaries following the Closing Date (a “Continuing Employee”) (i) base hourly wages or salaries, as applicable, that are no less favorable than was provided to each such Continuing Employee immediately prior to the Closing Date and (ii) employee benefit plans, programs, policies and arrangements that are no less favorable, in the aggregate, to the FSC Employee Benefit Plans provided to each such Continuing Employee immediately prior to the Closing Date.
(b) Employees of FSC or its Subsidiaries (other than those listed in FSC Disclosure Schedule Section 5.7(b) who are parties to an employment, change-of-control or other type of agreement which provides for severance) who remain employed by FSC or any of its Subsidiaries as of the Effective Time and whose employment is terminated by ABCB or its Subsidiaries following the Closing Date (each, a “Discontinued Employee”) shall be provided by ABCB or its Subsidiaries with severance benefits under the existing severance policies of ABCB and its Subsidiaries; provided, however, that any such Discontinued Employee shall be credited with his or her years of service with FSC or its Subsidiaries (prior to the Effective Time) and ABCB or its Subsidiaries (following the Effective Time) for all purposes under such severance policies; and provided, further, that such benefit payments shall be conditioned on execution of a customary release of claims in a form satisfactory to ABCB.
(c) With respect to any ABCB Employee Benefit Plan in which any Continuing Employee becomes eligible to participate on or after the Closing Date, ABCB shall (i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any such ABCB Employee Benefit Plan to the extent they were inapplicable to, or were satisfied under, any FSC Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date and (ii) ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit ABCB Employee Benefit Plan or any such credit that would result in a duplication of benefits) under each ABCB Employee Benefit Plan in which such Continuing Employee becomes or may become a participant for service with the Surviving Corporation (or any predecessor to the Surviving Corporation and its Affiliates), to the same extent such service was credited under the FSC Employee Benefit Plans. As of the Closing Date, ABCB shall, and shall cause its applicable Subsidiaries to, credit Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement as of the Closing Date. With respect to each ABCB Employee Benefit Plan that is a health plan in which Continuing Employees participate after Closing, ABCB shall (A) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan to the extent such requirements or limitations were inapplicable to, or were satisfied under, any FSC Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date and (B) cause each Continuing Employee to be given credit with respect to the plan year in which the

Closing Date occurs (or, if later, the plan year in which such Continuing Employee becomes eligible to participate in such ABCB Employee Benefit Plan) (the “Transition Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar FSC Employee Benefit Plan by such Continuing Employee, with respect to the Transition Plan Year, as though such amounts had been paid in accordance with the terms and conditions of any applicable ABCB Employee Benefit Plan.
(d) ABCB and FSC acknowledge and agree that all provisions contained in this Section 5.7 are included for the sole benefit of ABCB and FSC and nothing contained herein shall (i) be construed as an amendment to any FSC Employee Benefit Plan or ABCB Employee Benefit Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other Person, including any employee or former employee of any of ABCB or FSC or their respective Subsidiaries, or any dependent or beneficiary thereof, or (iii) otherwise obligate ABCB or any of its Affiliates to maintain any particular FSC Employee Benefit Plan, ABCB Employee Benefit Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date.
(e) If requested in writing delivered by ABCB as of no later than ten (10) Business Days prior to the Closing Date, FSC shall terminate any 401(k) plan sponsored or maintained by FSC (each, an “FSC 401(k) Plan”), effective as of immediately prior to the Closing, by resolution adopted by the board of directors of FSC, in a form reasonably acceptable to ABCB (whose approval shall not be unreasonably withheld or delayed). In such event, ABCB shall permit each participant in the FSC 401(k) Plan prior to the Closing Date to immediately participate in a 401(k) plan sponsored or maintained by ABCB or one of its Subsidiaries (each, an “ABCB 401(k) Plan”) and roll over his or her account balance (including any outstanding loans and any shares of ABCB Common Stock issued in respect of shares of FSC Common Stock in accordance with Section 2.7) under the FSC 401(k) Plan into the ABCB 401(k) Plan.
5.8 No Solicitation of Transaction by FSC.
(a) From the date hereof until the Closing Date, or, if earlier, the date on which this Agreement is terminated in accordance with ARTICLE VII, except as expressly permitted by this Section 5.8, FSC shall not, and shall cause all of its Subsidiaries and its and their respective Representatives to not, directly or indirectly, (i) take any action to solicit, initiate, seek, knowingly facilitate or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than ABCB and its Subsidiaries) any nonpublic information or data with respect to FSC or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (other than the Merger) or (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement (other than a confidentiality agreement which expressly permits FSC to comply with its obligations pursuant to this Section 5.8) relating to an Acquisition Proposal (an “Acquisition Agreement”). Upon its execution of this Agreement, FSC shall, and shall cause each of its Subsidiaries and all of its and their respective Representatives to, immediately cease any discussions, negotiations or communications with any Persons with respect to any Acquisition Proposal; provided, however, that this Section 5.8 shall not prohibit FSC or any of its respective Representatives from informing any Person of the restrictions contained in this Section 5.8 (including by providing a copy hereof to such Person).
(b) Notwithstanding Section 5.8(a) or any other provision of this Agreement, FSC may, provided that it shall comply with the requirements of Section 2.12(b), take any of the actions described in Section 5.8(a) with respect to an unsolicited, bona fide written Acquisition Proposal received by FSC prior to the FSC Shareholders’ Meeting, which Acquisition Proposal did not result from a breach of this Section 5.8, if, but only if, (i) FSC’s board of directors determines in good faith (in accordance with this Agreement and after consultation with its outside legal counsel and independent financial advisor) that (A) such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) a failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to FSC and its shareholders under Applicable Law, (ii) FSC provides ABCB with prompt (and in any event within twenty-four (24) hours) notice of such determination and (iii) prior to furnishing or affording access to any information or data with respect to FSC or any of its Subsidiaries or otherwise relating to such Acquisition Proposal, FSC receives from such Person a confidentiality agreement with terms no less favorable to FSC than those contained in the Nondisclosure Agreement. FSC shall promptly provide to ABCB any non-public information regarding FSC or its Subsidiaries provided to any other Person that was not previously provided to ABCB, such additional information to be provided no later than the date of provision of such information to such other party.
(c) FSC shall promptly (and in any event within twenty-four (24) hours) notify ABCB in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, FSC or any of its Subsidiaries or any of their respective Representatives, in each case constituting or in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any such proposals, offers or information requests.
5.9 Indemnification; Directors’ and Officers’ Insurance.
(a) For a period of six (6) years from and after the Effective Time, ABCB shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of FSC or any of its Subsidiaries and each individual who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of FSC or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including reasonable attorneys’ fees) in connection with any claim, suit, action, proceeding or investigation (each a “Claim”), whenever asserted, based on or arising out the fact that the Indemnitee was an officer, director or employee of FSC or any Subsidiary (or fiduciary of any benefit plan of FSC or its Subsidiaries) for acts or omissions by the Indemnitee in such capacity or taken at the request of FSC or any Subsidiary, at or any time prior to the Effective Time (including any Claim relating to the transactions contemplated by this Agreement or the Bank Merger Agreement), to the fullest extent permitted by Law and (ii) assume all obligations of FSC and its Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in FSC’s Charter Documents and the organizational documents of FSC’s Subsidiaries. In addition, ABCB, from and after the Effective Time, shall advance any expenses (including reasonable attorneys’ fees) of any Indemnitee under this Section 5.9(a) as incurred to the fullest extent permitted by Applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 5.9(a). In the event of any such Claim, ABCB shall reasonably cooperate with the Indemnitee, and the Indemnitee shall reasonably cooperate with ABCB, in the defense of any such Claim.
(b) ABCB shall maintain in effect for six (6) years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by FSC (provided that ABCB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall ABCB be required to expend annually in the aggregate an amount in excess of three hundred percent (300%) of the annual premium payment on FSC’s current policy in effect as of the date of this Agreement (the “Premium Cap”) and, in the event the cost of such coverage shall exceed that amount, ABCB shall purchase as much coverage as possible for such amount. In lieu of the foregoing, ABCB may obtain at or prior to the Effective Time a prepaid “tail” policy providing coverage equivalent to that described in the preceding sentence for an aggregate price of no more than the Premium Cap.
(c) The provisions of this Section 5.9 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under FSC Charter Documents, by contract or otherwise. In the event ABCB or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of ABCB or the purchaser of its assets and properties shall assume the obligations set forth in this Section 5.9. Notwithstanding anything in this Agreement to the contrary, the Indemnitees to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9, and this Section 5.9 shall survive the Effective Time.
5.10 Efforts to Consummate.   Subject to the terms and conditions of this Agreement, each of FSC and ABCB agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in ARTICLE VI hereof, and shall cooperate fully with the other party hereto to that end.
5.11 Data Conversion.   From and after the date hereof, ABCB and FSC shall use their commercially reasonable efforts to facilitate the integration of FSC with the business of ABCB following consummation of the transactions contemplated hereby and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by ABCB. ABCB and FSC agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion after the Effective Time and at such later time as mutually agreed upon by the parties. ABCB and FSC agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems and personnel having expertise with their and their respective Subsidiaries’ information and data systems; provided, however, that neither party shall be required to terminate any third-party service provider arrangements prior to the Effective Time or take any other action that would prejudice or adversely affect in any material respect its rights under any such arrangements or contracts in the event the Closing does not occur. ABCB shall promptly reimburse FSC on request for reasonable out-of-pocket fees, expenses or charges that FSC may incur as a result of taking, at the request of ABCB, any action prior to the Effective Time to facilitate the Data Conversion.
5.12 No Control of Other Party’s Business.   Nothing contained in this Agreement shall give ABCB, directly or indirectly, the right to control or direct the operations of FSC or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give FSC, directly or indirectly, the right to control or direct the operations of ABCB or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of FSC and ABCB shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
5.13 Tax Matters.
(a) For U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code. After the date of this Agreement (including after the Effective Time) subject to the other terms and conditions in this Agreement, each party hereto shall take any action that is required to cause the Merger to qualify, and will not take any actions or cause any actions to be taken which would reasonably be likely to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. All parties hereto shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b) The chief financial officer of each of ABCB and FSC shall execute and deliver to Rogers & Hardin LLP and Wachtell, Lipton, Rosen & Katz certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firms, including at the time the Registration Statement is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its tax opinion pursuant to Section 6.2(d) and Section 6.3(d). Each of ABCB and FSC shall use commercially reasonable efforts to cause such opinions to be delivered and not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(b).
5.14 Nasdaq Listing.   ABCB shall cause the shares of ABCB Common Stock to be issued in the Merger as Merger Consideration to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
5.15 Litigation and Claims.
(a) ABCB shall promptly notify FSC in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against ABCB or its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in ABCB. ABCB shall promptly notify FSC in writing of any Proceeding, pending or, to ABCB’s Knowledge, threatened against ABCB or its Subsidiaries, that (i) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by ABCB or Ameris with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
(b) FSC shall promptly notify ABCB in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against FSC or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in FSC. FSC shall promptly notify ABCB in writing of any Proceeding, pending or, to FSC’s Knowledge, threatened against FSC or any of its Subsidiaries, that (i) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by FSC or its Subsidiaries with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. FSC shall give ABCB the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against FSC or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without ABCB’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
5.16 Trust Preferred Securities.   Upon the Effective Time, ABCB, or a Subsidiary of ABCB, shall assume the performance and observance of the covenants and conditions to be performed by FSC relating to the trust preferred securities of its Subsidiaries, Fidelity Southern Statutory Trust I, Fidelity Southern Statutory Trust II and Fidelity Southern Statutory Trust III (collectively, the “Trust Preferred Securities”), including the execution and delivery of any supplemental indentures, guarantees and other instruments required to make such assumptions effective.
5.17 Exemption from Liability Under Section 16(b).   FSC and ABCB agree that, in order to most effectively compensate and retain those officers and directors of FSC subject to the reporting requirements of Section 16(a) of the Exchange Act (the “FSC Insiders”), both prior to and after the Effective Time, it is desirable that the FSC Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Applicable Law in connection with the conversion of shares of FSC Common Stock, FSC Stock Options and FSC Restricted Stock Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.17. The board of directors of ABCB and of FSC, or a committee of non-employee directors thereof  (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of FSC) any dispositions of FSC Common Stock, FSC Stock Options or FSC Restricted Stock Awards by the FSC Insiders, and (in the case of ABCB) any acquisitions of ABCB Common Stock by any FSC Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by Applicable Law.

5.18 Takeover Statutes.   None of FSC, ABCB or their respective boards of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
ARTICLE VI
conditions to close
6.1 Conditions to Each Party’s Obligations.   Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:
(a) No Orders.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement.
(b) Shareholder Approvals.   Both the FSC Shareholder Approval and the ABCB Shareholder Approval shall have been obtained.
(c) Regulatory Approvals.   All Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.3(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.
(d) Registration Statement.   The Registration Statement shall have been effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act relating to the issuance of the shares of ABCB Common Stock issuable pursuant to the Merger shall have been received.
(e) Nasdaq Listing.   The shares of ABCB Common Stock to be issued in the Merger as Merger Consideration shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
(f) Bank Merger.   The parties shall stand ready to consummate the Bank Merger immediately after the Merger.
6.2 Conditions to Obligations of ABCB.   The obligations of ABCB to consummate the transactions contemplated hereby are also subject to the satisfaction, or waiver by ABCB, at or prior to the Closing Date of the following conditions:
(a) Accuracy of Representations and Warranties.   Each of the representations and warranties of FSC set forth in this Agreement (other than in Sections 3.3(a), 3.7(a) and 3.11(b)) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Change,” “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak as of a particular date, in which case they shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FSC; provided, however, that (i) the representations and warranties in Section 3.3(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date, in which case they shall be true and correct in all material respects as of that date) and (ii) the representations and warranties in Sections 3.7(a) and 3.11(b) shall be true and correct in all respects (other than, in the case of Section 3.7(a), such failures to be so true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.
(b) Compliance with Covenants and Obligations.   FSC shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.
(c) FSC Closing Deliverables.   FSC shall have delivered to ABCB a certificate, dated as of the Closing Date and signed by a duly authorized officer of FSC, certifying that each of the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
(d) Tax Opinion.   ABCB shall have received a written opinion of Rogers & Hardin LLP dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Rogers & Hardin LLP will be entitled to receive and rely upon customary certificates and representations of the chief financial officer of each of FSC and ABCB as referenced in Section 5.13(b).
(e) No Material Adverse Effect.   Since the date of this Agreement, (i) no event, change, occurrence, circumstance, condition, effect or development has occurred that has had a Material Adverse Effect on, or that has resulted in a Material Adverse Change in, FSC and (ii) no event, change, occurrence, circumstance, condition, effect or development has occurred that may reasonably be expected to have a Material Adverse Effect on FSC.
6.3 Conditions to the Obligations of FSC.   The obligation of FSC to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by FSC, at or prior to the Closing Date of the following conditions:
(a) Accuracy of Representations and Warranties.   Each of the representations and warranties of ABCB set forth in this Agreement (other than in Sections 4.3(a), 4.7(a) and 4.11(b)) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Change,” “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak as of a particular date, in which case they shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ABCB; provided, however, that (i) the representations and warranties in Section 4.3(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date, in which case they shall be true and correct in all material respects as of that date) and (ii) the representations and warranties in Sections 4.7(a) and 4.11(b) shall be true and correct in all respects (other than, in the case of Section 4.7(a), such failures to be so true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.
(b) Compliance with Covenants and Obligations.   ABCB shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.
(c) ABCB Closing Deliverables.   ABCB shall have delivered to FSC a certificate, dated as of the Closing Date and signed by a duly authorized officer of ABCB, certifying that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied, and shall have provided evidence reasonably satisfactory to FSC of the delivery of the Merger Consideration to the Exchange Agent.

(d) Tax Opinion.   FSC shall have received a written opinion of Wachtell, Lipton, Rosen & Katz dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to include such other matters as such firm and FSC shall mutually agree upon. In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of the chief financial officer of each of FSC and ABCB as referenced in Section 5.13(b).
(e) No Material Adverse Effect.   Since the date of this Agreement, (i) no event, change, occurrence, circumstance, condition, effect or development has occurred that has had a Material Adverse Effect on, or that has resulted in a Material Adverse Change in, ABCB and (ii) no event, change, occurrence, circumstance, condition, effect or development has occurred that may reasonably be expected to have a Material Adverse Effect on ABCB.
ARTICLE VII
TERMINATION
7.1 Termination.   This Agreement may be terminated at any time prior to the Closing Date:
(a) by the mutual written consent of FSC and ABCB;
(b) by either FSC, on the one hand, or ABCB, on the other, if the Closing Date shall not have occurred on or before December 31, 2019; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;
(c) by either FSC, on the one hand, or ABCB, on the other, in the event of a breach by the non-terminating party of any of its representations, warranties, covenants or obligations set forth in this Agreement, in each case, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the non-terminating party of such breach, and which breach or breaches, either individually or in the aggregate with all other breaches by such party of any of its representations, warranties, covenants and obligations set forth in this Agreement, would be reasonably likely to result in a failure to satisfy any condition to ABCB’s or FSC’s obligations set forth in Section 6.2 or Section 6.3, respectively (provided, in each case, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);
(d) by either FSC, on the one hand, or ABCB, on the other, if  (i) final action has been taken by a Regulatory Agency whose approval is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby, or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or final nonappealable judgment which has the effect of making illegal the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement;
(e) by either ABCB or FSC (provided, in the case of FSC, that it shall not be in breach of any of its obligations under Section 2.12 and, in the case of ABCB, that it shall not be in breach of any of its obligations under Section 2.13), if the FSC Shareholder Approval at the FSC Shareholders’ Meeting or the ABCB Shareholder Approval at the ABCB Shareholders’ Meeting, respectively, shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders as it may be adjourned or postponed in accordance with this Agreement;
(f) by ABCB prior to such time as the FSC Shareholder Approval is obtained if  (i) the board of directors of FSC (or any committee thereof) shall have failed to make the FSC Recommendation or shall have made an Adverse Recommendation Change (including by, in the case of a tender or exchange offer that constitutes an Acquisition Proposal and has been publicly disclosed, failing to recommend rejection of such offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act) or (ii) FSC shall have materially breached any of the provisions set forth in Section 2.12 or Section 5.8; or

(g) by FSC, prior to such time as the FSC Shareholder Approval is obtained, and provided that FSC has complied in all material respects with Sections 2.12 and 5.8, in order to enter into an agreement relating to a Superior Proposal.
7.2 Effect of Termination.
(a) In the event of termination of this Agreement by a party pursuant to Section 7.1, written notice thereof shall promptly be given to the other party hereto, and upon such notice this Agreement shall terminate. Except as provided under this Section 7.2 or otherwise expressly in accordance with the terms of this Agreement, upon termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of any party hereto to the other party, and all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations hereunder; provided, however, that (i) the provisions of Section 5.4(d), this Section 7.2 and ARTICLE VIII shall survive any such termination and (ii) nothing herein shall relieve any party from liability for damages resulting from fraud or the Willful Breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
(b) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated pursuant to Section 7.1(f) or Section 7.1(g), then FSC shall, within three (3) Business Days of such termination, pay to ABCB the sum of  $29,000,000 (the “Termination Fee”) by wire transfer of immediately available funds.
(c) Notwithstanding anything to the contrary in this Agreement, in the event that (i) a bona fide Acquisition Proposal with respect to FSC shall have been communicated to or otherwise made known to the senior management or board of directors of FSC or to the FSC Shareholders generally, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to FSC after the date of this Agreement, and shall not have been publicly withdrawn, (ii) thereafter this Agreement is terminated (A) by ABCB or FSC pursuant to Section 7.1(b) (if the FSC Shareholder Approval has not theretofore been obtained and all other conditions set forth in Sections 6.1 and 6.3 had been satisfied or waived or were capable of being satisfied prior to such termination) or (B) by ABCB pursuant to Section 7.1(c) and (iii) prior to the date that is twelve (12) months after the date of such termination FSC consummates a transaction with respect to an Acquisition Proposal or enters into an Acquisition Agreement, then FSC shall, on the earlier of the date such transaction is consummated or any such Acquisition Agreement is entered into, pay to ABCB the Termination Fee by wire transfer of immediately available funds; provided that for purposes of this Section 7.2(c), the references to twenty-five percent (25%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).
(d) The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement. Accordingly, if FSC fails to pay timely any Termination Fee payable by it pursuant to this Section 7.2, then FSC shall pay to ABCB its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus two percent (2%) as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.
(e) Notwithstanding anything to the contrary in this Agreement, other than in connection with fraud or a Willful Breach of this Agreement, the payment of the Termination Fee pursuant to this Section 7.2 shall fully discharge FSC from, and be the sole and exclusive remedy of ABCB with respect to, any and all losses that may be suffered by ABCB based upon, resulting from or arising out of the circumstances giving rise to the termination of this Agreement. In no event shall FSC be required to pay the Termination Fee on more than one occasion.

ARTICLE VIII
MISCELLANEOUS
8.1 Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
8.2 Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt) or (d) by reputable courier service to the applicable party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the other party hereto. All notices shall be deemed effective upon delivery.
If to ABCB, to:
Ameris Bancorp
1301 Riverplace Boulevard
Suite 2600
Jacksonville, Florida 32207
Attn: Mr. Dennis J. Zember Jr.
Email: dennis.zember@amerisbank.com
with a copy (which shall not constitute notice to ABCB) to:
Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attn: Jody L. Spencer, Esq.
Email: jspencer@rh-law.com
If to FSC, to:
Fidelity Southern Corporation
3490 Piedmont Road
Suite 1550
Atlanta, Georgia 30305
Attn: Mr. H. Palmer Proctor, Jr.
Email: palmer.proctor@lionbank.com
with a copy (which shall not constitute notice to FSC) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn:Edward D. Herlihy, Esq.
Brandon C. Price, Esq.
Email: EDHerlihy@wlrk.com
BCPrice@wlrk.com
8.3 Entire Agreement.   This Agreement (including the Disclosure Schedules hereto), together with the FSC Voting Agreement and the documents and agreements delivered at the Closing Date pursuant to the provisions hereof, constitutes the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter. The Disclosure Schedules and the Nondisclosure Agreement constitute a part hereof as though set forth in full herein.

8.4 Amendments.   This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, canceled or discharged, except by a written instrument executed by all parties hereto.
8.5 Waivers.   No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.
8.6 Binding Effect; Assignment.   The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by FSC or ABCB without the express prior written consent of the other party. Except for Section 5.9, which is intended to benefit each Indemnitee and his or her heirs and representatives, or as otherwise specifically provided herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
8.7 Governing Law; Jurisdiction.
(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws; provided that matters relating to the fiduciary duties of the board of directors of FSC shall be subject to the Laws of the State of Georgia.
(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court located in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8.2.
8.8 Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BANK MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.
8.9 Cumulative Remedies; Specific Performance.   All rights and remedies under this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative and not alternative. Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement in accordance with its specific terms, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and irreparable damage would occur and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure. Each of the parties hereby further waives any requirement under Applicable Law to post security as a prerequisite to obtaining equitable relief.
8.10 Expenses.   Each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby, whether or not such transactions are consummated, including all fees and expenses of such party’s Representatives.
8.11 Counterparts.   This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
8.12 Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the day and year first above written.
AMERIS BANCORP
By:
/s/ Dennis J. Zember Jr.

Dennis J. Zember Jr.
President and Chief Executive Officer
FIDELITY SOUTHERN CORPORATION
By:
/s/ James B. Miller, Jr.

James B. Miller, Jr.
Chairman and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
BANK PLAN OF MERGER AND MERGER AGREEMENT
THIS BANK PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of December, 2018, by and between AMERIS BANK, a Georgia state-chartered bank (the “Surviving Bank”), and FIDELITY BANK, a Georgia state-chartered bank (the “Merging Bank”) (the Merging Bank and the Surviving Bank are hereinafter collectively referred to as the “Constituent Banks”).
WITNESSETH:
WHEREAS, Ameris Bancorp, a Georgia corporation and the sole shareholder of the Surviving Bank (“Ameris”), and Fidelity Southern Corporation, a Georgia corporation and the sole shareholder of the Merging Bank (“Fidelity”), have entered into that certain Agreement and Plan of Merger dated as of December 17, 2018 (the “Holding Company Agreement”), which provides for the merger of Fidelity with and into Ameris (the “Company Merger”);
WHEREAS, the boards of directors of the Constituent Banks deem it advisable and for the benefit of the Constituent Banks that the Merging Bank merge with and into the Surviving Bank immediately upon, and subject to, the consummation of the Company Merger (the “Merger”);
WHEREAS, the Financial Institutions Code of Georgia (the “Code”) authorizes the merger of banks organized under the Code, subject to applicable provisions of the Code and the approval of such merger by the Department of Banking and Finance of the State of Georgia (the “Department”); and
WHEREAS, it is intended that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;
NOW, THEREFORE, for and in consideration of the premises and other mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:
I.
MERGER; EFFECTIVE TIME
1.1 Merger.   At the Effective Time (as hereinafter defined), the Merging Bank shall be merged with and into the Surviving Bank, in accordance with the Code. The Surviving Bank shall survive the Merger, the separate existence of the Merging Bank shall cease and the Merger shall in all respects have the effects provided for in the applicable provisions of the Code.
1.2 Effective Time.   Articles of Merger evidencing the transactions contemplated herein shall be delivered to the Department for filing, subject to the consummation of the Company Merger in accordance with the Holding Company Agreement, in accordance with the Code. The Merger shall be effective as of the issuance of a certificate of merger with respect thereto by the Secretary of State of the State of Georgia or such other date and time as the parties shall agree consistent with applicable provisions of the Code (the “Effective Time”). Unless the parties otherwise mutually agree, they intend that the Effective Time occur immediately following the effective time of the Company Merger in accordance with the Holding Company Agreement.
II.
NAME OF SURVIVING BANK; ARTICLES OF
INCORPORATION; BYLAWS; DIRECTORS; OFFICERS
2.1 Name of Surviving Bank.   The name of the Surviving Bank shall be “Ameris Bank”.
2.2 Articles of Incorporation of the Surviving Bank.   The Articles of Incorporation of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Articles of Incorporation of the Surviving Bank, except that paragraph 2 thereof shall be amended at or immediately prior to the Effective Time by replacing the second sentence thereof with the following: “The main office of the Bank is located at 3490 Piedmont Road, Suite 1550, Atlanta, Fulton County, Georgia 30305.”
Exhibit A-1

2.3 Bylaws of the Surviving Bank.   The Bylaws of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Bylaws of the Surviving Bank.
2.4 Directors of the Surviving Bank.   The board of directors of the Surviving Bank shall take all appropriate action so that at and after the Effective Time the board of directors of the Surviving Bank is increased to fourteen (14) members, (i) nine (9) of whom shall be the directors of the Surviving Bank immediately prior to the Effective Time and (ii) five (5) of whom shall be the members of the board of directors of the Merging Bank who are set forth on Schedule 2.4 (or if, prior to the Effective Time, any such person becomes unable or unwilling to serve in such position, a replacement mutually acceptable to the Merging Bank and the Surviving Bank), each of whom shall serve as the directors of the Surviving Bank until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.
2.5 Executive Officers of the Surviving Bank.   The board of directors of the Surviving Bank shall take all appropriate action so that at and after the Effective Time, (i) James B. Miller, Jr. shall serve as Executive Chairman of the Surviving Bank, (ii) H. Palmer Proctor, Jr. shall serve as Chief Executive Officer of the Surviving Bank and (iii) the other officers of the Surviving Bank shall be the officers thereof immediately prior to the Effective Time, in each case until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal from office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.
III.
SECURITIES
The shares of the capital stock of the Constituent Banks shall be converted as follows:
3.1 Stock of the Surviving Bank.   At the Effective Time, each share of the common stock of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unaffected by the consummation of the Merger and shall continue to be held by Ameris.
3.2 Stock of the Merging Bank.   At the Effective Time, each share of the common stock of the Merging Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be cancelled, and no consideration shall be delivered in exchange therefor.
IV.
GENERAL
4.1 Approval of Shareholders and the Department.   This Agreement, and the consummation of the Merger contemplated hereby, is subject to approval by the shareholders of the Constituent Banks and by the Department and all other applicable regulatory authorities.
4.2 Necessary Action.   The directors and officers of the Constituent Banks shall carry out and consummate this Agreement and shall have the power to adopt all resolutions, execute and file all documents and take all other actions that they may deem necessary or desirable for the purpose of effecting the Merger in accordance with this Agreement and the Code.
4.3 Counterparts.   This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
4.4 Termination.
(a) Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of the Merging Bank or the Surviving Bank, this Agreement shall be terminated and the Merger shall be abandoned automatically and without the necessity of any further action by any party in the event of the termination of the Holding Company Agreement, and this Agreement otherwise may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual consent of the boards of directors of the Constituent Banks.
Exhibit A-2

(b) In the event of the termination and abandonment of this Agreement pursuant to Section 4.4(a) hereof, this Agreement shall become void and of no effect.
[Remainder of page intentionally left blank; signature page follows.]
Exhibit A-3

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be signed and delivered by its duly authorized officer, as of the date first written above.
AMERIS BANK
By:

Dennis J. Zember Jr.
Chief Executive Officer
FIDELITY BANK
By:

H. Palmer Proctor, Jr.
President and Chief Executive Officer
[Signature Page to Bank Plan of Merger and Merger Agreement]
Exhibit A-4

Schedule 2.4
•
James B. Miller, Jr.

•
H. Palmer Proctor, Jr.

•
Gloria A. O’Neal

•
Rodney D. Bullard

•
Wm. Millard Choate

Exhibit A-5

ANNEX B
FORM OF
VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of December 17, 2018, is entered into by and among Ameris Bancorp, a Georgia corporation (“ABCB”), Fidelity Southern Corporation, a Georgia corporation (“FSC”), and each person or entity executing this Agreement or a counterpart to this Agreement as a shareholder of FSC (each, a “Shareholder”).
WITNESSETH:
WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof and to be executed by ABCB and FSC concurrently with the execution of this Agreement by the parties hereto, FSC will, subject to the terms and conditions set forth therein, merge with and into ABCB, with ABCB being the surviving entity (the “Merger”); and
WHEREAS, as an inducement for ABCB to enter into the Merger Agreement, ABCB has required that each Shareholder enter into this Agreement;
NOW, THEREFORE, in consideration of, and as a material inducement to, the parties entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, the parties hereto agree as follows:
1. Definitions.   Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.
2. Effectiveness.   The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect.
3. Voting Agreement.
(a) From the date hereof until the earliest to occur of  (x) the Effective Time, (y) the termination of the Merger Agreement in accordance with its terms and (z) the entry without the prior written consent of such Shareholder into any amendment or modification of the Merger Agreement which results in a decrease in, or change in the composition of, the Merger Consideration (the “Support Period”), each Shareholder irrevocably and unconditionally agrees that at any shareholder meeting of FSC to approve the Merger Agreement or any adjournment or postponement thereof, such Shareholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all shares of FSC Common Stock beneficially owned by such Shareholder as of the date hereof, together with all shares of FSC Common Stock over which such Shareholder may acquire beneficial ownership from time to time after the date hereof, in each case that are entitled to vote at such meeting (collectively, the “Owned Shares”), as follows:
(i) in favor of  (A) the approval or adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of FSC and adopted in accordance with the terms thereof) and (B) the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement and such adjournment or postponement is in accordance with the Merger Agreement; and
(ii) against (A) any action or agreement that would prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, and (B) other than the transactions contemplated by the Merger Agreement, any proposal that relates to an Acquisition Proposal, without regard to the terms of such proposal.

(b) Each Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of FSC, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
(c) Each Shareholder represents and warrants and covenants and agrees that, except for this Agreement, such Shareholder (i) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (ii) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.
4. Grant of Irrevocable Proxy; Appointment of Proxy.   During the Support Period, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, ABCB and any designee thereof as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Owned Shares owned by such Shareholder as of the applicable record date in accordance with Section 3 of this Agreement, and each Shareholder shall retain the authority to vote on all other matters; provided, however, that each Shareholder’s grant of the proxy contemplated by this Section 4 shall be effective if, and only if, such Shareholder has not delivered to FSC prior to the meeting at which any of the matters described in Section 3 are to be considered, a duly executed irrevocable proxy card directing that the Owned Shares of such Shareholder be voted in accordance with Section 3 of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4, if it becomes effective, is coupled with an interest and is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is intended to be irrevocable until the end of the Support Period, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Shareholder granting such proxy agrees, until the end of the Support Period, to vote the Owned Shares in accordance with Section 3 of this Agreement. The parties agree that the foregoing is a voting agreement. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement in accordance with its terms.
5. Transfer Restrictions Prior to Merger.   Each Shareholder agrees that, absent the prior written consent of ABCB and FSC, it will not, until the earlier of  (x) the end of the Support Period and (y) the time at which the FSC Shareholder Approval is obtained, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of  (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of  (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of such Shareholder’s Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided, however, that such Shareholder may Transfer Owned Shares: (i) (A) for estate planning or to a charitable institution for philanthropic purposes, (B) pursuant to any trust or will of such Shareholder, or by the Laws of intestate succession, or (C) pursuant to a qualified domestic order or as required by a divorce settlement, in each such case, so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Owned Shares; or (ii) solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any stock options, the vesting of any restricted shares or other equity awards or the conversion of any convertible securities. Following a Transfer of Owned Shares by a Shareholder in accordance with this Section 5, such Transferred Owned Shares shall no longer constitute Owned Shares of such Transferring Shareholder for purposes of this Agreement.
6. Cooperation.   Each Shareholder hereby: (i) authorizes ABCB and FSC to publish and disclose in any public announcement, disclosure required by the SEC or by Applicable Law or the Proxy Statement/Prospectus (and, if applicable, the Registration Statement), such Shareholder’s identity and ownership of the Owned Shares, the nature of such Shareholder’s obligations under this Agreement and any other information that ABCB or FSC reasonably determines is required to be disclosed by the SEC or Applicable Law in connection with the Merger and the transactions contemplated by the Merger Agreement; (ii) agrees to promptly give to ABCB and FSC any information ABCB or FSC may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify ABCB and FSC of any required corrections with respect to any information supplied by such Shareholder, if and to the extent that such information shall have become false or misleading in any material respect.
7. Representations and Warranties.   Each Shareholder represents and warrants to ABCB that:
(a) such Shareholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement;
(b) this Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by ABCB and FSC, constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity, and no other action is necessary to authorize the execution and delivery by such Shareholder or the performance of its obligations hereunder;
(c) the execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such Shareholder;
(d) if such Shareholder is married and any of the Owned Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been (or promptly shall be) duly and validly executed and delivered by, and constitutes (or will constitute) a valid and legally binding agreement of, such Shareholder’s spouse, enforceable in accordance with its terms;
(e) the Owned Shares as of the date hereof are equal to the number of shares set forth next to such Shareholder’s name on Exhibit A hereto; and
(f) except as noted on Exhibit A hereto, such Shareholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, the Owned Shares (other than any such shares that are Transferred in the manner permitted by this Agreement).
8. Waiver of Certain Rights.   Each Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against ABCB, FSC or any of their respective Subsidiaries, Affiliates or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
9. Entire Agreement; Assignment.   This Agreement is irrevocable. The exhibits hereto are incorporated as a part of this Agreement. This Agreement (and, to the extent referenced herein, the Merger Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by ABCB or FSC to any successor-in-interest.

10. Remedies/Specific Enforcement.   Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each of ABCB and FSC would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which ABCB or FSC may be entitled (including monetary damages), each of ABCB and FSC shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Shareholder further agrees that none of ABCB, FSC or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10, and each Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any legal action or other proceeding is brought against any party hereto to enforce any provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.
11. Governing Law; Jurisdiction.
(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of Laws.
(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court located in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8.2 of the Merger Agreement, at the address of ABCB or FSC, as the case may be, as set forth therein or, with respect to a Shareholder, at the address set forth below such Shareholder’s name on the signature pages hereto.
12. Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Individual Obligations.   This Agreement is binding on each Shareholder that executes this Agreement regardless of whether any other Shareholder(s) also executed this Agreement. The obligations of each of the Shareholders under this Agreement are several and not joint, and all references to actions to be taken by the Shareholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Shareholders acting severally and not jointly.
14. Amendments; Waivers.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by ABCB, FSC and the applicable Shareholder(s), and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
15. Number; Gender.   Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.
16. Construction.   The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation” whether or not such words appear.
17. Capacity as Shareholder.   This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of FSC and shall not apply in any manner to any Shareholder in any capacity as a director or officer of FSC or its Subsidiaries or in any other capacity (and shall not limit or affect any actions taken by any Shareholder in the capacity of director or officer of FSC or its Subsidiaries, and no such action taken by such Shareholder in the capacity of director or officer of FSC or its Subsidiaries shall be deemed to constitute a breach of this Agreement).
18. Headings.   The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
19. Counterparts.   This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Voting and Support Agreement as of the day and year first above written.
AMERIS BANCORP
By:
/s/ Dennis J. Zember Jr.
Dennis J. Zember Jr.
President and Chief Executive Officer
FIDELITY SOUTHERN CORPORATION
By:
/s/ James B. Miller, Jr.

James B. Miller, Jr.
Chairman and Chief Executive Officer
[Shareholder signatures follow.]
[Signature Page to Voting and Support Agreement]

SHAREHOLDER:

Printed or Typed Name of Shareholder
Signature/By:
Name:
Title:
(Provide Name and Title if signing in a representative capacity for a Shareholder that is not an individual)
Address:

Email:
[Signature Page to Voting and Support Agreement]

Exhibit A
Shareholder	Name(s) in Which Shares are Registered	Number of Owned Shares

ANNEX C
December 16, 2018
Board of Directors
Fidelity Southern Corporation
3490 Piedmont Road, Suite 1550
Atlanta, GA 30305
Ladies and Gentlemen:
Fidelity Southern Corporation (“FSC”) and Ameris Bancorp (“ABCB”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which FSC will, subject to the terms and conditions set forth in the Agreement, merge with and into ABCB with ABCB being the surviving entity (the “Merger”). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of FSC’s common stock, no par value (“FSC Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of FSC Common Stock as specified in the Agreement, shall be entitled to receive 0.80 shares (the “Exchange Ratio”) of common stock, $1.00 par value per share, of ABCB (“ABCB Common Stock”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of FSC Common Stock.
Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 14, 2018; (ii) certain publicly available financial statements and other historical financial information of FSC that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of ABCB that we deemed relevant; (iv) publicly available consensus mean analyst earnings per share and dividends per share estimates for FSC for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of FSC; (v) publicly available consensus mean analyst earnings per share estimates for ABCB for the years ending December 31, 2018 and December 31, 2019, as confirmed by the senior management of ABCB, as well as an estimated long-term earnings per share growth rate for the years thereafter and estimated dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of ABCB; (vi) the relative contributions of assets, liabilities, equity and earnings of FSC and ABCB to the combined entity; (vii) the pro forma financial impact of the Merger on ABCB based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of ABCB, as well as the publicly available consensus mean analyst earnings per share estimate for FSC for the year ending December 31, 2018 with estimated earnings per share for FSC for the years thereafter, as provided by the senior management of ABCB; (viii) the publicly reported historical price and trading activity for FSC Common Stock and ABCB Common Stock, including a comparison of certain stock market information for FSC Common Stock and ABCB Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (ix) a comparison of certain financial information for FSC and ABCB with similar financial institutions for which information is publicly available; (x) the financial terms of certain recent pending and completed business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the management of FSC and its representatives the business, financial condition, results of operations and prospects of FSC and held similar discussions with certain members of the management of ABCB and its representatives regarding the business, financial condition, results of operations and prospects of ABCB.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by FSC or ABCB or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of FSC and ABCB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FSC or ABCB or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of FSC or ABCB. We did not make an independent evaluation of the adequacy of the allowance for loan losses of FSC or ABCB, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to FSC or ABCB. We have assumed, with your consent, that the respective allowances for loan losses for both FSC and ABCB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used publicly available consensus mean analyst earnings per share and dividends per share estimates for FSC for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of FSC. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for ABCB for the years ending December 31, 2018 and December 31, 2019, as confirmed by the senior management of ABCB, as well as an estimated long-term earnings per share growth rate for the years thereafter and estimated dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of ABCB. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of ABCB, as well as the publicly available consensus mean analyst earnings per share estimate for FSC for the year ending December 31, 2018 with estimated earnings per share for FSC for the years thereafter, as provided by the senior management of ABCB. With respect to the foregoing information, the respective managements of FSC and ABCB confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements as to the future financial performance of FSC and ABCB, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of FSC or ABCB since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FSC and ABCB will remain as going concerns for all periods relevant to our analysis.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on FSC, ABCB, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that FSC has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of FSC Common Stock or ABCB Common Stock at any time or what the value of ABCB Common Stock will be once it is actually received by the holders of FSC Common Stock.
We have acted as FSC’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable upon closing of the Merger. FSC has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We did not provide any other investment banking services to FSC in the two years preceding the date hereof. As we have previously informed the Board of Directors of FSC, in the two years preceding the date hereof, we have provided certain investment banking services to ABCB. Most recently, Sandler O’Neill acted as co-manager in connection with the offer and sale of ABCB subordinated debt, which transaction closed in March 2017. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to FSC, ABCB and their respective affiliates. We may also actively trade the equity and debt securities of FSC, ABCB and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of FSC in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of FSC as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of FSC Common Stock and does not address the underlying business decision of FSC to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for FSC or the effect of any other transaction in which FSC might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of

FSC or ABCB, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion may not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings (including the proxy statement to be sent to shareholders of FSC) to be completed in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of FSC Common Stock from a financial point of view.
Very truly yours,

ANNEX D
December 17, 2018
Board of Directors
Fidelity Southern Corporation
3490 Piedmont Road
Suite 1550
Atlanta, GA 30305
Dear Members of the Board of Directors:
We understand that Fidelity Southern Corporation (or the “FSC”) has entered into an Agreement and Plan of Merger with Ameris Bancorp (“ABCB”), dated as of December 17, 2018 (the “Agreement”), pursuant to which, among other things, the FSC will merge with and into the ABCB (the “Merger”), and FSC’s bank subsidiary will merge with and into ABCB’s bank subsidiary. Pursuant to the terms detailed in the Agreement, upon the effective date of such Merger, each share of FSC Common Stock shall be converted into the right to receive 0.80 shares (the “Exchange Ratio”) of ABCB common stock (the “Merger Consideration”). In connection therewith, you have requested our opinion as to the fairness (the “Opinion”), from a financial point of view, of the Merger Consideration to be paid to the shareholders of FSC pursuant to the Agreement. Unless otherwise defined in this letter, capitalized terms used herein will have the same meaning as in the Agreement.
FIG Partners LLC (or “FIG”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy and it has been reviewed by a fairness committee. In addition, FIG has not had a material relationship with any party to the transaction for which we have received compensation during the prior two years.
We were retained exclusively by FSC to act as its financial advisor in connection with the Merger and in rendering this fairness opinion. We will receive compensation from FSC in connection with our services consisting of  $265,000 upon delivery of the fairness opinion dated December 17, 2018. FSC has agreed to indemnify us for certain liabilities arising out of our engagement.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed the Agreement;

(ii)
reviewed certain historical, publicly available business and financial information concerning FSC and ABCB including, among other things, quarterly and annual reports filed by the parties with the U.S. Securities and Exchange Commission;

(iii)
held discussions with members or representatives of the senior management of FSC for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings expected to be achieved as a result of the Merger;

(iv)
reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(v)
reviewed the current and historical financial results of FSC and ABCB;

Fidelity Southern Corporation
December 17, 2018

(vi)
performed a comparison of certain FSC and ABCB operating and trading information with other similar publicly traded companies;

(vii)
Reviewed publicly-available consensus earnings estimates for FSC and ABCB and assumed estimated long term growth rates provided to us by FSC and ABCB representatives;

(viii)
performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.
In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by FSC and ABCB and in the discussions with the respective management teams or representatives of FSC and ABCB. In that regard, we have assumed that any financial forecasts, including, without limitation, the synergies and FSC projections of the pro forma institution have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of FSC and ABCB and that such financial results will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities FSC and ABCB or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of FSC and ABCB or any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.
We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to FSC and ABCB. In rendering this Opinion, we have been advised by FSC and ABCB, and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.
Our Opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.
This letter is solely for the information of the Board of Directors of FSC and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent, which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the holders of FSC Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document.
Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of FSC Common Stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the FSC.
[Signature on next page]

Fidelity Southern Corporation
December 17, 2018

Sincerely,

FIG PARTNERS, LLC

ANNEX E
December 16, 2018
The Board of Directors
of Ameris Bancorp
24 Second Avenue, SE
Moultrie, GA 31768
Members of the Board:
You have engaged us to serve as financial advisor in connection with the proposed acquisition of Fidelity Southern Corporation (“Target”) by Ameris Bancorp (the “Company”) (the “Transaction”) and to provide our opinion to the Board of Directors of the Company as to whether the Transaction is fair to the Company from a financial point of view. The terms and conditions of the Transaction are set forth in a definitive purchase agreement (the “Agreement”) among the Company and the Target. Pursuant to the Agreement, in connection with the closing of the Transaction, the Target will merge with and into the Company, and all outstanding shares of stock of the Target (other than certain shares held by the Target or the Company) will be cancelled and converted into the right to receive the merger consideration as set forth in the Agreement based upon a fixed exchange ratio of 0.80 shares of the Company’s common stock for each share of the Target’s common stock. Based upon the Company’s closing stock price of  $34.02 per share on December 14, 2018, and on the number of outstanding shares and awards of the common stock of the Target, we understand that the Company would issue approximately million shares of its common stock, worth approximately $750.7 million in the aggregate, to acquire the Target.
In connection with rendering our opinion we have:
(i)
analyzed certain publicly available financial statements and reports regarding the Company and the Target;

(ii)
Reviewed and considered publicly available consensus mean analyst earnings per share estimates for the Company and the Target for the years ending December 31, 2018 and December 31, 2019, publicly available consensus mean analyst earnings per share estimates for the Target for the year ending December 31, 2020 and estimated long-term annual earnings and balance sheet growth rates and dividends per share for the Company and the Target for the years thereafter, as provided by the senior management of the Company;

(iii)
analyzed, on a pro forma basis in reliance upon financial projections and other information and assumptions provided by the management teams of the Company and the Target, the effect of the Transaction on the balance sheet, earnings, tangible book value per share and earnings per share of the Company;

(iv)
reviewed the reported prices and trading activity for the common stock of the Company and the Target;

(v)
compared the financial performance of the Company and the Target with that of certain publicly-traded companies that we deemed relevant to our analysis of the Transaction, and their securities;

(vi)
reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

December 16, 2018 page 2
(vii)
reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(viii)
discussed with management of the Company the operations of and future business prospects for the Company and the Target and the anticipated cost savings and financial consequences of the Transaction to the Company; and

(ix)
performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and the Target and of the other information reviewed by us in connection with the preparation of our opinion, and our opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. Management of the Company has assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Target; nor have we evaluated the solvency or fair value of the Company or the Target under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Target. We have not received or reviewed any individual credit files nor have we made an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Target. With respect to any financial forecasts prepared by the management of the Company, including forecasts of potential cost savings and of potential synergies, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the Target and that the financial results reflected by such projections will be realized as predicted. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all respects material to our analysis.
As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Target. We regularly provide investment banking services to the Company, and we expect to provide similar services in the future. Our firm also issues periodic research reports regarding the Company’s business activities and prospects and periodic research reports regarding the Target’s business activities and prospects. During the two years preceding the date of this letter we have received fees from the Company totaling approximately $6.1 million in connection with investment banking services that we provided to assist the Company with two other acquisition transactions, with a follow-on stock offering and with an offering of subordinated notes. We are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for rendering this fairness opinion to the Board of Directors. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter. Stephens expects to pursue future investment banking services assignments from the Company. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions,

December 16, 2018 page 3
and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction.
We are not legal, regulatory, accounting or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company.
Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company will trade following the announcement of the Transaction.
This opinion is for the use and benefit of the Board of Directors of the Company for purposes of assisting with its evaluation of the Transaction. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of the Company. Our fairness opinion committee has approved the opinion set forth in this letter. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission; however, this opinion letter and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to stockholders of the Company, provided that we approve of the content of such disclosures prior to any filing or publication of such stockholder communications.

December 16, 2018 page 4
Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion on the date hereof that the consideration to be given by the Company in the Transaction is fair to the Company from a financial point of view.
Very truly yours,
STEPHENS INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (“GBCC”) provides that a corporation may indemnify an individual who is party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. Subsection (c) of Section 14-2-851 of the GBCC provides that the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in Section 14-2-851 of the GBCC. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.
Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.
Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), the corporation may also indemnify and advance expenses to such officer to such further extent as may be provided by the articles of incorporation or the bylaws of the corporation, by a resolution of the board of directors of the corporation, or by contract, except for liability arising out of conduct that constitutes: (1) the appropriation, in violation of their duties, of any business opportunity of the corporation; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the GBCC; or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation or bylaws, by general or specific action by its board of directors or by contract.
Article XI of the articles of incorporation of the registrant provides that, except as may be limited by the GBCC or any successor law, no director shall be personally liable to the registrant or any of its shareholders for monetary damages for breach of his or her duty of care or other duty as a director.
Article VII of the bylaws of the registrant provides that every person (and the heirs and legal representatives of such person) who is or was a director or officer of the registrant or any other corporation of which he or she served as such at the request of the registrant and of which the registrant directly or indirectly is a shareholder or creditor, or in which or in the stocks, bonds, securities or other obligations of which the registrant is in any way interested, may be indemnified for any liability and expense resulting from any threatened, pending or completed action, suit or proceeding, civil, criminal, administrative, arbitrative or investigative or otherwise, or in connection with any appeal relating thereto, in which he or she may become involved, as a party or prospective party or otherwise, by reason of any action taken or not taken in his or her capacity as a director or officer or as a member of any committee appointed by the board of directors of the registrant to act for, in the interest of, or on behalf of the registrant, whether or not he or she continues to be a director or officer at the time such liability or expense is incurred; provided such person acted in good faith and (i) reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in the registrant’s best interests; (ii) reasonably believed, in all other cases, that the conduct was at least not opposed to the registrant’s best interests; and (iii) in the case of a criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful. The termination of any claim, action, suit or proceeding, by judgment, order, compromise, settlement (with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, does not create a presumption that a director or officer did not meet the standards of conduct set forth in the bylaws. Expenses incurred with respect to any claim, action, suit or proceeding of the character described in Article VII of the bylaws of the registrant may be advanced by the registrant prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount, unless it is ultimately determined that he or she is entitled to indemnification under the bylaws.
Notwithstanding the foregoing, Article VII of the registrant’s bylaws provides that no officer or director who was or is a party to any action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that he or she is or was an officer or director of the registrant or such other corporation can be indemnified in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the registrant, unless the court in which such action or suit was brought determines that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Article VII of the registrant’s bylaws further provides that every person (and the heirs and legal representatives of such person) referred to above who has been wholly successful, on the merits or otherwise, with the respect to such claim, action, suit or proceeding is entitled to indemnification as of right without any further action or approval by the board of directors of the registrant, and any indemnification otherwise pursuant to the bylaws of the registrant will be made at the discretion of the registrant, but only pursuant to a determination made in the manner set forth in Section 14-2-855 of the GBCC that indemnification is permissible in the circumstances. Section 14-2-855 of the GBCC provides that indemnification may be made where the person to be indemnified has met the relevant standard of conduct described above as determined by a majority vote of a quorum consisting of disinterested directors of the board of directors, by duly selected independent legal counsel or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of two or more disinterested directors to make this determination.
The rights of indemnification provided in Article VII of the registrant’s bylaws are in addition to: (1) any rights to which any director or officer may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise; and (2) the power of the registrant to purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, regardless of whether the registrant would have the power to indemnify against such liability under the bylaws or otherwise.
The registrant’s bylaws further provide that any amendment to Article VII thereof that limits or otherwise adversely affects the right of indemnification, advancement of expenses or other rights of any indemnified person thereunder shall, as to such indemnified person, apply only to proceedings based on actions, events or omissions occurring after such amendment and after delivery of notice of such amendment to the indemnified person so affected. Any indemnified person shall, as to any proceeding based on actions, events or omissions occurring prior to the date of receipt of such notice, be entitled to the right of indemnification, advancement of expenses and other rights under Article VII as in effect prior to such amendment.

Item 21.   Exhibits and Financial Statement Schedules.
(a)   Exhibits.
2.1	Agreement and Plan of Merger, dated as of December 17, 2018, by and between Ameris Bancorp and Fidelity Southern Corporation (attached as Annex A to the proxy statement/prospectus forming a part of this registration statement). Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. Ameris Bancorp hereby agrees to furnish to the SEC, upon its request, any or all of such omitted exhibits or schedules.
2.2	Form of Voting and Support Agreement, dated as of December 17, 2018, by and among Ameris Bancorp, Fidelity Southern Corporation and the Fidelity Southern Corporation shareholders party thereto (attached as Annex B to the proxy statement/prospectus forming a part of this registration statement).
3.1	Articles of Incorporation of Ameris Bancorp, as amended (incorporated herein by reference to Exhibit 2.1 to Ameris Bancorp’s Regulation A Offering Statement on Form 1-A filed with the SEC on August 14, 1987).
3.2	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.7 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 26, 1999).
3.3	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.9 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 31, 2003).
3.4	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on December 1, 2005).
3.5	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on November 21, 2008).
3.6	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on June 1, 2011).
3.7	Bylaws of Ameris Bancorp, as amended and restated effective January 16, 2018 (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on January 19, 2018).
4.1	See Exhibits 3.1 through 3.7 for provisions of the Articles of Incorporation of Ameris Bancorp, as amended, and Bylaws of Ameris Bancorp, as amended and restated effective January 16, 2018, which define the rights of security holders.
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 1 to Ameris Bancorp’s Registration Statement on Form 8-A filed with the SEC on September 2, 1987).
4.3	Indenture between Ameris Bancorp and Wilmington Trust Company dated September 20, 2006 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).
4.4	Floating Rate Junior Subordinated Deferrable Interest Debenture dated September 20, 2006 issued to Ameris Statutory Trust I (incorporated by reference to Exhibit 4.7 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).
4.5	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and U.S. Bank National Association dated as of March 26, 2003 (incorporated by reference to Exhibit 4.3 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.6	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and U.S. Bank National Association (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.7	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2033 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.3 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.8	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Deutsche Bank Trust Company Americas dated as of June 24, 2004 (incorporated by reference to Exhibit 4.6 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.9	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.7 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.10	Form of Floating Rate Junior Subordinated Deferrable Interest Note Due 2034 (incorporated by reference to Exhibit 4.8 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.11	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Wilmington Trust Company dated as of January 31, 2006 (incorporated by reference to Exhibit 4.9 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.12	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and Wilmington Trust Company (pertaining to Indenture dated as of January 31, 2006) (incorporated by reference to Exhibit 4.10 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.13	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2036 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.9 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.14	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Wilmington Trust Company dated as of September 20, 2007 (incorporated by reference to Exhibit 4.18 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.15	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and Wilmington Trust Company (pertaining to the Indenture dated as of September 20, 2007) (incorporated by reference to Exhibit 4.19 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.16	Form of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2037 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.18 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.17	Indenture between Ameris Bancorp (as successor to Coastal Bankshares, Inc.) and Wells Fargo Bank, National Association dated as of August 27, 2003 (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).
4.18	First Supplemental Indenture dated as of June 30, 2014 by and among Ameris Bancorp and Wells Fargo Bank, National Association (pertaining to Indenture dated as of August 27, 2003) (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.19	Form of Junior Subordinated Debt Security Due 2033 (included as Exhibit A to the Indenture filed as Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).
4.20	Indenture between Ameris Bancorp (as successor to Coastal Bankshares, Inc.) and U.S. Bank National Association dated as of December 14, 2005 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).
4.21	First Supplemental Indenture dated as of June 30, 2014 by and among Ameris Bancorp, Coastal Bankshares, Inc. and U.S. Bank National Association (pertaining to Indenture dated as of December 14, 2005) (incorporated by reference to Exhibit 4.5 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).
4.22	Form of Junior Subordinated Debt Security Due 2035 (included as Exhibit A to the Indenture filed as Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).
4.23	Indenture between Ameris Bancorp (as successor to Merchants & Southern Banks of Florida, Incorporated) and Wilmington Trust Company dated as of March 17, 2005 (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).
4.24	First Supplemental Indenture dated as of May 22, 2015 by and among Ameris Bancorp, Merchants & Southern Banks of Florida, Incorporated and Wilmington Trust Company (pertaining to the Indenture dated as of March 17, 2015) (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).
4.25	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2035 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).
4.26	Indenture between Ameris Bancorp (as successor to Merchants & Southern Banks of Florida, Incorporated) and Wilmington Trust Company dated as of March 30, 2006 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).
4.27	First Supplemental Indenture dated as of May 22, 2015 by and among Ameris Bancorp, Merchants & Southern Banks of Florida, Incorporated and Wilmington Trust Company (pertaining to the Indenture dated as of March 30, 2006) (incorporated by reference to Exhibit 4.5 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).
4.28	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2036 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).
4.29	Indenture between Ameris Bancorp (as successor to Jacksonville Bancorp, Inc.) and Wilmington Trust Company dated as of June 17, 2004 (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.30	First Supplemental Indenture dated as of March 11, 2016 by and among Ameris Bancorp, Jacksonville Bancorp, Inc. and Wilmington Trust Company (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.31	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2034 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).

4.32	Indenture between Ameris Bancorp (as successor to Jacksonville Bancorp, Inc.) and Wilmington Trust Company dated as of September 15, 2005 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.33	Second Supplemental Indenture dated as of March 11, 2016 by and among Ameris Bancorp, Jacksonville Bancorp, Inc. and Wilmington Trust (incorporated by reference to Exhibit 4.5 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.34	Form of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2035 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.35	Indenture between Ameris Bancorp (as successor to Jacksonville Bancorp, Inc.) and Wilmington Trust Company dated as of December 14, 2006 (incorporated by reference to Exhibit 4.7 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.36	First Supplemental Indenture dated as of March 11, 2016 by and among Ameris Bancorp, Jacksonville Bancorp, Inc. and Wilmington Trust Company (incorporated by reference to Exhibit 4.8 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.37	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2036 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.7 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.38	Indenture between Ameris Bancorp (as successor to Jacksonville Bancorp, Inc.) and Wells Fargo Bank, National Association dated as of June 20, 2008 (incorporated by reference to Exhibit 4.10 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.39	First Supplemental Indenture dated as of March 11, 2016 by and between Ameris Bancorp and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.11 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.40	Form of Junior Subordinated Debt Security Due 2038 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.10 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.41	Subordinated Debt Indenture dated as of March 13, 2017 by and between Ameris Bancorp and Wilmington Trust, National Association (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 13, 2017).
4.42	First Supplemental Indenture, dated as of March 13, 2017, by and between Ameris Bancorp and Wilmington Trust, National Association (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 13, 2017).
4.43	Form of 5.75% Fixed-to-Floating Rate Subordinated Note due 2027 (included as Exhibit A to the First Supplemental Indenture filed as Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 13, 2017).
4.44	Registration Rights Agreement dated as of January 3, 2018 by and between Ameris Bancorp and William J. Villari (incorporated by reference to Exhibit 4.9 to Ameris Bancorp’s Registration Statement on Form S-3 (Registration No. 333-223080) filed with the SEC on February 16, 2018).
4.45	Registration Rights Agreement dated as of January 31, 2018 by and among Ameris Bancorp, William J. Villari and The Villari Family Gift Trust (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on February 6, 2018).
4.46	Indenture dated as of November 10, 2005 by and between Ameris Bancorp (as successor to Hamilton State Bancshares, Inc.) and Wilmington Trust Company (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on July 2, 2018).
4.47	Second Supplemental Indenture dated as of June 29, 2018 by and among Ameris Bancorp, Hamilton State Bancshares, Inc. and Wilmington Trust Company (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on July 2, 2018).

4.48	Form of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debenture (included as Exhibit A to the Indenture filed as Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on July 2, 2018).
5.1	Opinion of Rogers & Hardin LLP as to the validity of the common stock offered hereby.*
8.1	Opinion of Rogers & Hardin LLP regarding certain tax matters.
8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.
21.1	Subsidiaries of Ameris Bancorp (incorporated by reference to Exhibit 21.1 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 1, 2019).
23.1	Consent of Rogers & Hardin LLP (included in Exhibit 5.1).*
23.2	Consent of Rogers & Hardin LLP (included in Exhibit 8.1).
23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2).
23.4	Consent of Crowe LLP regarding Ameris Bancorp.
23.5	Consent of Crowe LLP regarding Hamilton State Bancshares, Inc.
23.6	Consent of Ernst & Young LLP regarding Fidelity Southern Corporation.
24.1	Power of Attorney (included on the signature page to the registration statement).*
99.1	Consent of Sandler O’Neill & Partners, L.P.
99.2	Consent of FIG Partners, LLC.
99.3	Consent of Stephens Inc.
99.4	Form of Proxy to be used in Ameris Bancorp Special Meeting.
99.5	Form of Proxy to be used in Fidelity Southern Corporation Special Meeting.
99.6	Consent of James B. Miller, Jr. to be named as director.*
99.7	Consent of H. Palmer Proctor, Jr. to be named as director.*
99.8	Consent of Gloria A. O’Neal to be named as director.*
99.9	Consent of Rodney D. Bullard to be named as director.*
99.10	Consent of Wm. Millard Choate to be named as director.*

*
Previously filed.

(b)   Financial Statement Schedules.
Schedules are omitted because they are not required or not applicable, or the required information is included in the financial statements or notes thereto which are included or incorporated by reference into the joint proxy statement/prospectus which forms a part of this registration statement.
Item 22.   Undertakings.
The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moultrie, State of Georgia, on this 22nd day of March, 2019.
AMERIS BANCORP
By:
/s/ Dennis J. Zember Jr.

Dennis J. Zember Jr.
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Name	Title	Date
/s/ Dennis J. Zember Jr. Dennis J. Zember Jr.	President and Chief Executive Officer (Principal Executive Officer and Director)	March 22, 2019
/s/ Nicole S. Stokes Nicole S. Stokes	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	March 22, 2019
By: * William I. Bowen, Jr.	Director	March 22, 2019
By: * R. Dale Ezzell	Director	March 22, 2019
By: * Leo J. Hill	Director	March 22, 2019
By: * Daniel B. Jeter	Director	March 22, 2019
By: * Robert P. Lynch	Director	March 22, 2019
By: * Elizabeth A. McCague	Director	March 22, 2019
By: * William H. Stern	Director	March 22, 2019
By: * Jimmy D. Veal	Director	March 22, 2019
*
Nicole S. Stokes, by signing her name hereto, does hereby sign this registration statement on behalf of the directors of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the U.S. Securities and Exchange Commission.

By: /s/ Nicole S. Stokes Nicole S. Stokes Attorney-in-Fact